Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

MALLINCKRODT PLC

SOLARIS BIDCO LIMITED

SOLARIS IPCO LIMITED

AND

SOLARIS US BIDCO, LLC

Dated as of August 3, 2024

EXECUTION VERSION

Table of Contents

EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Allocation Schedule
Exhibit C	Closing Structure
Exhibit D	Assignment Agreement and Bill of Sale
Exhibit E	R&W Insurance Policy
Exhibit F	Form of Local Transfer Agreement for Purchased Assets
Exhibit G	Form of Local Transfer Agreement for Purchased Entities
Exhibit H	Form of French Put Option Agreement
Exhibit I	Transaction Accounting Principles
Exhibit J	Products
Exhibit K	Form of Irish Business Transfer Agreement
Exhibit L	Acquisition Structure
Exhibit M	Irish Business
Exhibit N	Device Distribution Agreement Term Sheet

SCHEDULES

Schedule 7.5(b)

PURCHASE AND SALE AGREEMENT

This Purchase AND SALE Agreement, dated as of August 3, 2024 (this “Agreement”), is made by and between Mallinckrodt plc, an Irish public limited company (“Seller”), Solaris Bidco Limited, an Irish private company limited by shares (“RoW Purchaser”), Solaris IPCo Limited an Irish private company limited by shares (“Irish Business Purchaser”) and Solaris US BidCo, LLC a limited liability company established in Delaware (“US Purchaser” and, together with RoW Purchaser and Irish Business Purchaser, each a “Purchaser” and together the “Purchasers”, and Purchasers together with Seller, the “Parties”).

WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business;

WHEREAS, on the terms and subject to the conditions set forth herein, and, in the case of the French Entity, subject to the French Put Option Exercise in accordance with the terms, and subject to the conditions, of the French Put Option Agreement and this Agreement (including Section 2.15 (which, subject to Section 2.15, Seller and the relevant Seller Entity may, each in its sole and absolute discretion, choose to exercise)), the Seller Entities shall sell, assign, transfer and convey to Purchasers, and Purchasers shall purchase, acquire and accept from the Seller Entities, all of their right, title and interest in and to the Purchased Assets free and clear of all Liens, other than Permitted Liens, and Purchasers shall assume the Assumed Liabilities (the “Transaction”);

WHEREAS, prior to the entry into a definitive agreement for the sale of the French Entity, the French Entity is required to, among other things, inform its employees of the proposed sale of the share capital of the French Entity in accordance with articles L.23-10-1 and seq. of the French Commercial Code;

WHEREAS, on the date hereof, Seller, Mallinckrodt Luxco and RoW Purchaser entered into a put option agreement, in the form attached hereto as Exhibit H (the “French Put Option Agreement”), pursuant to which Seller and Mallinckrodt Luxco are granted a put option to sell (or cause the sale of) the French Entity to RoW Purchaser on the terms and subject to the conditions in the French Put Option Agreement and this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, (a) CVC Capital Partners IX Limited, acting in its capacity as general partner of CVC Capital Partners IX (A) L.P. and CVC Capital Partners Investment Europe IX L.P., and (b) CVC Capital Partners IX S.à r.l., acting in its capacity as general partner of CVC Capital Partners IX (B) SCSp (the “Guarantors”) have duly executed and delivered to Seller a limited guaranty, dated as of the date of this Agreement, in favor of Seller (the “Limited Guaranty”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1      Definitions. As used herein, the following terms have the meanings set forth below:

“ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of June 16, 2022, by and among ST US AR Finance LLC (the “ABL Borrower”), the lenders and L/C issuers party thereto from time to time and Barclays Bank plc, as administrative agent and collateral agent, as amended by Amendment No. 1 to ABL Credit Agreement, dated as of August 23, 2023, and as may be further amended, supplemented or otherwise modified from time to time.

“ABL Related Agreements” means, together, (i) that certain Purchase and Sale Agreement, dated as of June 16, 2022, by and between (among others) MEH, Inc., the ABL Borrower and Therakos, Inc., as amended by Amendment No. 1, dated as of August 30, 2023, and as may be further amended, supplemented or otherwise modified from time to time, (ii) that certain Originator Performance Guaranty, dated as of August 30, 2023, by and between INO Therapeutics LLC, Mallinckrodt ARD LLC, Mallinckrodt APAP LLC, SpecGx LLC and Therakos, Inc., in favor of Barclays Bank plc, as administrative agent, as amended, supplemented or otherwise modified from time to time, and (iii) related agreements.

“Acceptable CIA Transfer” means a written determination, written confirmation, or written agreement from the HHS OIG of a transfer or imposition of the CIA’s terms such that they are binding on or applicable to the Purchasers, any of their Subsidiaries, any of the Purchased Entities, the Business, or any of the Purchased Assets after the Closing Date where such terms: (a) are not binding on or applicable to any member of the CVC Network; (b) do not apply beyond March 3, 2027 (except as provided in Section II.B of the CIA, solely to the extent specifically applicable to Purchasers); and (c) are not more expansive, more burdensome, or more expensive, in each case than those currently in effect and applicable to the Business. The Corporate Integrity Agreement to the extent applicable to the Purchaser(s) following an Acceptable CIA Transfer is referred to as the “Post-Closing Purchaser’s CIA”.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement: (a) Seller and the other Seller Entities and their respective Affiliates shall be deemed not to be Affiliates of Purchasers or, from and after the Closing, of the Purchased Entities (or Subsidiaries thereof); (b) Purchasers and their respective Affiliates shall be deemed not to be Affiliates of the Purchased Entities (or Subsidiaries thereof) at any time prior to Closing or, in the case of the French Entity if there is a Deferred Closing, the Deferred Closing Date; and (c) none of Purchasers nor any of their respective Subsidiaries shall be deemed to be an Affiliate of any member of the CVC Network and no member of the CVC Network will be deemed to be an Affiliate of any Purchaser or any of their respective Subsidiaries; provided that no shareholder of Seller shall be deemed to be an Affiliate of Seller or any of its Subsidiaries or Affiliates and none of Seller or any of its Subsidiaries or Affiliates shall be deemed to be an Affiliate of any shareholder of Seller (any shareholder of Seller that would have been an Affiliate of Seller but for this proviso, a “Seller Shareholder”).

“Agreed Foreign Cash” means Cash Amounts located outside of the United States in Purchased Entities (and any Subsidiaries thereof) of three million Dollars ($3,000,000) in the aggregate as of the Measurement Time.

“Anti-Corruption Law” means any applicable Law (including common law) or regulation prohibiting bribery or corruption and/or imposing obligations to conduct bribery or corruption due diligence, including, as applicable, the US Foreign Corrupt Practices Act, the UK Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation and other implementing Laws; and any other applicable anti-bribery, anti-corruption, and/or anti-money laundering Laws.

“Assigned Lease Guarantee” means any authorised guarantee agreement given by a Seller Entity that is a tenant of any Transferred Lease of Leased Real Property located in the United Kingdom and any guarantee of any authorised guarantee agreement given by a Seller Entity that is a current guarantor of any tenant in respect of any Transferred Leases located in the United Kingdom and which is required as a condition of any necessary Approval by the landlord of that Transferred Lease in respect of the assignment of the relevant Transferred Lease as in each case, referred to in Section 5.2(b) of the Seller Disclosure Schedules.

“authorised guarantee agreement” means, with respect to any Transferred Lease of Leased Real Property located in the United Kingdom, an agreement guaranteeing the performance of the covenant by the assignee of such Transferred Lease of premises in the United Kingdom in accordance with section 16 of the Landlord and Tenant (Covenants) Act 1995 (being a United Kingdom Public General Act).

“BOS” means Bronchiolitis Obliterans Syndrome.

“Business” means, subject to the following sentence, the entirety of the business, activities and operations of Seller’s and its Subsidiaries’ and Affiliates’ drug and instrument platform for extracorporeal photopheresis (ECP) immunomodulatory therapy, including the research, development, sale, marketing, planning, strategy, manufacture and commercialization of ECP products (whether being commercialized or in development), as conducted by Seller and its Subsidiaries and Affiliates as reflected in the Financing Information (as such business is conducted from time to time, including, as applicable, following the Closing). Seller and Purchasers agree that the “Business” shall not include any businesses or operations of Seller or its Subsidiaries or Affiliates other than those described in the immediately preceding sentence (collectively, the “Retained Business”).

“Business Consultant” means, as of the applicable time, each individual consultant or independent contractor of the Seller Group or a Purchased Entity (or a Subsidiary thereof) who is set forth on the Business Consultants List, as it may be updated from time to time (a) by the mutual written consent of any Purchaser and Seller or (b) by Seller in good faith with written notice to Purchasers prior to the Closing to remove individual consultants or independent contractors whose engagement has terminated or been transferred out of the Business and to add new engagements and transfers within the Business, in each case, in accordance with Section 5.2(b)(i).

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to be closed in London, United Kingdom; St. Helier, Jersey; New York, New York; or Dublin, Ireland.

“Business Employee” means, as of the applicable time, each employee of any member of the Seller Group or a Purchased Entity (or a Subsidiary thereof) set forth on the Business Employees List, as it may be updated from time to time (a) by the mutual written consent of Purchasers and Seller or (b) by Seller in good faith with written notice to any Purchaser prior to the Closing to remove employees whose employment has terminated or been transferred out of the Business and to add new hires and transfers within the Business in accordance with Section 5.2(b)(i) (including any such individual who is not actively working as of the Closing as a result of an illness, injury or leave of absence approved by the applicable human resources department or otherwise taken in accordance with applicable Law).

“Business Material Adverse Effect” means any fact, event, circumstance, change or development that, when taken individually or together with all other facts, events, circumstances, changes and developments: (a) has, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets, operations or results of operations of the Business taken as a whole; or (b) materially delays beyond the Outside Date the ability of Seller and its Affiliates to consummate the Transaction (provided, that this clause (b) shall be disregarded for purposes of Section 3.8(c) and Section 8.2(c)); provided, however, that no such fact, event, circumstance, change or development resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to a Business Material Adverse Effect for the purposes of clause (a) above: (i) the general conditions in the industries or geographic markets in which the Business operates, including competition in any of the industries or geographic areas in which the Business operates; (ii) general political, economic, business, regulatory (including changes with respect to pricing or reimbursement by insurance providers, other commercial entities or governmental payors generally, stemming from healthcare reform initiatives or otherwise), monetary, financial or capital or credit market conditions or trends (including interest rates, exchange rates, tariffs, trade wars and credit markets), including with respect to government spending, budgets and related matters; (iii) changes in global, national or regional political conditions or trends; (iv) any geopolitical conditions, military conflict or actions, outbreak of hostilities, acts of war (whether or not declared), acts of foreign or domestic terrorism, rebellion or insurrection, acts of espionage, or any escalation or general worsening of any of the foregoing specified in this clause (iv), or any action taken by any Governmental Entity in response to any of the foregoing specified in this clause (iv), including sanctions or similar restrictions imposed on the Russian Federation or certain persons associated with the Russian Federation, including as a result of the Russian Federation’s invasion of Ukraine; (v) earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires, epidemics, pandemics (including any escalation, general worsening, easing, or other change in the state of Covid-19 or any Covid-19 Measures), disease outbreaks or acts of God, or any other conditions resulting from natural or manmade disasters or weather developments; (vi) any failure, in and of itself, of the Seller Group, the Purchased Entities or the Business to meet internal or external (including Purchasers or analysts) projections, forecasts or budgets for any period (provided that (A) this clause (vi) shall not be construed as implying that Seller is making any representation or warranty herein with respect to any such projections, forecasts or budgets and no such representations or warranties are being made, and (B) the facts and circumstances giving rise to such failure in this clause (vi) that are not otherwise excluded from the definition of Business Material Adverse Effect may be taken into account in determining whether there is or has been a Business Material Adverse Effect); (vii) any action taken or omitted to be taken by or at the request or with the consent of any Purchaser or any of its Affiliates, or as required for compliance with applicable Law or this Agreement (other than the covenants and agreements set forth in Section 5.2, except to the extent a Purchaser has unreasonably withheld, conditioned or delayed a consent under Section 5.2); (viii) the execution, announcement, pendency, performance or consummation of this Agreement, the Transaction or the other transactions contemplated hereby, or the identity of Purchasers, their Affiliates or any Equity Investor (including the impact on or any loss of Business Employees, customers, suppliers, relationships with Governmental Entities or other business relationships resulting from any of the foregoing) (provided that this clause (viii) does not apply to the condition to Closing set forth in Section 8.1 or Section 8.2 as it relates to any representation or warranty contained in this Agreement to the extent such representation or warranty explicitly addresses the consequences resulting from the execution, delivery or performance of this Agreement or the consummation of the Transaction or the transactions contemplated by the other Transaction Documents); (ix) changes in any Law (including any proposed Law) or GAAP or other applicable accounting principles or standard or any interpretations or enforcement of any of the foregoing; (x) any Excluded Assets or Retained Liabilities (except to the extent such Excluded Assets or Retained Liabilities affect the business, assets, operations, results of operations or financial condition of the Business, the Transaction or the transactions contemplated by the other Transaction Documents); or (xi) any labor strike, slow down, lockout or stoppage, or loss of labor with respect to the Business, to the extent resulting from the announcement of the Transaction or performance of this Agreement; provided that any adverse events, changes or effects resulting from the matters described in clauses (i), (ii), (iii), (iv), (v) and (ix) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate adverse effect on the Business in the aggregate relative to similarly situated businesses in the industries and, in the case of clause (v) only, geographic areas in which the Business operates (in which case only such incremental disproportionate adverse effect may be taken into account in determining whether there has been a Business Material Adverse Effect).

“Business Technology Deliverables” means (i) copies of Technology in a form that is capable of being electronically copied (for example, documentation, databases or software), including copies of source code and documentation for any products of the Business, and (ii) the know-how of any Business Employees to the extent related to the Business, that in each case of (i) and (ii) are used in, held for use in, or necessary for, the operation of the Business, and in each case to the extent (1) the Intellectual Property Rights embodied therein are either (A) licensed from a third party and either (i) the applicable license agreement is transferred to Purchasers pursuant to the terms of this Agreement, (ii) Purchasers independently have or will, at Closing, obtain their own license (including an implied license) for such Intellectual Property Rights, (iii) the transfer of such Technology and subsequent independent exploitation by Purchasers is not prohibited by the terms of the applicable license, or (iv) all necessary Approvals for the transfer of the applicable license agreement are obtained pursuant to Section 2.11, or (B) owned by Seller or any Affiliate thereof, or (2) the materials are in the public domain or no Intellectual Property Rights are embodied therein; excluding any Technology listed or described in Section 1.1(B)(2) of the Seller Disclosure Schedules, any Information Technology, Tangible Personal Property and any items described in Section 2.5(k); it being understood that to the extent there are costs associated with creating copies of the Technology described in subsection “(i)” of this definition hereunder, such costs shall be borne by Seller.

“Cash Amounts” means, of any Person and as of any time, the aggregate of all cash and cash equivalents, deposit-in-transit, bank and other depositary accounts and safe deposit boxes, demand deposits or similar accounts, certificates of deposit, time deposits, security deposits, checks, negotiable instruments, marketable securities, short-term deposits, securities and brokerage accounts and other similar cash items, in each case of such Person as of such time, such amounts calculated in accordance with the Transaction Accounting Principles available for use in the ordinary course operations of such Person as of the Closing, provided, that a Person’s Cash Amounts shall be net of uncleared checks outstanding and pending wire transfers against the account of such Person.

“CIA” means the Corporate Integrity Agreement between HHS OIG and Seller, effective March 3, 2022.

“CIA Release” means a written determination, written confirmation, or written agreement from HHS OIG to the effect that the CIA will not bind or apply to any of the Purchasers, any of their respective Affiliates or Subsidiaries, any member of the CVC Network, any of the Purchased Entities (or any Subsidiary thereof), the Business, or any of the Purchased Assets after the Closing Date.

“CLAS” means Chronic Lung Allograft Dysfunction.

“Closing Cash Amounts” means the result of (i) the Cash Amounts of the Purchased Entities (and Subsidiaries thereof) as of the Measurement Time minus (ii) Excess Foreign Cash minus (iii) the product of 0.15 multiplied by Cash Amounts (other than Excess Foreign Cash) located outside of the United States in Purchased Entities (and any Subsidiaries thereof) as of the Measurement Time.

“Closing Indebtedness” means the Indebtedness of the Purchased Entities (and Subsidiaries thereof) as of the Measurement Time. For the avoidance of doubt, Closing Indebtedness shall not include any Liabilities excluded from the definition of “Indebtedness” pursuant to clause (iii) thereof, to the extent repaid, extinguished, or released (subject to customary exceptions) prior to or substantially concurrently with the Closing (even if after the Measurement Time).

“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Closing Cash Amounts, plus (c) the Estimated WC Adjustment Amount (which may be a positive or negative number), minus (d) the Estimated Closing Indebtedness, minus (e) the Estimated Closing Transaction Expenses.

“Closing Working Capital” means the Working Capital as of the Measurement Time.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other agreement with a union, works council or other agency or representative body certified or recognized for the purpose of bargaining collectively on behalf of Business Employees.

“Combined Tax Return” means any combined, consolidated, affiliated or unitary Tax Return that includes any member of the Seller Group, on the one hand, and any of the Purchased Entities or their respective Subsidiaries, on the other hand.

“Company Data” means all data maintained by or on behalf of the Purchased Entities (and their Subsidiaries) and the Seller Entities with respect to data collected or used exclusively in connection with the Business, whether or not in electronic form.

“Compensating Adjustment” means any Relief available to a Person as a consequence of a Transfer Pricing Adjustment made in respect of another Person.

“Contamination” means the presence, disposal, spillage, deposit, escape, leak, movement, emission, discharge or release of any Hazardous Material to, on, onto or into the Environment.

“Contract” means any legally binding contract, sub-contract, arrangement, lease, license, instrument, commitment, tender, loan or credit agreement, indenture or agreement, other than any Seller Benefit Plan, any Collective Bargaining Agreement or any Permit.

“Covered Losses” means losses liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or Judgment relating to any Proceeding), Taxes, penalties and reasonable attorneys’ and accountants’ fees and disbursements, in each case that are due and payable; provided that Covered Losses shall not include, and in no event will any Party or any of its Affiliates be entitled to receive in connection with a breach of this Agreement (whether pursuant to the indemnification provisions hereof or otherwise), any punitive or exemplary damages whatsoever; provided, further, that the preceding proviso shall not apply to the extent such damages are awarded by a Judgment against, and paid by, an Indemnified Party pursuant to a Third-Party Claim. It is understood and agreed that the Parties do not intend to exclude from the definition of Covered Losses any damages that are available to a Party at law or in equity except as expressly set forth in the first proviso to the preceding sentence (subject to the second proviso).

“Covid-19” means SARS-CoV-2 or Covid-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Covid-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or any other Law, Judgment, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in response to Covid-19, including the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity.

“CTCL” means Cutaneous T-Cell Lymphoma.

“CVC Network” means CVC Capital Partners plc, CVC Capital Partners SICAV-FIS S.A., each of their respective successors or assigns and any form of entity which is controlled by, or under common control with, CVC Capital Partners plc or CVC Capital Partners SICAV-FIS S.A. from time to time, together with any investment funds or vehicles advised or managed by any of the foregoing; any existing or prospective investor in or limited partner of any such investment funds or vehicles; and any portfolio companies of any such investment funds or vehicles (collectively, the “Portfolio Companies”); provided that for these purposes only “control” includes the power to (directly or indirectly and whether alone or with others) appoint or remove a majority of an entity’s directors or its general partner, manager, adviser, trustee, founder, guardian, beneficiary or other management officeholder and controlled and controlling shall be interpreted accordingly; provided, further, that Purchasers and their Subsidiaries shall not be considered Portfolio Companies or part of the CVC Network.

“Data Protection Laws” means all applicable Laws relating to the protection, use, transmission, processing, or security of Personal Data or data privacy in any relevant jurisdiction.

“Data Room” means the electronic data room maintained by Intralinks in connection with the transactions contemplated by this Agreement under the project name “Maverick” as visible to Purchasers.

“Deferred Closing Jurisdiction” means, if, as of the Closing, the French Put Option Exercise has not occurred, France.

“Determination” means a binding agreement with a Taxing Authority, a final disposition by a Taxing Authority of a claim of refund or a judgment, decree or other order by any court of competent jurisdiction, which has become final.

“Distribution Territories” means the countries where, on the Closing Date or Deferred Closing Date (as applicable): (a) Mallinckrodt Pharmaceuticals Ireland Limited holds Product Registrations for the device components of the Product; and (b) the Product Registration Transfer Time has not occurred.

“Excess Foreign Cash” means Cash Amounts in Purchased Entities (and their Subsidiaries) in countries outside of the United States to the extent in excess of five million Dollars ($5,000,000).

“Environment” means all or any of the following media: (a) the air (including the air within buildings or other natural or man-made structures above or below ground); (b) water, (including surface or groundwater); (c) the land; and (d) humans, animals, plants and any other living organisms or systems supported by all or any of those media.

“Environmental Laws” means collectively, any and all Laws, together with all subordinate legislation and codes of practice, including guidance notes, circulars, regulations, and Judgments, relating to Environmental Matters, together with any judicial or administrative interpretation of each of the foregoing.

“Environmental Matters” means: (a) the pollution or protection of the Environment; (b) Contamination; (c) the health and safety of any person; (d) the generation, processing, handling, treatment, recovery, disposal, storage, use or transportation of Hazardous Materials and any exposure of any person to Hazardous Materials; (e) the use or consumption of energy and/or direct or indirect emission of greenhouse gases and/or emissions trading; or (f) the creation or existence of any noise, odor, vibration, radiation, common law or statutory nuisance or other adverse impact on the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excess Overpayments” means any overpayments of Taxes (or refunds or credits resulting from overpayments of Taxes) described in clause (b) of the definition of Pre-Closing Income Tax Amount that would have caused the amount of accrued and unpaid current income Taxes in any jurisdiction to have been negative but for the limitation that the amount of accrued and unpaid current income Taxes in any jurisdiction can never be less than zero (0).

“Excluded Business Taxes” means, without duplication:

(a) any and all Taxes imposed on or payable by the Seller Group for any taxable period, other than (i) any Taxes imposed with respect to the Business, Purchased Assets or Assumed Liabilities for any taxable period, (ii) any Taxes of, or imposed on, any Purchased Entity or any Subsidiary of a Purchased Entity, (iii) any Taxes for which the Purchased Entities or their respective Subsidiaries would be required to make a payment pursuant to Section 7.6, and (iv) any Taxes for which Purchasers are responsible pursuant to Article VII;

(b) any and all Taxes or amounts in respect of Tax of any other Person (other than a Purchased Entity or any of its Subsidiaries) which any Purchased Entity or any of its Subsidiaries becomes liable to pay as a result of (i) being or having been a member of any group of corporations that file, or have filed, Tax Returns on a combined, affiliated, consolidated, unitary or similar basis prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, (ii) any Tax sharing agreement or arrangement entered into on or before the Closing but only to the extent relating to Taxes for a Pre-Closing Period, (iii) being a transferee, successor, or otherwise by operation of Law in each case as a result of an arrangement, transaction, or relationship entered into before the Closing (other than, for the avoidance of doubt, any such Taxes that are properly attributable to the income, assets, operations or activities of a Purchased Entity or any of its Subsidiaries), or (iv) a failure by such other Person to discharge the relevant Tax (excluding any Taxes or amounts in respect of Tax (but not excluding any interest and penalties imposed with respect to such Taxes or amounts in respect of Tax) (w) imposed with respect to the Business, Purchased Assets or Assumed Liabilities for a Post-Closing Period, (x) of, or imposed on, any Purchased Entity or any Subsidiary of a Purchased Entity, and which is properly attributable to the assets, operations or activities of any Purchased Entity or any Subsidiary of a Purchased Entity, (y) for which the Purchased Entities or their respective Subsidiaries would be required to make a payment pursuant to Section 7.6, and (z) any Taxes for which Purchasers are responsible pursuant to Article VII);

(c) any Taxes imposed with respect to the Business, Purchased Assets or Assumed Liabilities for any Pre-Closing Period other than (i) any Taxes or amounts in respect of Tax of, or imposed on, any of the Purchased Entities or their respective Subsidiaries (other than any Taxes or amounts in respect of Tax described in clause (b) of this definition), (ii) any Transfer Taxes for which Purchasers are responsible pursuant to Section 7.5 and (iii) any Taxes for which the Purchased Entities or their respective Subsidiaries would be required to make a payment pursuant to Section 7.6;

(d) any Taxes imposed with respect to the Excluded Assets or any Retained Liabilities;

(e) any Transfer Taxes for which Seller is responsible pursuant to Section 7.5;

(f) any Taxes of the Purchased Entities realized upon, attributable to or otherwise incurred in connection with any transaction undertaken (x) in order to transfer any Excluded Assets from the Purchased Entities and their Subsidiaries pursuant to the flush language in Section 2.5, (y) pursuant to Section 5.6 or (z) pursuant to Section 5.14 or otherwise attributable to implementing the Closing Structure;

(g) any Taxes attributable to the use of the Seller Closing Interim Allocation with respect to any item or allocation for which Purchaser has submitted a Purchaser Interim Allocation Notice that has not been agreed by Purchaser and Seller as of the Closing, to the extent (A) such item or allocation differs from such item or allocation as may be subsequently agreed pursuant to the procedures set forth in Section 2.10, and (B) such Tax is not mitigated through a subsequent amendment or adjustment as described in Section 2.10(b);

(h) any Taxes imposed on a Purchased Entity or any of its Subsidiaries for any Pre-Closing Period attributable to the failure to file personal property Tax Returns in Kentucky in respect of inventory;

(i) any Tax or any amount on account of Tax which any Purchased Entity or any of its Subsidiaries is required to pay as a result of membership of a Relevant VAT Group and which is attributable to any member of a Relevant VAT Group (other than a Purchased Entity or any of its Subsidiaries) and not to any Purchased Entity or any of its Subsidiaries, and for the purposes of this clause (i) of this definition Tax is attributable to a person (the “Attributed Entity”) and not to another person if and to the extent it is Tax which is payable by reference to supplies, acquisitions or importations made by the Attributed Entity and not by the other person;

in each case of clauses (a) through (i), other than any Taxes to the extent reflected as a liability in the Post-Closing Statement (as finally determined pursuant to Section 2.9). For purposes of this Agreement, in the case of any Straddle Period, (x) Property Taxes allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (y) Taxes (other than Property Taxes) allocable to the Pre-Closing Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date.

“Excluded Information” means any: (a) description of all or any portion of the Debt Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A under the Securities Act; (b) risk factors relating to, or any description of, all or any component of the financing contemplated thereby; (c) historical financial statements or other information required by Rule 3-03(e), Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X under the Securities Act; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K under the Securities Act or XBRL exhibits; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A; (d) except to the extent expressly identified as Financing Information (as defined below), consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, including any required by FASB Accounting Standards Codification Topic 280, in each case, which are prepared on a basis not consistent with Seller’s reporting practices for the periods presented by the Financing Information; (e) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A under the Securities Act in a “Rule 144A-for-life” offering; (f) financial statements or other financial data (including selected financial data) for any period earlier than the fiscal year ended December 31, 2021; (g) except to the extent expressly described in clause (a) of the definition of “Financing Information”, audited financial statements; (h) except to the extent expressly identified as Financing Information (as defined below), information not reasonably available to Seller, the Purchased Entities or their respective Subsidiaries under their respective current reporting systems; (i) [reserved]; or (j) (i) pro forma financial information or pro forma financial statements or (ii) financial projections or, other than with respect to the audited financial statements expressly described in clause (a) of the definition of “Financing Information”, footnote disclosures.

“Filings” means any registrations, applications, declarations, reports, submissions or other filings with, or any notices or notifications to, any Person (including any third party or Governmental Entity).

“Financing Information” means:

(a)            (A) audited combined balance sheets of the Business (x) as of December 29, 2023 (Successor Company balance sheet) and (y) as of December 30, 2022 (Predecessor Company balance sheet) and December 31, 2021 (Predecessor Company balance sheet) and (B) the related audited combined statements of operations, combined statements of cash flows and combined statements of changes in parent company net investment of the Business for (x) the period from November 15, 2023 through December 29, 2023 (Successor) and the period from December 31, 2022 through November 14, 2023 (Predecessor) and (y) the period from June 17, 2022 through December 30, 2022 (Predecessor), the period from January 1, 2022 through June 16, 2022 (Predecessor) and the fiscal year ended December 31, 2021 (Predecessor) (which information in this paragraph (a), Purchasers hereby acknowledges receiving), in each case prepared in accordance with GAAP other than as disclosed therein;

(b)            for the fiscal quarters ending on each of March 29, 2024 and June 28, 2024, the unaudited combined balance sheet of the Business as at the end of each such fiscal quarter and the related unaudited combined statement of operations, combined statement of cash flows and combined statement of changes in parent company net investment for each such fiscal quarter and for the period from the beginning of the applicable fiscal year to the end of such fiscal quarter, and setting forth in comparative form the corresponding figures for the corresponding period of the previous fiscal year in each case, prepared in accordance with GAAP other than as disclosed therein;

(c)            solely to the extent the Closing Date occurs on or after December 11, 2024, for the fiscal quarter ending on September 27, 2024, the unaudited combined balance sheet of the Business as of September 27, 2024 and the related unaudited combined statement of operations, combined statement of cash flows and combined statement of changes in parent company net investment for such fiscal quarter and for the period from the beginning of the applicable fiscal year to the end of such fiscal quarter, and setting forth in comparative form the corresponding figures for the corresponding period of the previous fiscal year in each case, prepared in accordance with GAAP other than as disclosed therein; and

(d)            an addendum quality of earnings report, with presentation consistent with the addendum report previously provided with respect to the fiscal quarter ended March 29, 2024, with respect to the Business for any fiscal quarter ended after the date of the most recent balance sheet described in paragraph (a) above and at least 45 days prior to the Closing Date (which report Purchasers hereby acknowledge receiving with respect to the fiscal quarter ended March 29, 2024);

provided that notwithstanding anything to the contrary in this definition, nothing herein shall require Seller or its Affiliates to provide (or be deemed to require Seller or its Affiliates to prepare) any Excluded Information.

If Seller in good faith believes that the Financing Information (or any specified portion thereof) has been delivered to Purchasers, Seller may deliver to Purchasers a written notice to that effect (stating when it believes the delivery of the Financing Information (or the specified portion thereof, as applicable) to Purchasers was completed), in which case Seller shall be deemed to have complied with such obligation to furnish the Financing Information (or the specified portion thereof, as applicable) and Purchasers shall be deemed to have received the Financing Information (or the specified portion thereof, as applicable), unless Purchasers in good faith reasonably believe that Seller has not completed delivery of the Financing Information (or the specified portion thereof, as applicable) and not later than 5:00 p.m. (Eastern time) five (5) Business Days after the delivery of such written notice by Seller, deliver a written notice to Seller to that effect (stating with reasonable specificity which such Financing Information (or specified portion thereof, as applicable) Seller has not delivered); provided that notwithstanding the foregoing, the delivery of the Financing Information (or any portion thereof, as applicable) shall be satisfied at any time which (and so long as) Purchasers shall have actually received the Financing Information (or such portion), regardless of whether or when any such written notice is delivered by Seller.

“Financing Parties” means each Lender and, solely in their capacity as such, their respective Representatives and other Affiliates; provided that none of the Purchasers, the Equity Investors or the Guarantors shall be Financing Parties; provided that other Affiliates of the Purchasers and their respective Representatives may be Financing Parties solely to the extent that such Affiliates are acting in their capacities as Lenders.

“Fraud” means the making of a representation or warranty by a Party to this Agreement with intent to deceive another party hereto, and to induce such party to enter into this Agreement, and requires that such Party: (i) made a false representation of material fact in a representation or warranty in or certificate delivered pursuant to this Agreement or any other Transaction Document; (ii) had actual (not constructive) knowledge that such representation or warranty was false when made and acted with scienter; (iii) intended to induce the party to whom such representation is made to act or refrain from acting in reliance upon the false representation or warranty; (iv) caused the Party to whom it was made, acting in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) caused such party to suffer damage by reason of such justifiable reliance.

“French Entity” means Therakos (France) SAS, a French simplified joint-stock company (société par actions simplifiée) whose registered office is located at 105, avenue Raymond Poincaré – 75116 Paris, France and registered with the Trade and Companies Registry of Paris under number 750 632 697.

“French Put Option Exercise” means the “French Put Option Exercise”, as defined in the French Put Option Agreement.

“GAAP” means U.S. generally accepted accounting principles, in effect from time to time.

“GMP” means the standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the Federal Food, Drug and Cosmetic Act, as amended (21 U.S.C. § 301 et seq.) (“FDCA”), and all binding rules, guidelines and applicable regulations promulgated thereunder by the FDA, as amended from time to time, including current good manufacturing practice requirements under C.F.R Parts 4, 210, 211, and 820 or any successor regulations, and by Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use, where any Seller Entities (with respect to the Business) currently commercialize any Products after receipt of approval by the applicable Governmental Entity, to the extent such standards are not less stringent than in the United States.

“Governmental Entity” means (a) any national, state, local, supranational or foreign government, or any court of competent jurisdiction, regulatory or administrative agency or commission or other national, state, local, supranational or foreign governmental authority, ministry, department or instrumentality, (b) public international governmental organization, (c) any agency, division, bureau, department, commission, board, arbitral or other tribunal, court, branch or other political subdivision of any government, entity or organization described in the foregoing clause (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations), or (d) quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions.

“Government Official” means any official, employee or representative of, or any other person acting in an official capacity for or on behalf of, any Governmental Entity, including any entity owned or controlled by one or more Governmental Entities, any political party, party official or political candidate, or any public international organization.

“GvHD” means Graft-versus-Host Dysfunction.

“Hazardous Material” means any material or substance, including waste, which, alone or in combination with other substances, causes or may cause contamination, harm or damage to the Environment or detriment to the health and safety of any person including, for the avoidance of doubt, asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas.

“Healthcare Laws” means any health care Law, in each case to the extent applicable to the Seller Entities (in respect of the Business, the Purchased Assets or Purchased Entities or their Subsidiaries) or any of the Products, including: (a) the FDCA and the Public Health Service Act, 42 U.S.C. § 262 et seq.; (b) the federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); (c) the Physician Payments Sunshine Act; (d) the federal Anti-Kickback Statue (42 U.S.C.A § 1320a7b(b)), Stark Law (42 U.S.C.A § 1395nn), False Claims Act (31 U.S.C.A § 3729 et seq.), and Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b); (e) state pharmaceutical licensing, disclosure and reporting regulatory requirements; (f) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act; (g) all applicable Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the Veterans Health Care Act of 1992 (38 U.S.C. § 8126) or any U.S. Department of Veterans Affairs agreement or Federal Supply Schedule Program requirement, any state pharmaceutical assistance program, and any successor government programs; (h) all other applicable Laws administered by the U.S. Department of Health and Human Services, including as delegated to the U.S. Food and Drug Administration, and other applicable Governmental Entities, including those governing or relating to cGMP, including QSR and QSMR, as applicable, PMSR, development, manufacture, approval, processing, sale, promotion, distribution, and use of any Products; (i) regulations promulgated pursuant to any of the statutes in sub-clauses (a) through (i); and (j) any comparable non-U.S. Laws.

“HHS OIG” means the U.S. Department of Health and Human Services Office of Inspector General.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Illustrative Reference Balance Sheet” means the illustrative reference balance sheet set forth on Part B of Exhibit I for the Business.

“Indebtedness” means, of any Person and as of any time, the aggregate amount of the following obligations of such Person as of such time, without duplication, in each case such amount calculated in accordance with the Transaction Accounting Principles: (a) the outstanding principal amount of all indebtedness for borrowed money (other than trade payables arising in the ordinary course of business), whether or not evidenced by bonds (other than letters of credit, surety bonds or bank guarantees), debentures, notes or similar instruments of indebtedness; (b) all direct obligations under letters of credit, surety bonds or bank guarantees, in each case solely to the extent funds have been drawn and are payable thereunder; (c) net obligations of such Person under all interest rate, currency, commodity or other similar swap, cap, option, forward or other similar hedging agreements or arrangements as of such time, calculated as the amount of any payments that would be required to be paid by such Person to the counterparty banks in the event of an early unwind or early termination of such instruments at such time, less any amount payable to such Person in connection with such unwind or termination; (d) any obligation of such Person to make payments under a finance lease (as determined in accordance with the Transaction Accounting Principles) where that Person is the lessee (it being understood that no obligation of such Person under an operating lease (as determined in accordance with the Transaction Accounting Principles) shall constitute “Indebtedness”); (e) [reserved]; (f) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (g) all Indebtedness of others secured by a mortgage, lien, pledge, or other Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (it being understood that the amount of any Indebtedness described in this clause (g) shall be the lesser of (i) the principal amount of such Indebtedness and (ii) the Fair Value of the assets of such Person subject to such Lien); (h) obligations of such Person in respect of deferred purchase price of assets, property, services or securities (including “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets, properties, services, or securities and any purchase price adjustment payments, but excluding trade payables arising in the ordinary course of business); (i) if such Person is a Purchased Entity or Subsidiary thereof, all liabilities of such Person owed to Seller, any Affiliate thereof or any Seller Shareholder, other than the Purchased Entities and their Subsidiaries, which are not terminated without further Liability (subject to customary exceptions) prior to or substantially concurrently with Closing; (j) any Pre-Closing Income Tax Amount; (k) with respect to clauses (a) – (i) above, all accrued but unpaid interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost, reimbursements or similar liabilities or payments associated with or applicable to any of such clauses, in each case, solely to the extent due and payable on the Closing Date as a result of the Closing or occurrence of the Transaction; (l) any owed but unpaid severance liabilities in respect of the termination prior to the Closing Date of any Business Employee or Business Consultant, together with the employer paid portion of any employment or payroll taxes related thereto, (m) any unfunded or underfunded defined benefit, net of any defined benefit assets; (n) all obligations of the types described through clauses (a)– (m) above of any Person, in each case, for which such Person or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (o) the Specific Indebtedness Amounts; provided, however, that in no event shall Indebtedness include (i) any Retained Liabilities, (ii) any Liabilities to the extent owing from any of the Purchased Entities (or Subsidiaries thereof) to any of the other Purchased Entities (or Subsidiaries thereof), (iii) any Liabilities to be (or reasonably expected by Seller to be) repaid or extinguished (subject to customary exceptions) prior to or substantially concurrently with the Closing or as to which the Purchased Entities and their Subsidiaries will be (or are reasonably expected by Seller to be) released (subject to customary exceptions) prior to or substantially concurrently with the Closing (for the avoidance of doubt, regardless of the time at which Indebtedness is being calculated); provided that Liabilities described in this subclause (iii) shall not constitute Indebtedness on the Closing Date pursuant to this subclause (iii) only if actually repaid, extinguished or released (subject to customary exceptions) prior to or substantially concurrently with the Closing or (iv) any Assigned Lease Guarantee.

“Information Technology” means any computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and data communications hardware) and telecommunications systems owned, leased or licensed by Seller or its Affiliates.

“Intellectual Property Rights” means any and all common law, statutory or treaty rights anywhere in the world, whether registered or unregistered, arising under or associated with: (a) patents, patent applications and patent continuations, divisionals, continuations-in-part, extensions and renewals, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs (whether or not patentable) (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos and other designations of origin (“Marks”); (c) rights in domain names and uniform resource locators, social media identifiers and accounts, and other names and locators associated with Internet addresses and sites (“Internet Properties”); (d) copyrights and any other equivalent rights in works of authorship (including rights in software, models and algorithms as works of authorship), any other related rights of authors, intellectual property rights in data and databases and mask work rights (“Copyrights”); (e) trade secrets, industrial secret rights and rights in know-how, data (including testing and clinical data) and confidential information, in each case, that derive independent economic value from not being generally known (“Trade Secrets”); and (f) other intellectual property or similar proprietary rights, in each case including (i) applications and the right to apply for, and claim priority to, any of the foregoing rights, and (ii) all rights to sue or recover and retain damages for past, present and future infringement, misappropriation or violation of any of the foregoing rights.

“International Business Employee” means each Business Employee who is employed and provides services outside of the United States.

“Irish Business” means the assets forming part of the Business which are to be transferred by Irish Business Seller to Irish Business Purchaser pursuant to the Irish Business Transfer Agreement, including the assets described in Exhibit M.

“Irish Business Seller” means Mallinckrodt Pharmaceuticals Ireland Limited, a company organised and existing under the Laws of Ireland with registered number 548294 and its registered address at College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15 Ireland.

“Joint Books and Records” means any Books and Records that are not exclusively related to the Business, the Purchased Entities (and their Subsidiaries), the Assumed Liabilities, or the Purchased Assets and are not reasonably separable from Books and Records of the Retained Business.

“Judgment” means any judgment, decision, ruling, award, injunction, writ, order, stipulation or decree of, or similar decree of, any Governmental Entity.

“Knowledge” means, with respect to Seller, the actual knowledge, after reasonable inquiry, of any Person listed in Section 1.1(c) of the Seller Disclosure Schedules, and, with respect to Purchasers, the actual knowledge, after reasonable inquiry, of any Person listed in Section 1.1(a) of the Purchaser Disclosure Schedules.

“Law” means any national, state, local, municipal, provincial, supranational or foreign law (including common law, statute law, civil, criminal and administrative law), statute, code, order, ordinance, rule, Judgment, regulation or treaty (including any Tax treaty), in each case promulgated by a Governmental Entity.

“Lenders” means, solely in their respective capacities as such, the entities (or any of their Affiliates) that have committed to provide or arrange all or any part of the Debt Financing (including any Alternative Financing) pursuant to the Debt Commitment Letter (as amended, supplemented, modified or replaced in accordance with the terms hereof) in connection with the transactions contemplated by this Agreement, including the parties to any joinder agreements thereto.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments, duties and obligations of any kind, whether fixed (and whether or not required to be accrued on a balance sheet under GAAP), contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, asserted or unasserted, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability), including those arising under any Law, Judgment or Contract, or otherwise, including any Tax liability.

“Lien” means any (i) mortgage, deed of trust, lien (statutory or otherwise), pledge, security interest, charge, hypothecation, option, restriction on the voting of any security, restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, right of first offer or first refusal, or other similar restriction or encumbrance or (ii) solely with respect to real property, title retention agreement, lease or sub-lease, easement, right-of-way, encroachment, occupancy right, community property interest or other title defect, and in the case of each of clauses (i) and (ii), excluding all restrictions on transfer arising under applicable securities Laws.

“Mallinckrodt Luxco” means Mallinckrodt International Holdings, S.à r.l, a société à responsibilité limitée established under the laws of the Grand Duchy of Luxembourg with is registered address at 124, boulevard de la Pétrusse, L-2330 Luxembourg, Grand Duchy of Luxembourg.

“Measurement Time” means immediately prior to the Closing.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Open Source Software” means: (a) any software that is distributed as free software or open source software (including software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, any Creative Commons “ShareAlike” license, the Server Side Public License, or the Apache Software License), or pursuant to open source, copyleft, or similar licensing and distribution models; and (b) any software that requires as a condition of use, modification and/or distribution of such software that such software or other software incorporated into, linked to, derived from or distributed with such software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no or minimal charge.

“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which governs its affairs, such as the certificate or articles of incorporation, organization or formation of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person.

“Option Period” means the “Option Period”, as defined in the French Put Option Agreement.

“Other Transfer Documents” means, other than the Local Transfer Agreements, such deeds, bills of sale, share transfer forms, asset transfer agreements, demerger deeds or plans, intellectual property transfer agreements, endorsements, assignments, assumptions, leases, subleases, affidavits and other instruments of sale, conveyance, lease, transfer and assignment as may be required by local Law or custom to effect the transfer of the Purchased Assets and the other transactions set forth herein, including, in each case, all exhibits and schedules thereto and all amendments thereto made in accordance with the respective terms thereof.

“Permits” means any permits, approvals (other than Transaction Regulatory Approvals), authorizations, clearances, qualifications, consents, designations, licenses, registrations or certificates issued or granted by any Governmental Entity.

“Permitted Liens” means the following Liens: (a) Liens disclosed on or reflected in the Business Financial Information; (b) Liens for Taxes, assessments or other governmental charges or levies (x) that are not yet due or payable or (y) that are being contested in good faith by appropriate Proceedings and, in the case of this clause (y), for which an adequate reserve has been established; (c) Liens of landlords, carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law arising in the ordinary course of business for amounts (x) which are not yet due or payable or (y) that are being contested in good faith by appropriate Proceedings, and, in the case of this clause (y), for which an adequate reserve has been established; (d) (i) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, (ii) pledges and deposits to secure the performance of bids, trade contracts, leases or sub-leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business and (iii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (e) with respect to real property, (i) defects or imperfections of title, (ii) easements, declarations, utility easements, minor encroachments, covenants, occupancy rights, community property interests, rights-of-way (whether recorded or unrecorded), covenants, conditions, restrictions and other charges, instruments or encumbrances affecting title to real property, (iii) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions and (iv) Liens not created by Seller or any of its Affiliates that affect the underlying fee interest (or superior leasehold interest) of any leased real property, including master leases or ground leases; provided, however, that with respect to this clause (e), any such item does not materially interfere with the ordinary conduct of the Business or materially impair the continued use and operation of the applicable property for the purpose for which it is used as of immediately prior to the Closing; (f) in the case of an equity interest of a Purchased Entity or Subsidiary thereof, Liens set forth in the Organizational Documents of such Purchased Entity or Subsidiary thereof; provided that, at the Closing, such Liens shall not have any adverse impact on the security to be granted by the guarantors in accordance with the Debt Commitment Letter; (g) Liens arising under applicable securities laws and other applicable Law (other than Tax law); (h) leases and subleases, (i) Liens set forth in Section 1.1(d) of the Seller Disclosure Schedules; (j) Liens deemed to be created by any of the Transaction Documents pursuant to their terms; (k) Liens that will be (or are reasonably expected by Seller to be) released (subject to customary exceptions) prior to or substantially concurrently with the Closing (including liens securing obligations under (i) the ABL Credit Agreement and the ABL Related Agreements (except as described in clause (o) below) and/or (ii) the Seller Existing Indebtedness); provided that Liens described in this clause (k) shall constitute Permitted Liens on the Closing Date pursuant to this clause (k) with respect to Purchased Entities and their Subsidiaries or Purchased Assets transferred on the Closing Date only if actually released with no further Liability (subject to customary exceptions of the type that would be set forth in customary payoff or release letters) prior to or substantially concurrently with the Closing, (l) Liens securing obligations solely owing from any of the Purchased Entities (or Subsidiaries thereof) to any of the other Purchased Entities (or Subsidiaries thereof) (m) Liens not securing indebtedness for borrowed money arising under Contracts entered into in the ordinary course of business or Material Contracts; (n) licenses and sublicenses; and (o) back-up Liens solely on accounts receivable and related assets that have been sold or otherwise transferred (or purported to have been sold or otherwise transferred) to the ABL Borrower pursuant to the ABL Related Agreements prior to the Closing.

“Person” means any individual, firm, corporation, partnership, limited liability company, association, joint stock company, joint venture, unincorporated organization, trust, labor union, works council, Governmental Entity or other entity or organization.

“Personal Data” means any information about an identifiable natural person that alone or in combination with other information identifies, or could be used to identify, a natural person, and includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Data Protection Law.

“Post-Closing Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Potential Debt Financing Sources” means, collectively, entities (or any of their Affiliates) that seek to become “Additional Commitment Parties” under and as defined in the Debt Commitment Letter and entities (or any of their Affiliates) that may provide (or seek to provide) or otherwise enter into agreements to provide all or any part of the Debt Financing in connection with the transactions contemplated by this Agreement.

“Pre-Closing Income Tax Amount” means, without duplication, the amount of accrued but unpaid current income Tax liabilities of the Purchased Entities and their Subsidiaries; provided, that such amount shall never be less than zero (0), and shall: (a) in the case of a Straddle Period, be determined in accordance with the last sentence of the definition of “Excluded Business Taxes,” (b) be determined by taking into account any overpayments of Taxes, net operating losses, offsets, reductions or other income Tax assets or Relief as of the Closing of the Purchased Entities and their Subsidiaries (including Transaction Tax Deductions), solely to the extent such items actually decrease the cash Tax liability of the relevant Purchased Entity or Subsidiary in respect of the relevant Tax, in the relevant jurisdiction, in the relevant Tax period(s), (c) exclude any liabilities for accruals or reserves established or required to be established for contingent income Taxes or with respect to uncertain Tax positions, (d) exclude any Taxes attributable to any actions, elections or transactions taken or entered into by, any Purchaser or its Affiliates (including the Purchased Entities and their Subsidiaries, but with respect to such entities, if taken or entered into outside of the ordinary course of business) after the Closing or any action in violation of Section 7.4(a), (e) exclude deferred Tax assets and liabilities, (f) be determined on a jurisdiction by jurisdiction basis with the amount for any jurisdiction never being less than zero (0), (g) be determined taking into account any payments of estimated Taxes already made in respect of the relevant Tax period(s), (h) be calculated in accordance with the past practices of Seller and its Affiliates (including with respect to the jurisdictions in which the Purchased Entities and their Subsidiaries file income Tax Returns) unless otherwise required by a change in applicable Law after the date of this Agreement, (i) include accrued but unpaid current income Taxes of any Purchased Entity or any of their Subsidiaries that are described in clause (f) of the definition of “Excluded Business Taxes” (for the avoidance of doubt, not taking into account the carve out at the end of such definition pertaining to Taxes included as a liability in the Post-Closing Statement) and (j) not include the same item (whether Tax, estimated Tax, overpayment, net operating loss, offset, reduction, other Relief or any other Tax asset or liability) more than once.

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Proceeding” means any claim, cause of action, lawsuit, charge, complaint, litigation, demand, summons, subpoena, hearing, inquiry, investigation, or other judicial, administrative or arbitral action, suit or proceeding, in each case by or before any Governmental Entity.

“Products” or “Product” means, collectively or individually, (a) the products of the Business, including those set forth on Exhibit J, (b) the products in development (in each case, if any) that are owned or otherwise controlled by Seller or any of its Subsidiaries or Affiliates (including any Purchased Entity) that are updated versions of the products in clause (a), and (c) any other products that are otherwise being developed by or on behalf of Seller or any of its Subsidiaries or Affiliates (including any Purchased Entity) in connection with the Business. For the avoidance of doubt, products and products in development of the Retained Business shall not be considered “Products” for any purpose under this Agreement.

“Product Registration” means any permit, approval, authorization, clearance, qualification, designation, licensure, registration, or marketing or other authorization or notarization by the U.S. Food & Drug Administration (FDA) or comparable Governmental Entity, in each case as necessary to market, promote, or sell any Product.

“Property Taxes” means real, personal and intangible ad valorem property Taxes.

“Purchased Entity Benefit Plan” means each Seller Benefit Plan that is (a) sponsored or maintained by a Purchased Entity or any of its Subsidiaries, or (b) identified as a Purchased Entity Benefit Plan on Section 3.19(a) of the Seller Disclosure Schedules.

“Purchased Entity Existing Indebtedness” means Indebtedness of the type described in clause (a) of the definition of Indebtedness (including such Indebtedness of the type described in clause (a) of the definition of Indebtedness that would otherwise be excluded pursuant to clause (iii) of the proviso to the definition of Indebtedness) incurred, borrowed or issued after the date of this Agreement (subject to the requirements of Section 5.6, other than intercompany indebtedness among the members of the Seller Group, the Purchased Entities and the Subsidiaries thereof) as to which the Purchased Entities and their Subsidiaries are the primary obligors (as distinguished from guarantors) in an individual principal amount in excess of two and one-half million Dollars ($2,500,000).

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules, dated as of the date of this Agreement, provided by Purchasers to Seller.

“Purchaser Material Adverse Effect” means any fact, event, circumstance, change or development that, when taken individually or together with all other facts, events, circumstances, changes and developments, materially delays beyond the Outside Date the ability of Purchasers or their Affiliates to consummate the Transaction.

“Purchaser Payment Obligation” means any obligation on a Purchaser to make a payment under this Agreement, any Local Transfer Agreement or any Other Transfer Document (where applicable) in respect of a breach of representation or warranty, or by way of indemnity, or reimbursement of loss but excluding (i) any payment of the Reverse Termination Fee, (ii) any payment of the Base Purchase Price or Closing Purchase Price or Final Purchase Price, and (iii) (for purposes of Section 7.8(c) only) (a) any payment made by a Purchaser where the matter giving rise to the payment relates to the Irish Business, and (b) any payments pursuant to Schedule 7.5(b).

“Purchasers Licensed Patents” means (i) the Transferred Patents, (ii) any Patent owned by either Purchaser or its Affiliates that issues from, or otherwise claims priority to, any Transferred Patent and (iii) any foreign counterparts to any of the foregoing.

“Registered IP” means all United States, international or foreign: (a)  issued Patents and Patent applications; (b) registered Marks and applications to register Marks; and (c) registered Copyrights and applications for Copyright registration.

“Related Parties” means, as the context shall require, the Seller Related Parties and/or the Purchasers Related Parties.

“Relief” includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, any right to or actual repayment of or saving of Tax (including any repayment supplement, fee or interest in respect of Tax), or any credit or other amount payable or paid by a Taxing Authority.

“Remaining Expenditures Amount” means the result of (i) $9,500,000 less (ii) research and development costs and other expenses associated with next-generation device development incurred in the fiscal year ending December 27, 2024 prior to the Closing; provided, that the Remaining Expenditures Amount shall not be less than zero.

“Representatives” of a Person means such Person’s Affiliates and any officer, director or employee of such Person or its Affiliates or any investment banker, attorney, accountant or other advisor or representative of such Person or its Affiliates.

“Retained Claim” means any claim, cause of action, defense, right of offset or counterclaim, or settlement agreement (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) to the extent related to the Excluded Assets, Retained Liabilities or the Retained Business.

“Retained Group Environmental Liabilities” means any and all Liabilities to the extent related to the environment, natural resources and hazardous materials and any associated investigation, cleanup and remediation costs, including such liabilities disclosed under the heading “Off-Balance Sheet Arrangements” solely with respect to the surety bonds referenced therein on page 78 and “Environmental Remediation and Litigation Proceedings” on pages 140-141 of Seller’s Annual Report on Form 10-K for the fiscal year ended December 29, 2023, filed with the U.S. Securities and Exchange Commission on March 26, 2024.

“Retained Marks” means the names or Marks of Seller or any of its Affiliates at any time prior to the Closing for or containing MALLINCKRODT, MALLINCKRODT PHARMACEUTICALS, the “M” brand mark or MNK, or any names or Marks confusingly similar thereto, or any translations, variations or derivatives thereof, whether alone or in combination with other words or designs.

“Sale Process” means all matters relating to the sale or separation of the Business and the review of strategic alternatives with respect to the Business, and all activities in connection therewith, including matters relating to: (a) the solicitation of proposals from and negotiations with third parties in connection with the sale of the Business; or (b) the drafting or negotiation of any of the provisions of this Agreement, any other Transaction Document, the Equity Commitment Letter or the Limited Guaranty.

“Sanctioned Person” means any Person that is: (a) listed or referred to on any Sanctions List; (b) is or is part of a government of a Sanctioned Territory; (c) resident in, ordinarily located in, or incorporated or domiciled under the laws of any Sanctioned Territory; (d) “owned” or “controlled” by, or otherwise “acting on behalf or at the direction of”, any of the foregoing (as the terms “owned”, “controlled”, and “acting on behalf or at the direction of” are defined in the relevant Sanctions and/or any associated guidance on the same produced by any relevant Sanctions Authority from time to time); or (e) otherwise targeted under any Sanctions.

“Sanctioned Territory” means any country or territory that is the subject or target of any comprehensive country- or territory-wide Sanctions (which countries and territories as of the date of this Agreement are Cuba, Iran, North Korea, Syria, and the Crimea and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctions” means any applicable economic, financial or trade sanctions and/or export control-related laws or regulations imposed, administered, enacted or enforced by any Sanctions Authority from time to time.

“Sanctions Authority” means (a) the United States of America (including the Office of Foreign Assets Control (“OFAC”), the U.S. Commerce Department, the U.S. State Department, or any other agency of the U.S. government); (b) the United Nations (including its Security Council, and any United Nations Security Council Sanctions Committee); (c) the United Kingdom; (d) the European Union; (e) any Member State of the European Union; or (f) any government, public or regulatory authority or body of the aforementioned.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Persons, Groups and Entities subject to Financial Sanctions” maintained by the European Commission and the “Consolidated List of Financial Sanctions Targets in the UK” maintained by HM Treasury (in all cases as updated from time to time);

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any analogous legislation outside of the United States) and any bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, superannuation, gratuity, jubilee, provident fund, employment, consulting, advisor or other service provider, severance, retention, pension, termination, change in control, welfare, post-employment, profit-sharing, disability, health, vacation, sick leave benefits, fringe benefits or other benefit plan, program, agreement or arrangement, (a) that is sponsored, maintained, contributed to or required to be maintained or contributed to by Seller or any of its Affiliates (but excluding any such plan, program or arrangement mandated by or maintained solely pursuant to applicable Law or any Multiemployer Plan), in each case providing benefits to any Business Employee, Business Consultant or other individual service provider of the Business or (b) under which any Purchased Entity or Subsidiary thereof has any Liability or any obligation to contribute.

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Seller to Purchasers.

“Seller Entities” means Seller and all of its Subsidiaries or Affiliates that, at the date hereof or as at the Closing Date, own any Purchased Assets (including Purchased Entity Shares) and/or have obligations or Liabilities in respect of any Assumed Liabilities or are otherwise engaged in the Business.

“Seller Existing Indebtedness” means Indebtedness of the Seller Group of the type described in clause (a) of the definition of Indebtedness (including Indebtedness of the type described in clause (a) of the definition of Indebtedness that would otherwise be excluded pursuant to clause (iii) of the proviso to the definition of Indebtedness), that (i) arises under that certain Indenture, dated as of November 14, 2023, among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors from time to time party thereto, Wilmington Savings Fund Society, FSB, as first lien trustee and Acquiom Agency Services LLC, as first lien collateral agent; as amended by Supplemental Indenture No. 1, dated as of May 1, 2024, and as may be further amended, supplemented or otherwise modified from time to time; (ii) arises under that certain Credit Agreement, dated as of November 14, 2023, by and among Seller, Mallinckrodt International Finance S.A., Mallinckrodt CB LLC, the lenders from time to time party thereto, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents and Acquiom Agency Services LLC, as collateral agent, as it may be further amended, supplemented or otherwise modified from time to time; or (iii) is secured by Liens on the Purchased Assets or guaranteed by the Purchased Entities or their Subsidiaries, in each case under this clause (iii) that is incurred, borrowed or issued after the date of this Agreement (subject to the requirements of Section 5.6, other than intercompany indebtedness among the Seller, the Purchased Entities and their respective Subsidiaries) in an individual principal amount in excess of two and one-half million Dollars ($2,500,000).

“Seller Group” means Seller, the other Seller Entities and their respective Affiliates (other than the Purchased Entities and their Subsidiaries).

“Seller Licensed Patents” means (a) the Patents listed in Section 1.1(e) of the Seller Disclosure Schedules; (b) any other Patents that are owned (or licensed with the right to sublicense without payment or the granting of other further consideration unless such payment or other consideration is provided by the Purchaser Licensees) by Seller or its Affiliates as of the Closing that would be infringed by the operation of the Business as of or prior to the Closing absent the licenses granted hereunder (c) any Patent owned by Seller or its Affiliates that issues from, or otherwise claims priority to, any Patent in clause (a) and (b); and (d) any foreign counterparts owned (or licensed with the right to sublicense without payment or the granting of other further consideration unless such payment or other consideration is provided by the Purchaser Licensees) by Seller or its Affiliates to any of the foregoing, in each case (a) through (d), other than the Transferred Patents.

“Seller Payment Obligation” means any obligation on a Seller Entity to make a payment under this Agreement, any Local Transfer Agreement or any Other Transfer Document (where applicable), in respect of a breach of representation or warranty, or by way of indemnity, or reimbursement of loss.

“Specific Indebtedness Amounts” means the sum of (i) twenty million dollars ($20,000,000) and (ii) the Remaining Expenditures Amount, if any.

“Specified Matters” has the meaning set forth in Section 1.1(i) of the Seller Disclosure Schedules.

“Specified Matters Cap” has the meaning set forth in Section 1.1(i) of the Seller Disclosure Schedules.

“Specified Matters Termination Date” has the meaning set forth in Section 1.1(i) of the Seller Disclosure Schedules.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, firm, association, joint stock company or other entity, whether incorporated or unincorporated, of which such first Person directly or indirectly owns or controls securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; provided that, from and after the Closing, no Purchased Entity (or Subsidiary thereof) shall be deemed to be a Subsidiary of Seller or any of its Subsidiaries, including any other Seller Entity.

“Supply Chain Laws” means all Laws, together with all subordinate legislation and codes of practice, including guidance notes, circulars, regulations, and Judgments, relating to Environmental Matters in the supply chains, modern slavery, forced or child labor and/or human rights, together with any judicial or administrative interpretation of each of the foregoing.

“Surrender” means any process under the Law of the UK or of Ireland whereby a Relief or an amount of income, profit or gain arising to a company is surrendered, transferred or allocated in any manner for the purposes of Tax to another company, and includes without limitation the surrender of losses or other amounts eligible for group relief in accordance with Part 5 of the Corporation Tax Act 2010 in the United Kingdom or Chapter 5 of Part 12 of the TCA in Ireland.

“Tangible Personal Property” means personal property and interests therein, including machinery, equipment (and leases thereof), hardware, furniture, fixtures, tools, communications devices, vehicles and all other tangible personal property, it being understood that Tangible Personal Property shall not include any Intellectual Property Rights or Information Technology.

“Target Working Capital” means $36,800,000.

“Tax” means any U.S. federal, state, local or non-U.S. tax imposed by any Taxing Authority, including any net income, gross receipts, sales, use, value added, goods and services, profits, license, withholding, wage, payroll, employment (including social security or national insurance contributions), excise, premium, property, capital gains, net-worth, transfer, alternative or add-on, stamp, environmental, alternative or add-on minimum, franchise and occupation tax, any Top-Up Tax, customs, duties, imposts and levies or other similar assessments or charges imposed by any Taxing Authority, together with any interest and penalties imposed by any Taxing Authority with respect to such amounts.

“Tax Proceeding” means any inquiry, audit, examination, contest, litigation or other Proceeding by, with or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Taxing Authority with respect to Taxes, including any attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“TCA” means Taxes Consolidation Act, 1997, of Ireland.

“Technology” means embodiments of Intellectual Property Rights, including in the form of documentation, materials, products, hardware, prototypes, data, databases and software (including source code, object code and machine code); provided that Technology does not include any Intellectual Property Rights in such Technology.

“Top-Up Tax” means the top-up Tax computed in accordance with Chapter 5 of the model rules published by the Organisation for Economic Co-operation and Development in the document, Tax Challenges Arising from the Digitalisation of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two): Inclusive Framework on BEPS on December 20, 2021 as amended from time to time, and imposed pursuant to such model rules, Council Directive 2022/2523 on ensuring a global minimum level of taxation for multinational enterprise groups and large-scale groups in the European Union or any national legislation imposed in compliance with either of them.

“Transaction Accounting Principles” means the principles, policies, procedures, categorizations, definitions, methods, practices, classifications, estimation methodologies and techniques set forth in Part A of Exhibit I hereto.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Device Distribution Agreement, the French Put Option Agreement, any Local Transfer Agreements and Other Transfer Documents (where applicable) and the Assignment Agreement and Bill of Sale (if applicable).

“Transaction Expenses” means, without duplication, and to the extent not paid by Seller in full with no further Liability, any of its Affiliates or the Purchased Entities (or their Subsidiaries) prior to the Closing, (a) the aggregate amount of any and all out-of-pocket fees, costs, and expenses of brokers, finders, outside counsel, financial advisors, accountants, auditors, experts, consultants and other professional advisors payable or reimbursable by any of the Purchased Entities (or their Subsidiaries) as of the Measurement Time and that were incurred prior to the Closing by Seller, any of its Affiliates or any of the Purchased Entities (or their Subsidiaries) in connection with the preparation, negotiation, execution and performance of this Agreement, the other Transaction Documents, the Equity Commitment Letter or the Limited Guaranty and the transactions contemplated hereby and thereby and (b) all transaction or retention bonuses, change-in-control payments, long-term incentive and phantom equity payments or other similar compensatory amounts payable by any Purchased Entity or Subsidiary thereof to any Person conditioned on execution or performance of this Agreement, the other Transaction Documents, the Equity Commitment Letter or the Limited Guaranty and the transactions contemplated hereby and thereby (excluding payments made pursuant to any arrangements implemented by or at the written request or direction of any Purchaser or any of its Affiliates), together with the employer-paid portion of any employment or payroll taxes related thereto, and that were granted or incurred prior to the Closing by Seller, any of its Affiliates or any of the Purchased Entities (or their Subsidiaries). For the avoidance of doubt, Transaction Expenses will not include: (i) any Retained Liabilities, (ii) any fees, costs or expenses incurred by any Purchaser, any of its Affiliates or any Equity Investor in connection with the Transaction or the other transactions contemplated by this Agreement whether or not billed or accrued (including any fees, costs and expenses of any financial advisor, legal counsel, accountant, agent, auditor, broker, finder, expert or other advisor or consultant retained by or on behalf of a Purchaser) and (iii) any amounts to the extent such amounts are included in the calculation of Indebtedness or Working Capital (i.e., where inclusion of such amounts would result in duplication).

“Transaction Regulatory Approvals” means the expiration or termination of any waiting period applicable to the Transaction under the HSR Act and all approvals from Governmental Entities that are required under applicable Law (including pursuant to any Transaction Regulatory Law) to permit the consummation of the Transaction and the other transactions contemplated by this Agreement, but, for the avoidance of doubt, excluding the HHS OIG Determination.

“Transaction Regulatory Laws” means any applicable statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, mandatory guidelines and standards and other Laws of any jurisdiction that are designed or intended to (a) prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade or (b) prohibit, restrict or regulate foreign investments.

“Transaction Tax Deductions” means Tax deductions resulting from the payment of the Transaction Expenses that are properly deductible by the Purchased Entities or their Subsidiaries for relevant Tax purposes on at least a “more likely than not” basis.

“Transfer of Undertakings Directive” means the Council of the European Union Directive 2001/23/EC of March 21, 2001 on the approximation of the Laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses and/or local implementing legislation, both as amended from time to time.

“Transfer Pricing Adjustment” means the computation of profits or losses for Tax purposes in relation to any transaction or series of transactions on a basis which substitutes arm’s length terms for the actual terms agreed.

“Transferred Internet Properties” means (a) the Internet Properties listed in Section 1.1(f) of the Seller Disclosure Schedules as of the Closing, (b) any other Internet Properties owned by Seller or its Affiliates that contain the words THERAKOS, CELLEX, UVADEX and/or UVAR (or any names or Marks confusingly similar thereto, or any translations, variations or derivatives thereof, whether alone or in combination with other words ), excluding those Internet Properties that also contain other names or Marks of Seller or its Affiliates that are not exclusively used or held exclusively for use in the operation of Business as of Closing and (c) any other Internet Properties that are added to the foregoing Schedule pursuant to Section 5.16(e).

“Transferred Marks” means (a) the Marks listed in Section 1.1(g) of the Seller Disclosure Schedules as of the Closing, (b) any other Marks owned by Seller or its Affiliates for or containing THERAKOS, CELLEX, UVADEX and/or UVAR (or any names or Marks confusingly similar thereto, or any translations, variations or derivatives thereof, whether alone or in combination with other words or designs), excluding those Marks that also contain any other names or Marks of Seller or its Affiliates that are not exclusively used or held exclusively for use in the operation of the Business as of Closing, and (c) any other Marks that are added to the foregoing Schedule pursuant to Section 5.16(e).

“Transferred Patents” means (a) the Patents listed in Section 1.1(h) of the Seller Disclosure Schedules as of the Closing, (b) any other Patents that are added to the foregoing Schedule pursuant to Section 5.16(e), (c) any Patent owned by Seller or its Affiliates that issues from, or otherwise claims priority to, any of the foregoing, and (d) any foreign counterparts owned by Seller or its Affiliates to any of the foregoing.

“US Purchased Assets” means the US Purchased Entity Shares.

“VAT” means, inside the European Union, value added tax charged pursuant to Council Directive 2006/112/EC on the common system of value added tax, including any value added tax charged pursuant to VATCA (as defined in Section 7.6), and, outside the European Union, any similar sales or turnover tax, including any value added tax charged pursuant to VATA 1994 (as defined in Section 7.6).

“WC Adjustment Amount” means: (a) the Closing Working Capital minus (b) the Target Working Capital.

“Willful Breach” means a material breach in bad faith that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, cause, result in or constitute a material breach of this Agreement; provided, that an action taken with a reasonable good faith view that such an action does not constitute a breach will not be deemed to be Willful Breach.

“Working Capital” means, as of any time, the net working capital of the Business calculated by subtracting: (a) the sum of the amounts as of such time of the current liabilities that are Assumed Liabilities from (b) the sum of the amounts as of such time of the current assets that are Purchased Assets, in each case calculated in accordance with the Transaction Accounting Principles without duplication and without giving effect to the Transaction; provided, however, that in no event shall Working Capital include (i) Cash Amounts or Indebtedness, (ii) any Excluded Assets or Retained Liabilities, (iii) any Liabilities to the extent repaid or extinguished in full with no further Liability pursuant to this Agreement prior to or in connection with the Closing, (iv) any income Tax asset or liability or any deferred Tax asset or liability, (v) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts that are fully settled or eliminated in full with no further Liability at or prior to Closing pursuant to Section 5.6, it being understood that this clause (v) will not exclude from Working Capital any ongoing current liability that is an Assumed Liability that was incurred as a result of such settlement or elimination or (vi) Liabilities or payments that are expressly required to be paid at or following the Closing by the Seller Entities or any of their Affiliates pursuant to this Agreement.

Section 1.2         Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section
Agreed Items	2.10(c)
Agreement	Preamble
Allocation	2.10(c)
Allocation Schedule	2.10(a)
Alternative Financing	5.7(c)
Approvals	2.11(a)
Assignment Agreement and Bill of Sale	2.8(a)(iv)
Assumed Liabilities	2.6
Assumed Surrender	7.4(c)
Balance Sheet Date	3.7(c)
Bankruptcy Code	5.19(j)
Base Purchase Price	2.2
Business Consultants List	3.19(l)
Business Employees List	3.19(l)
Business Financial Information	3.7(a)
Business Permits	3.16(a)
Business Registered IP	3.10(a)
Cash Equity	4.6(b)
CGT	2.8(b)(xiii)
CGT Clearance Certificate	2.8(b)(xiii)
Closing Statement	2.9(b)
Closing Structure	5.14
Collection Fees and Expenses	9.4(b)
Commitment Letters	4.6(b)
Competing Business	5.15(c)
Confidential Business Information	5.3(b)
Confidentiality Agreement	5.3(a)
Contracting Parties	11.16
control	see definition of Affiliate
controlled by	see definition of Affiliate
Copyrights	see definition of Intellectual Property Rights
Current Representation	11.14(a)
Data Governance Committee	5.22(a)
DC Employees	6.5
Debt Commitment Letter	4.6(a)
Debt Financing	4.6(a)
Deferred Closing	2.12(a)
Deferred Closing Date	2.12(a)
Deferred Purchased Entity	2.12(a)
Definitive Agreements	5.7(a)
Designated Person	11.14(a)
Device Distribution Agreement	2.11(h)
Dispute Resolution Period	2.9(d)
DoJ Investigation	2.7(l)
Equity Commitment Letter	4.6(b)
Equity Investors	4.6(b)
Estimated Closing Cash Amounts	2.9(b)
Estimated Closing Indebtedness	2.9(b)
Estimated Closing Transaction Expenses	2.9(b)
Estimated WC Adjustment Amount	2.9(b)
Exchange Act	3.5
Excluded Assets	2.5

Excluded VAT Amounts	7.5(a)
Exit Date	7.6(a)
Expense and Reimbursement Obligations	9.4(c)
Fair Value	4.11
Final Purchase Price	2.9(f)
Financing	4.6(b)
Financing Amounts	4.6(e)
Financing Reimbursement Obligation	5.8
French Local Transfer Agreement	2.8(a)(vii)
French Put Option Agreement	Recitals
Guarantors	Recitals
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Independent Accounting Firm	2.9(d)
input tax	7.6(a)
Inside Date	2.3
Interim Allocation	2.10(b)
Internet Properties	see definition of Intellectual Property Rights
Inventory	2.4(j)
Irish Business Purchaser	Preamble
Irish Business Transfer Agreement	2.13(a)
Irish Remitting Company	7.6(a)
Irish Stamp Duty Regulations	7.5
Irish Tax Reference Number	7.5
Irish VAT Group	7.6(a)
Irish VAT Group Entity	7.6(a)
Leased Real Property	2.4(c)
Licensed Other IPR	5.19(c)5.19(c)
Licensed Products	5.19(a)
Licensee Party	5.19(f)
Limited Guaranty	Recitals
Local Transfer Agreements	2.13(a)
Malicious Code	3.11(b)
Marks	see definition of Intellectual Property Rights
New Plans	6.2(c)
New Subsidiaries	3.23(a)
Nonparty Affiliates	11.16
Non-US Plan	3.19(k)
Offer Employee	6.2(b)
Old Plans	6.2(c)
Other Party	5.12
output tax	7.6(a)
Outside Date	9.1(d)
Parties	Preamble
Payoff Amount	5.8(a)
Post-Closing Purchaser’s CIA	see definition of Acceptable CIA Transfer
Post-Closing Representation	11.14(a)

Post-Closing Statement	2.9(c)
prescribed accounting period	7.6(a)
Privileged Information	121
Privileges	5.13(a)
Prohibited Modifications	5.7(b)
Purchased Assets	2.4
Purchased Entities	2.4(a)
Purchased Entity Shares	2.4(a)
Purchaser	Preamble
Purchaser Licensees	5.19(a)
Purchaser Licensors	5.19(b)
Purchaser Related Party	9.4(c)
Purchaser VAT Payment	7.6(c)
Purchasers DC Plans	6.5
Purchasers Delivery Period	2.9(c)
Purchasers FSA Plan	6.2(e)
Purchasers Indemnified Parties	10.2(a)
Purchasers Interim Allocation Notice	2.10(b)
Purchasers Maximum Liability Limit	9.4(c)
Purchasers’ Allocation Notice	2.10(c)
Qualifying Amounts Cap	9.4(c)
Qualifying Interest Expenses	9.4(b)
Relevant Party	5.12
Relevant Representative Member	7.6(a)
Relevant VAT Group	7.6(a)
Relevant VAT Period	7.6(a)
Relevant VAT Statement	7.6(f)
representative member	7.6(a)
Required Jurisdiction	8.1(a)
Retained Business	see definition of Business
Retained Liabilities	2.7
Retained Technology	2.5
Reverse Termination Fee	9.4(a)
RoW Purchased Entities	2.4(a)
RoW Purchased Entity	2.4(a)
RoW Purchased Entity Shares	2.4(a)
RoW Purchaser	Preamble
Seller	Preamble
Seller Closing Interim Allocation	2.10(b)2.10(a)
Seller Covered Person	5.15(a)
Seller DC Plans	6.5
Seller FSA Plan	6.2(e)
Seller Guarantees	5.9
Seller Indemnified Parties	10.3
Seller Insurance Policies	Section 5.11
Seller Licensees	5.19(b)
Seller Licensors	5.19(a)

Seller Related Party	9.4(c)
Seller Shareholders	see definition of Affiliate
Seller Taxes	10.4(a)
Seller VAT Payment	7.6(d)
Seller’s Allocation	2.10(b)
Significant Customers	3.13(a)(i)
Significant Suppliers	3.13(a)(ii)
Specified Business Contracts	2.4(b)
Specified Other Contracts	2.4(r)
Specified Termination	9.4(a)
Tax Claim	10.4(c)
TCA	3.18(n)
Third-Party Claim	10.4(a)
Trade Secrets	see definition of Intellectual Property Rights
Transaction Required Regulatory Approvals	8.1(a)
Transfer Taxes	7.5
Transferred Business Employee	6.1(a)
Transferred FSA Balances	6.2(e)
Transferred Information Technology	2.4(e)
Transferred Intellectual Property	2.4(d)
Transferred Leases	2.4(c)
Transferred Tangible Personal Property	2.4(g)
Transition Services Agreement	2.8(a)(iii)
TUD Employee	6.1(b)
UK Representative Member	7.6(a)
UK VAT Group	7.6(a)
UK VAT Group Entity	7.6(a)
under common control with	see definition of Affiliate
US Purchased Entities	2.4(a)
US Purchased Entity	2.4(a)
US Purchased Entity Shares	2.4(a)
US Purchaser	Preamble
VAT Group	7.6(a)
VAT Group Entity	7.6(a)
VAT Statement	7.6(f)
VATA 1994	7.6(a)
VATCA	7.6(a)

Article II
PURCHASE AND SALE; CLOSING; DEFERRED CLOSINGS

Section 2.1         Purchase and Sale. Subject to the terms and conditions of this Agreement and the Local Transfer Agreements, including, for the avoidance of doubt, Section 2.12 and Section 2.15, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to the relevant Purchaser or, subject to Section 11.3, its designated Affiliate, and the relevant Purchaser or, subject to Section 11.3, its designated Affiliate shall purchase, acquire and accept from the Seller and the relevant other Seller Entities, all of Seller’s and the other Seller Entities’ right, title and interest as of the Closing, in and to the Purchased Assets free and clear of all Liens other than Permitted Liens (provided in the case of the Purchased Entity Shares (and equity interests in Subsidiaries of the Purchased Entities) that such Permitted Liens (other than Permitted Liens set forth in clause (f) and clause (g) in the definition of Permitted Liens) are released in full at Closing with no further Liability to the Purchased Entities or the Purchasers); provided that, notwithstanding anything to the contrary in this Agreement: (i) Irish Business Purchaser shall at the Closing purchase, acquire and accept from Irish Business Seller all of their respective right, title and interest as of Closing in and to the Irish Business; (ii) Irish Business Seller’s right, title and interest in all of the Purchased Assets forming part of the Irish Business that are locally situated in Ireland and capable of transfer by delivery, shall pass by delivery and not pursuant to this Agreement or any other agreement or document; and (iii) US Purchaser shall at the Closing purchase, acquire and accept from Seller and the other Seller Entities all of their respective right, title and interest as of Closing in and to the US Purchased Assets, in each case, free and clear of all Liens other than Permitted Liens (provided in the case of the Purchased Entity Shares (and equity interests in Subsidiaries of the Purchased Entities) that such Permitted Liens (other than Permitted Liens set forth in clause (f) and clause (g) in the definition of Permitted Liens) are released in full at Closing with no further Liability to the Purchased Entities or the Purchasers). The transfer of certain Purchased Entities and other Purchased Assets in jurisdictions in which local Laws require specified formalities or other procedures to be observed to legally effect a transfer of such Purchased Entities or other Purchased Assets shall be effected pursuant to the applicable Local Transfer Agreements and, where applicable, Other Transfer Documents as further described in Section 2.13.

Section 2.2         Purchase Price. In consideration for the Purchased Assets and the other obligations of Seller pursuant to this Agreement, at the Closing, the Purchasers shall pay, or cause to be paid on behalf of Purchasers, to Seller (and/or one or more of Seller’s Subsidiaries designated by Seller) Nine Hundred Twenty-Five Million Dollars ($925,000,000) in cash (the “Base Purchase Price”) as adjusted in accordance with Section 2.9 and paid in the manner set forth in Section 2.8 and Section 2.9 (with the proportions in which such amount shall be paid by Purchasers to be determined in accordance with the principles detailed in the Allocation Schedule, any Interim Allocations and otherwise as agreed by Seller and Purchaser, subject to adjustment pursuant to Section 2.10) and the Purchasers shall assume the Assumed Liabilities (which such assumption shall be deemed satisfied with respect to Assumed Liabilities of the Purchased Entity upon the acquisition of such Purchased Entity by Purchasers or, subject to Section 11.3, their designated Affiliates).

Section 2.3         Closing Date. The closing of the Transaction (excluding any transactions to be consummated at any Deferred Closing) (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz at 10:00 a.m. (Eastern time) on the fifth (5th) Business Day following the date on which the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) or at such other place, time and date as may be agreed in writing between Seller and Purchasers; provided, that, notwithstanding anything to the contrary in the foregoing, in no event shall the Closing occur prior to October 21, 2024 (the “Inside Date”); provided, further, that if the financial statements and narrative description described in paragraph (b) of the definition of “Financing Information” are not delivered to the Purchasers on or prior to September 27, 2024, the Inside Date shall be automatically extended to the date that is 24 calendar days after the date on which all such financial statements and narrative description described in paragraph (b) of the definition of “Financing Information” are delivered to the Purchasers. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. If the Closing occurs, the Closing shall be deemed to be effective at 12:01 a.m. (Eastern time) on the Closing Date.

Section 2.4         Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to the relevant Purchaser or, subject to Section 11.3, their designated Affiliates, and the Purchaser or, subject to Section 11.3, its designated Affiliates shall purchase, acquire and accept from the Seller Entities, the Purchased Assets free and clear of all Liens other than Permitted Liens (provided in the case of the Purchased Entity Shares (and equity interests in Subsidiaries of the Purchased Entities) that such Permitted Liens (other than Permitted Liens set forth in clause (f) and clause (g) in the definition of Permitted Liens) are released in full at Closing with no further Liability to the Purchased Entities or the Purchasers). The term “Purchased Assets” means all of Seller’s and their Affiliates’ right, title and interest as of the Closing in and to the following (but excluding the assets identified as Excluded Assets in clauses (a) through (w) of Section 2.5):

(a)        (i) all of the equity interests (the “RoW Purchased Entity Shares”) in the Subsidiaries of Seller listed on Section 2.4(a)(i) of the Seller Disclosure Schedules (each, a “RoW Purchased Entity,” and, collectively, the “RoW Purchased Entities”) and in the Subsidiaries of the RoW Purchased Entities; provided that Seller may update Section 2.4(a)(i) of the Seller Disclosure Schedules with the prior written approval of RoW Purchaser (if applicable) prior to the Closing Date to account for any New Subsidiaries or as otherwise contemplated by Section 5.14; and (ii) all of the equity interests (the “US Purchased Entity Shares” and together with the RoW Purchased Entity Shares, the “Purchased Entity Shares”) in the Subsidiaries of Seller listed on Section 2.4(a)(ii) of the Seller Disclosure Schedules (each, a “US Purchased Entity,” and, collectively, the “US Purchased Entities”, together with the RoW Purchased Entities, the “Purchased Entities”) and in the Subsidiaries of the US Purchased Entities; provided that Seller may update Section 2.4(a)(ii) of the Seller Disclosure Schedules with the prior written approval of US Purchaser (if applicable) prior to the Closing Date to account for any New Subsidiaries or as otherwise contemplated by Section 5.14;

(b)        (i) Each Contract to which Seller, any other Seller Entity or, in each case, any Affiliate thereof is a party that is exclusively related to the Business or is set forth on Section 2.4(b)(i) of the Seller Disclosure Schedules; and (ii) subject to Section 2.11, those portions, and only those portions (and preserving the meaning thereof), of any Shared Contract to which Seller, any other Seller Entity or, in each case, any Affiliate thereof is a party that are apportioned to the Purchased Entities (or their Subsidiaries) in accordance with Section 2.11 (collectively, such Contracts or portion of such Contracts, as the case may be, the “Specified Business Contracts”);

(c)        The leases or sub-leases to which any of the relevant Seller Entities (or any of the Purchased Entities or their Subsidiaries) is a party with respect to the leased or sub-leased real property listed on Section 2.4(c) of the Seller Disclosure Schedules (such leases or sub-leases, the “Transferred Leases”, and such leased or sub-leased real property, the “Leased Real Property”);

(d)        (i) The Transferred Patents, Transferred Internet Properties and Transferred Marks, including the goodwill appurtenant to the Transferred Marks and (ii) the Intellectual Property Rights (other than Patents, Marks, Internet Properties and other Registered IP) owned by Seller or any of the Seller Entities (and not owned by, or licensed from, a third party) and that are primarily used or held primarily for use in the operation of the Business (such Intellectual Property Rights, together, the “Transferred Intellectual Property”), including in each case the right to damages for the past or future infringement, misappropriation or violation of the Transferred Intellectual Property;

(e)        The Business Technology Deliverables;

(f)         Any and all Information Technology (including all software loaded thereon but only to the extent such software is a Business Technology Deliverable) that is either (A) owned by Seller or (B) if leased or licensed by Seller or its Affiliates from a third party, under a lease or license which, is transferred to Purchasers pursuant to the terms of this Agreement, in each case that (i) exclusively relate to, or are exclusively used or held exclusively for use in, the operation of the Business or (ii) are listed on Section 2.4(f) of the Seller Disclosure Schedules (such Information Technology, the “Transferred Information Technology”);

(g)       Any and all Tangible Personal Property owned or leased by Seller, any other Seller Entity or any of their respective Affiliates and, (i) with respect to Tangible Personal Property other than vehicles and personal communications devices (which personal communications devices include phones, computers and iPads) exclusively used, or held exclusively for use, in the operation of the Business, (ii) with respect to vehicles, vehicles leased by Seller on behalf of Transferred Employees and (iii) with respect to personal communications devices, personal communications devices provided by or on behalf of Seller to personnel of the Business, including the Transferred Employees, for their use (such Tangible Personal Property, the “Transferred Tangible Personal Property”);

(h)       Any and all prepaid expenses, credits and security deposits solely to the extent used or held for use in the Business or related to the other Purchased Assets as of the Measurement Time;

(i)         Any and all Cash Amounts of the Purchased Entities and their Subsidiaries as of the Measurement Time (including, for the avoidance of doubt, Agreed Foreign Cash and Excess Foreign Cash);

(j)         Any and all raw materials, parts, supplies, packaging material, consigned inventory, work-in-process, finished goods, supplies and other inventories primarily used, or held primarily for use, in the Business (collectively, the “Inventory”);

(k)        Solely to the extent transferable pursuant to applicable Law, any and all Permits, including Product Registrations, granted to Seller, any other Seller Entity or any of their respective Affiliates by a Governmental Entity and in each case primarily related to or primarily used, owned, utilized, or licensed in connection with the operation of the Business, but in any event, including all Permits that are included in Product Registrations, for the avoidance of doubt subject to Section 2.11 (such Permits, the “Transferred Permits”);

(l)         Any and all goodwill of the Business;

(m)       Any and all claims, Proceedings and defenses, rights of recovery and rights of set-off, in each case, solely to the extent related to the Business or to any Assumed Liability (for the avoidance of doubt, other than any Retained Claim and any claims and defenses in respect of any assets identified as Excluded Assets in Section 2.5);

(n)        Copies of any and all documents, instruments, papers, books, records (including Tax Returns but other than books and records related to Taxes that are not primarily related to Taxes of the Business, the Purchased Assets, the Assumed Liabilities, Purchased Entities and their Subsidiaries), books of account, files and data (including customer, distributor and supplier lists, pricing lists, and repair and performance records, service records, logs, warranty records, testing and clinical data, market research reports, marketing plans and other marketing-related information and materials, quality control, vigilance and regulatory records), catalogs, brochures, sales literature, promotional materials, certificates, correspondence, books and records, and all correspondence with any Governmental Entity, relating to the manufacture, development or commercialization of Products, books and records to the extent reasonably related to the development, prosecution, maintenance or enforcement of Business Registered IP (including, as applicable, laboratory records and logs, invention disclosures, file wrappers, case notes, filings and correspondence with Governmental Entities), and other documents (collectively, “Books and Records”), and in each case to the extent related to the Business, the Purchased Entities (and their Subsidiaries), the Purchased Assets or the Assumed Liabilities, including extracts or portions of any of the foregoing to the extent related to the Business, the Purchased Entities (and their Subsidiaries), the Purchased Assets or the Assumed Liabilities, and Books and Records that constitute Joint Books and Records (other than, for the advoidance of doubt, those set forth in clause (v) below), and in each case, in the possession of Seller, any other Seller Entity, or any of their respective Affiliates, other than (i) emails (for the avoidance of doubt, this clause (i) does not exclude attachments thereto, other than attachments of another email), (ii) any books, records or other materials that Seller, any other Seller Entity or any of their respective Subsidiaries are required by Law to retain (copies of which, to the extent permitted by Law, will be transferred to Purchasers at Closing as Purchased Assets upon Purchasers’ reasonable request made reasonably in advance of the Closing), (iii) personnel and employment records for employees and former employees who are not Transferred Employees, and for Transferred Employees if transferring such records and documents to Purchasers is prohibited by Law, (iv) any books, records or other materials that may be located in a facility of the Business (including the Leased Real Property) to the extent not related to the Business, the Purchased Entities (and their Subsidiaries), the Purchased Assets or the Assumed Liabilities, (v) records to the extent relating to the Sale Process, including bids received from other Persons and (vi) Joint Books and Records that are not material to the Business and Joint Books and Records that are material to both the Business and the Retained Business; provided, that if at any time within the twelve (12) months following the Closing such Joint Books and Records become reasonably separable, such Joint Books and Records shall not be subject to this clause (vi); provided that, with respect to any such books, records or other materials that are Purchased Assets pursuant to this clause (n), the Seller Entities shall be permitted to keep (A) copies of such books, records or other materials to the extent required to demonstrate compliance with applicable Law or pursuant to bona fide internal compliance procedures, (B) copies of such books, records or other materials to the extent they are relevant to any Excluded Assets or the Retained Business and (C) such books, records or other materials in the form of so-called “back-up” electronic tapes in the ordinary course of business;

(o)        All Tax refunds and Tax assets to the extent relating to the Business or the Purchased Assets for any Tax period except those described in Section 2.5(n);

(p)        Except as set forth in Article VI, any and all assets of the Purchased Entity Benefit Plans;

(q)        Any and all trade receivables and other accounts receivable of the Business as of the Measurement Time (or, solely with respect to the Deferred Purchased Entity, immediately prior to Deferred Closing), or arising out of any Specified Business Contract; provided that accounts receivable and related assets that have been sold or otherwise transferred (or purported to have been sold or otherwise transferred) to the ABL Borrower pursuant to the ABL Related Agreements prior to the Measurement Time do not constitute trade receivables or accounts receivables of the Business at such time and are not Purchased Assets;

(r)         Subject to Section 2.11, all confidentiality, non-disclosure, standstill, non-solicit, non-hire, non-compete, releases, or similar arrangements (i) entered into with bidders in connection with the Sale Process to the extent related to the Business, the Purchased Assets, the Assumed Liabilities or the Purchased Entities (and their Subsidiaries) or (ii) otherwise to the extent related to the Business, the Purchased Assets or the Purchased Entities, in each case to the extent reasonably separable from the Retained Business (collectively, the “Specified Other Contracts”);

(s)        Any and all bank accounts solely in the name and for the benefit of any Purchased Entity and any Subsidiary thereof;

(t)        The assets set forth on Section 2.4(t) of the Seller Disclosure Schedules;

(u)        Unless prohibited by applicable Law, (i) emails of the Transferred Employees unless such emails are exclusively related to the Retained Business, (ii) emails of employees who are not Transferred Employees but whose job functions are primarily dedicated to the Business, unless such emails are primarily related to the Retained Business and (iii) emails that Seller identifies after the Closing are primarily related to the Business (it being understood that the use of customary protocols to reasonably identify such emails to be transferred may result in the misidentification, the over-inclusion, or under-inclusion of responsive emails); provided that, with respect to any such emails, the Seller Entities shall be permitted to keep (i) copies of such emails to the extent required to demonstrate compliance with applicable Law or pursuant to bona fide internal compliance procedures, (ii) copies of such emails to the extent they are relevant to any Excluded Assets or the Retained Business and (iii) copies of such emails in the form of so-called “back-up” electronic tapes in the ordinary course of business; and

(v)       Any and all other assets, rights and claims (not of the type described in any of the foregoing categories) primarily used, or held primarily for use, in the operation of the Business (for the avoidance of doubt, other than any assets of the type described in Section 2.5).

It is intended that the transfer of any assets of the Purchased Entities and their Subsidiaries that constitute Purchased Assets hereunder shall be effected by virtue of the transfer of the Purchased Entity Shares in accordance with the terms hereof and the applicable Local Transfer Agreements.

The Parties acknowledge and agree that a single asset may fall within more than one of clauses (a) through (u) in this Section 2.4; such fact does not imply that (i) such asset shall be transferred more than once or (ii) any duplication of such asset is required.

Section 2.5         Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Purchasers expressly understand and agree that the following assets, Contracts, rights and properties of Seller and its Affiliates (including, for the avoidance of doubt, those of the Purchased Entities and their respective Subsidiaries) (the “Excluded Assets”) shall be retained by the Seller Group, shall be excluded from the Purchased Assets and may be transferred out of the Purchased Entities and their Subsidiaries prior to the Closing, notwithstanding any other provision of this Agreement:

(a)        Any and all legal and beneficial interest in the share capital or equity interest of any Person other than the Purchased Entity Shares and equity interests in the Subsidiaries of the Purchased Entities, including the equity interests in any New Subsidiaries which constitute Purchased Entities or Subsidiaries thereof;

(b)        Any and all owned and leased real property and other interests in real property, other than the Transferred Leases;

(c)        Any and all Intellectual Property Rights, other than the Transferred Intellectual Property;

(d)        Any and all Technology, other than the Business Technology Deliverables (including, as an Excluded Asset, copies of Business Technology Deliverables that are also used in, held for use in, or necessary for the operation of any Retained Business (the “Retained Technology”));

(e)        Any and all Information Technology, other than the Transferred Information Technology;

(f)         Any and all Tangible Personal Property, other than the Transferred Tangible Personal Property;

(g)         Any and all raw materials, work-in-process, finished goods, supplies and other inventories, other than the Inventory;

(h)         Without limiting the provisions of Section 2.11(e) with respect to Shared Contracts, any and all Contracts and portions of Contracts, other than the Specified Business Contracts, the Specified Other Contracts, and the Transferred Leases;

(i)         Any and all Permits, other than the Transferred Permits;

(j)         Any and all claims and defenses (including any Retained Claim), other than the claims and defenses specifically identified as Purchased Assets in Section 2.4;

(k)        Any and all Books and Records not specifically identified as Purchased Assets in Section 2.4(n);

(l)         Except as set forth in Article VI, any and all assets of the Seller Benefit Plans;

(m)       Subject to Section 5.6, any and all loans and advances, if any, by Seller or any of its Affiliates (other than the Purchased Entities or any of their Subsidiaries) to the Purchased Entities or any of their Subsidiaries;

(n)        Any and all prepaid Taxes, refunds, credits, overpayments or similar items or recoveries or other Tax assets or Reliefs (x) of or against Excluded Business Taxes or any other Taxes of Seller or any of its Affiliates, in each case other than any and all prepaid Taxes, refunds, credits, overpayments or similar items or recoveries or other Tax assets or Reliefs of the Purchased Entities or any of their Subsidiaries, or (y) to which the Seller or any of its Affiliates is entitled to pursuant to this Agreement (including, for the avoidance of doubt, pursuant to Section 5.18, Article VI and Article VII (without duplication or double counting);

(o)       Tax Returns and other books and records related to Taxes paid or payable by Seller or any of its Affiliates (other than the Purchased Entities and their Subsidiaries);

(p)        Any and all Cash Amounts (other than any Cash Amounts of the Purchased Entities and their Subsidiaries as of the Measurement Time), and any and all current assets (other than accounts receivable), prepaid expenses and security deposits (in each case, other than those solely to the extent used or held for use in the Business, any Purchased Entity or any Subsidiary thereof as of the Measurement Time);

(q)        Any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not related to the Business, for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and subject to Section 5.11 any and all claims, rights to make claims and rights to proceeds on any such insurance policies, binders and interests for all periods before, through and after the Closing;

(r)        All rights to receive payments of Seller or any of its Affiliates pursuant to a hedging or other currency exchange agreement existing before, on or after the Measurement Time (other than any rights to receive payment of any Purchased Entity or Subsidiary thereof pursuant to any such agreement entered into directly by such Purchased Entity or Subsidiary thereof);

(s)        Any and all trade receivables and other accounts receivable (other than those constituting Purchased Assets pursuant to Section 2.4(q)); is

(t)        Subject to the provisions of Section 5.13, (i) (x) all attorney-client privilege and attorney work-product protection and other applicable privilege or protection of the Seller Entities associated with the Excluded Assets or the Retained Liabilities, including as related to any Retained Claim, or (y) as a result of legal counsel representing the Seller Entities or the Business in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents, (ii) all documents, communications or information subject to the attorney-client privilege or work product protection or other applicable privilege or protection described in sub-clause (i) of this paragraph and (for the avoidance of doubt without limiting the Purchased Assets described in clauses (a) through (v) of Section 2.4) all attorney-client privilege and attorney work-product protection and other applicable privilege or protection with respect to information that is in the possession or control of Seller or its Representatives (provided, that copies of such documents set forth in clause (i)(x), to the extent they relate to the Business, the Assumed Liabilities, the Purchased Assets or the Purchased Entities or their Subsidiaries (other than in a de minimis manner) shall not constitute Excluded Assets pursuant to this clause (t)), and (iii) records and other documents prepared in connection with the Sale Process, including bids and analyses received from other Persons;

(u)        Emails other than as included in Purchased Assets;

(v)        Any and all assets, business lines, properties, rights, Contracts and claims of Seller or any of its Affiliates, wherever located, whether tangible or intangible, real, personal or mixed, which are not Purchased Assets; and

(w)        The assets set forth on Section 2.5(w) of the Seller Disclosure Schedules.

Except as otherwise permitted in Section 5.16 (and subject to the terms thereof), the Parties acknowledge and agree that neither Purchasers nor any of their Subsidiaries will acquire, and no Purchased Entity or any Subsidiary thereof shall retain after the Closing, any direct or indirect right, title or interest in or to any Excluded Assets. Seller may take at Seller’s sole cost or Liability (and not at the cost of any Purchased Entity that would not be satisfied in full prior to the Closing, including with respect to any consideration) (or cause one or more of its Affiliates to take) such action as is necessary, advisable or desirable to transfer any Excluded Assets from the Purchased Entities and their Subsidiaries (and, if needed, from the Seller Entities and their Affiliates) to Seller or one or more of its Affiliates for such consideration or for no consideration. After the Closing Date, Purchasers shall take all actions (and shall cause their Affiliates (including the Purchased Entities and their Subsidiaries) to take all actions) reasonably requested by Seller at Seller’s sole cost or Liability (and not at the cost of any Purchased Entity, including with respect to any consideration) to effect the foregoing, including the return of any Excluded Assets for no consideration, but net of any costs or Liabilities incurred by Purchasers or the Purchased Entities in connection with such actions to the extent not paid prior thereto by Seller. Any action taken pursuant to this paragraph after the Closing Date, and no later than 30 days prior to the date on which the Post-Closing Statement is delivered in accordance with Section 2.9(c), shall be deemed for purposes of calculating the Closing Working Capital, the Closing Cash Amounts, the Closing Indebtedness and the Transaction Expenses pursuant to Section 2.9 to have occurred as of immediately prior to the Measurement Time.

Section 2.6      Assumed Liabilities. Subject to the terms and conditions of this Agreement, on the Closing Date and at the Closing, Purchasers shall (x) assume and hereby agree to (or, in the case of Assumed Liabilities that are Liabilities of the Purchased Entities, shall cause the Purchased Entities to) pay, satisfy, discharge and perform all of the Liabilities of Seller and its Affiliates solely to the extent related to or arising out of the Purchased Assets, the Business or the Purchased Entities (or their Subsidiaries) and (y) cause the Purchased Entities and their Subsidiaries to pay, satisfy, discharge and perform all of their respective Liabilities, in each case of the foregoing clauses (x) and (y), other than the Liabilities identified as Retained Liabilities in clauses (a) through (r) of Section 2.7 (the “Assumed Liabilities”), in each case, whether accruing or arising prior to, on or after Closing, including the following:

(a)        Any and all Liabilities solely to the extent relating to or arising out of the Specified Business Contracts or the Specified Other Contracts and any and all Liabilities solely to the extent relating to or arising out of the Transferred Leases;

(b)        Any and all Liabilities relating in any way to the environment or natural resources, human health and safety or Hazardous Materials solely to the extent arising out of or relating to in any way any past, current or future businesses, operations, products or properties of or associated with the Purchased Assets, the Assumed Liabilities or the Business, and for the avoidance of doubt, excluding the Retained Group Environmental Liabilities;

(c)        Any and all Liabilities solely to the extent arising from or relating to lawsuits or other claims, regardless of when commenced or made and irrespective of the legal theory asserted, with respect to the design, manufacture, testing, advertising, marketing, distribution or sale of the products and services of the Business, whether prior to or after the Closing, including all such Liabilities solely to the extent arising from or relating to (i) warranty obligations, (ii) infringement, dilution, misappropriation or other violation of any rights in respect of the conduct of the Business or of any Transferred Intellectual Property, (iii) alleged or actual hazard or defect in design, manufacture, materials or workmanship, including any failure to warn or alleged or actual breach of express or implied warranty or representation or (iv) the return after the Closing of any Products sold prior to, on or after the Closing Date;

(d)        Any and all Liabilities with respect to any return, repair, warranty or similar Liabilities solely to the extent relating to Products or services of the Business that were designed, planned, managed, constructed, supervised, manufactured or sold on, or prior to or after the Closing Date or that were held in the Inventory as of the Closing Date;

(e)        Any and all Liabilities for Taxes (i) in each case solely to the extent imposed on or with respect to, relating to, constituting or arising out of the Purchased Assets, the Assumed Liabilities, the Business or the Purchased Entities or any of their Subsidiaries other than Excluded Business Taxes, (ii) for which Purchasers are otherwise responsible pursuant to Section 7.5, or (iii) for which the Purchased Entities or any of their Subsidiaries would be required to make a payment pursuant to Section 7.4;

(f)        Any and all Liabilities solely to the extent relating to or arising out of the ownership, use or conduct of, or associated with the realization of the benefits of, the Business, the Purchased Assets or the Purchased Entities (or their Subsidiaries), whether accruing or arising before, on or after the Closing Date, including any and all Liabilities in respect of any Proceedings solely to the extent related thereto, other than the Liabilities identified as Retained Liabilities in clauses (a) through (r) of Section 2.7;

(g)        Any and all Liabilities in respect of or relating to Business Employees, other than those expressly retained by Seller pursuant to Article VI or included as Retained Liabilities;

(h)        Any and all Liabilities of the Purchased Entities or their Subsidiaries (including the Indebtedness set forth on Section 2.6(h) of the Seller Disclosure Schedules (such Indebtedness described in this parenthetical, the “Purchased Entity Assumed Indebtedness”)) of the Purchased Entities or their Subsidiaries;

(i)        Any and all Liabilities solely to the extent relating to or arising out of the Purchased Entity Benefit Plans and any other Liabilities assumed by Purchasers pursuant to Article VI;

(j)        Liabilities for which Purchasers or their Affiliates (including, from and after the Closing only, the Purchased Entities) expressly have responsibility pursuant to this Agreement (including pursuant to Section 5.9) or any other Transaction Document;

(k)        All Liabilities to the extent included in the calculation of Closing Indebtedness as defined in clauses (a) through (n) of the definition thereof;

(l)        All accounts payable and other Liabilities to the extent included in the calculation of the Closing Working Capital; and

(m)        All other Liabilities identified on Section 2.6(m) of the Seller Disclosure Schedules.

The Parties acknowledge and agree that a single Liability may fall within more than one of clauses (a) through (m) in this Section 2.6; such fact does not imply that (A) such Liability shall be transferred more than once or (B) any duplication of such Liability is required.

Notwithstanding the foregoing, the foregoing clauses (a) through (m) shall not include any Liabilities set forth in Section 2.7(b) or any Liabilities related to the Purchased Assets or the Business that are separately allocated pursuant to any other agreement or transaction between Seller or any of its Affiliates, on the one hand, and Purchasers or any of their Affiliates, on the other hand, including any other Transaction Document or commercial or other agreements whether or not related to this Agreement.

Section 2.7         Retained Liabilities. The Seller Entities shall retain, pay, satisfy, discharge and perform all (and, in the case of Retained Liabilities that are Liabilities of the Purchased Entities, Seller and/or one or more of the Seller Entities shall assume, pay, satisfy, discharge and perform all), and Purchasers shall not assume any, Liabilities of the Seller Entities that are not Assumed Liabilities pursuant to Section 2.6 (the “Retained Liabilities”), including:

(a)        Except as set forth in Section 2.6(h) and Section 2.6(k), any debt for borrowed money of the Seller Entities and their Affiliates;

(b)        Liabilities for which any Seller Entity (other than the Purchased Entities or their Subsidiaries) expressly has responsibility pursuant to this Agreement or any other Transaction Document;

(c)        Except to the extent identified as Assumed Liabilities pursuant to Section 2.6, any and all Liabilities of Seller, any Seller Entity or any of their respective Affiliates, or any Purchased Entity, in connection with the Sale Process;

(d)        Liabilities solely to the extent arising out of or related to the ownership, use or conduct of, or associated with the realization of the benefits of, the Retained Business or any Excluded Asset, whether accruing or arising before, on or after the Closing Date, including any and all Liabilities in respect of any Proceedings solely to the extent related thereto;

(e)        Except as set forth in Article VI, Liabilities to the extent relating to or arising out of any Seller Benefit Plan (other than a Purchased Entity Benefit Plan) or any current or former employee of Seller, any Seller Entity or any of their respective Affiliates, who is not a Transferred Employee;

(f)        Any and all Liabilities solely to the extent relating to or arising out of Contracts other than the Specified Business Contracts, the Specified Other Contracts and the Transferred Leases (including any Assigned Lease Guarantee);

(g)        Any and all Liabilities relating in any way to the environment or natural resources, human health and safety or Hazardous Materials to the extent not arising out of or relating to in any way any past, current or future businesses, operations, products or properties of or associated with the Purchased Assets, the Assumed Liabilities or the Business, and for the avoidance of doubt, including the Retained Group Environmental Liabilities;

(h)        Liabilities solely to the extent arising from or relating to lawsuits or other claims, regardless of when commenced or made and irrespective of the legal theory asserted, with respect to the design, manufacture, testing, advertising, marketing, distribution or sale of the products and services of the Retained Business, whether prior to or after the Closing, including all such Liabilities solely to the extent arising from or relating to (i) warranty obligations, (ii) infringement, dilution, misappropriation or other violation of any rights in respect of the conduct of the Retained Business, (iii) alleged or actual hazard or defect in design, manufacture, materials or workmanship, including any failure to warn or alleged or actual breach of express or implied warranty or representation or (iv) the return after the Closing of any products of the Retained Business sold prior to, on or after the Closing Date;

(i)        Any and all Liabilities with respect to any return, repair, warranty or similar Liabilities except to the extent relating to Products or services of the Business that were designed, planned, managed, constructed, supervised, manufactured or sold on, or prior to or after the Closing Date;

(j)        All accounts payable other than those included in Assumed Liabilities;

(k)        Liabilities for Excluded Business Taxes;

(l)         [reserved];

(m)       [reserved];

(n)        Any and all Liabilities of any predecessor companies and businesses of the Purchased Entities and their Subsidiaries (i) which predecessor companies and businesses were transferred out of the Purchased Entities and their Subsidiaries to Seller, any Seller Entity or any of their respective Affiliates (other than the Purchased Entities and their Subsidiaries) prior to the Closing or the Deferred Closing (as applicable), and (ii) are operated by Seller, any other Seller Entity, or other member of the Seller Group, or any of their respective Affiliates as of immediately following the Closing or Deferred Closing;

(o)        Any and all Liabilities solely to the extent due to and claims under applicable Law (other than relating to Taxes) solely to the extent resulting from or arising out of a Purchased Entity’s status as, including Purchased Assets being owned by, an Affiliate of Seller, any Seller Entity or other member of the Seller Group, or any of their respective Affiliates, or as a member of the same “controlled group”, “consolidated group”, common ownership or similar concept with respect to any Seller Entity or such Affiliates, in each case prior to the Closing or Deferred Closing (as applicable);

(p)        Any and all Liabilities (other than relating to Taxes) arising from or relating to any business disposed of or business or Product discontinued by any of Seller, the other Seller Entities, their respective Affiliates, or the Business, prior to the Closing;

(q)        [reserved];

(r)        All other Liabilities identified on Section 2.7(r) of the Seller Disclosure Schedules.

Notwithstanding the foregoing, the foregoing clauses (a) through (r) shall not include the Specific Indebtedness Amount, which is a deduction from the Base Purchase Price but is not associated with specific Liability assumptions or retentions or any Liabilities set forth in Section 2.6(j) or any Liabilities related to Excluded Assets or the Retained Business that are separately allocated pursuant to any other agreement or transaction between Seller or any of its Affiliates, on the one hand, and Purchasers or any of their Affiliates, on the other hand, including any other Transaction Document or commercial or other agreements whether or not related to this Agreement.

Section 2.8         Closing Deliveries.

(a)        At the Closing, Purchasers shall deliver, or cause to be delivered, to Seller (or one or more other Seller Entities designated by Seller) the following:

(i)        payment, by one or more wire transfer(s) made by Purchasers in the proportions described in Section 2.2 to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least five (5) Business Days prior to the Closing Date), an amount in immediately available funds equal to the Closing Purchase Price; provided that if any portion of the Closing Purchase Price is required under applicable Law to be paid to a specific Seller Entity, the applicable U.S. dollar amount (as allocated pursuant to Section 2.10 or otherwise mutually agreed by the Parties) shall be paid by Purchasers to the appropriate Seller Entity by wire transfer to one or more bank accounts designated at least five (5) Business Days prior to the Closing Date in writing by Seller;

(ii)        the certificate to be delivered pursuant to Section 8.3(c);

(iii)        a counterpart of the Transition Services Agreement, in substantially the form attached as Exhibit A hereto, subject to any amendments agreed between the parties pursuant to the Device Distribution Agreement (the “Transition Services Agreement”), duly executed by the applicable Purchaser named as a party thereto;

(iv)        a counterpart of the Device Distribution Agreement, duly executed by the applicable Purchaser named as a party thereto, or the term sheet attached as Exhibit N in the event that the Parties do not mutually agree upon the Device Distribution Agreement by the Closing;

(v)        a fully executed and binding copy of the R&W Insurance Policy;

(vi)        to the extent that any Purchased Asset (other than the Purchased Entity Shares or equity interests in the Subsidiaries of the Purchased Entities) or Assumed Liability is not held by a Purchased Entity or Subsidiary thereof, a counterpart of an Assignment and Assumption Agreement and Bill of Sale providing for the transfer of the Seller Entities’ right, title and interest as of the Closing in and to the Purchased Assets (other than the Purchased Entity Shares and equity interests in the Subsidiaries of the Purchased Entities) and the assumption by Purchasers of the Assumed Liabilities in accordance with and subject to this Agreement, by and between the applicable Seller Entities and applicable Purchaser, in substantially the form attached hereto as Exhibit D (the “Assignment Agreement and Bill of Sale”), duly executed by the applicable Purchaser named as a party thereto, to the extent applicable;

(vii)        a counterpart of the Irish Business Transfer Agreement and each other Local Transfer Agreement and, where applicable, Other Transfer Document(s), duly executed by the applicable Purchaser named as a party thereto (for the avoidance of doubt, Purchasers shall not have any obligation to execute the Local Transfer Agreement for France (the “French Local Transfer Agreement”) unless the French Put Option Exercise occurs and, then, on the terms and subject to the conditions of Section 2.12, Section 2.15 and the French Put Option Agreement);

(viii)        [reserved];

(ix)        if applicable, payment of the applicable Payoff Amount to the recipients thereof specified in any Payoff Letter pursuant to and in accordance with the instructions contained therein; and

(x)        any other instruments necessary and appropriate to evidence Purchasers’ assumption of the Assumed Liabilities pursuant to and in accordance with this Agreement, in each case duly executed by the applicable Purchaser(s), to the extent applicable.

(b)        At the Closing, Seller shall deliver, or cause to be delivered, to Purchasers the following:

(i)        the certificate to be delivered pursuant to Section 8.2(d);

(ii)        a counterpart of the Transition Services Agreement, duly executed by the Seller Entity named as a party thereto;

(iii)        a counterpart of the Device Distribution Agreement, duly executed by the applicable Seller Entity named as a party thereto, or the term sheet attached as Exhibit N in the event that the Parties do not mutually agree upon the Device Distribution Agreement by the Closing;

(iv)        [reserved];

(v)        certificates evidencing the Purchased Entity Shares, and equity interests in the Subsidiaries of the Purchased Entities, to the extent that such Purchased Entity Shares are in certificated form, duly endorsed in blank or with stock powers duly executed in proper form for transfer (or equivalent Other Transfer Documents required by local Law, where applicable), and, to the extent that such Purchased Entity Shares, and equity interests in the Subsidiaries of the Purchased Entities, are not in certificated form, other evidence of ownership or assignment, in each case, free and clear of Liens, other than Permitted Liens that are released in full without further Liability to the Parties at Closing (other than Permitted Liens set forth in clause (f) or clause (g) in the definition of Permitted Liens, which need not be released in full at Closing);

(vi)        to the extent that any Purchased Asset (other than the Purchased Entity Shares) or Assumed Liability is not held by a Purchased Entity or Subsidiary thereof, a counterpart of the Assignment Agreement and Bill of Sale duly executed by each Seller Entity named as a party thereto, to the extent applicable;

(vii)        a counterpart of the Irish Business Transfer Agreement and each other Local Transfer Agreement and, where applicable, any Other Transfer Documents required by local Law, duly executed by Seller or the applicable Seller Entities (for the avoidance of doubt, neither Seller, Mallinckrodt Luxco nor the French Entity, shall have any obligation to execute the French Local Transfer Agreement unless the French Put Option Exercise occurs and, then, on the terms and subject to the conditions of Section 2.12, Section 2.15 and the French Put Option Agreement);

(viii)        a valid and duly executed IRS Form W-8 or W-9, as applicable, from each Seller Entity;

(ix)        [reserved];

(x)        (A) customary evidence of the full and irrevocable release (subject to customary exceptions) of all Purchased Entities and their Subsidiaries from any obligations, including any guarantees, pursuant to the ABL Related Agreements and liens on the assets of the Purchased Entities and their Subsidiaries securing the same and (B) to the extent applicable, customary authorizations necessary to file UCC-3 termination statements evidencing the release of liens described in the foregoing clause (A); provided that any financing statement evidencing solely the sales of accounts receivable and related assets that occurred prior to the Closing, and the related back-up security interest in such accounts receivable and related assets, shall remain in effect solely with respect to such sales occurring prior to the Closing;

(xi)        with respect to all Purchased Entity Existing Indebtedness, if any, (A) a Payoff Letter with respect to such Purchased Entity Existing Indebtedness and (B) (1) customary authorizations to file UCC-3 termination statements (or other similar filings) evidencing the release of Liens securing such Purchased Entity Existing Indebtedness, (2) customary documentation to terminate intellectual property security agreements, filings or registrations, as applicable (if any), filed with the United States Patent and Trademark Office, the Companies Registration Office of Ireland, the Intellectual Property Office of Ireland and/or the European Union Intellectual Property Office with respect to such Purchased Entity Existing Indebtedness and (3) customary provisions for the return of any physical collateral subject to Liens securing such Purchased Entity Existing Indebtedness and in the possession of the secured parties or their agent or other representative with respect to such Purchased Entity Existing Indebtedness (it being understood that the deliverables set forth in this clause (B) may be included in the applicable Payoff Letter described in clause (A));

(xii)        any other instruments of transfer necessary and appropriate to evidence the transfer of the Seller Entities’ right, title and interest in and to the Purchased Assets pursuant to and in accordance with this Agreement duly executed by each Seller Entity named as a party thereto, to the extent applicable;

(xiii)        a tax clearance certificate pursuant to section 980 TCA (a “CGT Clearance Certificate”) confirming that no deduction of any sum representing Irish capital gains tax (“CGT”) is required on payment of the Base Purchase Price to Seller and Seller agrees to notify the Irish Revenue Commissioners of any increase in the consideration payable following determination of the Final Purchase Price; and

(xiv)        with respect to all Seller Existing Indebtedness, (A) customary written evidence of the full and irrevocable release (subject to customary exceptions) of liens securing, and guarantees in respect of, all such Seller Existing Indebtedness made by the Purchased Entities and their Subsidiaries, and of liens on any Purchased Assets securing any such Seller Existing Indebtedness, in each case to the extent such Purchased Assets and/or Purchased Entities and their Subsidiaries are transferred on the Closing Date, and (B) (1) customary authorizations to file UCC-3 termination statements (or other similar filings) evidencing the release of Liens on the assets of Purchased Entities and their Subsidiaries securing such Seller Existing Indebtedness, (2) customary documentation to terminate intellectual property security agreements, filings or registrations, as applicable (if any), filed with the United States Patent and Trademark Office, the Companies Registration Office of Ireland, the Intellectual Property Office of Ireland and/or the European Union Intellectual Property Office with respect to intellectual property constituting Purchased Assets with respect to such Seller Existing Indebtedness and (3) customary provisions for the return of any physical collateral constituting Purchased Assets subject to Liens securing such Seller Existing Indebtedness and in the possession of the secured parties or their agent or other representative with respect to the Purchased Entity Existing Indebtedness (it being understood that the deliverables set forth in this clause (B) may be included in the applicable evidence of release described in clause (A)).

Section 2.9      Adjustment to Base Purchase Price.

(a)        Solely for illustrative purposes, the Illustrative Reference Balance Sheet sets forth an illustrative calculation of the Working Capital, the Cash Amounts, the Indebtedness and the Transaction Expenses, in each case, as of the date set forth therein, including the current asset and current liability line items included in the calculation of Working Capital, prepared in accordance with the Transaction Accounting Principles. For the avoidance of doubt, to the extent there is a conflict between the Illustrative Reference Balance Sheet and the Transaction Accounting Principles and defined terms herein, the Transaction Accounting Principles and defined terms herein shall prevail.

(b)        At least five (5) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchasers a closing statement (the “Closing Statement”) setting forth a good-faith estimate of (i) the WC Adjustment Amount (such estimate, the “Estimated WC Adjustment Amount”), (ii) the Closing Cash Amounts (such estimate, the “Estimated Closing Cash Amounts”), (iii) the Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness”), and (iv) the Transaction Expenses (such estimate, the “Estimated Closing Transaction Expenses”). Seller will consider in good faith any comments made by Purchasers in respect of the Closing Statement and, if any such comments are accepted by Seller, Seller will revise the Closing Statement accordingly, in each case, only to the extent that such consideration and revisions will not impede or delay the Closing; for the avoidance of doubt, in the event of any disagreement, the Closing Statement delivered by Seller shall be binding on the Parties for purposes of the Closing Purchase Price. The Closing Statement shall set forth the calculations of such amounts and be prepared in accordance with the Transaction Accounting Principles and the definitions set forth herein. The Estimated WC Adjustment Amount, the Estimated Closing Cash Amounts, the Estimated Closing Indebtedness and the Estimated Closing Transaction Expenses shall be used to calculate the Closing Purchase Price to be paid by Purchasers to Seller (and/or one or more Seller Entities designated by Seller) at the Closing. Purchasers agree that, following the Closing through the date that the Post-Closing Statement becomes final and binding in accordance with this Section 2.9, they will not take any actions with respect to any accounting books, records, policies or procedures on which the Illustrative Reference Balance Sheet or the Closing Statement is based, or on which the Post-Closing Statement is to be based, that would reasonably be expected to impede or delay Purchasers’ productions of the Post-Closing Statement, other than to the extent required to do so by applicable Law and exercising rights under this Agreement, including this Section 2.9.

(c)        As promptly as reasonably possible and in any event within ninety (90) days after the Closing Date (the “Purchasers Delivery Period”), Purchasers shall prepare or cause to be prepared, and will provide to Seller, a written statement (the “Post-Closing Statement”), setting forth a good-faith calculation of the WC Adjustment Amount, the Closing Cash Amounts, the Closing Indebtedness and the Transaction Expenses along with a reconciliation of any differences between the amounts set forth in the Closing Statement and the Post-Closing Statement. The Post-Closing Statement shall set forth in reasonable detail Purchasers’ calculations of such amounts in accordance with the Transaction Accounting Principles and the definitions set forth herein. If Purchasers do not deliver a Post-Closing Statement to Seller in accordance with this Section 2.9(c), then the Closing Statement will be deemed to be the final and each item on the Closing Statement shall be deemed undisputed and shall be final, conclusive and binding on the Parties hereto. For the avoidance of doubt, the delivery by Purchasers of a Post-Closing Statement following the Purchasers Delivery Period shall have no effect.

(d)        Within sixty (60) days following receipt by Seller of the Post-Closing Statement, Seller shall deliver written notice to Purchasers of any dispute Seller has with respect to the calculation, preparation or content of the Post-Closing Statement containing a reasonably detailed description for the basis of such dispute (the “Dispute Notice”); provided, however, that if Seller does not deliver any Dispute Notice to Purchasers within such sixty (60)-day period, the Post-Closing Statement will be final, conclusive and binding on the Parties. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Seller disputes and the basis therefor in reasonable detail and with supporting documentation to permit Purchasers to assess Seller’s views, (ii) the amount of such item that Seller believes is correct, and (iii) reasonably detailed calculations of such amounts in accordance with the Transaction Accounting Principles. Upon receipt by Purchasers of a Dispute Notice, Purchasers and Seller shall negotiate in good faith to resolve any dispute set forth therein. If Purchasers and Seller, such good-faith effort notwithstanding, fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Purchasers and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, KPMG or, if KPMG is unavailable or conflicted, another nationally recognized independent accounting or valuation firm selected jointly by Seller and Purchasers (the “Independent Accounting Firm”) to resolve any such dispute; provided that, if KPMG is unavailable or conflicted and Seller and Purchasers are unable to agree on the Independent Accounting Firm, then each of Seller and Purchasers shall within ten (10) Business Days select a nationally recognized independent accounting firm, and require that the two (2) firms mutually select, within ten (10) Business Days, a third (3rd) nationally recognized independent accounting firm to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Purchasers and Seller shall each prepare and submit a presentation detailing such Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm (and such presentation, and all other communications with the Independent Accounting Firm, will be simultaneously made or delivered to the other Party). Purchasers and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination in writing setting forth such calculation along with its analysis in reasonable detail, the basis and quantification for such final resolution of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of the Parties). With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchasers, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchasers, as applicable, in the Dispute Notice and the Post-Closing Statement, respectively. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to those line items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of the Parties) and whether any disputed determinations of the WC Adjustment Amount, the Closing Cash Amounts, the Closing Indebtedness and the Transaction Expenses were properly calculated in accordance with the Transaction Accounting Principles and the provisions of this Agreement and not based on independent review beyond the aforementioned scope. For the avoidance of doubt, the Independent Accounting Firm shall act in the capacity of an expert and not as an arbitrator. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne by Seller, on the one hand, and Purchasers, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute between Seller and Purchasers resolved by the Independent Accounting Firm, such that the party/parties prevailing on the greatest dollar value of such disputes pays the lesser proportion of the fees. For example, if the contested amount submitted to the Independent Accounting Firm is one million Dollars ($1,000,000), and the Independent Accounting Firm determines that Purchasers have a valid claim for four hundred thousand Dollars ($400,000) of the one million Dollars ($1,000,000), Purchasers shall together bear sixty percent (60%) of the fees and expenses of the Independent Accounting Firm and Seller shall bear the remaining forty percent (40%) of the fees and expenses of the Independent Accounting Firm. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm and to reflect any items resolved by written agreement of the Parties, will be final, conclusive and binding on the Parties absent fraud or manifest error.

(e)        For purposes of complying with the terms set forth in this Section 2.9, each of Seller and Purchasers shall reasonably cooperate with and, subject to the execution of customary hold harmless letters, make available to each other, the Independent Accounting Firm and each of their respective Representatives all information, records, data and working papers, in each case to the extent related to the Purchased Assets, Assumed Liabilities, Business, or Purchased Entities (and Subsidiaries thereof), and shall permit reasonable access, during normal business hours and upon having received reasonable notice, to their respective facilities and personnel, in each case as may be reasonably required in connection with the preparation, analysis and review of the Post-Closing Statement and the resolution of any disputes thereunder.

(f)        The “Final Purchase Price” means the Base Purchase Price, plus (i) the Closing Cash Amounts, plus (ii) the WC Adjustment Amount (which may be a positive or negative number or zero), minus (iii) the Closing Indebtedness, minus (iv) the Transaction Expenses, in the case of each of clauses (i), (ii), (iii) and (iv), as finally determined pursuant to Section 2.9(d).

(g)        If the Closing Purchase Price shall exceed the Final Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such excess to Purchasers by wire transfer of immediately available funds to an account or accounts designated in writing by Purchasers to Seller and in such proportions as Purchasers shall notify the Seller not less than two (2) Business Days prior to the date on which such payment is due; or if the Final Purchase Price shall exceed the Closing Purchase Price, then Purchasers shall pay an amount in cash equal to such excess to Seller (or one or more Seller Entities designated by Seller) by one or more wire transfer(s) of immediately available funds to an account or accounts designated in writing by Seller to Purchasers in such proportions as Purchasers shall notify the Seller not less than two (2) Business Days prior to the date on which such payment is due. Any such payment is to be made within five (5) Business Days of the date on which the WC Adjustment Amount, the Closing Cash Amounts, the Closing Indebtedness and the Transaction Expenses are finally determined pursuant to this Section 2.9. Unless otherwise agreed between the Purchasers, the Purchasers shall elect or direct that any payments made by or to the Purchasers pursuant to this Section 2.9(g) shall be made in such proportions as between the Purchasers as ensure as far as possible that the Final Purchase Price is borne by the Purchasers in accordance with the Allocation Schedule by reference to the Purchased Assets acquired by each Purchaser at Closing.

(h)        The process set forth in this Section 2.9 (and in Section 2.10) shall be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the calculation of Closing Working Capital, the WC Adjustment Amount, the Closing Cash Amounts, the Closing Indebtedness, the Transaction Expenses, the Closing Purchase Price, the Final Purchase Price and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach or failure to be true of any representations, warranties, covenants or agreements contained in this Agreement (but without prejudice to a Party’s rights, subject to non-duplication of recovery for the same amounts, with respect to any breach or failure to be true of any representation, warranty, covenant or agreement or with respect to the Retained Liabilities, Excluded Assets, Assumed Liabilities or Purchased Assets). For the avoidance of doubt, the purpose of the calculations to be made pursuant to this Section 2.9 and the WC Adjustment Amount is to measure variations in the components taken into consideration in determining the estimates included in the Closing Statement compared to the actual values, and, without limiting the generality of the foregoing, such process is not intended to (i) permit the introduction of accounting principles, practices, methodologies and procedures different from those in the Transaction Accounting Principles or (ii) adjust for any errors or omissions that may be found with respect to the Business Financial Information or any inconsistencies between the Business Financial Information and GAAP, for which Purchasers’ rights under the R&W Insurance Policy shall be the sole and exclusive remedy. Nothing in this Section 2.9(h) shall in any way limit any Party’s Liability in respect of Fraud.

Section 2.10      Purchase Price Allocation.

(a)        Seller and Purchasers agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Final Purchase Price and any other items that are treated as additional consideration for Tax purposes among the Purchased Assets (including among the Purchased Entity Shares and among any other assets that, for relevant Tax purposes, are treated as assets purchased by Purchasers (or their relevant Affiliates) pursuant to this Agreement and any other Transaction Document) in accordance with Exhibit B attached hereto (the “Allocation Schedule”) and the following procedures.

(b)        To the extent necessary to prepare bills of sale or transfer agreements or to calculate any stamp duty, stamp Taxes or other Transfer Taxes that may be chargeable or otherwise timely comply with requirements of applicable Law in respect of the sale of any of the Purchased Assets, no later than fifteen (15) days before the Closing, the Deferred Closing or otherwise as necessary to timely comply with such requirements, as applicable, Seller shall deliver to Purchasers a proposed allocation of the Closing Purchase Price (as determined as of the applicable date of such allocation) and, to the extent relevant, any other items that are treated as additional consideration for relevant Tax purposes among the relevant Purchased Assets (including an allocation between any Purchased Entity Shares the transfer of which is subject to Irish or UK stamp duty and/or stamp Taxes, between each category of the Purchased Assets comprised within the Irish Business the transfer of which is subject to Irish stamp duty and/or stamp Taxes, and between any other Purchased Assets the transfer of which is subject to any other Transfer Taxes) (determined, where applicable and to the extent relevant, in a manner consistent with the Allocation Schedule and Section 1060 of the Code and the Treasury Regulations promulgated thereunder and/or applicable Tax Law of any other relevant jurisdiction) (any such allocation, a “Seller Closing Interim Allocation”). If Purchasers disagree with any item on a Seller Closing Interim Allocation, or otherwise consider that allocation does not include correct or required information, Purchasers may, within five (5) days after delivery of such Seller Closing Interim Allocation, deliver a notice (a “Purchasers Interim Allocation Notice”) to Seller to such effect, specifying those items as to which Purchasers disagree and setting forth Purchasers’ proposed allocation. If any Purchasers Interim Allocation Notice is duly delivered, Seller and Purchasers shall, during the five (5) days following such delivery cooperate in good faith to resolve such dispute no later than three (3) days prior to the Closing or Deferred Closing as applicable (it being understood that resolution of any such dispute shall not be a condition to the Closing or the Deferred Closing, and, to the extent that Seller and Purchasers are unable to reach agreement on any disputed items, the Parties shall use such interim allocation as prepared by Seller and, if applicable, as adjusted to reflect any agreement reached by Purchasers and Seller, and any relevant bills of sale or transfer agreements or other relevant documents shall be subsequently amended, as and to the extent necessary and legally permissible, to reflect any subsequent resolution with respect to such disputed items reached pursuant to this Section 2.10). Any such interim allocation to the extent agreed by Purchasers and Seller (an “Interim Allocation”) shall be conclusive and binding on the Parties.

(c)        No later than ninety (90) days after the date on which the Final Purchase Price is finally determined pursuant to Section 2.9, Seller shall deliver to Purchasers a proposed allocation of the Final Purchase Price and any other items that are treated as additional consideration for Tax purposes among the Purchased Assets (including among the Purchased Entity Shares and among any other assets that, for relevant Tax purposes, are treated as assets purchased by Purchasers (or their relevant Affiliates) pursuant to this Agreement and any other Transaction Document), as of the Closing Date, determined in a manner consistent with the Allocation Schedule, Section 1060 of the Code and the Treasury Regulations promulgated thereunder and applicable Tax Law of any other relevant jurisdiction, and any Interim Allocation made pursuant to Section 2.10(b) (“Seller’s Allocation”). If Purchasers disagree with Seller’s Allocation (for the avoidance of doubt, other than to the extent consistent with the Allocation Schedule or any Interim Allocation), Purchasers may, within thirty (30) days after delivery of Seller’s Allocation, deliver a written notice (the “Purchasers’ Allocation Notice”) to Seller to such effect, specifying those items as to which Purchasers disagree and setting forth Purchasers’ proposed allocation of such items. If the Purchasers’ Allocation Notice is duly and timely delivered, Seller and Purchasers shall, during the thirty (30) days following such delivery, use reasonable best efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Final Purchase Price and any other items that are treated as additional consideration for Tax purposes. If Seller and Purchasers cannot resolve any dispute within such thirty (30)-day period, then Seller and Purchasers shall be entitled to use their own allocation(s) with respect to the items in dispute. However, Purchasers and Seller shall be bound by the Allocation Schedule, any Interim Allocation(s), any item on Seller’s Allocation not in dispute, and any other item agreed by Seller and Purchasers (such undisputed or agreed items, the “Agreed Items ”) unless otherwise required pursuant to a Determination or by a change in applicable Law after the date of this Agreement. The allocation, as prepared by Seller to the extent not duly and timely objected to by Purchasers in accordance with the foregoing provisions of this Section 2.10(c) and as and to the extent adjusted pursuant to any agreement between Seller and Purchasers, or with respect to the Agreed Items, as applicable (the “Allocation”), shall be final, conclusive and binding on the Parties absent manifest error and unless otherwise required pursuant to a Determination or by a change in applicable Law after the date of this Agreement. The Allocation shall be adjusted, as necessary, to reflect any subsequent payments treated as adjustments to the purchase price pursuant to Section 7.3. Any such adjustment shall be allocated, consistent with this Section 2.10(c), to the Purchased Asset(s) (or other asset(s) (if any)) to which such adjustment is attributable and otherwise in a manner consistent with the Allocation. Neither Seller nor Purchasers shall (and they shall cause their respective Affiliates not to) take any position inconsistent with the Allocation Schedule, any Interim Allocation or the Allocation on any Tax Return (including IRS Form 8594) or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a Determination or by a change in applicable Law after the date of this Agreement.

Section 2.11      Non-Assignment; Consents; Shared Contracts; Product Registrations and Permits.

(a)        Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Purchased Asset if an attempted sale, assignment, transfer or conveyance thereof in connection with the Transaction or the other transactions contemplated by this Agreement would be prohibited by Law or would, without the approval, authorization or consent of, Filing with, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity (collectively, “Approvals”), (i) constitute a breach or other contravention in respect thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect the rights thereunder of the Seller Entities, Purchasers, or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained.

(b)        Seller and Purchasers shall, and shall cause their respective Affiliates to, use reasonable best efforts to obtain, or cause to be obtained, with the cost shared equally between Purchaser and Seller, any Approval (other than Transaction Regulatory Approvals, which shall be governed by Section 5.1) required to sell, assign or transfer any material Purchased Asset and to obtain the unconditional release of Seller and its Affiliates so that Purchasers and their Affiliates shall be solely responsible for the Assumed Liabilities. If any such Approval is not obtained prior to Closing or the Deferred Closing, as applicable, the Closing or the Deferred Closing, as applicable, shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article VIII or Section 2.12, as applicable, and until the earlier of such time as such Approval or Approvals are obtained or fifteen (15) months following the Closing Date or the Deferred Closing Date, as applicable, (i) Seller shall, and shall cause the Seller Entities to, use reasonable best efforts to operate any such Purchased Assets in respect of which such Approvals have not been obtained in the ordinary course of business and taking into account the transactions contemplated in this Agreement and the Transaction Documents, and reasonable instructions from Purchasers and their Affiliates, and (ii) the Parties will cooperate and use reasonable best efforts to implement, at no cost to Seller or any of its Affiliates, any arrangement reasonably acceptable to Purchasers and Seller intended to both (x) provide Purchasers, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Assets and (y) cause Purchasers to bear all costs and Liabilities thereunder from and after the Closing or the Deferred Closing, as applicable, in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, from and after the Closing, Purchasers will promptly pay, satisfy, perform and discharge when due any Liability (including any liability for Taxes) arising thereunder and shall be responsible for all Assumed Liabilities related thereto, to the extent such Liability would not have arisen but for the failure to obtain the requisite Approval (unless Purchasers would otherwise be liable for such failure under this Agreement). The preceding two sentences of this Section 2.11(b) shall be interpreted equitably to put Purchasers in the position economically as if all of the Purchased Assets and Assumed Liabilities have transferred at the Closing or the Deferred Closing, as applicable.

(c)        Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Seller or any of its Affiliates to sell, assign, transfer or convey any Excluded Asset from the Purchased Entities or their Subsidiaries (or from the Seller Entities) to Seller or one or more of its Affiliates if an attempted sale, assignment, transfer or conveyance thereof in connection with the Transaction or the other transactions contemplated by this Agreement would be prohibited by Law or would, without an Approval (i) constitute a breach or other contravention in respect thereof, (ii) be ineffective, void or voidable, or (iii) adversely affect the rights thereunder of the Seller Entities, or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained.

(d)        If any such Approval referred to in Section 2.11(c) is not obtained prior to Closing or the Deferred Closing, as applicable, the Closing or the Deferred Closing, as applicable, shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article VIII or Section 2.12, as applicable, and until such time as such Approvals are obtained, the Parties will cooperate and use reasonable best efforts to implement, with the cost shared equally between Purchaser and Seller, any arrangement reasonably acceptable to Purchasers and Seller intended to both (x) provide Seller, to the fullest extent practicable, the claims, rights and benefits of any such Excluded Asset and (y) cause Seller to bear all costs and Liabilities thereunder from and after the Closing or the Deferred Closing, as applicable, in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, from and after the Closing, or the Deferred Closing, as applicable, Seller will promptly pay, satisfy, perform and discharge when due any Liability (including any liability for Taxes) arising thereunder and shall be responsible for all Retained Liabilities related thereto, to the extent such Liability would not have arisen but for the failure to obtain the requisite Approval (unless Seller would otherwise be liable for such failure under this Agreement).

(e)        Seller and Purchasers acknowledge that Seller and its Affiliates are parties to certain Contracts that inure to the benefit or burden of both the Business and the Retained Business, which are set forth in Schedule 2.11(e) (collectively, the “Shared Contracts”); provided that Shared Contracts shall not include any Contracts the benefits of which are delivered to the Business under the Transaction Documents or Contracts with any Taxing Authority. Seller and Purchasers shall cooperate with each other and use their respective reasonable best efforts prior to the Closing (i) to cause the Shared Contracts to be apportioned (including by obtaining the consent of such counterparty to enter into a new Contract or amendment, or splitting or assigning in relevant part such Shared Contract), effective as of the Closing, between the Purchased Entities (and their Subsidiaries) and the Seller Group, pursuant to which the Seller Group will assume all of the rights and obligations under such Shared Contract solely to the extent related to the Retained Business, on the one hand, and the Purchased Entities (and their Subsidiaries) will assume all of the rights and obligations under such Shared Contract solely to the extent related to the Business, on the other hand; and (ii) in the case of the Seller Group, to cause the applicable counterparty to release the Purchased Entities (and their Subsidiaries), as applicable, from the obligations and Liabilities of the Seller Group arising after the Closing under the portion of the Shared Contract apportioned to the Seller Group and, in the case of the Purchased Entities (and their Subsidiaries), to cause the applicable counterparty to release the Seller Group from the obligations and Liabilities of the Purchased Entities (and their Subsidiaries) arising after the Closing under the portion of the Shared Contract apportioned to the Purchased Entities (and their Subsidiaries); provided, however, that (i) neither Purchasers, Seller, nor any of their respective Affiliates, shall be required to offer or grant any financial or non-financial accommodation therewith, (ii) in no event shall any Person be required to amend or assign, either in its entirety or in part, any Shared Contract that cannot be amended or assigned by its terms without obtaining one or more Approvals, and (iii) if any Shared Contract cannot be amended, or cannot be so partially assigned by its terms or otherwise, without such Approval or Approvals, until the earlier of such time as such Approval or Approvals are obtained or one (1) year following the Closing Date, the Parties will cooperate and use reasonable best efforts to establish, at no cost to Seller or any of its Affiliates, an agency type or other similar arrangement reasonably satisfactory to Seller and Purchasers intended to both (x) provide Purchasers, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of such Shared Contract solely to the extent that it relates to the Business and (y) cause Purchasers to bear all costs and Liabilities thereunder solely to the extent that it relates to the Business from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, from and after the Closing, Purchasers will promptly pay, satisfy, perform and discharge when due any Liability (including any liability for Taxes) arising under any Shared Contract solely to the extent that it relates to the Business. From and after the Closing, (w) Purchasers shall indemnify and hold harmless the Seller Group against all Covered Losses arising from or relating to the portion of any Shared Contract apportioned to the Purchased Entities (and their Subsidiaries), (x) Seller shall indemnify and hold harmless Purchasers and their Subsidiaries (including the Purchased Entities (and their Subsidiaries)) against all Covered Losses arising from or relating to the portion of any Shared Contract apportioned to the Seller Group, (y) Purchasers and the Purchased Entities (and their Subsidiaries) shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect any member of the Seller Group without Seller’s prior written consent, and (z) Seller and the other members of the Seller Group shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect Purchasers or the Purchased Entities (and their Subsidiaries) without any Purchaser’s prior written consent.

(f)            Notwithstanding anything in this Agreement to the contrary, any transfer or assignment to Purchasers of any Purchased Asset or any part of a Shared Contract that shall require an Approval as described above in this Section 2.11 shall be made subject to such Approval being obtained, and neither Seller nor any of its Affiliates shall be required to agree to any arrangement or take any action in connection with the matters contemplated by this Section 2.11 that would (i) constitute a breach or other contravention in respect of any Purchased Assets or Shared Contract, (ii) be ineffective, void or voidable, (iii) materially adversely affect the rights thereunder of the Seller Entities or any of their respective officers, directors, agents or Affiliates, or (iv) require Seller or any of its Affiliates to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person. Without limiting Section 2.11(a), notwithstanding the fact that any applicable Approval is not obtained prior to the Closing, each of the assets described in Section 2.4 shall be deemed to be Purchased Assets under this Agreement and each of the Liabilities described in Section 2.6 shall be deemed to be Assumed Liabilities under this Agreement, it being understood, for the avoidance of doubt, that the Cash Amounts, Indebtedness, Transaction Expenses and Working Capital of or relating to each of the foregoing, in each case as of the Measurement Time, will be included in determining the Closing Cash Amounts, the WC Adjustment Amount, the Closing Indebtedness and the Transaction Expenses pursuant to Section 2.9.

(g)            With respect to each Product, the Parties shall use reasonable best efforts to ensure that, effective as of the Closing or the Deferred Closing (as applicable), or as soon as reasonably practicable thereafter, (A) the Product Registrations and other Permits that constitute Purchased Assets shall have transferred to Purchasers or their designees or (B) with respect to those Product Registrations or other Permits that are not transferable, Purchasers shall have obtained a Product Registration (including any re-registrations) and other Permits that enable Purchasers or their designees to manufacture, distribute and market such Product in each jurisdiction in which the Product is currently manufactured, distributed or marketed as of the date of this Agreement (the time at which any of the foregoing occurs with respect to a Product Registration and applicable Permits for a given jurisdiction (or, if earlier, the expiration of such Product Registration and Permits for such jurisdiction in accordance with their terms), the “Product Registration Transfer Time”).  If the Product Registration Transfer Time with respect to a given jurisdiction shall not have occurred on the Closing Date or the Deferred Closing Date (as applicable) with respect to any such Product Registration and necessary Permit, until such Product Registration Transfer Time with respect to such Product Registration and Permits,

(X) the Parties will continue to use reasonable best efforts to ensure that the Product Registration Transfer Time with respect to such Product in such jurisdiction occurs as soon as reasonably practicable after the Closing or the Deferred Closing Date (as applicable),

(Y) Seller shall, and shall cause its Affiliates to, consent to Purchasers’ and their Affiliates’ use of such Product Registration and Permits for the continued operation of the Business with respect to such Product after the Closing or the Deferred Closing Date (as applicable), save that, if the approach in clause (Y) is not permitted by applicable Law or otherwise does not enable Purchaser to manufacture, sell and distribute the Product in the applicable jurisdiction, upon becoming aware that there is a reasonable prospect that the Product Registration Transfer Time with respect to a given jurisdiction shall not have occurred by the Closing Date or the Deferred Closing Date (as applicable) the Parties shall negotiate in good faith to agree and shall use reasonable best efforts to agree to a transition agreement which (together with the Device Distribution Agreement) shall: (i) provide that the Purchasers obtain the exclusive net benefit of any Product subject to such Product Registration and Permits (the mechanism for this to be agreed between the Parties and to be not inconsistent with proper transfer pricing principles as applied by the Seller and its Affiliates prior to Closing); (ii) provide that the Seller and its Affiliates continue to perform such services for the benefit of the Purchasers as are required to be conducted by them under such Product Registration or Permit with respect to such Product in such manner as is as similar as reasonably possible to the manner in which those activities were performed prior to the Closing and using substantially the same level of efforts and resources as conducted by Seller and its Affiliates prior to the Closing; (iii) pass through all revenues received by Seller and its Affiliates with respect to the Products under such Product Registration or Permit from the Closing Date or the Deferred Closing Date (as applicable) through such Product Registration Transfer Time, provided that the Purchaser shall reimburse the Seller and its Affiliates for such amount of costs and expenses (including Taxes excluding any VAT on any Excluded VAT Amount) as Seller and its Affiliates incur or become liable for in connection with any such arrangements with respect to such Products and (iv) enable Seller and its Affiliates to comply with their obligations as holders of the relevant Product Registrations and Permits. The Parties shall use reasonable best efforts to ensure that the terms of such transition agreement together with the Device Distribution Agreement minimize the risk of the transfer of the Purchased Assets and Assumed Liabilities comprised in the Irish Business failing to qualify as a transfer of a business pursuant to Section 20(2)(c) and Section 26(2) of the VATCA. The Parties agree they will cooperate to minimize the costs and expenses incurred in connection with the foregoing arrangements, including by using reasonable best efforts to avoid duplicative or incremental costs and expenses.  In the event that the Parties do not mutually agree upon the Device Distribution Agreement by the Closing, then, unless otherwise mutually agreed by the Parties, the term sheet attached as Exhibit N hereto shall be automatically and without further action by either Party be deemed to be the Device Distribution Agreement.

(h)            Notwithstanding the provisions of the preceding paragraph (g), between the date of this Agreement and the Closing Date, the Parties shall negotiate in good faith to agree and shall agree on a Device Distribution Agreement with respect to the Distribution Territories (the “Device Distribution Agreement”) on the terms set forth in the Term Sheet attached hereto as Exhibit N and such other terms and conditions as are reasonable and customary for such agreements.

(i)            Subject to terms of the Transition Services Agreement and the Device Distribution Agreement, with respect to each Product in each jurisdiction, from and after the Closing Date, until the Product Registration Transfer Time, and until such time as Purchasers have all required Product Registrations and Permits and Transaction Regulatory Approvals relevant to the operation of the Business in respect of such Products, Seller shall, with respect to each such Product in each such jurisdiction, use reasonable best efforts to maintain in continuous effect all applicable Product Registrations and other Permits.

Section 2.12      Deferred Closing.

(a)            Notwithstanding anything to the contrary herein, if, as of the Closing, the French Put Option Exercise has not occurred, then, notwithstanding anything to the contrary in this Agreement, the French Entity (the “Deferred Purchased Entity”) shall not be transferred to Purchasers at the Closing (but the Closing shall otherwise occur with respect to the Purchased Entities (other than the Deferred Purchased Entity), Purchased Assets (other than Purchased Assets held by the Deferred Purchased Entity) and Assumed Liabilities). Subject to the French Put Option Exercise occurring before the expiry of the Option Period in accordance with the terms of the French Put Option Agreement, such Deferred Purchased Entity shall be transferred to Purchasers on the fifth (5th) Business Day following the French Put Option Exercise (the “Deferred Closing” and such date, the “Deferred Closing Date”) with respect to the Deferred Closing Jurisdiction. In no event shall the Closing Purchase Price payable by Purchasers at the Closing or the Final Purchase Price be reduced or deferred in respect of the Deferred Purchased Entity, it being understood, for the avoidance of doubt, that the Cash Amounts, Indebtedness, Transaction Expenses and Working Capital of or relating to the Deferred Purchased Entity as of the Measurement Time, will be included in determining the Closing Cash Amounts, the WC Adjustment Amount, the Closing Indebtedness and the Transaction Expenses pursuant to Section 2.9. For purposes of Article X only and subject to the Deferred Closing, Purchasers shall be deemed to have assumed the Assumed Liabilities of or relating to the Deferred Purchased Entity on the Closing Date.

(b)            At the Deferred Closing, if any, (i) Purchasers shall deliver to Seller (on behalf of the relevant Seller Entity) the documents or other deliverables required to be delivered pursuant to Section 2.8(a) to the extent related to the Deferred Purchased Entity and not previously delivered to Seller (on behalf of the relevant Seller Entity) at the Closing, and (ii) Seller shall, and shall cause the relevant Seller Entity to, deliver to Purchasers the documents or other deliverables required to be delivered pursuant to Section 2.8(b) to the extent related to the Deferred Purchased Entity and not previously delivered to Purchasers at the Closing, in each case as applicable.

(c)            In respect of the Deferred Purchased Entity, Purchasers and Seller shall continue to comply through the Deferred Closing Date, solely with respect to such Deferred Purchased Entity, with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing, including the covenants of Seller contained in Section 5.2 and the covenants of the parties contained in Section 5.1.

Section 2.13      Local Transfer Agreements and Other Transfer Documents.

(a)            The transfer of the Irish Business and the transfer of each Purchased Entity organized in a jurisdiction, or the transfer of any other Purchased Asset located in a jurisdiction, in which the local Laws of such jurisdiction require specified formalities or other procedures to be observed to legally effect a transfer of such Purchased Entity or Purchased Assets shall be effected pursuant to short-form acquisition agreements (the “Local Transfer Agreements”) on a country-by-country basis. Each Local Transfer Agreement (other than the Irish Business Transfer Agreement) for the transfer of Purchased Assets (other than the transfer of a Purchased Entity or the Irish Business) shall be in the same form as Exhibit F hereto, and each Local Transfer Agreement for the transfer of a Purchased Entity shall be in the same form as Exhibit G hereto, and the Local Transfer Agreement for the transfer of the Irish Business from Irish Business Seller to Irish Business Purchaser shall be in the same form as Exhibit K hereto (the “Irish Business Transfer Agreement” in each case, except as Seller and Purchasers may otherwise agree acting reasonably and in good faith, including for: (i) the deletion of provisions which are inapplicable to a Purchased Entity or Purchased Assets; (ii) such changes as may be necessary to satisfy the requirements of applicable local Law; and (iii) such changes as may be reasonably agreed upon by Seller and Purchasers regarding employees and employee benefit matters in order to adapt such agreement to the particular circumstances of a Purchased Entity and/or country; provided, in each case, that the Local Transfer Agreements shall serve purely to effect the legal (and, where relevant, beneficial) transfer of the applicable Purchased Entities or Purchased Assets and shall not have any effect on the terms and conditions of the transactions contemplated hereby, including the allocation of assets and Liabilities as between the Parties, all of which shall be determined by this Agreement, and shall not in any way modify, amend or constitute a waiver of, any provision of this Agreement or any other Transaction Document.

(b)            If such Purchased Assets and/or Assumed Liabilities are of a type or nature that are not transferable under local Law or custom pursuant to a Local Transfer Agreement, or if a Local Transfer Agreement is not sufficient under local Law or custom to transfer to Purchasers (or their applicable Affiliates) such applicable Purchased Assets and/or Assumed Liabilities, the transfer of such Purchased Assets and/or Assumed Liabilities shall be effected or further substantiated, as applicable, pursuant to the Other Transfer Documents.

(c)            Unless otherwise agreed by Purchasers and Seller, the Local Transfer Agreements and, where applicable, any Other Transfer Documents will be executed and delivered on the Closing Date (or the Deferred Closing Date (as applicable)) and the transfer of the assets and the interests set forth therein will be consummated on the Closing Date (or the Deferred Closing Date (as applicable)). In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any Local Transfer Agreement or Other Transfer Document, Seller and Purchasers agree, on behalf of themselves and their respective Affiliates, that the terms of this Agreement will prevail, unless such Local Transfer Agreement or Other Transfer Document expressly provides that it will prevail with respect to any such conflict or inconsistency (and then only to the extent provided therein).

Section 2.14      Bulk Sales Waiver. Purchasers on behalf of themselves and their Affiliates acknowledge that Seller and its Affiliates have not taken, and do not intend to take, any actions required to comply with any applicable “bulk transfer law” or “bulk sales law” (or similar) of any jurisdiction. Purchasers on behalf of themselves and their Affiliates waive compliance by Seller and its Affiliates with the provisions of any “bulk transfer law” or “bulk sales law” (or any similar Law) of any jurisdiction in connection with the Transaction and the other transactions contemplated by this Agreement. Any Liability as a result of such waiver that would otherwise be considered an Assumed Liability shall instead constitute a Retained Liability.

Section 2.15      French Entity.

(a)            Notwithstanding anything to the contrary contained in this Agreement, (i) the Parties expressly agree and acknowledge that with respect to the French Entity, Seller or the relevant Seller Entity, as the case may be, may in its absolute discretion decide whether or not to exercise the put option under the French Put Option Agreement to acquire the French Entity made pursuant to the French Put Option Agreement, and (ii) as of the date hereof, neither Seller nor any of its Subsidiaries is bound to sell or transfer or procure the sale or transfer of the French Entity.

(b)            In the event that the French Put Option Exercise occurs at or prior to the Closing, the sale and purchase of the French Entity shall occur on the terms and subject to the conditions of this Agreement with effect from the date and time set forth in the French Local Transfer Agreement; provided that such date and time shall not be prior to the Closing.

(c)            For the avoidance of doubt, in the event that the French Put Option Exercise does not occur at or prior to the Closing with respect to the French Entity, France shall be deemed a Deferred Closing Jurisdiction and the French Entity shall be subject to, and treated in accordance with, Section 2.12.

Section 2.16      Withholding Taxes. Each Party is permitted to deduct and withhold from all amounts payable hereunder as such amounts as are required to be deducted and withheld with respect thereto under applicable Tax Law; provided that each of Seller or the relevant Seller Entity and Purchasers shall use reasonable best efforts to provide the other party at least five (5) Business Days written notice prior to withholding any amounts pursuant to this Section 2.16, and shall work together in good faith to minimize or eliminate any such withholding to the extent permitted by applicable Law. Subject and without prejudice to Section 7.8 and Section 11.3, to the extent that amounts are so deducted and withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Party in respect of which such deduction or withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in, or qualified by any matter set forth in the Seller Disclosure Schedules, Seller hereby represents and warrants to Purchasers as follows:

Section 3.1      Organization and Standing. Seller is and each other Seller Entity is, or will be as of the Closing, a corporation, partnership or other legal entity duly organized, validly existing and, where applicable, in good standing (or local legal equivalent, if any) under the Laws of the jurisdiction of its organization, except where the failure to be so organized, existing or in good standing (or local legal equivalent, if any) would not, individually or in the aggregate, reasonably be expected to (i) be material to the Business, taken as a whole, or (ii) to prevent or materially impair, hinder or delay the ability of Seller to consummate the Transaction.

Section 3.2      Purchased Entities; Capital Structure.

(a)            Each of the Purchased Entities is, or will be as of the Closing, a corporation, partnership or other legal entity duly organized and validly existing, with corporate or other similar applicable power and authority to own, lease and operate its properties and assets to the extent related to the Business and to carry on its respective business as it pertains to the Business, as currently conducted, except where the failure to be so organized or existing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. Each of the Purchased Entities is, or will be as of the Closing, duly qualified to do business and, where applicable, in good standing (or local legal equivalent, if any) in each jurisdiction where the nature of its business or properties makes such qualification necessary, except where the failure to be so qualified or in good standing (or local legal equivalent, if any) would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

(b)            All of the outstanding equity interests of each of the Purchased Entities are, or will be as of the Closing, duly authorized, validly issued, fully paid and, in the case of any Purchased Entity which is a corporation, non-assessable. As of the Closing, there will be no outstanding pre-emption rights, warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any of the Purchased Entities is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any equity interests of the Purchased Entities. The Seller Entities own of record and/or beneficially as of the date of this Agreement, or will own of record and/or beneficially as of immediately prior to the Closing, the Purchased Entity Shares free and clear of all Liens, except for Permitted Liens that are released in full at Closing with no further Liability to the Purchased Entities or the Purchasers (other than Permitted Liens set forth in clause (f) and clause (g) in the definition of Permitted Liens, which need not be released in full at Closing).

(c)            (i) Section 3.2(c)(i) of the Seller Disclosure Schedules sets forth, as of the date hereof, (A) the name and the jurisdiction of organization of each of the Purchased Entities and (B) the record owners of the outstanding equity interests of each of the Purchased Entities and (ii) Section 3.2(c)(ii) of the Seller Disclosure Schedules sets forth, as of the date hereof, the name and the jurisdiction of organization of each Subsidiary of the Purchased Entities. Each such Subsidiary is, or will be as of the Closing, a corporation, partnership or other legal entity duly organized and validly existing, with corporate or other similar applicable power and authority to own, lease and operate its properties and assets related to the Business and to carry on its respective business as it pertains to the Business, as currently conducted, except where the failure to be so organized or existing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. Except as set forth in Section 3.2(c)(ii) of the Seller Disclosure Schedules, all of the outstanding equity interests of each Subsidiary of a Purchased Entity are wholly owned of record and beneficially by such Purchased Entity (or a Subsidiary thereof) as of the date of this Agreement, or will be wholly owned of record and beneficially by such Purchased Entity (or a Subsidiary thereof) as of immediately prior to the Closing, free and clear of all Liens, except for Permitted Liens that are released in full at Closing (other than Permitted Liens set forth in clause (f) and clause (g) in the definition of Permitted Liens, which need not be released in full at Closing). All of the outstanding equity interests of each Subsidiary of a Purchased Entity are, or will be as of the Closing, duly authorized, validly issued, fully paid and, in the case of any such Subsidiary which is a corporation, non-assessable. As of the Closing, there will be no outstanding pre-emption rights, warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any Subsidiary of a Purchased Entity is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any equity interests of such Subsidiary.

(d)            Seller has made available in the Data Room true, correct and complete copies of the Organizational Documents in respect of each Purchased Entity and its Subsidiaries.

Section 3.3      Authority; Enforceability.

(a)            (i) Seller has (or in the case of certain Local Transfer Agreements and Transaction Documents other than this Agreement, will have) all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it will be a party and to perform its obligations hereunder and thereunder and (ii) the execution and delivery by Seller of this Agreement and each such Transaction Document, and the performance by Seller of its obligations hereunder and thereunder, have been, or will have been as of the Closing, duly authorized by all requisite corporate action. Each other Seller Entity has, or will have as of the Closing, all requisite corporate or other similar applicable power and authority to execute and deliver each Transaction Document to which it will be a party and to perform its obligations thereunder. The execution and delivery by each other Seller Entity of each Transaction Document to which it will be a party, if applicable, and the performance by it of its obligations thereunder, have been, or subject to Section 2.15 in the case of the French Put Option Agreement, will have been as of the Closing, duly authorized by all requisite corporate or other similar applicable action.

(b)            Each of Seller and each other Seller Entity has all requisite corporate or other similar applicable power and authority to carry on its respective business as it pertains to the Business as currently conducted and to own, lease and operate its properties and assets related to the Business, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

(c)            This Agreement and the French Put Option Agreement have been duly executed and delivered by Seller and, assuming they have been duly executed and delivered by the applicable Purchaser, constitutes a valid and binding obligation of Seller, and each other Transaction Document will be as of the Closing duly executed and delivered by each Seller Entity that will be a party thereto and will, assuming such Transaction Document has been duly executed and delivered by each other party thereto, constitute a valid and binding obligation of such Seller Entity, in each case enforceable against such Seller Entity in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or Law).

Section 3.4      No Conflicts; Consents. The execution, delivery and performance of this Agreement by Seller, the consummation of the transactions contemplated hereby by Seller, and the execution, delivery and performance of the other Transaction Documents by Seller or relevant Seller Entity party thereto, do not and will not (a) violate in any material respect any provision of the memorandum and articles of association of Seller or the comparable Organizational Documents of any of the other Seller Entities or any of the Purchased Entities (or any Subsidiary thereof), (b) subject to obtaining the consents set forth in Section 3.4(b) of the Seller Disclosure Schedules, conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Seller Entities or the Purchased Entities (or any Subsidiary thereof) under, or to a loss of any benefit of the Business to which the Seller Entities or the Purchased Entities (or their Subsidiaries) is entitled under any Material Contract or Business Permit, (c)  assuming compliance with the matters set forth in Section 3.5 and Section 4.4 and receipt of the Approvals set forth in Section 3.5 and Section 4.4 of the Seller Disclosure Schedules, violate or result in a breach of or constitute a default under any applicable Law or other restriction of any Governmental Entity to which any Seller Entity or Purchased Entity (or Subsidiary thereof) is subject, except, with respect to clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

Section 3.5      Governmental Authorizations. The execution, delivery and performance of this Agreement by Seller does not require any Approval of, or Filing with, any Governmental Entity, except for (a) compliance with the applicable requirements of the HSR Act, (b) Approvals or Filings under those Transaction Regulatory Laws or applicable Laws detailed in Section 3.5(b) of the Seller Disclosure Schedules, (c) compliance with the applicable requirements of the Securities Act and the U.S. Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), (d) compliance with any applicable foreign or state securities or blue sky Laws and (e) Approvals, Filings and Business Permits which if not obtained or made would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

Section 3.6      Proceedings.

(a)            There is no Proceeding pending, threatened in writing, or, to the Knowledge of Seller, otherwise threatened, other than Proceedings which would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole: (i) against a Purchased Entity or any Subsidiaries thereof or the Seller Entities relating to the Business, the Purchased Assets or any properties or rights of a Purchased Entity or its Subsidiaries, before any Governmental Entity or arbitration tribunal; or (ii) with respect to any indemnification claim under (x) any of the Organizational Documents of the Purchased Entities or their Subsidiaries, or (y) any agreement providing for indemnification by the Purchased Entities or their Subsidiaries of any of the officers, directors or equivalent positions in non-corporate or non-US entities of the Purchased Entities or their Subsidiaries as of the Closing Date.

(b)            None of the Purchased Entities or any Subsidiaries thereof or the Seller Entities specifically relating to the Business is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal other than those which would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

Section 3.7      Financial Statements; Absence of Undisclosed Liabilities.

(a)            Section 3.7(a) of the Seller Disclosure Schedules sets forth copies of (i) audited combined statements of operations, combined statements of cash flows and combined statements of changes in parent company net investment of the Business for the period from November 15, 2023 through December 29, 2023 (Successor), the period from December 31, 2022 through November 14, 2023 (Predecessor), for the period from June 17, 2022 through December 30, 2022 (Predecessor), the period from January 1, 2022 through June 16, 2022 (Predecessor) and for the fiscal year ended December 31, 2021 (Predecessor) and (ii) audited combined balance sheets of the Business as of December 29, 2023 (Successor Company balance sheet) and December 30, 2022 and December 31, 2021 (Predecessor Company balance sheets) (collectively, and together with any notes thereto, the “Business Financial Information”).

(b)            The Business Financial Information and, when delivered, the Financing Information described in paragraphs (a), (b) and (c) of the definition of such term (i) has been derived from the books and records of Seller and its Affiliates, (ii) prepared in accordance with GAAP in all material respects, except as otherwise set forth therein and (iii) fairly presents in all material respects (A) the financial condition, assets and liabilities of the Business as of the dates therein specified and (B) the results of operations of the Business for the periods indicated therein; provided that the Financing Information described in clauses (b) and (c) of the definition thereof does not include footnote disclosure and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis.

(c)            The Business does not have any Liabilities that would be required by GAAP to be reflected on a balance sheet of the Business, other than Liabilities that: (i) are specifically reflected or reserved against in the most recent balance sheet included in the Business Financial Information (the “Balance Sheet Date”), (ii) were incurred since the Balance Sheet Date in the ordinary course of business, (iii) are Retained Liabilities or will be reflected, reserved, accrued, recorded or included in the Closing Working Capital or the Closing Indebtedness, (iv) are Liabilities for Taxes, (v) are incurred pursuant to this Agreement or disclosed in Section 3.7(b) of the Seller Disclosure Schedules, (vi) would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole or (vii) are permitted to be incurred under Section 5.2 of this Agreement without a Purchaser’s consent.

Section 3.8      Absence of Changes or Events.

(a)            Except to the extent solely in connection with or in preparation for the Sale Process, since the Balance Sheet Date through the date of this Agreement, the Business has been conducted in all material respects in the ordinary course of business.

(b)            Seller and its Affiliates have not taken any action since the Balance Sheet Date through the date of this Agreement that would, if taken after the date hereof, require the consent of RoW Purchaser under Section 5.2(b)(vii), Section 5.2(b)(xvi), Section 5.2(b)(xvii) and Section 5.2(b)(xix) (to the extent Section 5.2(b)(xix) relates to the foregoing sections).

(c)            Since the Balance Sheet Date, there has not been any Business Material Adverse Effect that is continuing.

Section 3.9      Title to Assets; Sufficiency of Assets.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, the Seller Entities or the Purchased Entities (or their Subsidiaries) will (assuming all Approvals as may be required in connection with the consummation of the Transaction and the other transactions contemplated by this Agreement have been obtained) have as of the Closing good title to, or other legal rights to possess and use, all of the Purchased Assets (other than the Deferred Purchased Entity), free and clear of all Liens, other than Permitted Liens.

(b)            On the Closing Date, the Purchased Assets (assuming all Approvals as may be required in connection with the consummation of the Transaction and the other transactions contemplated by this Agreement have been obtained and assuming that the Deferred Purchased Entity are transferred to Purchaser at the Closing), together with the services, rights and benefits to be provided pursuant to the Transaction Documents by Seller and its Affiliates to Purchasers and their Affiliates after Closing, shall, in the aggregate, constitute all of the assets, rights, title, interest and properties necessary for Purchasers and their Subsidiaries (including the Purchased Entities and their Subsidiaries) to conduct the Business immediately following the Closing in all material respects as conducted by Seller and its Subsidiaries as of immediately prior to the Closing and as of the date of this Agreement.

(c)            On the Closing Date, the Business Employees set forth on the Business Employees List and the Business Consultants set forth on the Business Consultants List will represent the entirety of the employees, individual consultants and independent contractors necessary to manage and operate the Business by the Purchased Entities (and their Subsidiaries) as currently managed and operated.

(d)            Nothing in this Section 3.9 is intended to or shall be treated as a representation of non-infringement with respect to Intellectual Property Rights, which is addressed exclusively in Section 3.10.

(e)            No Seller Shareholder owns or holds any interest in, title to, or other legal rights to possess and use, any of the Purchased Assets, other than: (i) Permitted Liens that are released in full at the Closing (other than Permitted Liens solely of the type described in clause (f) and clause (g) in the definition of Permitted Liens, which need not be released in full at Closing), or (ii) solely by virtue of its shareholding in Seller.

Section 3.10      Intellectual Property.

(a)            Section 3.10(a) of the Seller Disclosure Schedules lists (i) all Registered IP and Internet Properties included in the Transferred Intellectual Property, as of the date of this Agreement (the “Business Registered IP”) and (ii) all Seller Licensed Patents, as of the date of this Agreement.

(b)            The Transferred Internet Properties include all Internet Properties owned by Seller or any of its Affiliates that are primarily related to the Business. The Transferred Patents include all Patents owned by Seller or any of its Affiliates that are primarily related to the Business. The Transferred Marks include all Marks owned by Seller or any of its Affiliates that are primarily related to the Business.

(c)            The Transferred Intellectual Property, Seller Licensed Patents, Retained Marks and Licensed Other IPR, taken together, include all Intellectual Property Rights (other than Marks or Internet Properties that, in each case, are not material to the operation of the Business) owned by Seller or any of its Affiliates that are used in or practiced by the Business.

(d)            The applicable Seller Entities or the Purchased Entities (or their Subsidiaries) are current in the payment of all material registration, maintenance and renewal fees with respect to the Business Registered IP that is material to the Business, except in each case as Seller or any of its Subsidiaries have elected in their reasonable business judgment to abandon or permit to lapse an issuance, registration or application in the ordinary course of business. The Business Registered IP is solely owned by the Seller Entities or the Purchased Entities (or their Subsidiaries) free and clear as of the Closing of all Liens, other than Permitted Liens. All material Business Registered IP is subsisting and, to the Knowledge of Seller, not invalid or unenforceable.

(e)            None of the material Transferred Intellectual Property is subject to any Judgment materially adversely affecting the use thereof or rights thereto by Seller and its Affiliates. There is no opposition, cancellation or proceeding pending against Seller and its Affiliates concerning the ownership, validity or enforceability of any Business Registered IP.

(f)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, the conduct of the Business as conducted or, to the Knowledge of Seller, as currently proposed by Seller and its Affiliates to be conducted in substantially the same manner as currently conducted, does not infringe, misappropriate, or violate, or has not in the last three (3) years infringed, misappropriated or violated, the Intellectual Property Rights of any other Person. Neither Seller nor any of its Affiliates has received any written notice within the last three (3) years alleging that the conduct of the Business infringes, misappropriates, or violates the Intellectual Property Rights of any other Person except as would not result in material liability to or restriction on the operation of the Business.

(g)            To the Knowledge of Seller, no third Person is infringing, misappropriating, or violating any material Transferred Intellectual Property. Neither Seller nor any of its Affiliates, as of the date hereof or within the last three (3) years alleged in writing (including by initiating any claim or action) that a third Person is infringing, misappropriating, or violating the Transferred Intellectual Property.

(h)            Seller or its applicable Affiliates have taken commercially reasonable measures consistent with industry practices to protect and maintain the confidentiality of material Trade Secrets included in the Transferred Intellectual Property and there have been no unauthorized uses or disclosures of any such Trade Secrets in the last three (3) years, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. No Person other than Seller, its Affiliates or its or their employees or contractors subject to confidentiality obligations has been given a copy, in any form (print, electronic or otherwise), of any source code for any material software that is Transferred Intellectual Property.

(i)            All current and former officers, directors and employees of, and consultants and independent contractors to, Seller and its Affiliates that were involved in the conception, creation or development of material Transferred Intellectual Property have agreed in writing to restrictions on the disclosure and use of any confidential information (except for use for the benefit of Seller and its Affiliates) and have assigned either by operation of Law, or by granting an express present assignment, to Seller or any of its Affiliates of all rights in and to any Transferred Intellectual Property conceived, created or developed pursuant to services performed for the Business by such Persons for the Business.

(j)            Neither Seller nor any of its Affiliates is required or obligated under a Contract to: (i) make any royalties or other payments or fees that are contingent upon the occurrence of future achievement of milestone events or sales of the Product, which royalties and other payments and fees, in the aggregate, would be material; or (ii) provide any other material consideration of any kind to any Person with respect to the use of any Transferred Intellectual Property.

(k)            No funding, facilities or resources of any Governmental Entity, university, college, other educational institution, multi-national, bi-national, or international public organization or research center was used in the development of material portions of the Product or the creation, generation or development of any material Transferred Intellectual Property, and none of the foregoing Persons has any material claim or material right (including material license rights) to the Product or Transferred Intellectual Property.

(l)            Neither Seller nor any of its Affiliates has distributed, licensed or otherwise used any Open Source Software in any manner that requires (or upon a distribution, would require) any material Transferred Intellectual Property, or any material proprietary portion of any Product, to be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) distributed at no or minimal charge.

Section 3.11      Information Technology; Data Protection.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, during the last three (3) years, there have not been any vulnerabilities or defects that have resulted in any (i) security breaches, (ii) other security access incidents or (iii) failures or outages affecting any Transferred Information Technology, Business Technology Deliverables or Technology within the Transferred Tangible Personal Property.

(b)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, all Transferred Information Technology, Business Technology Deliverables and Technology within the Transferred Tangible Personal Property do not contain any material faults (other than faults with respect to which the Business has taken or is taking reasonable steps to remediate or mitigate) and perform their function as is necessary for the Business as currently conducted. There has been no incident involving (i) a virus, Trojan horse, worm, back door, time bomb, drop dead device or other ransomware, malware, spyware, or other routine designed to disable a computer program (collectively, “Malicious Code”) or (ii) a denial of service attack, in the case of each of clauses (i) and (ii), in the last three (3) years, that has had a material adverse effect on any Transferred Information Technology, Business Technology Deliverables or Technology within the Transferred Tangible Personal Property and has not since been resolved without material cost or material business disruption. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, no Transferred Information Technology, Business Technology Deliverables or Technology within the Transferred Tangible Personal Property contains any Malicious Code (other than Malicious Code detected and quarantined or otherwise remediated in the ordinary course of business).

(c)            Except as would not have, individually or in the aggregate, a Business Material Adverse Effect: (i) Seller and its Affiliates are and have at all times been in compliance in all material respects with all applicable requirements of Data Protection Laws with respect to the Business; (ii) none of Seller nor its Affiliates has, during the last three (3) years, received any written notice or other written communication from any Person or applicable data protection supervisory authority in any jurisdiction alleging a violation of any Data Protection Laws with respect to the Business; (iii) the Purchased Entities (and their Subsidiaries) (and the Seller Entities with respect to Company Data and Personal Data collected or used in connection with the Business) have taken appropriate actions (including implementing reasonable technical, physical, administrative, and operational safeguards) to protect Company Data and Personal Data in their possession or under their control against any unauthorized use, access, modification, disclosure, or loss, including reasonable backup, redundancy, security and disaster recovery technology and procedures, and have timely and reasonably remediated and addressed, or are taking steps to reasonably remediate and address, “critical”, “high”- or “medium” -level audit findings relating to their implementation of administrative, physical, and technical security safeguards; and (iv) during the last three (3) years, there has been no unauthorized destruction, loss, alteration, disclosure of, use of, access or other material breach of Company Data or Personal Data collected by, or used by Seller and its Affiliates in connection with, the Business.

Section 3.12      Real Property.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, a Seller Entity or a Purchased Entity has a valid leasehold estate (as lessee) in all Leased Real Property as lessee or sublessee, in each case free and clear of all Liens, other than Permitted Liens.

(b)            None of the Purchased Entities own any real property.

Section 3.13      Contracts.

(a)            Section 3.13(a) of the Seller Disclosure Schedules sets forth the following Contracts, as of the date hereof, to which the Purchased Entities (or any Subsidiary thereof) or any Seller Entity is a party to or bound by that relate primarily to the operation of the Business (other than sales or purchase orders, statements of work, standard terms and conditions and similar instruments entered into or used in the ordinary course of business, intercompany agreements, or Seller Benefit Plans) (all such Contracts required to be set forth on Section 3.13(a) of the Seller Disclosure Schedules, as well as statements of work to which the Purchased Entities (or any Subsidiary thereof) or any Seller Entity is a party to or bound by that relate primarily to the operation of the Business, the “Material Contracts”):

(i)            the twenty (20) largest customer Contracts (measured by dollar amounts received by the Business in the fiscal year ended December 29, 2023) (such counterparties, the “Significant Customers”);

(ii)            the ten (10) largest supplier Contracts (measured by dollar amounts spent by the Business in the fiscal year ended December 29, 2023) (such counterparties, the “Significant Suppliers”);

(iii)            other than Contracts with Significant Customers and Significant Suppliers, each Contract that by its express terms provides for “exclusivity” in respect of any products (including Products) or services or contains a “most favored nations” provision or any similar requirements in favor of any Person, that would, individually or in the aggregate, be material to the Business, taken as a whole, after the Closing, and in each case, other than customary distribution agreements for Products or services entered into in the ordinary course of business;

(iv)            each Contract providing for the acquisition or disposition by the Business of any business or assets (whether by merger, sale of stock (or other equity interests), sale of assets or otherwise), excluding ordinary course commercial Contracts, for an aggregate purchase price in excess of five million Dollars ($5,000,000) and pursuant to which a Purchased Entity or any of its Subsidiaries has continuing earn-out, deferred consideration or contingent payment obligations, or indemnification or similar obligations, following the date of this Agreement;

(v)            each Contract providing for a material joint venture, strategic alliance or similar partnership agreement or arrangement with a third party;

(vi)            each Contract requiring future capital expenditure obligations of the Business in excess of two million five hundred thousand Dollars ($2,500,000);

(vii)            each license or other grant of rights with respect to Intellectual Property Rights that are material to the Business and are granted (A) by any of the Purchased Entities (or Subsidiary thereof) or Seller Entities to any third party under any Transferred Intellectual Property (except non-exclusive licenses granted to customers, service providers or vendors in the ordinary course of business) or (B) to any of the Purchased Entities (or Subsidiary thereof) or Seller Entities with respect to Intellectual Property Rights of third parties for use in the Business (except for “shrink wrap,” “commercially available off the shelf software” or “click through” licenses, other than Contracts exclusively related to the Business for such licenses that involved aggregate payments of more than fifty thousand Dollars ($50,000) in the fiscal year ended December 29, 2023);

(viii)            each Contract providing for any royalty, milestone, contingent payments, similar deferred payments or similar deferred Liabilities payable by Seller, a Seller Entity or a Purchased Entity (or their Subsidiaries) in excess of two million five hundred thousand Dollars ($2,500,000);

(ix)            each Contract with a Governmental Entity, including grants and similar funding arrangements, but other than Contracts relating to government-sponsored healthcare;

(x)            each Contract under which any Person is engaged by a Purchased Entity or Seller Entity (with respect to the Business) to provide contract research services, contract manufacturing services or contract sales services for the Product, in each case, that is material to the Business, taken as a whole;

(xi)            each Contract under which any Person is engaged or granted rights to distribute a Product in any jurisdiction, that is material to the Business, taken as a whole;

(xii)            each material Transferred Lease;

(xiii)            each Contract evidencing Indebtedness of the type described in clause (a) of the definition of Indebtedness (including such Indebtedness of the type described in clause (a) of the definition of Indebtedness that would otherwise be excluded pursuant to clause (iii) of the proviso to the definition of Indebtedness) (other than intercompany indebtedness among the Seller, the Purchased Entities and their respective Subsidiaries) in an individual principal amount in excess of two and one-half million Dollars ($2,500,000) (A) that constitutes an Assumed Liability, (B) with respect to which any Purchased Entity or any Subsidiary of a Purchased Entity is the primary obligor or a guarantor in respect thereof, or (C) that is secured by a Lien on any Purchased Entity Shares or Purchased Assets; and

(xiv)            each Contract that by its express terms (A) materially limits or materially impairs the ability of the Seller Entities (with respect to the Business) or the Purchased Entities (or Subsidiaries thereof) to compete in any line of business or with any Person, or engage in any line of business or conduct business, in any geographic area (including through non-compete or exclusivity provisions) or (B) requires the Seller Entities to purchase a minimum quantity of good, supplies or services from any Person or in any geographic area and which is material to the Business, or (C) requires the Seller Entities to purchase its total requirements of goods, supplies or services from any other Person or in any geographic area or contains a “take or pay” provision and which is material to the Business.

(b)            (i) Except as would not reasonably be expected to be material to the Business, taken as a whole, each Material Contract is valid and binding on the Seller Entity or Purchased Entity (or Subsidiary thereof) that is a party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or law), and (ii) no Seller Entity or Purchased Entity (or Subsidiary thereof) or, to the Knowledge of Seller, any other party thereto, is in material breach of, or material default under, any such Material Contract. Seller has made available in the Data Room true, correct and complete copies of each Material Contract existing as of the date hereof.

Section 3.14      Significant Customers; Significant Suppliers.

(a)            Section 3.14(a) of the Seller Disclosure Schedules lists the names of each of the Significant Customers. None of the Significant Customers has terminated its relationship with Seller, the applicable Seller Entity or the applicable Purchased Entity. None of Seller, any Seller Entity or any Purchased Entity has received since January 1, 2023 any written notice that any Significant Customer has ceased or will cease to be a customer or supplier of the Business or that such Significant Customer intends to terminate or materially modify existing Material Contracts with Seller, any Seller Entity or any Purchased Entity (or any Subsidiary of any Purchased Entity).

(b)            Section 3.14(b) of the Seller Disclosure Schedules lists the names of each of the Significant Suppliers. None of the Significant Suppliers has terminated its relationship with Seller, the applicable Seller Entity or the applicable Purchased Entity (or any Subsidiary of any Purchased Entity). None of Seller, any Seller Entity or any Purchased Entity (or any Subsidiary of any Purchased Entity) has received since January 1, 2023 any written notice that any Significant Supplier has ceased or will cease to act as a supplier of the Business, that such Significant Supplier intends to terminate or materially modify existing Material Contracts with Seller, any Seller Entity or any Purchased Entity.

Section 3.15      Product Registrations; Recalls. Section 3.15 of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, a list of all Product Registrations, including the name of the entity holding such Product Registration and the applicable country or other jurisdiction, except for those Product Registrations that are not material to the Business.

(a)            Except as set forth in Section 3.15(a) of the Seller Disclosure Schedules, all Products are, and have been in the last three (3) years, developed, tested, manufactured, marketed, distributed, and sold, in material compliance with the specifications and standards contained in such Product Registrations including, but not limited to, those relating to: (i) cGMP, including QSR and QMSR, as applicable, and (ii) labeling, promotion, and advertising. All Product Registrations that are, individually or in the aggregate, material to the Business, taken as a whole, are valid and in full force and effect, and all material reports, documents, claims, adverse event or postmarket safety reports, notices, registrations and applications required to be filed, maintained, or furnished to the FDA or another Governmental Entity by Seller with respect to the Product or any Product Registrations have been so timely filed, maintained or furnished and were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). No Judgment related to suspension, revocation or cancellation of any Product Registration is pending or, to the Knowledge of Seller, has been initiated, is threatened or under investigation, other than those which would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole;

(b)            Seller has not made any design changes, modifications or enhancements to the Products, which, individually or in the aggregate, required or require the marketing authorization, clearance or approval of a Governmental Entity and for which such marketing authorizations, clearances or approvals, have not been obtained, other than those which would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

(c)            Neither: (i) Seller nor any of its Affiliates, nor any of their respective officers or directors; nor (ii) to the Knowledge of Seller, any third party acting on behalf of Seller or any of its Affiliates, has made a fraudulent statement or made an untrue statement of material fact to the FDA or any other Governmental Entity with respect to the Product or any Product Registrations, or failed to disclose a material fact required to be disclosed to the FDA or any Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for any investigation by, and no such investigation has been instituted or threatened by the FDA or any other Governmental Entity with respect to the Product or any Product Registrations, other than those which would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole;

(d)            Neither Seller nor any of its Affiliates nor, any officer, director, manager, employee, contractor or agent of Seller or any of its Affiliates has been excluded, suspended or debarred, or subject to, or convicted of any crime, or engaged in any conduct that would reasonably be expected to result in, a debarment under 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b) or any similar Law, exclusion, or suspension from participation in Medicare, Medicaid, TRICARE or any similar government health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Laws or programs, or otherwise under Section 306 of the FDCA or any Healthcare Law, and no action is pending or, to the Knowledge of Seller, is threatened, relating to such debarment or conviction of any Seller, or any such other Person, in each case, with respect to the Business, the Purchased Assets and the Purchased Entities and their Subsidiaries;

(e)            Throughout the last three (3) years, Seller and its Affiliates, and, to the Knowledge of Seller, any third party acting on behalf of Seller or any of its Affiliates, has conducted the Business in compliance in all material respects with the Healthcare Laws. All studies, tests, preclinical and clinical trials related to the Product, conducted by or on behalf of Seller or any of its Affiliates are being (or if completed, have been) conducted in compliance in all material respects with applicable Healthcare Laws, including 21 C.F.R. Parts 50, 56, 58, 312, and 812, 42 C.F.R. Part 11, and any comparable foreign Laws and in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards. Neither Seller nor any of its Affiliates have received any notices, correspondence or other communication from the FDA or other Governmental Entity requiring the termination, suspension or material modification of any study, test or clinical or preclinical trial currently being conducted by it or on its behalf, in each case, related to the Products, other than those which would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole;

(f)            Seller or its Affiliates have exclusive ownership, or have obtained beneficial use, of all Product Registrations, and all such Product Registrations are valid and in full force and effect. Except as set forth on Section 3.15(f) of the Seller Disclosure Schedules, neither Seller nor any of its Affiliates (i) has received any warning letter, untitled letter, or other written communication or document from any Governmental Entity that asserts lack of compliance in all material respects with any Healthcare Laws with respect to Product Registrations or Business Permits which has not since been fully remedied; (ii) has been a party to or had ongoing reporting obligations pursuant to or under any corporate integrity Contracts, deferred or non-prosecution Contracts, monitoring Contracts, consent decrees or similar Contracts with or imposed by any Governmental Entity, in each case with respect to the Business, and other than those which would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole; (iii) has been subject to material post-marketing commitments or post-marketing requirements by any Governmental Entity with respect to any Product Registration; or (iv) has received any written or, to the Knowledge of Seller, verbal complaints or notices or requests for recalls or withdrawals during the previous three (3) years alleging any material product quality issues related to the Product or any Product Registrations, except as set forth in Section 3.15(f) of the Disclosure Schedules;

(g)            Except for ordinary course inquiries by Governmental Entities there are not, and have not been in the past three (3) years (i) pending, or, to the Knowledge of Seller, threatened in writing, any material claims alleging a defect in design, manufacture, materials or workmanship or any material product liability claims alleging injury, death or disease, regarding any Product with respect to which Liability is reasonably anticipated, or (ii) with respect to which Liability is reasonably anticipated, in the aggregate with respect to all such claims, to exceed one million Dollars ($1,000,000), or (ii) any product recalls by the Business. Each product sold by Seller or the Seller Entities with respect to the Business has been in conformity in all material respects with all applicable Laws, contractual commitments and express warranties. No material claims alleging bodily injury as a result of any product manufactured or sold by the Business or the breach of any duty to warn, test, inspect or instruct of dangers therein have been made or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates.

(h)            References to “Product” in this Section 3.15 (but not elsewhere in this Agreement) shall be deemed to include both the drug and device components of the Product (and not only the combination thereof).

Section 3.16      Compliance with Applicable Laws; Permits.

(a)            None of the Seller Entities or the Purchased Entities (or Subsidiaries thereof) is, or has been at any time in the last three (3) years, in violation of any Law applicable to the conduct of the Business as presently conducted or the Purchased Assets, except for violations that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

(b)            None of the Seller Entities or the Purchased Entities (or Subsidiaries thereof) or, to the Knowledge of Seller, any of their respective officers, directors, employees or any person acting for or on behalf of any of the Seller Entities or the Purchased Entities, in each case, with respect to the Business: (A) is a Sanctioned Person or has, in the last three (3) years, (i) entered into any agreement, transaction, or dealing with or for the benefit of any Sanctioned Person (or involving any property thereof) or involving any Sanctioned Territory, or (ii) otherwise violated in any material respect any applicable Sanctions; (B) has in the last three (3) years (i) made, received, or accepted any unlawful payment or given, offered, promised, or authorized or agreed to give or receive, any money, advantage, or thing of value, directly or indirectly, to or from any Government Official or other Person in material violation of any Anti-Corruption Laws, (ii) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity of any Government Official, or established or maintained any unlawful or unrecorded funds, in each case, in material violation of any Anti-Corruption Laws, or (iii) to the Knowledge of Seller, otherwise been in material violation of any Anti-Corruption Laws; or (C) been the subject of any pending, or, to the Knowledge of Seller, any threatened investigation, litigation or administrative or enforcement proceeding concerning material violations or alleged material violations of Sanctions or Anti-Corruption Laws.

(c)            The Seller Entities and/or the Purchased Entities (or Subsidiaries thereof) hold all Permits necessary for the conduct of the Business as presently conducted except for the Product Registrations for which Section 3.15(a) shall govern, other than any such Permits the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole (the “Business Permits”). The Seller Entities and the Purchased Entities (and their Subsidiaries), in each case with respect to the Business, are, and have been at all times in the last three (3) years, in compliance with the terms of the Business Permits, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. During the last three (3) years, none of Seller, the Seller Entities or the Purchased Entities, in each case with respect to the Business, have received any written or oral notice threatening to revoke or condition the continuation of any material Business Permit.

(d)            The Seller Entities (with respect to the Business) and/or the Purchased Entities (or Subsidiaries thereof) maintain global trade compliance and operations processes and systems of internal controls as part of their compliance and logistics programs that are reasonably adequate to ensure compliance by the Business with all applicable Laws pertaining to import and export matters, including those administered by U.S. Customs and Border Protection, U.S. Bureau of Industry and Security, U.S. Treasury, U.S. FDA and other comparable government agencies in all jurisdictions in which the Business operates global trade compliance and operations activities.

(e)            The execution, delivery and performance of this Agreement by Seller does not breach any prohibition imposed by the Annex to the United States Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act, or OFAC regulations.

Section 3.17      Environmental and Supply Chain Matters.

(a)            Except as would not have a Business Material Adverse Effect: (i) the Seller Entities and the Purchased Entities (and their Subsidiaries) are in compliance and in the past three (3) years have been in compliance with all applicable Environmental Laws and Supply Chain Laws and, to Seller’s Knowledge, there are no circumstances which will or are likely to give rise to any Liability under Environmental Laws and Supply Chain Laws, in each case with respect to the Business; (ii) the Seller Entities and the Purchased Entities (and their Subsidiaries) have obtained and are in compliance with all Permits pursuant to Environmental Laws required for the operation of the Business as presently conducted; (iii) the Permits identified under clause (ii) are in full force and effect and (iv) as of the date hereof, there are no Proceedings pending or received against the Seller Entities or the Purchased Entities (or their Subsidiaries) alleging or specifying a violation of, or Liability under, any Environmental Laws or in relation to any Environmental Matters with respect to the Business, nor have any such Proceedings been threatened in writing.

(b)            To Seller’s Knowledge, in the past three (3) years, there is no pollution or contamination of the Environment nor any Hazardous Materials on, in, at, under or migrating to or from any property currently or previously owned, leased, used or occupied by the Seller Entities or the Purchased Entities and their Subsidiaries, in each case with respect to the Business, or otherwise relating to the Business, which will or is likely to give rise to any material Liabilities under Environmental Laws.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, the Purchased Entities and their Subsidiaries will have in place at Closing, all policies, procedures and systems to comply with their obligations under Environmental Law and Supply Chain Laws.

Section 3.18      Taxes. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole:

(a)            all Tax Returns required to be filed by the Purchased Entities and their Subsidiaries or with respect to the Business or the Purchased Assets have been timely filed (taking into account extensions) and all such Tax Returns are correct and complete;

(b)            all Taxes required to be paid by the Purchased Entities and their Subsidiaries or with respect to the Business or the Purchased Assets have been paid or will be paid by the due date thereof;

(c)            there is no pending Tax Proceeding by any Taxing Authority with respect to any Taxes of the Purchased Entities or their Subsidiaries or with respect to the Business or the Purchased Assets;

(d)            each of the Purchased Entities and their Subsidiaries has complied with all applicable Laws relating to the withholding of Taxes;

(e)            none of the Purchased Entities or their respective Subsidiaries have participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(f)            there are no Liens for Taxes upon any of the Purchased Assets other than Permitted Liens;

(g)            none of the Purchased Entities has requested or received a ruling in writing from any Taxing Authority or signed any binding agreement with any Taxing Authority that would reasonably be expected to impact the amount of Tax due from Purchasers or any of their Affiliates (including the Purchased Entities and their Subsidiaries after the Closing) after the Closing Date;

(h)            none of the Purchased Entities (i) has, in the last five (5) years, been a member of an affiliated group filing a combined, consolidated, unitary or other similar group Tax Return (other than a group of which the common parent is or was Seller or any of its Affiliates, a member of the Seller Group, a Purchased Entity or a Subsidiary of a Purchased Entity) or (ii) has any Liability for the Taxes of any Person (other than another Purchased Entity or any Subsidiary of a Purchased Entity or any Person that is a member of the U.S. federal consolidated income tax group of which Seller or any Subsidiary of Seller (including, for the avoidance of doubt, the Purchased Entities and their Subsidiaries) is or was the common parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(i)            there are no Tax allocation, sharing, indemnification or other similar arrangements (other than any Tax allocation, sharing, indemnification or gross-up provisions contained in agreements or arrangements entered into in the ordinary course of business, the primary purposes of which does not relate to Taxes (including supply or other commercial agreements, credit agreements, employment agreements or leases) under which any Purchased Entity would be liable after the Closing for Taxes of any other Person (other than another Purchased Entity or any Subsidiary of a Purchased Entity));

(j)            no deficiency for Taxes has been asserted or assessed by any Taxing Authority in writing against any Purchased Entity, except for deficiencies (i) that have been fully satisfied by payment, settled or withdrawn, or (ii) that are being contested in good faith. In the last three (3) years, no written claim has been received from a Taxing Authority in a jurisdiction where any Purchased Entity does not file income, franchise or other Tax Returns to the effect that such Purchased Entity is or may be subject to taxation of such type by that jurisdiction;

(k)            none of the Purchased Entities or any of its Subsidiaries is subject to income Tax in any jurisdiction other than the country in which it is organized, and, other than with respect to its jurisdiction of incorporation, no Purchased Entity nor any of its Subsidiaries has or had a “permanent establishment” (as defined in any applicable income tax treaty) in any foreign country and is not and has not engaged in a trade or business in any foreign country;

(l)            Following its conversion to a limited liability company, which will be no later than one (1) Business Day prior to the Closing, Therakos LLC will not make any election pursuant to Treasury Regulations Section 301.7701-3(c) to be treated as a corporation for U.S. federal income tax purposes;

(m)            no Purchased Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension has not since expired; and

(n)            None of shares of any of the Purchased Entities derive their value or the greater part of their value, directly or indirectly from the assets referred to in section 980(2)(a) to (c) of the Taxes Consolidation Act of Ireland (the “TCA”) and are not shares to which section 980(2)(e) of the TCA applies.

Notwithstanding anything in this Agreement to the contrary, this Section 3.18 and Section 3.19 below (to the extent expressly related to Taxes) set forth the sole and exclusive representations and warranties of Seller relating to Taxes or Tax matters.

Section 3.19      Employee Matters.

(a)            Section 3.19(a) of the Seller Disclosure Schedules sets forth a complete and accurate list, as of the date of this Agreement, of each material Seller Benefit Plan (indicating by asterisk each such plan that is a material Purchased Entity Benefit Plan).

(b)            With respect to each material Seller Benefit Plan that is not a Purchased Entity Benefit Plan, Seller has made available to Purchasers a summary of the material terms of such Seller Benefit Plan. With respect to each material Purchased Entity Benefit Plan, Seller has made available to Purchasers, a copy of, to the extent applicable, (i) such Purchased Entity Benefit Plan (or a summary thereof in the case of a Purchased Entity Benefit Plan outside the United States), and with respect to each such unwritten Purchased Entity Benefit Plan, a written summary of such Purchased Entity Benefit Plan, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the annual report (Form 5500), if any, filed with the IRS for the last plan year, (v) the most recently received IRS determination letter and (vi) all non-routine, written material communications in the past year relating thereto with Governmental Entities.

(c)            With respect to any Seller Benefit Plan that is a defined benefit pension plan that is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA: (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (ii) such plan is not in “at-risk” status for purposes of Section 430 of the Code and (iii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred in the two (2) years prior to the date hereof. No Purchased Entity Benefit Plan is a benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code (including any multiemployer plan (as defined in Section 3(37) of ERISA)). There does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability after the Closing of Purchasers, any Purchased Entity or any of their Affiliates by virtue of any such entities’ being ERISA Affiliates of Seller or any of its Subsidiaries. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302, 303 or 4068(a) of ERISA, (iii) under Section 412, 430 or 4971 of the Code, (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code, or (v) for violation of Health Insurance Portability and Accountability Act of 1966, as amended or the Patient Protection and Affordable Care Act of 2010, as amended, in the case of each of the foregoing clauses (i) through (v), with respect to any ERISA Affiliate.

(d)            No Seller Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980B(f) of the Code), other than as required by Law for continuation purposes.

(e)            Each Purchased Entity Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies in all material respects with the requirements of Section 409A of the Code. No Business Employee is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.

(f)            Each Seller Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or is covered by a prototype plan opinion letter. The IRS has not taken any action to revoke such determination or opinion letter and there are no facts or circumstances that would be reasonably likely to result in the revocation of, or otherwise adversely affect, the qualified status for any such Seller Benefit Plan.

(g)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, each Purchased Entity Benefit Plan has been operated in compliance with its terms and applicable Laws, and all relevant contributions to the respective Purchased Entity Benefit Plan have been made when due.

(h)            In the six (6) years prior to the date hereof, no Purchased Entity or an ERISA Affiliate of a Purchased Entity has withdrawn from a Multiemployer Plan to which the Purchased Entities or any of their Subsidiaries that is an ERISA Affiliate of the Purchased Entities contribute in respect of Business Employees in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a Liability of the Purchased Entities or any of their Subsidiaries that is an ERISA Affiliate of the Purchased Entities that has not been fully paid.

(i)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, Seller and each Purchased Entity are in compliance with applicable Laws relating to employment or labor, including those related to hiring, background checks, wages, pay equity, hours, collective bargaining agreements and labor relations, classification of independent contractors and employees, equal opportunity, document retention, notice, plant closing and mass layoff, health and safety, employment eligibility verification, immigration, child labor, discrimination, harassment, retaliation, accommodations, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment, employee leave issues and the payment of social security and other Taxes, and are not liable for any arrears of wages, other compensation or benefits (other than such Liabilities that have been incurred in the ordinary course of business of Seller and its Affiliates), or any Taxes, contributions or penalties for failure to comply with any of the foregoing, in each case with respect to the Business Employees.

(j)            Except as required by applicable Law, neither the execution of this Agreement nor the consummation of the Transaction will (i) result in any payment becoming due to a Business Employee under a Seller Benefit Plan or otherwise, (ii) increase any benefits payable to a Business Employee under a Seller Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of benefits of a Business Employee under a Seller Benefit Plan, (iv) result in the breach or violation of or default under or limit Purchasers’ right to amend, modify or terminate any Seller Benefit Plan, and (v) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(k)            With respect to any Seller Benefit Plan for the benefit of Business Employees or dependents thereof who perform services or who are employed outside of the United States (each such Seller Benefit Plan, a “Non-US Plan”): (i) if required to have been registered or approved by any non-U.S. Governmental Entity (or permitted to have been registered or approved, as the case may be, to obtain any beneficial tax or other status), such Non-US Plan has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the Knowledge of Seller, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably likely to affect any such approval or increase the costs relating thereto; (ii) if intended to be funded and/or book reserved, such Non-US Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, in accordance with GAAP; (iii) no material Liability exists or reasonably could be imposed upon the assets of Seller or any of its Affiliates by reason of such Non-US Plan; (iv) no Business Employee who is domiciled outside of the United States (or any of their dependents) is entitled to any pension, superannuation, retirement (including on early retirement) or death benefits (including in the form of a lump sum), other than those set forth in Section 3.19(a) of the Seller Disclosure Schedules; (v) apart from any general indemnity in favor of the trustees given by Seller or any of its Affiliates under the governing documents of such Non-US Plan or based on statutory requirements, neither Seller nor any of its Affiliates has given any indemnity, undertaking or guarantee in respect of such Non-US Plan; and (vi) the financial statements of such Non-US Plan accurately reflect such Non-US Plan’s Liabilities and accruals for contributions required to be paid to such Non-US Plan, in accordance with applicable generally accepted accounting principles consistently applied and in accordance with GAAP.

(l)            Seller has provided to Purchasers, to the extent permitted by applicable Law and subject to such anonymization or other redactions as required to comply with applicable Laws relating to data protection, a complete and correct list of all Business Employees by: title or position; status (part-time, full-time, exempt, non-exempt, etc.); whether paid on a salaried, hourly or other basis; current base salary or wage rate; current target bonus; start date; service reference date (if different from the start date); notice period, work location (city and state); vacation entitlement formula; amount of accrued but unused vacation; and an indication of whether or not such employee is on leave of absence (the “Business Employees List”). All such employees are authorized to work in the jurisdiction where such employee is employed. Seller shall update the Business Employees List from time to time and as of the Closing Date, subject to Section 6.8. Seller has provided to Purchasers, to the extent permitted by applicable Law and subject to such anonymizations or other redactions as required to comply with applicable Laws relating to data protection, a complete and correct list of all individual independent contractors primarily dedicated to the Business and all “leased employees” (as such term is defined in Section 414(n) of the Code) exclusively dedicated to the Business by: job position or function; work location (city and state); bill rate; hire date; regular hours per work week; term of engagement; and notice period (the “Business Consultants List”). Seller shall update the Business Consultants List from time to time and as of the Closing Date, subject to Section 6.8.

(m)            Except as set forth in Section 3.19(m) of the Seller Disclosure Schedules, none of Seller, any Purchased Entity (or a Subsidiary thereof) or any of their respective Affiliates is, or in the past three (3) years has been, bound by any union contract or Collective Bargaining Agreement with respect to any Business Employee and no labor union or works council or similar labor organization or representative body represents any Business Employee. Section 3.19(m) of the Seller Disclosure Schedule sets forth a list of each Collective Bargaining Agreement to which Seller, any Purchased Entity (or a Subsidiary thereof) or any of their respective Affiliates is a party or to which any Business Employee is subject with respect to services to the Business, in effect as of the date hereof, and Seller has provided a copy of each such material Collective Bargaining Agreement to Purchasers. Seller and each Purchased Entity are in material compliance with each such Collective Bargaining Agreement. With respect to the transactions contemplated by this Agreement and the other Transaction Documents, there is no notice required or bargaining obligation under any union contract or Collective Bargaining Agreement.

(n)            As of the date of this Agreement, there is (i) no activity or proceeding or organizational effort currently being made or, to the Knowledge of Seller, threatened by, or on behalf of, any labor union to organize any Business Employees, (ii) no demand for recognition of any Business Employees has been made by, or on behalf of, any labor union, and (iii) no grievance or unfair labor practice complaint pending against Seller or any of its Affiliates before the National Relations Labor Board or any other Governmental Entity with respect to any Business Employee.

(o)            During the three (3)-year period immediately prior to the date hereof, there have been no strikes, slowdowns, work stoppages, lockouts or any other material labor disputes involving Business Employees.

(p)            To the Knowledge of Seller, no Business Employee is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, with any Person other than Seller, or is subject to any order, that in any way adversely affects or will affect the performance of such Business Employee’s duties for any Purchaser.

(q)            Notwithstanding anything in this Agreement to the contrary, this Section 3.19 sets forth the sole and exclusive representations and warranties of Seller relating to Seller Benefit Plans and employee and labor matters.

Section 3.20      Intercompany Arrangements. Except for any Contracts that are neither material in amount in relation to the Business nor necessary for Purchasers (including the Purchased Entities and the Purchased Assets) to conduct the Business in all material respects as it is conducted as of the date of this Agreement, and other than the Transaction Documents and the Contracts contemplated thereby, Section 3.20 of the Seller Disclosure Schedules lists all Contracts in effect as of the date of this Agreement that are solely between or among the Seller Group, on the one hand, and the Purchased Entities (or their Subsidiaries), on the other hand, other than the Organizational Documents of the Purchased Entities and their Subsidiaries.

Section 3.21      Brokers. No broker, investment banker, or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates or the Seller Shareholders for which Purchasers or any of their Affiliates (including, following the Closing, the Purchased Entities and their Subsidiaries) would have any Liability.

Section 3.22      Solvency. No transfer of property is being made, and no obligation is being incurred in connection with the Transaction or any other transactions contemplated by this Agreement or the other Transaction Documents with the intent by Seller or any other Seller Entity or Purchased Entity to hinder, delay or defraud either present or future creditors of Seller, any other Seller Entity or any Purchased Entity or any of their respective Subsidiaries.

Section 3.23      No Other Representations or Warranties; New Subsidiaries.

(a)            Except for the express representations and warranties contained in this Article III, as qualified by any matter set forth in the Seller Disclosure Schedules, or Section 3 of Schedule 7.5(b), and any certificate delivered pursuant to Section 8.2(d), neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the other Seller Entities, the Purchased Entities or any of their respective Subsidiaries or Affiliates, the Purchased Assets, the Business or with respect to any other information provided, or made available, to Purchasers or any of its Affiliates or Representatives or any Equity Investors in connection with the Transaction or the other transactions contemplated by this Agreement, including as to the accuracy or completeness thereof. Except as explicitly set forth in a representation or warranty in this Article III, as qualified by any matter set forth in the Seller Disclosure Schedules, or Section 3 of Schedule 7.5(b), neither Seller nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the prospects of the Business or its profitability for Purchasers, or with respect to any forecasts, projections or business plans or other forward looking information (including any Confidential Information (as defined in the Confidentiality Agreement)) delivered to Purchasers or any of their Affiliates or Representatives or any Equity Investors in connection with Purchasers’ review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Each of Seller and the other Seller Entities and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the express representations and warranties contained in this Article III, as qualified by any matter set forth in the Seller Disclosure Schedules, or Section 3 of Schedule 7.5(b), and any certificate delivered pursuant to Section 8.2(d). Notwithstanding anything in this Agreement to the contrary, none of Seller, the other Seller Entities or any of their respective Affiliates makes any express or implied representation or warranty with respect to the Excluded Assets or the Retained Liabilities.

(b)            Except for the express representations and warranties contained in Article IV, as qualified by any matter set forth in the Purchaser Disclosure Schedules, or Section 2 of Schedule 7.5(b), the Limited Guarantee and any certificate delivered pursuant to Section 8.2(d), neither Purchasers nor any of their Affiliates, Representatives or any other Person make any express or implied representation or warranty with respect to Purchasers or their Affiliates, or with respect to any other information provided, or made available, to Seller, any Seller Entity or any of their respective Affiliates or Representatives in connection with the Transaction or the other transactions contemplated by this Agreement, including as to the accuracy or completeness thereof.

(c)            The Parties acknowledge and agree that certain of the Seller Entities and the Purchased Entities or their Subsidiaries (the “New Subsidiaries”) may be established, formed or incorporated, as applicable, following the date of this Agreement and prior to the Closing in accordance with the Closing Structure, and such New Subsidiaries are therefore not in existence as of the date of this Agreement. Accordingly, the Parties acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, Seller makes no representations and warranties as of the date of this Agreement with respect to the New Subsidiaries, including the organization, good standing (or local legal equivalent, if any), authority, capital structure, operations and Liabilities of any such New Subsidiary as of or prior to the date of each respective New Subsidiary’s establishment, formation or incorporation. Seller may at any time prior to the Closing supplement or amend the lists set forth in Section 3.2 of the Seller Disclosure Schedules to reflect the Closing Structure, including to reflect the establishment, formation or incorporation of any New Subsidiaries, provided that Seller shall promptly deliver such supplemented or amended Section 3.2 of the Seller Disclosure Schedules to Purchasers.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Except as set forth in the Purchaser Disclosure Schedules, Purchasers hereby represent and warrant to Seller as follows:

Section 4.1      Organization and Standing. Each of RoW Purchaser and Irish Business Purchaser is an Irish private company limited by shares, duly organized, validly existing and in good standing (or local legal equivalent, if any) under the Laws of Ireland. US Purchaser is a limited liability company duly organized, validly existing and in good standing (or local legal equivalent, if any) under the Laws of Delaware. Each of the Purchasers’ Affiliates that may be a party to any Transaction Document is a corporation, partnership, limited liability company or other entity duly organized, validly existing and, where applicable, in good standing (or other local legal equivalent, if any) under the Laws of the jurisdiction of its organization.

Section 4.2      Authority; Enforceability.

(a)            (i) Each Purchaser (and any of its Affiliates that may be a party to any Transaction Document, as applicable) has (or in the case of certain Local Transfer Agreements and Transaction Documents other than this Agreement, will have) all requisite corporate or other similar applicable power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, and to perform its obligations hereunder and thereunder, (ii) the execution and delivery by each Purchaser (and any of its Affiliates that may be a party to any Transaction Document, as applicable) of this Agreement and each other Transaction Document to which it is or will be a party, and the performance by each Purchaser (and any of its Affiliates that may be a party to any Transaction Document, as applicable) of its obligations hereunder and thereunder, have been, or will have been as of the Closing, duly authorized by all requisite corporate or other similar applicable action, and (iii) no vote of any stockholders or other equity holders of Purchaser or any of its Affiliates is (or in the case of certain Local Transfer Agreements and other Transaction Documents, will be) required for the execution of this Agreement or any other Transaction Document or the consummation of the Transaction or the other transactions contemplated hereby and thereby.

(b)            Each Purchaser (and any of its Affiliates that may be a party to any Transaction Document, as applicable) has all requisite corporate or other similar applicable power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, except where the failure to have such power and authority would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c)            This Agreement and the French Put Option Agreement have been duly executed and delivered each Purchaser and, assuming they have been duly executed and delivered by Seller, constitutes a valid and binding obligation of each Purchaser, and each other Transaction Document will be duly executed and delivered by each Purchaser (and any of its Affiliates that may be a party to any Transaction Document, as applicable) and will, assuming such Transaction Document has been duly executed and delivered by each Seller Entity that will be a party thereto, constitute a valid and binding obligation of each Purchaser (and any of its Affiliates that may be a party to any Transaction Document, as applicable), in each case enforceable against each Purchaser (and any of its Affiliates that may be a party to any Transaction Document, as applicable) in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or Law).

Section 4.3      No Conflicts; Consents. The execution, delivery and performance by each Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, and the execution, delivery and performance of the other Transaction Documents by each Purchaser, do not and will not (a) violate in any material respect any provision of the Organizational Documents of the relevant Purchaser or any of its Affiliates, (b) conflict with, constitute a default under, or result in the breach or termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of any Purchaser or any of its Affiliates or the Equity Investors under any material Contract to which such Purchaser or any of its Affiliates or Equity Investors are a party or is subject, (c) result in the imposition of material Liens (other than Permitted Liens) on any properties, rights or assets of any Purchaser or any of its Affiliates or the Equity Investors and (d) assuming compliance with the matters set forth in Section 3.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Entity to which any Purchaser or any of its Affiliates or any Equity Investor is subject, except, with respect to clauses (b) and (d), as would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.4      Governmental Authorizations. The execution, delivery and performance of this Agreement by Purchasers does not require any Approval of, or Filing with, any Governmental Entity, except for (a) compliance with the applicable requirements of the HSR Act, (b) the Approvals and Filings set forth in Section 4.4 of the Purchaser Disclosure Schedules and (c) the Approvals and Filings which if not obtained or made would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.5      Specified Representations. The Purchasers make the representations set forth on Section 4.5 of the Purchaser Disclosure Schedules.

Section 4.6      Financing.

(a)            US Purchaser is a party to and has accepted a fully executed commitment letter dated as of the date of this Agreement (together with all exhibits and schedules thereto, the “Debt Commitment Letter”) addressed to Purchasers from each Lender party thereto, pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing”.

(b)            Purchasers are party to and have accepted a fully executed commitment letter, dated as of the date of this Agreement (together with all exhibits and schedules thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), from CVC Capital Partners IX (A) L.P., CVC Capital Partners Investment Europe IX L.P. and CVC Capital Partners IX (B) SCSp (collectively, the “Equity Investors”) pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investors have agreed to invest in Purchasers the amounts set forth therein. The cash equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the “Cash Equity”. The Cash Equity and the Debt Financing are collectively referred to as the “Financing”. The Equity Commitment Letter provides that Seller is an express third-party beneficiary of, and is entitled to enforce, the Equity Commitment Letter, pursuant to the terms and conditions set forth therein.

(c)            US Purchaser has delivered to Seller a true, complete and correct copy of the executed Debt Commitment Letter and Purchasers have delivered to Seller a true, complete and correct copy of the executed Equity Commitment Letter in each case together with any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee amounts, pricing terms, original issue discount amounts, “flex” provisions and other economic provisions that are customarily redacted in connection with transactions of this type and that could not in any event affect the conditionality, enforceability, availability, termination or amount of the Financing.

(d)            Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders and the Equity Investors to provide the applicable Financing or any contingencies that would permit the Lenders or the Equity Investors to reduce the aggregate principal amount of the Financing, including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision. As of the date hereof, assuming (i) that all representations and warranties set forth in Article III are true and correct in all material respects and (ii) the satisfaction of the conditions in Section 8.1 and Section 8.2 on the Closing Date, the Purchasers do not have any reason to believe that they will be unable to satisfy on a timely basis all conditions precedent to the funding of any Financing required to be satisfied by it pursuant to any of the Commitment Letters on or prior to the Closing Date, and, as of the date hereof, the Purchasers do not have Knowledge that any Lender or Equity Investor will not perform its obligations thereunder to fund the applicable Financing upon satisfaction of the applicable conditions precedent set forth in the applicable Commitment Letter. Other than as expressly set forth in the Commitment Letters, there are no side letters, Contracts, understandings or arrangements of any kind relating to the Commitment Letters or the Financing that would reasonably be expected to adversely affect the conditionality, enforceability, availability, termination or amount of the Financing.

(e)            The Financing, when funded in accordance with the Commitment Letters and giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount) (together with all other unrestricted cash then held by Purchaser, which unrestricted cash shall not be used by Purchaser for any purpose other than to satisfy the Financing Amounts (as defined below)), shall provide Purchasers with cash proceeds on the Closing Date sufficient for the satisfaction of all of Purchasers’ obligations under this Agreement, the other Transaction Documents and the Commitment Letters required to be satisfied by Purchasers on the Closing Date, including the payment of the Closing Purchase Price, and all fees and expenses and other amounts payable by Purchasers or the Purchased Entities (and their Subsidiaries) or Purchasers’ other Affiliates, and for any repayment or refinancing of any outstanding Indebtedness of any Purchased Entity or any Subsidiary thereof required to be repaid or refinanced pursuant to this Agreement, the other Transaction Documents or the Commitment Letters (such amounts, collectively, the “Financing Amounts”).

(f)            As of the date of this Agreement, the Commitment Letters (i) constitute the legal, valid, binding and enforceable obligations of Purchasers and, to the Knowledge of Purchasers in the case of the Debt Commitment Letter, all the other parties thereto, and (ii) are in full force and effect. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time or both) constitutes or would reasonably be expected to constitute a default, breach or failure to satisfy a condition precedent on the part of any Purchaser under the Commitment Letters. Assuming (i) that all representations and warranties set forth in Article III are true and correct in all material respects and (ii) the satisfaction of the conditions in Section 8.1 and Section 8.2 on the Closing Date, as of the date of this Agreement, Purchasers do not have any reason to believe that any of the conditions to the Financing will not be satisfied by Purchasers on a timely basis or that the Financing will not be available to Purchasers on the Closing Date. Purchasers have paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement. As of the date of this Agreement, (i) the Commitment Letters have not been amended or otherwise modified, (ii) none of the respective commitments under any of the Commitment Letters have been terminated, reduced, withdrawn or rescinded in any respect, and (iii) to the Knowledge of Purchasers, no termination, reduction, withdrawal or rescission thereof is contemplated. As of the date of this Agreement, no such amendment or other modification of any Commitment Letter is contemplated (except, in the case of the Debt Commitment Letter, such amendments or other modifications expressly contemplated therein to effectuate the addition of lenders, lead arrangers, bookrunners, agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof (including to the extent documented as a joinder, amendment or novation of the obligations of the Financing Parties under the Debt Commitment Letter)).

(g)            Subject to and without limiting Section 11.7, in no event shall the receipt or availability of any funds or financing (including the Financing) by or to Purchasers or any of their Affiliates or any other financing be a condition to any of Purchasers’ obligations under this Agreement or any of the other Transaction Documents.

Section 4.7      Limited Guaranty. Concurrently with the execution of this Agreement, US Purchaser has delivered to Seller a true, complete and correct copy of the executed Limited Guaranty. The Limited Guaranty is valid, binding and enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a Proceeding in equity or Law), and is in full force and effect, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Guarantors under the terms and conditions of the Limited Guaranty.

Section 4.8      Proceedings. As of the date hereof, there is no Proceeding pending, threatened in writing or, to the Knowledge of Purchasers, otherwise threatened against Purchasers or any of their Affiliates before any Governmental Entity or arbitration tribunal other than Proceedings which would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. As of the date hereof, no Purchaser nor any of its Affiliates is subject to any outstanding Judgment of any Governmental Entity or arbitration tribunal which would have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.9      Compliance with Laws. Purchasers and their Affiliates are in compliance with all Laws applicable to their respective businesses, as currently conducted, except to the extent that the failure to comply therewith would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchasers and their Affiliates collectively possess all Permits necessary for the conduct of their respective businesses, as currently conducted, except where the failure to possess any such Permit would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.10      Brokers. No broker, investment banker or financial advisor is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchasers or their Affiliates or the Equity Investors for which Seller or any of its Affiliates would have any Liability.

Section 4.11      Solvency. No transfer of property is being made, and no obligation is being incurred in connection with the Transaction or any other transactions contemplated by this Agreement or the other Transaction Documents with the intent by any Purchaser to hinder, delay or defraud either present or future creditors of such Purchaser, any Seller Entity or any Purchased Entity or any of their respective Subsidiaries. Assuming (i) that the representations and warranties set forth in Article III are true and correct in all material respects, and (ii) the satisfaction of the conditions in Section 8.1 and Section 8.2 on the Closing Date, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith):

(a)            the Fair Value of the assets of Purchasers and their Subsidiaries, taken as a whole, will be greater than the total amount of Purchasers’ and its Subsidiaries’ Liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole;

(b)            the Purchasers and their Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and

(c)            the Purchaser and their Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are (or are proposed to be) engaged.

For the purposes of this Section 4.11, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the relevant Purchaser and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

Section 4.12      Securities Act. Purchasers are acquiring the Purchased Entity Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchasers acknowledge that the Purchased Entity Shares are not registered under the Securities Act, any applicable state securities Laws or any applicable foreign securities Laws, and that such Purchased Entity Shares may not be transferred or sold, except pursuant to the registration provisions of the Securities Act and applicable state and foreign securities Laws or pursuant to an applicable exemption therefrom. Purchasers have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Entity Shares and are capable of bearing the economic risks of such investment.

Section 4.13      R&W Insurance Policy. Purchasers have conditionally bound the draft representations and warranties insurance policy substantially in the form attached as Exhibit E hereto (the “R&W Insurance Policy”) as of the date hereof, a copy of which has been provided to Seller prior to the execution of this Agreement.

Section 4.14      Acknowledgment of No Other Representations or Warranties.

(a)            Purchasers acknowledge and agree that, except for the express representations and warranties contained in Article III, as qualified by any matter set forth in the Seller Disclosure Schedules, or Section 3 of Schedule 7.5(b), in any certificate delivered pursuant to Section 8.2(d), and in any of the other Transaction Documents, neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the other Seller Entities, the Purchased Entities or any of their respective Subsidiaries or Affiliates, the Purchased Assets, the Business or with respect to any other information provided, or made available, to Purchasers or any of their Affiliates or Representatives or any Equity Investors in connection with the Transaction or the other transactions contemplated by this Agreement, including as to the accuracy or completeness thereof. Purchasers acknowledge and agree that, except as explicitly set forth in a representation or warranty in Article III, as qualified by any matter set forth in the Seller Disclosure Schedules, or Section 3 of Schedule 7.5(b), in any cerficiate delivered pursuant to Section 8.2(d), and in any of the other Transaction Documents, neither Seller nor any of its Affiliates, Representatives or any other Person has made any express or implied representation or warranty with respect to the prospects of the Business or its profitability for Purchasers, or with respect to any forecasts, projections or business plans or other forward looking information (including any Confidential Information (as defined in the Confidentiality Agreement)) delivered to Purchasers or any of their Affiliates or Representatives or any Equity Investors in connection with Purchasers’ review of the Business and the negotiation and execution of this Agreement, including as to the accuracy or completeness thereof or the reasonableness of any assumptions underlying any such forecasts, projections or business plans or other information. Purchasers acknowledge and agree that they are not relying on any representation or warranty of Seller, the other Seller Entities, or any of their Affiliates or Representatives or any other Person, except for the express representations and warranties specifically contained in Article III as qualified by any matter set forth in the Seller Disclosure Schedules, or Section 3 of Schedule 7.5(b), in any certificate delivered pursuant to Section 8.2(d), and in any of the other Transaction Documents. Purchasers acknowledge and agree that each of Seller and the other Seller Entities and their respective Affiliates disclaims any and all representations and warranties, whether express or implied, except for the express representations and warranties contained in Article III, as qualified by any matter set forth in the Seller Disclosure Schedules, or Section 3 of Schedule 7.5(b), in any certificate delivered pursuant to Section 8.2(d), and in any of the other Transaction Documents. Notwithstanding anything in this Agreement to the contrary, Purchasers acknowledge and agree that neither Seller, the other Seller Entities nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to the Excluded Assets or the Retained Liabilities.

(b)            Purchasers have such knowledge and experience in financial and business matters, and are capable of evaluating the merits and risks of the Transaction and the other transactions contemplated by this Agreement. Purchasers acknowledge that they have conducted an independent investigation of the financial condition, results of operations and projected operations of the Business and the nature and condition of its properties, assets, Liabilities and businesses and, in making the determination to proceed with the transactions contemplated hereby, have relied solely on the results of their own independent investigation and the express representations and warranties contained in Article III, as qualified by any matter set forth in the Seller Disclosure Schedules, or Section 3 of Schedule 7.5(b), in any certificate delivered pursuant to Section 8.2(d) and in any of the other Transaction Documents.

Article V
COVENANTS

Section 5.1      Efforts.

(a)            From and after the date hereof, Purchasers and Seller shall, and shall cause their respective Affiliates to, until the Outside Date, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under any applicable Law to consummate and make effective as promptly as reasonably practicable the Transaction and the other transactions contemplated by this Agreement, including (i) preparing and filing (or causing to be prepared and filed) all forms, registrations, Filings and notices reasonably required to be filed to satisfy the conditions precedent to this Agreement and to consummate the Transaction and the other transactions contemplated by this Agreement as soon as reasonably practicable, (ii) contesting and defending any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iii) executing and delivering any additional instruments necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Without limiting the foregoing, Purchasers and Seller shall, and shall cause their respective Affiliates to, until the Outside Date, take all actions reasonably necessary to obtain (and shall cooperate with each other in obtaining) any Transaction Regulatory Approvals (for the avoidance of doubt, excluding the HHS OIG Determination) (which actions shall include furnishing, or causing to be furnished, all information reasonably required in connection with such Transaction Regulatory Approvals) required to be obtained or made by Purchasers, Seller, the other Seller Entities or the Purchased Entities (or Subsidiaries thereof) or any of their Affiliates in connection with the Transaction or the other transactions contemplated by this Agreement. Additionally, neither Purchasers nor Seller shall, and Purchasers and each Seller Entity shall cause its respective Subsidiaries and Affiliates not to, until the Outside Date, take any action after the date of this Agreement that would reasonably be expected to materially impair or delay the obtaining of, or result in not obtaining, any Transaction Required Regulatory Approval necessary to be obtained prior to the Closing. The Purchasers and the Seller Entities (as the case may be) shall take or cause to be taken the actions set forth in Section 5.1(a) of the Purchaser Disclosure Schedules.

(b)            Prior to the Closing, until the Outside Date, Purchasers and Seller shall each keep the other reasonably apprised of the status of matters relating to the completion of the Transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all Transaction Required Regulatory Approvals. In that regard, prior to the Closing until the Outside Date, subject to applicable Law, the Confidentiality Agreement and Section 5.3, each Party shall as promptly as reasonably practicable consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (and its counsel) copies of) all Filings made by such Party or any of its Affiliates with any Governmental Entity or any other information supplied by or on behalf of such Party or any of its Affiliates to, or correspondence with, a Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement. Subject to applicable Law, the Confidentiality Agreement and Section 5.3, each Party shall as promptly as reasonably practicable inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication received by or on behalf of such Party or any of its Affiliates or Representatives from any Governmental Entity regarding the Transaction and the other transactions contemplated by this Agreement, and to the extent reasonably practicable and permitted by applicable Law permit the other Party a reasonable opportunity to review, and where appropriate provide comments and discuss in advance, and consider in good faith the views of the other Party in connection with, any such Filing, submission, response or other documentation, before submitting such Filing, submission, response or other documentation to any such Governmental Entity. If either Party or any Affiliate or Representative of such Party receives a request for additional material information or documentary material from any Governmental Entity with respect to the Transaction or the other transactions contemplated by this Agreement, then such Party will make, or cause to be made, as promptly as reasonably practicable after consultation with the other Party, an appropriate response in compliance with such request. To the extent reasonably practicable and not prohibited by Law, neither Party, nor any of its Affiliates or Representatives shall participate in any meeting with any Governmental Entity in connection with this Agreement and the Transaction or the other transactions contemplated by this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity or applicable Law, gives the other Party the opportunity to attend and participate thereat. Subject to the Confidentiality Agreement and Section 5.3, each Party shall use its reasonable best efforts to furnish the other Party (and its counsel) with copies of all material correspondence and Filings (and memoranda setting forth the substance thereof) between it or any of its Affiliates or Representatives on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the Transaction or the other transactions contemplated by this Agreement, and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of Filings to any such Governmental Entity. Purchasers and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchasers or Seller, as the case may be) or its legal counsel; provided, however, that materials provided to the other Party pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of or future plans for the Business or the Sale Process, (ii) as necessary to comply with contractual obligations or applicable Law and (iii) as necessary to address reasonable privilege concerns. The obligations under this Section 5.1 shall only apply until the earliest to occur of the Closing and the Outside Date.

(c)            (i) Purchasers and Seller shall file, and shall cause to be filed, as promptly as practicable, but in any event no later than fifteen (15) Business Days after the date of this Agreement, notifications under the HSR Act; provided that if there are any changes in the applicable regulations under the HSR Act between the date hereof and such fifteenth (15th) Business Day after the date of this Agreement, Purchasers and Seller shall use reasonable best efforts to file or cause to be filed, any and all required notification and report forms under the HSR Act as promptly as commercially practicable thereafter; and (ii) Purchasers and Seller (to the extent responsible under applicable Transaction Regulatory Laws) shall file, and shall cause to be filed, as promptly as practicable any other Filings under applicable Transaction Regulatory Laws of the jurisdictions set forth in Section 8.1(a) of the Seller Disclosure Schedules, but in any event, any such other Filings or initial drafts thereof (where submission of draft Filings is customary) shall be submitted no later than twenty five (25) Business Days after the date of this Agreement. Except to the extent required by applicable Law (including any Laws that become applicable to the Transaction after the date hereof), neither Seller nor any Purchaser shall, and shall cause their respective Affiliates (and, in the case of the Purchasers only, the Equity Investors) not to, make any other Filings with respect to the Transaction prior to Closing under the Transaction Regulatory Laws of any other jurisdictions without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed).

(d)            In furtherance of the foregoing, each of Seller and Purchasers shall, and shall cause their respective Affiliates to, until the Outside Date, take all such actions as may be reasonably necessary, proper or advisable to avoid or eliminate each and every impediment under the Transaction Regulatory Laws with respect to the Transaction Required Regulatory Approvals and to resolve such objections, if any, as any Governmental Entity or any other Person may assert under the Transaction Regulatory Laws with respect to the Transaction Required Regulatory Approvals, so as to enable the Closing to occur as soon as reasonably possible (and in any event so as to enable the Closing to occur prior to the Outside Date). In furtherance of the foregoing with respect to Transaction Required Regulatory Approvals each Purchaser (but not Seller) shall and shall cause its Affiliates to, until the Outside Date, proffer, negotiate and agree to, by consent decree, hold separate order, or otherwise, (i) sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate any assets, licenses, operations, rights, product lines, businesses or interests therein of the Business or of Purchasers or their Affiliates (and consent to any sale, divestiture, lease, license, transfer, disposition or other encumbering by the Seller Entities of any assets of the Business or to any agreement by any of the Seller Entities to take any of the foregoing actions); (ii) make any changes (including through a licensing arrangement) to or be subject to any restriction on, or other impairment of Purchasers’ or their Affiliates’ ability to own, retain or operate, any such assets, licenses, product lines, businesses or interests therein or Purchasers’ or their Affiliates’ ability to vote, transfer, receive dividends, or otherwise exercise full ownership rights with respect to ownership interests in the Business or of Purchasers or their Affiliates, including any actions that may be required to be taken to neutralize, mitigate or resolve any organizational conflict of interest; and (iii) create, terminate, unwind, divest or assign, subcontract or otherwise secure substitute parties for relationships, ventures, and contractual or commercial rights or obligations of the Business or of Purchasers or their Affiliates. Notwithstanding the foregoing or anything else in this Agreement, in no case shall Purchasers or their Affiliates be required to undertake any of the following (and the following shall not be deemed to be required as “reasonable best efforts” and failure to undertake any of the following shall not be deemed to be a breach of this Agreement or any other Transaction Document), nor shall Seller or its Affiliates without Purchasers’ prior written consent (x) agree with any Governmental Entity or any other Person, to any changes, additional obligations, or restrictions on Purchasers’ or their Affiliates’ ability to acquire any assets or businesses in the future (which shall not, without the prior written approval of Seller, include any amendment, variation or modification of the terms of this Agreement or any other Transaction Document), or (y) provide any security or assurances as to financial capability, resources or creditworthiness. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, all of the covenants and obligations under this Agreement, including this Section 5.1, are made by or are those of by Purchasers and nothing herein shall constitute or imply a commitment or obligation relating to the CVC Network or the Portfolio Companies, other than (a) express references to the Equity Commitment Letter or the Equity Investors, the Limited Guaranty or the Guarantors, and the Confidentiality Agreement or CVC Advisers Limited (but only to the extent and with respect to the specific persons explicitly party to the Equity Commitment Letter, Limited Guaranty, or Confidentiality Agreement, as applicable, and then only in each case, in accordance with its terms; (b) express references in Section 5.1(a) to Purchasers causing the applicable member(s) of the CVC Network not to (or not permitting the members of the CVC Network to) take the certain explicitly referenced actions; and (c) express references in Section 5.1(a) to Purchasers furnishing information. Notwithstanding anything in this Section 5.1 to the contrary, none of the Parties nor their Affiliates shall be obligated to take or agree or commit to take any action effective after the Closing that is not conditioned on the occurrence of the Closing or to the extent related to any Excluded Assets or the Retained Business; and in no event shall Seller or any of its Affiliates be required by this Section 5.1 to be the licensing, selling, divesting, leasing, transferring, disposing or encumbering party under any such agreements unless required by the relevant Governmental Entity or applicable Law, and, in any case, Seller and its Affiliates shall have no direct or indirect obligation or other Liability in respect of any such agreements, transactions or relationships, including any indemnification obligations, for which Seller and its Affiliates are not fully indemnified by Purchasers.

(e)            Seller shall, as promptly as practicable after the date of this Agreement, submit written notification pursuant to Article IV of the CIA to HHS OIG requesting the CIA Release, which notification shall be in form and substance reasonably satisfactory to Purchasers. Purchasers shall reasonably cooperate with Seller in connection with the preparation of such notification and provide any information reasonably requested by Seller in connection therewith. The Parties shall reasonably cooperate with each other to obtain as promptly as reasonably practicable the CIA Release or, if HHS OIG is not willing to grant the CIA Release, an Acceptable CIA Transfer (which actions shall include furnishing, or causing to be furnished, all information reasonably required in connection with seeking the HHS OIG Determination). In connection therewith, if required by HHS OIG in order to receive a CIA Release or an Acceptable CIA Transfer, Purchaser will commit to HHS OIG in writing that (i) the Business will not be combined or integrated with any other businesses or assets of the CVC Network prior to March 3, 2027 and (ii) the Purchasers and their Subsidiaries (including the Purchased Entities) will accede to be bound by the Post-Closing Purchasers CIA in the case of an Acceptable CIA Transfer. Purchasers and Seller shall each keep the other reasonably apprised of the status of matters relating to seeking the HHS OIG Determination. Notwithstanding the foregoing or anything else in this Agreement, in no case shall Seller or its Affiliates agree or commit to any amendment, modification or other change to any of the terms of the CIA which would apply to Purchasers, any of their Affiliates, any of the Purchased Entities, the Business, or any of the Purchased Assets pursuant to the Acceptable CIA Transfer, or otherwise without Purchasers’ prior written consent. For the avoidance of doubt, in no event will the CIA or any Post-Closing Purchasers CIA be binding upon or apply to the CVC Network. This Section 5.1(e) sets forth the sole obligation of Purchasers and their Subsidiaries and Affiliates and Representatives with respect to the HHS OIG Determination (for the avoidance of doubt, without prejudice to Section 4.5(b)). For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, (i) none of the CIA, an Acceptable CIA Transfer, nor the HHS OIG Determination is a Permit, Approval, Transaction Regulatory Approval, or Filing for purposes of this Agreement, (ii) none of the CIA, an Acceptable CIA Transfer, nor the HHS OIG Determination is the subject of any representation and warranty in Article IV (for the avoidance of doubt, without prejudice to Section 4.5(b)), and (iii) the exercise by Purchasers of their rights under the condition in Section 8.2(f) is not a Purchaser Material Adverse Effect or otherwise a breach of this Agreement (so long as Purchasers comply with their obligations in this Section 5.1(e) and their representations in Section 4.5(b)).

(f)            Whether or not the Transaction is consummated, Purchasers shall be responsible for all fees and expenses (including filing fees and legal and professional fees) to any Governmental Entity in order to obtain any Transaction Required Regulatory Approvals pursuant to this Agreement, other than the fees of and payments to Seller’s legal and professional advisors.

(g)            None of Seller, the other Seller Entities, Purchasers or any of their respective Affiliates shall under any circumstance be required to pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Governmental Entity to obtain any Transaction Regulatory Approval.

Section 5.2      Covenants Relating to Conduct of Business. Except (A) as set forth in Section 5.2 or Section 5.14 of the Seller Disclosure Schedules or Exhibit C, (B) as required by applicable Law, (C) as otherwise required or expressly contemplated by the terms of this Agreement (including Section 5.14) or the other Transaction Documents (including any reorganizations, actions, elections or transactions expressly contemplated hereby or thereby), (D) to the extent related to the Excluded Assets, the Retained Liabilities or the Retained Business, or (E) as otherwise consented to by RoW Purchaser in writing prior to such actions being undertaken (such consent not to be unreasonably withheld, conditioned or delayed, other than in the case of Section 5.2(b)(iv), (v), (vi), (xi), (xiv), (xv) (except to the extent (xv) relates to Therakos LLC) and (xix) (to the extent (xix) relates to the foregoing sections), from the date of this Agreement to the Closing:

(a)            Seller shall, and shall cause each other Seller Entity and each Purchased Entity (and Affiliate thereof) to, use reasonable best efforts to (i) conduct the Business in all material respects in the ordinary course, including to continue to prosecute and maintain the material Business Registered IP and to maintain and comply with Product Registrations and Business Permits, in each case, in all material respects in the ordinary course, and to continue marketing, R&D, capex, and similar business support spending and investment, in each case, in all material respects in the ordinary course, (ii) preserve substantially intact the Business and the Purchased Assets, and operations and goodwill related to the Business, in each case in all material respects, and (iii) preserve their business relationships, as of the date hereof, in all material respects, with the Business’ material suppliers, employees, material customers, material distributors, regulators and others having a material relationship with the Business; provided, however, that no action by Seller or its Affiliates with respect to matters specifically addressed by Section 5.2(b) shall be deemed a breach of this Section 5.2(a) unless such action would constitute a breach of such other provision; and

(b)            Seller shall not, and shall cause each Seller Entity and each Purchased Entity (and Affiliate thereof) not to, in each case solely with respect to the Business:

(i)            except (I) as may be required by any Seller Benefit Plan, or (II) in connection with any action with respect to employee benefits that applies uniformly to Business Employees and other similarly situated employees of Seller or its Affiliates, (A) grant any increase in compensation or benefits, or loan any amounts, to any Business Employee or Business Consultant except for (y) increases of annual base salary for Business Employees in the ordinary course of business in connection with Seller Group’s annual review cycle and materially consistent with increases made to similarly situated employees of Seller and its Affiliates, in an amount no more than 4% on an individual basis and no more than 4% in the aggregate, or (z) increases of annual base salary or target cash incentive compensation opportunities for Business Employees whose annual base compensation is less than two hundred twenty-five thousand Dollars ($225,000) in connection with promotions, countering competing offers, or market-based adjustments materially consistent with increases made to similarly situated employees of Seller and its Affiliates, in each case up to 10% on an individual basis, (B) grant any severance, change of control, retention, termination or similar compensation or benefits to any Business Employee or Business Consultant, other than severance or termination compensation or benefits paid or provided in the ordinary course of business consistent with past practice, (C) adopt, enter into, amend or terminate any Seller Benefit Plan or Collective Bargaining Agreement or other agreement concluded with any employee representative body with respect to any Business Employee or Business Consultant, other than amendments of Seller Benefit Plans that provide health and welfare benefits on terms that do not materially increase the annual cost of maintaining such Seller Benefit Plans, (D) pay to any Business Employee or Business Consultant any benefit or amount not required under any Seller Benefit Plan as in effect on the date of this Agreement, (E) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Seller Benefit Plan, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Seller Benefit Plan, (H) hire or promote any Business Employee, (I) transfer the employment of any employee from a status in which such employee would have been a Business Employee to a status in which such employee will not be a Business Employee, (J) transfer the employment of any employee from a status in which such employee would not have been a Business Employee to a status in which such employee will be a Business Employee, except, in the case of (H), (I) and (J), the hire, promotion or transfer of employees in the ordinary course of business where such hiring, promotion or transfer does not relate to an employee at or above the level of Director or whose annual base compensation is one hundred eighty-thousand Dollars ($180,000) or greater, (K) terminate, without cause, the employment of any Business Employee whose level is above Director or whose annual base compensation is one hundred eighty-thousand Dollars ($180,000) or greater, (L) engage or terminate the services any Business Consultant, except in the case of a Business Consultant whose annual fee is less than one hundred eighty-thousand Dollars ($180,000) or (M) otherwise materially amend the terms of employment or engagement of any Business Employee or Business Consultant;

(ii)            plan, announce, implement or effect any “collective redundancy”, “mass layoff,” “business closing”, “plant closing” or equivalent (as defined by applicable Laws), early retirement program, severance program, volunteer leaver program or other program or effort concerning the termination of employment of employees of any member of Seller Group;

(iii)            adopt or effect any amendment to, or change, the Organizational Documents of any Purchased Entity;

(iv)            issue, sell, pledge or transfer or propose to issue, sell, pledge or transfer any equity interests of any of the Purchased Entities (or any of their Subsidiaries), or securities convertible into, or exchangeable or exercisable for, or options with respect to, or warrants to purchase, or rights to subscribe for, equity interests of any of the Purchased Entities (or any of their Subsidiaries), in each case other than (A) to Seller, a Seller Entity or a Purchased Entity (or any of their respective Subsidiaries) or (B) the granting of Permitted Liens;

(v)            incur, create or assume any material Lien, other than Permitted Liens, with respect to any material asset of the Business other than (A) those that may be discharged at or prior to the Closing or (B) in the ordinary course of business;

(vi)            permit any of the Purchased Entities or their respective Subsidiaries, or any Seller Entity or any of their respective Subsidiaries, in each case, to incur, assume or guarantee Indebtedness for borrowed money that is secured by a Lien on any Purchased Entity Shares or Purchased Assets, guaranteed by any Purchased Entity or any Subsidiary of a Purchased Entity and/or in respect of which any Purchased Entity or any Subsidiary of a Purchased Entity is otherwise an obligor, in each case, having an individual principal amount in excess of two and one-half million Dollars ($2,500,000) or in excess of ten million Dollars ($10,000,000) in aggregate principal amount for all such Indebtedness, in each case, other than (A) trade payables incurred in the ordinary course of business, (B) Indebtedness that will be Purchased Entity Assumed Indebtedness, (C) subject to the requirements of Section 5.6, intercompany indebtedness among the Seller, the Purchased Entities and their respective Subsidiaries, (D) Indebtedness or other obligations incurred or guaranteed under the ABL Credit Agreement, the ABL Related Agreements or any Seller Existing Indebtedness and (E) for the avoidance of doubt, other Indebtedness of the type described in clause (a) of the definition of Indebtedness that would otherwise be excluded pursuant to clause (iii) of the proviso to the definition of Indebtedness and as to which the Purchased Entities and their Subsidiaries are not primary obligors (as distinguished from guarantors);

(vii)            acquire any material assets or dispose of any material assets of the Business, in each case, outside of the ordinary course of business, other than (A) transactions where the amount of upfront consideration paid or transferred in connection with such transactions would not exceed one million Dollars ($1,000,000) in the aggregate and (B) acquisitions or dispositions from or to Seller, a Seller Entity or a Purchased Entity (or any of the respective Subsidiaries of any of the foregoing);

(viii)            other than capital expenditures or commitments of the kinds expressly described in Section 5.2(b)(ix), make any capital expenditure or enter into any commitment therefor in an aggregate amount in excess of four million Dollars $4,000,000;

(ix)            make any capital expenditure in relation to research and development activities, other than projects ongoing as of the date hereof, or enter into any commitment therefor, in each case in amount in excess of five million Dollars ($5,000,000) for a single expense or ten million Dollars ($10,000,000) in the aggregate in respect of all such expenses;

(x)            (A) materially amend or modify, or waive any material right under, or voluntarily terminate (for the avoidance of doubt, excluding any expiration in accordance with its terms or any renewal), any Material Contract or Contract that, if in effect on the date of this Agreement, would have been a Material Contract unless the effect of such action would not reasonably be expected to be unfavorable to the Business, or (B) enter into any Contract that, if in effect on the date hereof, would be a Material Contract, other than, in the case of clause (B), in the ordinary course of business provided, that this clause (b)(x) shall not prohibit or restrict Seller, any Seller Entity, any Purchased Entity (or any Affiliate thereof) from entering into a Contract to the extent that such Contract implements a transaction that is expressly permitted by any by clauses (b)(i) through (b)(xix) of this Section 5.2);

(xi)            sell, assign, transfer, license, release under any Open Source Software license, or otherwise dispose of or abandon or allow to lapse any item of Transferred Intellectual Property material to the Business (other than (i) disposal, abandonment or lapse at the end of an item’s statutory term, (ii) decisions to dispose of, abandon or allow to lapse Trade Secrets by disclosure in Patent applications and the prosecution thereof in the ordinary course of business, or (iii) non-exclusive licenses granted in the ordinary course of business);

(xii)           sell, assign, transfer or license any Product Registration or Business Permit or, without first consulting RoW Purchaser, take any action or make any omission that would reasonably be expected to undermine, restrict or limit in any material way the validity or scope of any material Product Registration or submit or make updates to any Product Registration;

(xiii)          settle or compromise any Proceeding, or enter into any consent decree or settlement agreement with any Governmental Entity, against any Purchased Entity, other than settlements or compromises of any Proceeding in the ordinary course of business or where the amount paid in settlement or compromise does not exceed one million Dollars ($1,000,000) individually or two million five hundred thousand Dollars ($2,500,000) in the aggregate (excluding any amounts covered by insurance or amounts Seller or another member of the Seller Group agrees to pay) (it being agreed and understood that this clause (viii) shall not apply with respect to Tax matters, which shall be governed by clause (xv));

(xiv)          with respect to any Purchased Entity or its Subsidiaries, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, amalgamation, reclassification or like change in capitalization, or other reorganization under local Law (except for transactions solely between or among the Purchased Entities and/or their Subsidiaries);

(xv)          with respect to the Purchased Entities and their Subsidiaries, (A) make (except in the ordinary course of business), change or revoke any material Tax election, (B) change any annual Tax accounting period, (C) change any material method of accounting for Tax purposes, (D) settle any claim or assessment in respect of a material amount of Taxes, (E) abandon or withdraw any material claim for a Tax refund, or (F) consent to an extension of a statute of limitations outside of the ordinary course of business;

(xvi)         make any change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law;

(xvii)        with respect to the Purchased Entities or their Subsidiaries, declare, set aside or pay any dividend or other distribution payable in stock or property (for the avoidance of doubt, other than cash and other than Excluded Assets) with respect to its capital stock or other equity interests therein, other than to a Purchased Entity or any of their respective Subsidiaries;

(xviii)       engage in any program, activity or other action (including any refund policy or practice), that would reasonably be expected to result, directly or indirectly, in (i) quantities of Inventory that are materially in excess of the reasonable requirements of the Business in the present circumstances; or (ii) the Purchased Entities and/or its Subsidiaries holding a material quantity of defunct Inventory as compared to the quantity of defunct Inventory that the Business would typically hold in the ordinary course of business; or

(xix)          authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.

(c)            Nothing contained in this Agreement shall be construed to give to any Purchaser, directly or indirectly, rights to control or direct the Business’s operations prior to the Closing. Prior to the Closing, Seller (and its Affiliates) shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Section 5.2(c) or elsewhere in this Agreement shall limit the transfer (whether to or from Seller or any of its Affiliates, or otherwise) of any Excluded Asset, any Retained Liability, or any action taken or to be taken in accordance with or pursuant to Section 5.14, including any transfer (by distribution or otherwise) of any cash or cash equivalents.

Section 5.3             Confidentiality.

(a)            Purchasers acknowledge that the information being provided to them in connection with the Transaction and the other transactions contemplated hereby is subject to the terms of that certain confidential disclosure agreement between CVC Advisers Limited and ST Shared Services, LLC, dated as of April 28, 2024 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference in their entirety and shall survive the Closing. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall be deemed amended to terminate the confidentiality and use obligations therein solely with respect to information to the extent relating to the Business; provided, however, that Purchasers acknowledge that their obligations of confidentiality and non-disclosure with respect to any and all other information provided to them by or on behalf of Seller, the other Seller Entities, the Purchased Entities or any of their respective Affiliates or Representatives, concerning the Retained Business, Seller, the other Seller Entities or any of their respective Affiliates (other than solely with respect to the Business and the Purchased Entities (and Subsidiaries thereof)) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement or other confidentiality obligations that are substantially similar to those contained in the Confidentiality Agreement (which, with respect to the Financing Parties and Potential Debt Financing Sources, shall be satisfied by the confidentiality provisions applicable thereto under the Debt Commitment Letter or other customary confidentiality undertakings in the context of customary syndication practices from Lenders not party to the Debt Commitment Letter). Without limiting any other provisions of this Agreement including the definition of Purchased Assets, as promptly as practicable after the Closing, Seller agrees, with respect to each confidentiality or non-disclosure agreement entered into between a third party (including bidders) and Seller or an Affiliate thereof in connection with the Sale Process, to: (i) promptly following the date of this Agreement deliver a notice to each such third party requiring that they return or destroy any confidential information obtained in connection with the Sale Process, in each case, in accordance with the terms of the relevant agreement; and (ii) deliver written notice to the applicable third party notifying them that from the time of such notice Purchasers shall be party to such agreement as provided in the terms of such agreement comparable to those set forth in the final sentence of Section 16 of the Confidentiality Agreement.

(b)           Seller hereby agrees with Purchasers that it shall not, and shall not permit its Affiliates, their respective Representatives or Seller Shareholders who are provided with Confidential Business Information by Seller, its Affiliates or on their behalf to, for a period of four (4) years after the Closing Date (or such longer period for Tax Returns and other documents governed by Section 7.1), without the prior written consent of RoW Purchaser, disclose to any third party (other than Seller’s Affiliates and its and their respective Representatives) any confidential information or information that is proprietary or competitively sensitive, in each case, to the extent solely relating to the Business (“Confidential Business Information”); provided, however, that the term “Confidential Business Information” will not include any information (i) that becomes available to Seller, its Affiliates or their respective Representatives from and after the Closing, from a third-party source that is not known by Seller to be under any obligations of confidentiality in respect of such information owed to any Purchaser or its Affiliates, (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof), (iii) that is or was derived independently by Seller, its Affiliates or any of their respective Representatives without use of Confidential Business Information or (iv) that constitutes Excluded Assets. Notwithstanding the foregoing, the foregoing shall not prohibit Seller, its Affiliates or any of their respective Representatives (A) from using or disclosing Confidential Business Information for the purpose of complying with the terms of this Agreement or any of the other Transaction Documents or any Contract that has not been assigned or transferred, or (B) from disclosing Confidential Business Information that Seller, any of its Affiliates or its or their Representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) or requested by any Governmental Entity with jurisdiction over such Person to disclose. Furthermore, the provisions of this Section 5.3(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns of Seller or its Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

(c)            Without limiting Section 5.3(a), Purchasers hereby agree with Seller that they shall not, and shall not permit (A) their Affiliates (including the Purchased Entities and their Subsidiaries following the Closing), (B) solely to the extent that they receive Confidential Retained Business Information from Purchaser or its Affiliates or Equity Investors, or (C) their respective Representatives to, for a period of four (4) years after the Closing Date, without the prior written consent of Seller, disclose to any third party (other than Purchasers’ Affiliates, Equity Investors and their respective Representatives) any confidential information or information that is proprietary or competitively sensitive, in each case, to the extent solely relating to the Retained Business (“Confidential Retained Business Information”); provided, however, that the term “Confidential Retained Business Information” will not include any information (i) that becomes available to Purchasers, their Affiliates, Equity Investors or their respective Representatives from and after the Closing, from a third-party source that is not known by Purchasers, their Affiliates, Equity Investors or their respective Representatives to be under any obligations of confidentiality in respect of such information, (ii) that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (iii) that is or was derived independently by Purchasers, their Affiliates, Equity Investors or any of their respective Representatives without use of Confidential Retained Business Information. Notwithstanding the foregoing, the foregoing shall not prohibit Purchasers, their Affiliates, Equity Investors or any of their respective Representatives from disclosing Confidential Retained Business Information that Purchasers, any of their Affiliates, Equity Investors or their Representatives are required by Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) or requested by any Governmental Entity with jurisdiction over such Person to disclose.

(d)           Seller and Purchasers agree that the Equity Commitment Letter and the Limited Guaranty shall be treated as confidential and may not be publicly disclosed by Seller except with the prior written consent of Purchasers, except as otherwise set forth in the Equity Commitment Letter and the Limited Guaranty.

(e)            Restrictions on use in the Confidentiality Agreement shall not limit Purchasers’ or their Affiliates (or any Purchaser Related Parties) from using Confidential Information (but, for the avoidance of doubt, Purchasers’, their Affiliates and any Purchaser Related Parties shall still be restricted from disclosing Confidential Information in accordance with the terms of the Confidentiality Agreement) in connection with asserting or enforcing their rights, asserting any defense or privilege, or pursuing any remedy under this Agreement or the other Transaction Documents and such provisions and the Confidentiality Agreement will be interpreted consistent with this sentence.

Section 5.4             Access to Information.

(a)            Seller shall afford, and shall cause the Seller Entities and its and their respective Representatives to afford, to Purchasers and their Representatives reasonable access, upon reasonable notice during normal business hours, so long as consistent with applicable Law and in accordance with reasonable procedures established by Seller, during the period prior to the Closing, and only for purposes reasonably related to carve-out, separation, stand-up, transition or operational or integration planning, in each case in connection with preparation for, and otherwise in furtherance of, consummating the Transaction and the other transactions contemplated by this Agreement or the other Transaction Documents, to the properties, facilities, books, Contracts, financial sales information, records (including historical data) and personnel of Seller and its Affiliates to the extent related to the Business, the Purchased Assets and the Assumed Liabilities; provided, however, that (i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4; (ii) Seller shall not be required to make available, or cause its Affiliates to make available, Business Employee personnel files prior to the Closing and, with respect to any Business Employees, only if and when Purchasers provide Seller with notice that the applicable Business Employees have provided Purchasers with a release permitting transfer of those files (provided, that Seller shall not be required to make, or cause to be made, available medical records, workers compensation records or the results of any drug testing; and that Purchasers shall indemnify and hold Seller and its Affiliates (including the other Seller Entities) harmless from any Liabilities arising out of or relating to the access to and/or transfer of such personnel files); and (iii) prior to the Closing Date, Purchasers shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility on the Leased Real Property, or any other property of Seller, the other Seller Entities, the Purchased Entities or any of their respective Affiliates.

(b)           Each Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business, and none of Purchasers or any of their Affiliates or Representatives shall communicate with any of the employees of the Business without the prior written consent of Seller or its financial advisor, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to provide access to or disclose information where such access or disclosure would jeopardize attorney-client, attorney work-product protection or other applicable privilege or protection, or contravene any Laws or contractual obligations, or such information concerns the valuation of or future plans for the Business or the Sale Process; provided that the Parties shall reasonably cooperate in seeking to find a way to allow such disclosure or access without loss of the ability to successfully assert a claim of Privilege.

(c)            At and for a period of four (4) years after the Closing (except to the extent relating to Tax matters (access, cooperation and procedures with respect to which are governed exclusively by Article VII)), each of Purchasers and Seller shall, and shall cause their respective Affiliates to, afford the other Party, such other Party’s Affiliates and such other Party and its Affiliates’ respective Representatives, during normal business hours, upon reasonable notice, access to the properties, books, Contracts, records and employees of (i) in the case of Seller, the Business and the Purchased Entities (and Subsidiaries thereof) solely to the extent that such access may be reasonably requested by Seller for legitimate business reasons that relate to the operation of the Retained Business or the Retained Liabilities prior to the Closing Date (or in connection with any criminal or regulatory Proceeding where access to such properties, books, Contracts, records and employees is reasonably requested by Seller or any of its Affiliates in connection with defending any such Proceeding), and (ii) in the case of Purchasers, the Retained Business and the Seller Entities (and Affiliates thereof) solely to the extent that such access may be reasonably requested by Seller for legitimate business reasons that relate to the operation of the Business, the Purchased Assets or the Assumed Liabilities prior to the Closing Date, in each case, that cannot reasonably be achieved without such access, and provided that such request does not violate any applicable Law or any confidentiality obligations applicable to the Party granting such access and its Affiliates, including in connection with financial statements, taxes, reporting obligations and compliance with applicable Laws; provided, further, that no such access shall be permitted, and no information obtained in connection therewith may be used, in connection with any Proceeding by such Party or any of its Affiliates against the other Party or any of its Affiliates, it being understood that this proviso does not limit any rights to obtain and use information to the extent permitted through discovery in connection with such Proceeding; provided, however, that nothing in this Agreement shall limit any Party’s or any of its Affiliates’ rights of discovery.

(d)            Except for Tax Returns and other documents governed by Section 7.1, each Purchaser agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter.

Section 5.5             Publicity. The initial press release with respect to the Transaction shall be a joint press release agreed upon by Seller and Purchasers. Other than such joint press release, neither Party nor any Affiliate or Representative of such Party, nor, in the case of Purchasers or the Equity Investors, shall issue or cause the publication of any press release or public announcement in respect of this Agreement, the Transaction or the other transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange rules or ordinary course investor calls, investor meetings and other investor relations activities (including any such calls, meetings or activities specifically related to the Transaction); provided that where disclosure is required by applicable Law or stock exchange rules, the Party required to publish such press release or public announcement shall use reasonable best efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication and the issuing party will give due consideration to such comments; provided that the foregoing shall not apply to any press release or public announcement so long as any statements contained therein concerning the Transaction or the other transactions contemplated by this Agreement and the other Transaction Documents are consistent in all material respects with previous releases or announcements made by the applicable Party with respect to which such Party has complied with the provisions of this Section 5.5.

Section 5.6             Intercompany Accounts and Intercompany Arrangements.

(a)            At or prior to the Closing, all intercompany balances and accounts, including, for the avoidance of doubt, any intercompany notes (other than trade payables or receivables arising in the ordinary course of business) between members of the Seller Group, on the one hand, and the Purchased Entities (and Subsidiaries thereof), on the other hand, shall be settled or otherwise eliminated in such a manner as Seller shall determine in its sole discretion (including, if so determined by Seller, by means of dividends, distributions, contribution, the creation or repayment or refinancing of intercompany debt, increasing or decreasing of cash pool balances or otherwise or by removing from any Purchased Entity (or Subsidiary thereof) any or all cash, cash equivalents or funds from cash pools by any means). Any such intercompany balances and accounts that are settled by or at the direction of Seller promptly after the Measurement Time but in connection with the Closing shall be deemed for purposes of this Agreement to have been settled as of immediately prior to the Measurement Time. Intercompany balances and accounts solely among any of the Purchased Entities (or Subsidiaries thereof) shall not be affected by the above provisions of this Section 5.6. At or prior to the Closing, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, between the Seller Entities, any of their Affiliates (other than the Purchased Entities (and Subsidiaries thereof) or any Seller Shareholder, on the one hand, and the Purchased Entities (or Subsidiaries thereof), on the other hand), shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations or other Liabilities therefor or thereunder.

(b)            Except to the extent provided to the contrary in this Section 5.6, effective as of the Closing, Purchasers, on behalf of themselves and their Affiliates, including the Purchased Entities and their Subsidiaries, hereby release Seller and each of its Affiliates (and their respective officers, directors and employees, acting in their capacities as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Business, the Retained Business, or the operations of the Purchased Entities (or their Subsidiaries) prior to the Closing, or relating to or arising out of Seller’s or its Affiliate’s ownership of the Purchased Assets, except for any obligation pursuant to the provisions of this Agreement, including pursuant to this Article V, Section 10.2, or the other Transaction Documents.

(c)            Except to the extent provided to the contrary in this Section 5.6, effective as of the Closing, Seller, on behalf of itself, and its Affiliates, hereby releases the Purchased Entities and their Subsidiaries (and their respective officers, directors and employees, acting in their capacities as such) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Business, the Retained Business, or the operations of the Purchased Entities (or their Subsidiaries) prior to the Closing, or relating to or arising out of the Purchased Entities’ (or their Subsidiaries’) ownership of the Purchased Assets, except for any obligation pursuant to the provisions of this Agreement, including pursuant to this Article V, Section 10.3 or the other Transaction Documents.

Section 5.7             Financing.

(a)            Notwithstanding Section 5.1, Purchasers shall use reasonable best efforts through the Outside Date to take and to cause each of their Affiliates to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing in an aggregate amount equal to at least the Financing Amounts, on or prior to the Closing on the terms and subject only to the conditions described in the Commitment Letters (or such other terms and conditions that are acceptable to Purchasers and the providers of the applicable Financing in their sole discretion, so long as such other terms and conditions would not constitute Prohibited Modifications) on or prior to the date on which the Transaction is required to be consummated pursuant to the terms hereof, including by (i) maintaining in effect the Commitment Letters, (ii) negotiating and entering into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, after giving effect to the “flex” provisions contained in any related fee letter) or on such other terms that are acceptable to Purchasers and providers of such Financing in their sole discretion so long as such other terms and conditions do not constitute a Prohibited Modification, (iii) satisfying or obtaining a waiver of, on a timely and diligent basis, all conditions in the Commitment Letters and the Definitive Agreements and (iv) enforcing its rights under the Commitment Letters and the Definitive Agreements in a timely and diligent manner. Without limiting the generality of the foregoing, but notwithstanding Section 5.1, in the event that all conditions contained in the Commitment Letters or the Definitive Agreements (other than the consummation of the Transaction, those conditions that by their nature are to be satisfied at Closing but subject to such conditions being capable of being satisfied at the Closing, and those conditions the failure of which to be satisfied is attributable to a breach by Purchasers of their representations, warranties, covenants or agreements contained in this Agreement, and other than, with respect to the Debt Financing, the availability of Cash Equity and, with respect to the Cash Equity, the availability of the Debt Financing) have been satisfied, Purchasers shall use their reasonable best efforts to cause each of the Lenders and each of the Equity Investors to comply with their respective obligations thereunder to fund their respective applicable portion of the Financing on the Closing Date.

(b)            Purchasers shall not, and shall cause their Affiliates not to, without the prior written consent of Seller: (i) permit, consent to or agree to any amendment, replacement, supplement, or modification to, or any waiver of, any provision or remedy under, the Commitment Letters or the Definitive Agreements if and solely to the extent that such amendment, replacement, supplement, modification or waiver (A) adds new conditions (or adversely modifies any existing conditions) to the consummation of all or any portion of the Financing, (B) reduces the aggregate principal amount of the Financing (together with all other unrestricted cash then held by Purchasers, which unrestricted cash shall not be used by Purchasers for any purpose other than to satisfy the Financing Amounts) to an amount that is less than the Financing Amounts, (C) adversely affects the ability of Purchasers to enforce their rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified relative to their ability to so enforce their rights under the Commitment Letter or the Definitive Agreements prior to such amendment, replacement, supplement or modification or (D) would otherwise reasonably be expected to materially prevent, impede or delay the consummation of the Transaction (the effects described in the foregoing subclauses (A) through (D) and in clause (ii) below, collectively, the “Prohibited Modifications”) other transactions contemplated by this Agreement; provided however, that for the avoidance of doubt, Purchasers may amend, replace, supplement and/or modify the Debt Commitment Letter (x) as expressly contemplated therein as of the date of this Agreement solely to add lenders, lead arrangers, bookrunners, agents or similar entities as parties thereto, which Persons had not executed the Debt Commitment Letter as of the date of this Agreement, (y) to give effect to any market “flex” provisions contained in any fee letter related to any Commitment Letter to the extent giving effect to such market “flex” provisions would otherwise not constitute a Prohibited Modification and/or (z) to modify the titles, allocations and fee sharing arrangements with respect to existing Lenders, but only to the extent doing so would not constitute or effect a Prohibited Modification or (ii) terminate, or take actions that would reasonably be expected to cause the termination of, the Commitment Letters or any Definitive Agreement. Upon any such amendment, replacement, supplement, modification or waiver, the terms “Debt Commitment Letter,” “Equity Commitment Letter,” “Commitment Letters” and “Definitive Agreements” shall mean the Debt Commitment Letter, Equity Commitment Letter, Commitment Letters or Definitive Agreements, as applicable, as so amended, replaced, supplemented modified or waived. Purchasers shall promptly deliver to Seller copies of any amendment, replacement, supplement, termination, modification or waiver to the Commitment Letters and/or Definitive Agreements prior to the Closing.

(c)            In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Purchasers shall (i) promptly notify Seller in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts, and cause their Affiliates to use their reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing and all other unrestricted cash then held by Purchasers, which unrestricted cash shall not be used by Purchasers for any other purpose other than to satisfy the Financing Amounts to pay the Financing Amounts and, without limiting the foregoing, shall use reasonable best efforts to cause such Alternative Financing to not include any Prohibited Modifications or conditions to the consummation thereof that are more onerous, taken as a whole, than those set forth in the Debt Commitment Letter as of the date hereof; provided, that nothing herein or in any other provision of this Agreement shall require, and in no event shall the reasonable best efforts of Purchasers be deemed or construed to require, (i) Purchasers or any of their Affiliates to waive any material term or condition of this Agreement, (ii) Purchasers or any of their Affiliates to seek or obtain any equity financing or debt securities to replace any portion of the Debt Financing, (iii) Purchasers or any of their Affiliates to pay any fees or other amounts in excess, in the aggregate, of those contemplated by the Debt Commitment Letter as of the date of this Agreement (including pursuant to any market “flex” provisions contained in any fee letter related to the Debt Commitment Letter), or (iv) Purchasers to agree to any Alternative Financing the terms of which violate or are prohibited by the terms of any other Financing. Purchasers shall provide Seller with prompt written notice of any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement and a copy of any written notice or other written communication from any Lender, Equity Investor or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of any provision thereof. Upon the reasonable request of Seller, Purchasers shall keep Seller reasonably informed on a current basis of the status of its efforts to consummate the Financing, including any Alternative Financing; provided, that Purchasers shall not be required (and nothing in the foregoing shall be construed to require Purchasers) to violate any obligation of confidentiality to which they may be subject, or to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege, attorney work-product protection or other applicable privilege or protection or contravene any Laws.

(d)            The foregoing notwithstanding, but subject to Section 11.7, compliance by Purchasers with this Section 5.6(c) shall not relieve Purchasers of their obligations to consummate the transactions contemplated by this Agreement whether or not the Financing or any Alternative Financing is available. To the extent Purchasers obtain Alternative Financing or amend, replace, supplement, terminate, modify or waive any of the Financing, in each case pursuant to this Section 5.6(c) and without any Prohibited Modification, references to the “Financing,” “Lenders,” “Financing Parties,” “Commitment Letters,” “Debt Commitment Letter,” “Debt Financing” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, terminated, modified or waived.

Section 5.8             Financing Cooperation.

(a)            Seller shall, and shall cause the Purchased Entities (and their Subsidiaries) to, and each of them shall use reasonable best efforts to cause their respective applicable Representatives to, use reasonable best efforts to (i) obtain and deliver to Purchasers, at least three (3) Business Days prior to the Closing, drafts, and, at or prior to the Closing, executed versions, of (A) if applicable, one or more customary payoff letter(s) or similar agreement(s) (each, a “Payoff Letter”) in connection with the repayment or other retirement of Purchased Entity Existing Indebtedness (and other outstanding indebtedness for borrowed money that would qualify as Purchased Entity Existing Indebtedness but for failing to satisfy the minimum individual principal amount requirement set forth in the definition thereof (“Purchased Entity Immaterial Indebtedness”)), if any, which Payoff Letter shall (1) specify the aggregate amount of the relevant Purchased Entity Existing Indebtedness, or Purchased Entity Immaterial Indebtedness (including principal, interest, prepayment premiums, fees, expenses and other amounts payable thereunder as a result of the repayment thereof at the Closing), as applicable, owing thereunder (the “Payoff Amount”) and (2) provide that upon payment of the Payoff Amount, subject to customary exceptions, (x) the relevant Purchased Entity Existing Indebtedness or Purchased Entity Immaterial Indebtedness, as applicable, and related instruments evidencing such Purchased Entity Existing Indebtedness or Purchased Entity Immaterial Indebtedness, as applicable, shall be terminated and all guarantees and liens related to such Purchased Entity Existing Indebtedness or Purchased Entity Immaterial Indebtedness, as applicable, shall be released and (y) the relevant Purchased Entity Existing Indebtedness or Purchased Entity Immaterial Indebtedness, as applicable, shall be repaid in full, (B) with respect to the Purchased Entity Existing Indebtedness and Purchased Entity Immaterial Indebtedness, if applicable, authorizations to file UCC-3 financing statements and customary documentation to evidence the release (subject to customary exceptions) of all guarantees made by the Purchased Entities and all Liens on the assets of the Purchased Entities or on the Purchased Assets securing obligations in respect of such Purchased Entity Existing Indebtedness and Purchased Entity Immaterial Indebtedness, (ii) deliver to Purchasers, if applicable, drafts of notices of prepayment or termination of the Purchased Entity Existing Indebtedness and Purchased Entity Immaterial Indebtedness, if any (which notices may be conditioned upon the consummation of the Closing), within the time periods required thereunder and deliver, if applicable, duly executed copies of such notices of prepayment or termination of the Purchased Entity Existing Indebtedness and Purchased Entity Immaterial Indebtedness, if any on the Closing and (iii) obtain and deliver to Purchasers, at least three (3) Business Days prior to the Closing, drafts, and, at or prior to the Closing, executed versions, of (A) any applicable prepayment, redemption or similar notices required to be delivered under the applicable documentation governing Seller Existing Indebtedness (and other outstanding indebtedness for borrowed money that would qualify as Purchased Entity Existing Indebtedness but for failing to satisfy the minimum individual principal amount requirement set forth in the definition thereof (“Seller Immaterial Indebtedness”)), (B) customary evidence of release (subject to customary exceptions) of all guarantees made by the Purchased Entities in respect of such Seller Existing Indebtedness or Seller Immaterial Indebtedness, as applicable, and all Liens on the assets of the Purchased Entities or on the Purchased Assets (to the extent such Purchased Assets and/or Purchased Entities are transferred on the Closing Date) securing obligations in respect of such Seller Existing Indebtedness or Seller Immaterial Indebtedness, as applicable, and (C) if applicable, authorizations to file UCC-3 financing statements and customary documentation to evidence the release (subject to customary exceptions) of all guarantees made by the Purchased Entities and all Liens on the assets of the Purchased Entities or on the Purchased Assets (to the extent such Purchased Assets and/or Purchased Entities are transferred on the Closing Date) securing obligations in respect of such Seller Existing Indebtedness or Seller Immaterial Indebtedness, as applicable, including at relevant intellectual property registries, in each case under this paragraph (a), to the extent reasonably requested in writing by the Purchasers.

(b)           Seller shall, prior to the Closing, use its reasonable best efforts, and shall cause the Purchased Entities (and their Subsidiaries) to use their reasonable best efforts, and each of them shall use their reasonable best efforts to cause their respective applicable Representatives to use their reasonable best efforts, to provide, to the extent reasonably requested by Purchasers, in each case in connection with the Debt Financing, such cooperation as is customary for financings of the type contemplated by the Debt Commitment Letter (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller or any of its Affiliates, it being acknowledged and agreed that the items set forth in clauses (i) through (xi) below, subject to the limitations set forth in paragraph (c) below, do not unreasonably interfere with the ongoing operations of Seller or any of its Affiliates), including using reasonable best efforts to:

(i)             cause appropriate members of management of the Purchased Entities to participate in a reasonable number of meetings, presentations, road shows and due diligence sessions and sessions with rating agencies, at reasonable times and with reasonable advance notice;

(ii)            facilitate the pledging of collateral of the Purchased Entities (and their Subsidiaries) and of assets otherwise included in the Purchased Assets (including, for the avoidance of doubt, providing stock certificates and stock powers with respect to outstanding certificated shares of any Purchased Entity (if any)), effective no earlier than the Closing;

(iii)            furnish Purchasers (a) as promptly as reasonably practicable, the Financing Information and (b) such additional financial and other information regarding the Purchased Entities as is reasonably requested by Purchasers in connection with the Debt Financing (solely to the extent that such financial and other information requested pursuant to this clause (b) is of the type customarily provided by a borrower in connection with similar debt financings to the Debt Financing and can be prepared by Seller, the Purchased Entities or their respective Subsidiaries without unreasonable effort or undue burden);

(iv)            cooperate and assist Purchasers in connection with Purchasers’ preparation of pro forma financial statements reflecting the Debt Financing and the other transactions contemplated by this Agreement, provided that any information requested pursuant to this clause (iv) can be prepared by the Seller, the Purchased Entities or their respective Subsidiaries without unreasonable effort or undue burden;

(v)            provide reasonable and customary assistance to Purchasers and the Lenders in the preparation of customary confidential information memoranda, lender presentations, syndication memoranda, ratings agency presentations and other marketing materials for the Debt Financing (solely to the extent that any information requested pursuant to this clause (v) can be prepared by the Seller, the Purchased Entities or their respective Subsidiaries without unreasonable effort or undue burden);

(vi)           provide (x) a customary authorization letter by the chief financial officer (or other similar financial officer) of the Purchased Entities in connection with confidential information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding Seller, the Purchased Entities or their Subsidiaries or their respective securities and (y) information and supporting details reasonably requested by Purchasers in connection with the delivery by Purchasers (or their applicable Affiliates) of a solvency certificate in the form required by the Debt Commitment Letter (solely to the extent any information requested pursuant to this clause (vi)(y) can be prepared by the Seller, the Purchased Entities or their respective Subsidiaries without unreasonable effort or undue burden);

(vii)          promptly, and in any event at least four (4) Business Days prior to the Closing Date, provide all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, including, if any of the Purchased Entities qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Beneficial Ownership Certifications, relating to the Purchased Entities and their Subsidiaries (but not the Purchasers or their Affiliates), in each case as reasonably requested by Purchasers at least eight (8) Business Days prior to the Closing Date;

(viii)         ensure that the syndication efforts in respect of the Debt Financing benefit from the existing lending relationships of Seller and the Purchased Entities;

(ix)            cooperate with Purchasers to obtain customary corporate and facilities credit ratings (solely to the extent that any information requested pursuant to this clause (ix) can be prepared by the Seller, the Purchased Entities or their respective Subsidiaries without unreasonable effort or undue burden);

(x)             cooperate with the Lenders’ due diligence, to the extent customary and reasonable (solely to the extent that any information requested pursuant to this clause (x) can be prepared by the Seller, the Purchased Entities or their respective Subsidiaries without unreasonable effort or undue burden); and

(xi)           assist in the preparation of, and in the execution and delivery of at Closing, the Definitive Agreements, including guarantee and collateral documents, corporate authorizations and customary closing certificates.

(c)            The foregoing notwithstanding, none of Seller nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.8 that would: (i) require Seller or any of its Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (other than the obligation to deliver the customary authorization letter referenced above) (provided that Seller will, to the extent otherwise required hereby, use reasonable best efforts to cause persons who will continue as officers or directors, as applicable, of the Purchased Entities after the occurrence of Closing, and who will not be removed or replaced in connection therewith, to pass resolutions and to execute documents in each case which are subject to and conditioned upon, and do not become effective until, the occurrence of Closing (other than such authorization letter)), (ii) cause any representation or warranty in this Agreement to be breached by Seller or any of its Affiliates, (iii) require Seller or any of its Affiliates to pay any commitment or other similar fee or incur any other Liability in connection with the Debt Financing that is not reimbursed by Purchasers no later than the earlier of the Closing or the date of termination of this Agreement or otherwise incur any obligation under any agreement, certificate, document or instrument (except with respect to the Purchased Entities (and their Subsidiaries) only to the extent the effectiveness of any such fee or Liability is subject to and conditioned upon the occurrence of Closing), (iv) reasonably be expected to cause any director, officer, employee or stockholder of Seller or any of its Affiliates to incur any personal liability, (v) reasonably be expected to conflict with the Organizational Documents of Seller or any of its Affiliates or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any material Contract to which Seller or any of its Affiliates is a party, (vii) provide access to or disclose information that Seller or any of its Affiliates determine would jeopardize any attorney-client privilege, attorney work-product protection or other applicable privilege or protection of Seller or any of its Affiliates, (viii) require the delivery of any opinion of counsel (other than to the extent required by the Seller Existing Indebtedness to effectuate the release of liens and guarantees and other matters contemplated by Section 2.8(b)(xiv) with respect to the Seller Existing Indebtedness described in clause (i) of the definition thereof) or (ix) require Seller or any of its Affiliates to prepare or deliver any Excluded Information. Nothing contained in this Section 5.8 or otherwise shall require (A) Seller or any of its Affiliates (other than the Purchased Entities and their Subsidiaries), to be an issuer or other obligor with respect to the Debt Financing or (B) the Purchased Entities and their Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Purchasers shall, promptly on request by Seller, reimburse Seller and each of its Affiliates for all reasonable and documented out-of-pocket costs incurred by them or their respective Representatives in connection with such cooperation and shall reimburse, indemnify and hold harmless Seller and its Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Purchasers or their Representatives pursuant to this Section 5.8 or Section 5.9 and any information used in connection therewith other than (x) with respect to information related to the Purchased Entities or their Subsidiaries provided by or on behalf of Seller, the Purchased Entities or their Subsidiaries in writing specifically for use in connection with the Debt Financing offering or marketing documents and (y) to the extent such Liabilities or losses arose out of or resulted from the gross negligence, bad faith or willful misconduct of Seller, Purchased Entities or their Subsidiaries as determined by a court of competent jurisdiction in a final and non-appealable decision (the “Financing Reimbursement Obligation”). Seller and the Purchased Entities hereby consent to the reasonable use of the Purchased Entities’ and their respective Affiliates’ trademarks and logos in connection with the Debt Financing; provided, however, that such trademarks and logos are used in a manner that is not intended to nor reasonably likely to harm or disparage Seller, the Purchased Entities or any of their Affiliates or the reputation or goodwill of Seller, the Purchased Entities or any of their Affiliates and its or their marks.

(d)           The parties hereto acknowledge and agree that the provisions contained in this Section 5.8 represent the sole obligation of Seller and its Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Purchasers with respect to the transactions contemplated by this Agreement and the Commitment Letters, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations. Subject to and without limiting the requirements of the condition precedent set forth in Section 8.2(b), failure of Seller or any of its Subsidiaries (including the Purchased Entities and their Subsidiaries) or any of their respective Representatives to comply with this Section 5.8 or Section 5.9 shall not give rise to a failure to satisfy the condition precedent set forth in Section 8.2(b) unless the request for the applicable cooperation was made in writing by or on behalf of any Purchaser to the Seller. Subject to and without limiting Section 11.7(b), in no event shall the receipt or availability of any funds or financing (including the Financing) by Purchasers or any of their Affiliates or any other financing or other transactions be a condition to any of Purchasers’ obligations under this Agreement. All non-public or otherwise confidential information regarding Seller or any of its Affiliates obtained by Purchasers or their Representatives pursuant to this Section 5.8 or Section 5.9 shall be kept confidential in accordance with this Agreement and the Confidentiality Agreement or other confidentiality obligations that are substantially similar to those contained in the Confidentiality Agreement (which, with respect to the Financing Parties and Potential Debt Financing Sources, shall be satisfied by the confidentiality provisions applicable thereto under the Debt Commitment Letter or other customary confidentiality undertakings in the context of customary syndication practices from Lenders not party to the Debt Commitment Letter).

Section 5.9             Financial Obligations. (a) Purchasers and Seller shall cooperate and use their respective reasonable best efforts, at Purchasers’ sole expense, to arrange for substitute letters of credit, surety bonds, bank guarantees, advance payment guarantees, and other obligations to replace (the “Seller Guarantee Replacement”) the outstanding letters of credit, surety bonds, bank guarantees, advance payment guarantees and other similar financial instruments set forth on Section 5.9 of the Seller Disclosure Schedules and any Assigned Lease Guarantee, in each case entered into or obtained by or on behalf of Seller or any of its Subsidiaries (other than the Purchased Entities and their Subsidiaries) for the benefit of the Business prior to the date hereof, or, if entered into or obtained on or after the date hereof, solely to the extent not otherwise prohibited by the terms of this Agreement, entered into or obtained in the ordinary course of business and notified in writing by Seller to Purchasers (collectively, the “Seller Guarantees”) and (b) in the event the Seller Guarantee Replacement cannot be effectuated at Closing in respect of any Seller Guarantee (each, a “Non-Replaced Seller Guarantee”), Purchasers and/or their applicable Affiliates shall (i) assume at the Closing all obligations under each such Non-Replaced Seller Guarantee (and obtain a release from the applicable counterparty of Seller and its Affiliates (other than the Purchased Entities and their Subsidiaries) that are liable for reimbursement to the counterparty thereof in connection with the applicable Seller Guarantees), (ii) cause such Non-Replaced Seller Guarantee to be terminated and returned at the Closing to the applicable lender, financial institution, surety or other Person that issued such Seller Guarantee and/or (iii) cash collateralize or otherwise backstop such Non-Replaced Seller Guarantee in an amount reasonably agreed among, and otherwise on terms and conditions reasonably satisfactory to, the Purchasers, the Seller and the issuer of such Non-Replaced Seller Guarantee (it being understood that any cash collateral or other security previously delivered to the issuer of such Non-Replaced Seller Guarantee by Seller or any of its Affiliates (other than the Purchased Entities and their Subsidiaries) shall not be used for such purpose and shall instead be returned at or substantially concurrently with the Closing to Seller or the applicable Affiliate thereof or, if not so returned to Seller or such Affiliate, reimbursed by Purchasers at the Closing (and to the extent so reimbursed, such cash collateral or other security that was not returned by the issuer of such Non-Replaced Seller Guarantee shall be deemed to be the property of Purchasers and no longer property of Seller)). Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the treatment of such cash collateral or other security described in the parenthetical in clause (iii) of the immediately preceding sentence shall be as set forth in this Section 5.9 and the amount of such unreturned cash collateral or other security shall not be included in the calculations of the Closing Cash Amount, the Agreed Foreign Cash, the Excess Foreign Cash or the Cash Amounts of the Purchased Entities and their Subsidiaries. Purchasers further agree that to the extent Seller or any of its Affiliates (other than the Purchased Entities) incurs any cost or expense, or is required to make any payment, in connection with any Seller Guarantee on or after the Closing, Purchasers shall indemnify, defend and hold harmless Seller and such Affiliates against, and reimburse Seller and its Affiliates for, all amounts paid to reimburse any draw under any such Seller Guarantee and all other reasonable and documented amounts paid out of pocket by Seller and/or such Affiliates to the extent resulting from Seller or any of its Affiliates (other than the Purchased Entities) being required to perform under such Seller Guarantee, in each case together with any reasonable and documented costs and expenses incurred by Seller or its Affiliates (other than the Purchased Entities) in connection with any Seller Guarantee.

Section 5.10           Trademark Matters.

(a)            No Purchaser nor any of its Affiliates (including the Purchased Entities or any of their Subsidiaries) shall acquire, under this Agreement, any rights in or to the Retained Marks or any name or Mark that is confusingly similar to or embodying the Retained Marks, except as expressly provided in this Section 5.10 and subject to the terms and conditions hereof. The Business may temporarily continue to use the Retained Marks following the Closing, solely to the extent not prohibited by applicable Law, and solely to the extent and in the same manner as used by the Business immediately prior to the Closing, so long as Purchasers shall, and shall cause their Affiliates (including the Purchased Entities and their Subsidiaries), to (i) immediately after the Closing cease to hold themselves and their Affiliates out as having any affiliation with Seller or any of its Affiliates and (ii) use reasonable best efforts to minimize and eliminate use of the Retained Marks by the Business from and after the Closing; provided, that as soon as practicable after the Closing Date (and in any event within sixty (60) days thereafter) Purchasers shall, and shall cause each of their Affiliates (including the Purchased Entities and their Subsidiaries) to (A) cease and discontinue use, as a trademark, of all Retained Marks and (B) complete the removal of the Retained Marks from all products, signage, vehicles, properties, technical information and promotional or other marketing materials and other assets; provided, further, that products of the Business in finished goods inventory (to the extent the same bear any of the Retained Marks on the Closing Date) may be disposed of without remarking in the ordinary course of business until the date that is six (6) months following the Closing Date or until the supply is exhausted, whichever is the first to occur. Any and all goodwill that arises from use of the Retained Marks by Purchasers or their Affiliates (including the Purchased Entities and their Subsidiaries) shall inure solely to the benefit of Seller and its Affiliates, as applicable. Nothing in this Agreement, including this (a), shall require Purchasers to remove the Retained Marks from products, signage, technical information and promotional or other marketing materials and other assets that are already in situ with customers of the Business or outside of the possession and control of the Purchased Entities at the Closing.

(b)           As soon as practicable after the Closing Date (and in any event within sixty (60) days thereafter), Sellers shall, and shall cause each of their Affiliates to, cease and discontinue use, as a trademark, of all Transferred Marks (including as they may be combined in or used with any Marks of Seller and its Affiliates that are not Transferred Marks) except to the extent such use is required under the Transition Services Agreement.

Section 5.11           Insurance.

(a)            Except as provided in Section 5.11(b), from and after the Closing:

(i)             Purchasers acknowledge and agree that the Business, the Purchased Entities, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, and neither Purchasers nor their Affiliates (including the Business and the Purchased Entities and their Subsidiaries) shall have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover the Business, the Purchased Entities, the Purchased Assets, the Assumed Liabilities, or the operations or assets or Liabilities in respect thereof; and

(ii)            Purchasers shall be responsible for securing all insurance they consider appropriate for the Business, the Purchased Entities, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof.

(iii)           Except as expressly set forth in this Section 5.11, Purchasers further covenant and agree not to seek to assert or to exercise any rights or claims of, or in respect of, the Business, the Purchased Entities, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof, under or in respect of any past or current insurance policy of Seller or the other Seller Entities (and for the avoidance of doubt excluding the R&W Insurance Policy) under which any of the foregoing is a named insured.

(b)           Notwithstanding the provisions of Section 5.11(a), from the date of this Agreement to the Closing, with respect to events or circumstances to the extent relating to the Business, the Purchased Entities, the Purchased Assets and the Assumed Liabilities that occurred or existed prior to the Closing and that are covered by third-party occurrence-based insurance policies of Seller or its Affiliates (including workers compensation, but excluding insurance policies with respect to equipment, fixed assets or real property (including any improvements thereon)) (the “Seller Insurance Policies”), Seller shall, and shall cause the Seller Entities to, reasonably cooperate with Purchasers in connection with Purchasers’ determination prior to Closing if there are risks of the Business covered by Seller Insurance Policies (copies of which Seller Insurance Policies as of June 30, 2024 shall be made available to Purchasers and their Representatives to the extent reasonably required to make such determination as promptly as practicable and no later than 15 days from the date hereof; provided, that certain Seller Insurance Policies which were renewed on or about June 30, 2024 may be made available to Purchasers as soon as practicable thereafter (the time period between 15 days from the date hereof and the date on which such Seller Insurance Policies are actually provided, the “Policy Delay”) for which Purchasers or the Purchased Entities cannot reasonably obtain customary insurance coverage from and after Closing. To the extent so determined, then, notwithstanding the provisions of Section 5.11(a), upon written request from a Purchaser made no later than forty-five (45) days from the date hereof (or such longer period extended by the Policy Delay to the extent any Seller Insurance Policies are not provided within fifteen (15) days from the date hereof), and to the extent reasonably practicable (including considering the type of insurable interest in such risk and the nature of the policies), Seller shall retain, renew and administer coverage (at Purchasers’ sole expense) for the Purchased Entities and the Business or the portion thereof reasonably requested by Purchasers under all relevant Seller Insurance Policies, including assisting Purchasers or their Subsidiaries (at Purchasers’ expense) in asserting claims thereunder for any loss, liability or damage suffered in connection with matters covered by such Seller Insurance Policies for a period of time following the Closing, which period shall be (i) agreed between the Parties prior to Closing, (ii) not be shorter than one (1) year nor longer than three (3) years after the Closing and (iii) constitute a reasonable limit based on the relevant Seller Insurance Policies (the “Effective Period”); provided that Purchasers shall indemnify, hold harmless and reimburse Seller and its applicable Affiliates for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees and other costs or expenses (including any increased costs or premiums incurred by Seller or any of its Affiliates) upon invoice from Seller with supporting documentation within thirty (30) days of receipt of such invoice as a result of any such claims or Purchasers’ access to such Seller Insurance Policies following the Closing. The terms of such Seller Insurance Policies, including any deductibles and self-insured retentions, shall remain unaffected by the terms of this Agreement. Seller or its Affiliates may amend any Seller Insurance Policies in the manner it deems appropriate to give effect to this Section 5.11(b). For covered claims brought within the Effective Period, upon Purchaser’s request, Seller shall use reasonable best efforts (at Purchasers’ expense) to obtain recoveries under such coverage and shall remit to Purchasers any recoveries in respect of such claims, net of any amounts for which Purchasers are responsible pursuant to this Section 5.11. For the Effective Period, Purchasers shall have the opportunity to review such coverage at Purchasers’ request if such review is customarily available from third-party service providers and shall be at Purchasers’ sole expense. Purchasers shall cooperate with Seller relative to all claim negotiation and settlement opportunities. Purchasers shall provide Sellers with advance written notice at least ninety (90) days prior to any expiration of any Seller Insurance Policy that has provided coverage for the Business, the Purchased Entities, the Purchased Assets and the Assumed Liabilities since the Closing that it wishes to renew such coverage (which it only may renew if it is not customarily available from third-party service providers), with any related costs being at Purchasers’ sole expense, and lack of notification shall constitute nonrenewal of such coverage. At any time prior to the expiration of the Effective Period, Purchasers may deliver notice to Seller to terminate such coverage at any time on ninety (90) days’ notice to Seller. Notwithstanding the foregoing, from and after the Closing, Purchasers shall use reasonable best efforts to obtain, to the extent obtainable, their own insurance for the Business, the Purchased Entities, the Purchased Assets, the Assumed Liabilities, and the operations and assets and Liabilities in respect thereof so that they no longer need to make use of this Section 5.11(b).

Section 5.12           Litigation Support. Except with respect to claims for indemnification pursuant to Article X, in the event that and for so long as a Party (the “Relevant Party”) or any of its Affiliates is prosecuting, contesting or defending any Proceeding, investigation, charge, claim or demand by or against a third party or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any Liability or loss in connection with (a) the Transaction or any of the other transactions contemplated under this Agreement (other than any Proceeding between the Parties), (b) the Business for which the Relevant Party has primary but not partial responsibility under this Agreement or any other Transaction Document (other than any Proceeding between the Parties) or (c) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction occurring prior to the Closing Date involving Seller or its Affiliates (other than any Proceeding between the Parties), the other Party (the “Other Party”) shall, and shall cause its Affiliates (and its and their officers, employees and Representatives) to, reasonably cooperate with the Relevant Party and its counsel in such prosecution, contest or defense, including making available its personnel, participating in meetings and providing such testimony and access to its books and records and taking such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that either party may restrict such access to the extent that, in the reasonable and good faith opinion of counsel to the Other Party, (i) such restriction is required by applicable Law, (ii) such access or provision of information would reasonably be expected to result in a violation of confidentiality obligations to a third party (after taking into account the willingness of the party seeking access to enter into a customary confidentiality agreement with respect to the items for which access is requested), or (iii) disclosure of any such information would result in the loss or waiver of the attorney-client privilege, attorney work-product protection or other applicable privilege or protection (after taking into account the applicability of any common interest or joint-defense privilege shared among the Parties with respect to the items for which access is requested), it being agreed that, in the event that the restrictions set forth in this proviso apply, the Parties shall cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable the Other Party to provide cooperation without violating any applicable Law or obligation of confidentiality, or resulting in a loss of or waiver of the attorney-client privilege, attorney work-product protection or other applicable privilege or protection. For the avoidance of doubt: (a) Seller shall retain full control of prosecuting, contesting, defending, compromising, settling or taking any other action related to or in connection with any Proceeding, investigation, charge, claim or demand by or against a third party primarily related to any Retained Business, Excluded Asset or Retained Liability, whether arising before or after the Closing, and no Purchaser nor its Affiliates shall have any rights in connection therewith, other than the right to indemnification for Retained Liabilities pursuant to Article X; and (b) Purchaser shall retain full control of prosecuting, contesting, defending, compromising, settling or taking any other action related to or in connection with any Proceeding, investigation, charge, claim or demand by or against a third party primarily related to the Purchased Entities, Purchased Assets, Assumed Liabilities and the Business (other than the Specified Matters, which will be governed by Article X), whether arising before or after the Closing, and neither Seller nor its Affiliates shall have any rights in connection therewith, other than the right to indemnification for Assumed Liabilities pursuant to Article X.

Section 5.13           Privilege.

(a)            The Parties agree that, from and after the Closing (and in the case of Seller, from the date hereof), to the extent permitted by Law, their respective rights and obligations to maintain, preserve, assert or waive any or all attorney-client and work product privileges belonging to any Party with respect to the Business and the Purchased Assets, the Excluded Assets, the Assumed Liabilities and the Retained Liabilities (collectively “Privileges”) shall be governed by the provisions of this Section 5.13. From and after the Closing (and in the case of Seller, from the date hereof), with respect to matters primarily relating to the Excluded Assets or the Retained Liabilities, and, notwithstanding the next sentence, with respect to all information of Seller and its Affiliates to the extent relating to the Sale Process (other than information to the extent not relating to the Sale Process but relating to the Business, the Purchased Assets, the Purchased Entities and their Subsidiaries or the Assumed Liabilities), Seller and its Affiliates shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and no Purchaser nor any of its Affiliates shall take any action without the prior written consent of Seller that would be reasonably likely to result in any waiver of any such Privilege that could be asserted by Seller or such Affiliate. From and after the Closing, with respect to matters primarily relating to the Business, Purchased Assets, the Purchased Entities and their Subsidiaries or the Assumed Liabilities, Purchasers shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Seller and its Affiliates shall take no action without the prior written consent of Purchasers that would be reasonably likely to result in any waiver of any such Privilege. Notwithstanding the foregoing sentence, Purchaser agrees not to take any action without the prior written consent of Seller that would be reasonably likely to result in any waiver of any Privilege with respect to matters arising prior to the Closing in relation to the Business, the Purchased Assets or the Assumed Liabilities. All information as to which Seller or any its Affiliates, on the one hand, or Purchasers or any of their Affiliates, on the other hand, would be entitled to assert or has asserted a Privilege pursuant to this Section 5.13 is referred to as “Privileged Information”. Any waiver of Privilege in relation to Privileged Information over which both Seller or any of its Affiliates and Purchasers or any of their Affiliates are entitled to assert or have asserted a Privilege shall require the prior written consent of both Seller and Purchasers.

(b)           From and after the Closing (and in the case of Seller, from the date hereof), upon (i) receipt by Seller or any of its Affiliates, on the one hand, or Purchasers or any of their Affiliates, on the other hand, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information, or (ii) Seller or any of its Affiliates, on the one hand, or Purchasers or any of their Affiliates, on the other hand, obtaining knowledge that any current or former employee has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information, Seller or Purchasers, as the case may be, shall promptly notify the other of the existence of the applicable request and shall provide the other a reasonable opportunity to review such request and to assert any rights it may have under this Section 5.13 or otherwise to prevent the production or disclosure of Privileged Information.

Section 5.14           Closing Structure. Prior to the Closing, Seller shall, and shall cause its Affiliates, including the Seller Entities, the Purchased Entities and their respective Affiliates, to take actions set forth on, and/or to implement the closing structure set forth on, Exhibit C hereto (the “Closing Structure”), and Seller may, and may cause its Affiliates, including the Seller Entities, the Purchased Entities and their respective Affiliates, to take the actions set forth on Section 5.14 of the Seller Disclosure Schedules and to take actions to effect the transfer (which transfer shall be effected in such manner as Seller may determine, directly or indirectly, by way of distribution, sale or otherwise) of any Excluded Asset or cash held by any Purchased Entity or any Subsidiary of a Purchased Entity to Seller or any other member of the Seller Group; provided that all Liabilities (other than Taxes) incurred in connection with this Section 5.14 or otherwise in connection with implementing the Closing Structure shall be borne by Seller and constitute Retained Liabilities. Seller shall be entitled to modify the Closing Structure from time to time with the prior written consent of Purchasers; provided, however, that Seller shall be entitled to modify the Closing Structure without Purchasers’ prior written consent if such modification would not reasonably be expected to (i) adversely affect the Business, the Purchased Assets, the Assumed Liabilities, Purchasers or their Affiliates, or any member of the Equity Investors, or (ii) impair, hinder or delay the ability of the Parties to perform their respective obligations under this Agreement and the other Transaction Documents or consummate in accordance with Section 5.14 the transactions contemplated hereby and thereby. In the event the Closing Structure is so modified, (i) Section 2.4(a) of the Seller Disclosure Schedules shall be deemed to be automatically amended to reflect such modifications to the extent applicable, and (ii) references to the “Closing Structure” shall be deemed to refer to such modified Closing Structure.

Section 5.15           Non-Solicitation of Employees; Non-Competition.

(a)           For a period of one (1) year from the Closing Date (or one (1) year from the termination of the Transition Services Agreement or the Device Distribution Agreement in the case of clause (y) below), without the prior written consent of Purchasers, as to any Business Employee with the title of Vice President or above as of immediately prior to the Closing (x) who shall have become employed by Purchasers or their Subsidiaries as of immediately following the Closing, or (y) with whom Seller or any of its Subsidiaries or Affiliates have contact with after the Closing in connection with the provision of services contemplated by the Transition Services Agreement or the Device Distribution Agreement (a “Seller Covered Person”), Seller agrees that none of Seller or any of its Affiliates will solicit for employment any Seller Covered Person; provided that Seller and its Affiliates shall not be precluded from soliciting, or taking any other action with respect to, any such individual (i) whose employment ceased prior to commencement of employment discussions between Seller or its Subsidiaries and such individual, (ii) who responds to solicitation not specifically targeted at employees of Purchasers or any of their Subsidiaries (including by a search firm or recruiting agency) or (iii) who initiates discussions regarding such employment without any solicitation by Seller or its Affiliates in violation of this Agreement; and provided, further, that Seller and its Affiliates shall not be restricted from engaging in general solicitations or advertising not specifically targeted at any such Persons described above.

(b)           For a period of one (1) year from the Closing Date (or one (1) year from the termination of the Transition Services Agreement or the Device Distribution Agreement in the case of clause (y) below), without the prior written consent of Seller, Purchasers agree that none of the Purchasers or any of their Subsidiaries or Affiliates will solicit for employment any employee of Seller or its Subsidiaries with the title of Vice President or above as of immediately prior to the Closing with whom Purchasers or any of their Subsidiaries or Affiliates (x) had contact with during their evaluation of the transactions contemplated by this Agreement or (y) had contact with in connection with the transactions contemplated by the Transition Services Agreement or the Device Distribution Agreement; provided that Purchasers and their Subsidiaries shall not be precluded from soliciting, or taking any other action with respect to, any such individual (i) whose employment ceased prior to commencement of employment discussions between Purchasers or their Subsidiaries and such individual, (ii) who responds to solicitation not specifically targeted at employees of Seller or any of its Affiliates (including by a search firm or recruiting agency) or (iii) who initiates discussions regarding such employment without any solicitation by Purchasers or their Subsidiaries in violation of this Agreement; and provided, further, that Purchasers and their Affiliates shall not be restricted from engaging in solicitations or advertising not specifically targeted at any such Persons described above.

(c)           For a period of four (4) years from the Closing Date, without the prior written consent of Purchasers, Seller agrees not to, and agrees to cause its Affiliates not to, engage in the development, manufacturing, marketing, distribution or sale of any drug and instrument platform for extracorporeal photopheresis (ECP) immunomodulatory therapy or other product for treatment of: (i) GvHD, whether acute or chronic; (ii) CLAS, including BOS; and/or (iii) CTCL, including Sezary Syndrome (a “Competing Business”) in any territory where the Business operated in the one (1)-year period prior to the Closing Date; provided, however, that nothing herein shall preclude Seller or its Affiliates from:

(i)             owning ten percent (10%) or less of the outstanding stock or other securities of any Person, or investing in any fund in which the Seller Group has no discretion with respect to the investment strategy of such fund;

(ii)            acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Competing Business and operating such Competing Business if such Competing Business generated less than twenty percent (20%) of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(iii)           exercising its rights, performing or complying with its obligations under this Agreement or any of the other Transaction Documents; or

(iv)           engaging in any of the Retained Business or any operations or activities in connection therewith, including continued ownership and operation of any Excluded Assets and performing services under any Contract of Seller or its Affiliates existing as of the Closing, and in either case, reasonable extensions thereof.

Section 5.16           Payments; Misallocated Assets.

(a)           Seller shall, or shall cause its applicable Affiliates to, promptly pay or deliver to Purchasers (or their designated Affiliates) any monies or checks that have been sent to Seller or any of its Subsidiaries after the Closing by customers, suppliers or other contracting parties of the Business to the extent that they constitute a Purchased Asset. Purchasers shall, or shall cause their applicable Affiliates (including the Business and the Purchased Entities and their Subsidiaries) to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to any Purchaser or any of its Affiliates (including the Business and the Purchased Entities and their Subsidiaries) after the Closing by customers, suppliers or other contracting parties of the Retained Business to the extent that they constitute an Excluded Asset.

(b)           Subject to Section 2.11, if, at any time after the Closing, any asset held by any Purchaser or any of its Affiliates (including the Purchased Entities and their Subsidiaries) is ultimately determined to be an Excluded Asset or any Purchaser or any of its Affiliates is found subject to a Retained Liability, (i) the relevant Purchaser shall return or transfer and convey (at Seller’s sole cost and expense (including payment of all Transfer Taxes) and without further consideration) to Seller or the appropriate Affiliate of Seller such Excluded Asset or Retained Liability and, pending such transfer, shall hold any such asset so as to provide Seller, to the fullest extent practicable, the claims, rights and benefits thereunder and so that Seller will bear all costs and Liabilities thereunder; (ii) Seller shall, or shall cause its appropriate Affiliate to, assume (without further consideration) such Retained Liability; and (iii) Seller and Purchasers shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer or assumption of such Excluded Asset or Retained Liability back to or by Seller or its appropriate Affiliate, in each case such that each Party is put into the same economic position (ignoring any cost or expense borne by Seller pursuant to this Section 5.16(b)) as if such action had been taken on or prior to the Closing Date.

(c)           Subject to Section 2.11, if, at any time after the Closing, any asset held by Seller or its Affiliates is ultimately determined to be a Purchased Asset or Seller or any of its Affiliates is found to be subject to an Assumed Liability, (i) Seller shall transfer and convey (or cause the other Seller Entities to transfer and convey) (at no cost to Purchasers other than Purchasers together paying for fifty percent (50%) of all Transfer Taxes (other than any Irish or United Kingdom stamp Taxes) and one hundred percent (100%) of all Irish or United Kingdom stamp Taxes, and without further consideration) to Purchasers such Purchased Asset or Assumed Liability and, pending such transfer, shall hold any such asset so as to provide Purchasers, to the fullest extent practicable, the claims, rights and benefits thereunder and so that Purchasers will bear all costs and Liabilities thereunder; (ii) Purchasers shall assume (without further consideration) such Assumed Liability; and (iii) Seller and Purchasers shall, and shall cause their appropriate Affiliates to, execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer or assumption of such Purchased Asset or Assumed Liability to or by Purchasers, in each case such that each Party is put into the same economic position (ignoring any cost or expense borne by the Parties pursuant to this Section 5.16(c)) as if such action had been taken on or prior to the Closing Date.

(d)           From and after the Closing Date, subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause their respective Affiliates to, promptly execute, acknowledge and deliver any additional documents, assumptions, transfers, instruments or conveyances reasonably requested by a Party to further perfect or evidence the consummation of, or otherwise implement, the Transaction or the other transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and must not impose upon any Party any Liability, risk, obligation, loss, cost or expense not contemplated by this Agreement. Any Filings prepared or made to record any change of ownership in the Transferred Intellectual Property from and after the Closing Date shall be at Purchasers’ sole cost and expense. Purchasers shall promptly reimburse Seller and/or its Affiliates in respect of any costs Seller and/or its Affiliates may incur in providing any assistance in relation to such Filings.

(e)            If, within eighteen (18) months after the Closing Date, Purchaser identifies and notifies Seller in writing of one or more Internet Properties, Marks or Patents owned by, or with respect to which all rights are exclusively licensed to, Seller or any of its Affiliates that, as of the Closing, were not included as Transferred Internet Properties, Transferred Marks or Transferred Patents in Sections 1.1(f), 1.1(g) or 1.1(h) of the Seller Disclosure Schedules and were exclusively used or held exclusively for use in the operation of the Business as of Closing, then, promptly following receipt of such notice, the Parties shall discuss in good faith whether such omitted item(s) meet the foregoing criteria and therefore should be added to such schedule(s), and if the Parties agree that the foregoing criteria are met, such schedule(s) shall promptly be amended accordingly and the added item(s) shall be deemed included in the definition of “Transferred Internet Properties,” “Transferred Marks” or “Transferred Patents,” as the case may be, as of the Closing Date and, in the case of any such Transferred Patents, shall be deemed included in the definition of “Purchaser Licensed Patents” and subject to Section 5.19(b), in each case, as of the Closing Date. Any disputes between the Parties as to whether the foregoing criteria are met shall be resolved and determined in accordance with Section 11.8.

Section 5.17           R&W Insurance Policy. Purchasers shall use reasonable best efforts to take all actions necessary to complete the applicable conditions in the conditional binder (other than the condition that Closing has occurred, to which this sentence does not apply) to the R&W Insurance Policy within the times set forth therein to maintain the R&W Insurance Policy in full force and effect. Following the final issuance of the R&W Insurance Policy, Purchasers agrees to use reasonable best efforts to keep the R&W Insurance Policy in full force and effect for the policy period set forth therein. Upon its final issuance, Purchasers shall deliver the R&W Insurance Policy to Seller. The Parties acknowledge that Purchasers obtaining the R&W Insurance Policy is a material inducement to Seller entering into the transactions contemplated by this Agreement, and Seller is relying on Purchasers’ covenants and obligations set forth in this Section 5.17. The R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and irrevocably agrees not to pursue, directly or indirectly, any subrogation rights against Seller or any of its Affiliates, or any former stockholders, managers, members, directors, officers, employees, agents and representatives of any of the foregoing with respect to any claim made by any insured thereunder, other than Fraud, and such Persons shall be express third-party beneficiaries of such provision. In addition, the R&W Insurance Policy may not be amended or waived by Purchasers in any manner that is adverse to Seller or any of its Affiliates without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and the subrogation provisions therein may not be amended or waived in any manner that is adverse to Seller or any of its Affiliates without Seller’s prior written consent (which consent shall be in the sole and absolute discretion of Seller).

Section 5.18           Transfer Pricing

(a)            Purchasers and Seller agree that, with effect from the Closing (i) in respect of any Transfer Pricing Adjustment required as a consequence of a Tax assessment made on or prior to the date that is five (5) years after the Closing Date on a Purchased Entity (other than Therakos LLC) (each, a “Relevant Purchased Entity”) or any of its Subsidiaries for or in respect of a Pre-Closing Period pursuant to the resolution of a Tax Proceeding, which Transfer Pricing Adjustment results in an increased Tax Liability (or would have resulted in an increased Tax Liability but for the availability of a Relief) for a Relevant Purchased Entity or any of its respective Subsidiaries for or in respect of any Pre-Closing Period (other than any such Tax Liability to the extent that Seller has confirmed it shall indemnify a Purchaser in relation thereto pursuant to this Agreement) and is reasonably likely to result in a Compensating Adjustment being available to any member of the Seller Group (a “Relevant Purchaser Transfer Pricing Adjustment”), and (ii) in respect of any Transfer Pricing Adjustment required as a consequence of a Tax assessment made on or prior to the date that is five (5) years after the Closing Date on any member of the Seller Group for or in respect of a Pre-Closing Period pursuant to the resolution of a Tax Proceeding, which Transfer Pricing Adjustment results in an increased Tax Liability (or would have resulted in an increased Tax Liability but for the availability of a Relief) to a member of the Seller Group for or in respect of any Pre-Closing Period (other than any such Tax Liability to the extent that the Purchasers have confirmed they shall indemnify Seller in relation thereto pursuant to this Agreement) and is reasonably likely to result in a Compensating Adjustment being available to any Relevant Purchased Entity or any of their respective Subsidiaries (a “Relevant Seller Transfer Pricing Adjustment”), Seller (in relation to a Relevant Purchaser Transfer Pricing Adjustment and at Purchasers’ cost and expense) and Purchasers (in relation to a Relevant Seller Transfer Pricing Adjustment and at Seller’s cost and expense) shall take, and shall procure that there are taken, where required by notice from Seller or Purchasers (as applicable) and provided such claim can legally and validly be made, such steps (including claims, elections, consents, the provision of information or otherwise) as that other party may reasonably (taking into account the amount at stake and the administrative burden involved and likelihood of success) request to claim the benefit of the Compensating Adjustment, and shall keep the other party fully informed of the progress of such steps (including providing it with copies of all relevant correspondence and documentation); provided, that, for the avoidance of doubt, the Purchasers or Seller may, under this Section, be required to, or to cause any of their respective Affiliates to, initiate a proceeding with, or seek any relief or guidance from, any “competent authority” or similar Governmental Entity responsible for the interpretation and enforcement of any income tax treaty (including, for the avoidance of doubt, any mutual agreement procedure).

(c)            With effect from the Closing, if and to the extent that:

(i)             any Relevant Purchased Entity or any of its Subsidiaries actually receives or obtains a payment or otherwise realizes a Relief by making a cash Tax saving which comprises or would not have arisen but for a Compensating Adjustment that is attributable to a Relevant Seller Transfer Pricing Adjustment, Purchasers shall pay to Seller the lower of the amount received or the amount of cash that the person concerned actually saves or receives by virtue of the payment or Relief (less any reasonable costs of recovering or obtaining such payment or Relief and any Tax actually suffered thereon) and the amount of the Relevant Seller Transfer Pricing Adjustment within ten (10) Business Days of the date on which it actually receives or obtains such payment or actually saves such cash; and

(ii)            any member of the Seller Group actually receives or obtains a payment or otherwise realizes a Relief by making a cash Tax saving which comprises or would not have arisen but for a Compensating Adjustment that is attributable to a Relevant Purchaser Transfer Pricing Adjustment, Seller shall pay to Purchasers the lower of the amount received or the amount of cash that the person concerned actually saves or receives by virtue of the payment or Relief (less any reasonable costs of recovering or obtaining such payment or Relief and any Tax actually suffered thereon) and the amount of the Relevant Purchaser Transfer Pricing Adjustment within ten (10) Business Days of the date on which it actually receives or obtains such payment or actually saves such cash.

Section 5.19           Intellectual Property Rights Licenses.

(a)            Patent License to Purchasers. Effective as of the Closing, and subject to the provisions hereof, Seller and its Affiliates (“Seller Licensors”) hereby grant to Purchasers and their Affiliates (“Purchaser Licensees”) a worldwide, irrevocable, non-terminable, non-exclusive, fully-paid, royalty-free, non-transferable (except as provided pursuant to Section 5.19(i)), non-sublicenseable (except as provided pursuant to Section 5.19(h)(ii)) license under the Seller Licensed Patents to develop, make, have made, import, use, offer to sell, sell and otherwise provide drug and instrument platforms for extracorporeal photopheresis (ECP) immunomodulatory therapy drug, including the development, manufacture and commercialization of ECP products (including Products) (the “Licensed Products”).

(b)           Patent License to Seller. Effective as of the Closing, and subject to the provisions hereof, each Purchaser and its Affiliates (“Purchaser Licensors”) hereby grants to Seller and its Affiliates (“Seller Licensees”) a worldwide, irrevocable, non-terminable, non-exclusive, fully-paid, royalty-free, non-transferable (except as provided pursuant to Section 5.19(i)), non-sublicenseable (except as provided pursuant to Section 5.19(h)(ii)) license under the Purchasers Licensed Patents to make, have made, import, use, offer to sell, sell and otherwise provide any product or service, including to practice any method, process or procedure claimed in any of the Purchasers Licensed Patents, in each case, solely with respect to the Retained Business.

(c)            Other IPR License to Purchasers. Effective as of the Closing, and subject to the provisions hereof, Seller Licensors hereby grant to Purchaser Licensees a worldwide, irrevocable, non-terminable, non-exclusive, fully-paid, royalty-free, non-transferable (except as provided pursuant to Section 5.19(i)) license under all Intellectual Property Rights (other than Patents, Marks and Internet Properties) that are owned by the Seller Licensors and that are used in and related to the Business as conducted as of the Closing (the “Licensed Other IPR”) to develop, make, have made, import, use, offer to sell, sell and otherwise provide any Licensed Products; it being understood that the foregoing license does not require the delivery or disclosure to the Purchaser Licensees of any assets that are not Purchased Assets.

(d)           Other IPR License to Seller. Effective as of the Closing, and subject to the provisions hereof, Purchaser Licensors hereby grant to Seller Licensees a worldwide, irrevocable, non-terminable, non-exclusive, fully-paid, royalty-free, non-transferable (except as provided pursuant to Section 5.19(i)) license under all Transferred Intellectual Property (other than Patents, Marks and Internet Properties) to use, reproduce, distribute, disclose, make, modify, improve, display, perform, create derivative works of and otherwise exploit any Retained Technology.

(e)            License Term. The Patent licenses granted under Section 5.19(a) and Section 5.19(b) with respect to each Patent will expire upon the expiration of the term of such Patent. The licenses granted under Section 5.19(c) and Section 5.19(d) will continue until the expiration of the last-to-expire of the Intellectual Property Rights licensed under such license.

(f)            Transfer of Licenses by Licensors. Nothing set forth herein shall restrict the Seller Licensors or the Purchaser Licensors (each, a “Licensor Party”), as the case may be, from transferring, assigning, pledging or licensing any Intellectual Property Rights owned by them and expressly licensed hereunder to the Purchaser Licensees or the Seller Licensees (each, a “Licensee Party”), respectively; provided that any transfer, assignment, pledge or license of such Intellectual Property Rights shall be subject to the licenses granted in this Section 5.19.

(g)           Sublicensing.

(i)            Except (a) as provided pursuant to Section 5.19(h)(ii) and (b) in connection with the operation of the Business (in the case of the Purchaser Licensees) or the Retained Business (in the case of the Seller Licensees), as applicable, in each case, in the ordinary course, neither the Purchaser Licensees nor the Seller Licensees shall sublicense any rights licensed to them under Section 5.19(a) or Section 5.19(b), respectively, to a third party.

(ii)            The Licensee Parties may not sublicense the license and rights granted to them under Section 5.19(c) or Section 5.19(d), as the case may be, to a third party except (a) as provided pursuant to Section 5.19(h)(ii) and (b) in connection with the operation of the Business (in the case of the Purchaser Licensees) or the Retained Business (in the case of the Seller Licensees), as applicable, in each case, in the ordinary course. Without limiting the foregoing, any sublicense, distribution, display, performance or other disclosure to a third party by the Licensee Parties of any Trade Secrets or confidential information licensed to them under Section 5.19(c) or Section 5.19(d), as the case may be, shall be subject to the following:

(A)            each Licensee Party (i) shall, and shall cause its sublicensees or other third parties to whom it provides or discloses the Trade Secrets and confidential information licensed or disclosed to the Purchaser Licensee under this Section 5.19, to treat such Trade Secrets and confidential information with at least the same degree of care as such sublicensees or recipients treat their own similar Trade Secrets and confidential information, but in no event with less than reasonable care; (ii) shall not disclose any Trade Secrets or confidential information of the other Party licensed or disclosed to the Licensee Party under this Section 5.19 to a third party, except in connection with the disclosure of such Licensee Party’s own confidential information or Trade Secrets of at least comparable importance and value; and

(B)            each Licensee Party shall be responsible and liable hereunder for any act or omission of a sublicensee or recipient as if such act or omission were that of such Licensee Party directly.

(h)           Rights of Affiliates.

(i)            Any rights, benefits or licenses granted pursuant to this Section 5.19 extend to each entity that is a Party’s Affiliate but only for so long as such entity is an Affiliate and, accordingly, except as provided in Section 5.19(h)(ii)Section 5.19(h)(ii) the license to such entity shall terminate upon such entity ceasing to be an Affiliate of such Party.

(ii)            Notwithstanding the limitations on sublicensing set forth in Section 5.19(g), if a Licensee Party divests an Affiliate, or business unit, actively engaged in a business (including in a sale to a third party or in a public offering) such that such entity is no longer an Affiliate of, or such business unit is no longer owned by, the Licensee Party, a Licensee Party may grant the divested entity or new owner of such business unit a sublicense under the licenses granted to the Licensee Party pursuant to Section 5.19, provided that (A) such sublicense shall only extend to the products, services and other business operations of such divested entity or business unit at the time it ceased to be a Subsidiary or business unit of the Licensee Party, and natural evolutions thereof that are of the same general type, and not to the products, services or other business operations of any third party, (B) the sublicense shall not be transferable, assignable or sublicenseable by the divested entity or new owner of such business unit except in compliance with this Section 5.19 and (C) the applicable Licensee Party provides the applicable Licensor Party with written notice reasonably describing the divestiture. Such sublicense granted to the divested entity or new owner of such business unit in accordance with the foregoing shall not affect or limit the licenses granted to the Licensee Party or the obligations and duties of the Licensee Party hereunder.

(i)            Transfer of Licenses by Licensees. Except as expressly set forth herein, no Licensee Party may assign or transfer the licenses nor any of the rights or benefits granted to them pursuant to this Section 5.19 directly or indirectly, in whole or in part, whether voluntarily or involuntarily or by operation of Law or otherwise, without the prior written consent of, in the case of assignment or transfer by the Seller Licensees, the Purchaser Licensors or, in the case of the assignment or transfer by the Purchaser Licensees, the Seller Licensors. Notwithstanding the foregoing, a Licensee Party may assign such licenses to an Affiliate or third party, or permit an Affiliate or third party to assume such licenses, in whole or in relevant part, provided, that any assignment to or assumption by a third party must be in connection with, or as a result of, the acquisition of such Licensee Party (whether by equity or asset sale or merger or otherwise) by, or the sale of substantially all of the assets of one or more businesses or product lines of such Licensee Party to which the license relates to, such third party. Any purported assignment or transfer in violation of this Section 5.19(i) shall be null and void ab initio.

(j)            Rights in Bankruptcy. All rights and licenses granted to a Licensee Party as licensee under this Section 5.19 are, for purposes of section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of intellectual property within the scope of section 101 of the Bankruptcy Code. The licensors acknowledges that each licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each Licensor Party irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such Party from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of this Agreement in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.

(k)            Except for the rights and licenses to a Party’s Intellectual Property Rights expressly set forth in this Section 5.19, all rights and licenses in Intellectual Property Rights are reserved by the respective Purchaser Licensors or Seller Licensors, as the case may be, and no other rights or licenses in Intellectual Property Rights are granted to the other Party by implication, estoppel or otherwise.

Section 5.20           D&O Indemnification.

(a)            For six (6) years after the Closing, Purchasers shall, and shall cause the Purchased Entities to, (i) fulfill the obligations of the Purchased Entities to their present and former directors and officers pursuant to the terms of the Organizational Documents of the Purchased Entities and/or as provided in any indemnification agreement in place between any Seller Entity or any Purchased Entity and any of their respective present and former directors and officers, in each case for events that occurred and matters that arose prior to the Closing to the extent relating to the Assumed Liabilities (“Preclosing D&O Liabilities”) and (ii) not amend, repeal or otherwise modify any provisions for indemnification, reimbursement, contribution or advancement of expenses in the Organizational Documents of the Purchased Entities or indemnification agreements referred to in the foregoing clause (i) applicable to the present and former directors and officers of the Purchased Entities in any manner that would adversely affect the rights of such individuals in respect of actions or omissions occurring at or prior to the Closing to the extent relating to the Assumed Liabilities, unless such modification is required by applicable Law.

(b)            For six (6) years after the Closing, Seller shall, and shall cause its Affiliates to, (i) fulfill the obligations of the Seller Entities to any former directors and officers who are Transferred Employees pursuant to the terms of the Organizational Documents of the Seller Entities and/or as provided in any indemnification agreement in place between any Seller Entity and any such and former directors and officers, in each case for events that occurred and matters that arose prior to the Closing to the extent relating to the Retained Liabilities; and (ii) not amend, repeal or otherwise modify any provisions for indemnification, reimbursement, contribution or advancement of expenses in the Organizational Documents of the Seller Entities or indemnification agreements referred to in the foregoing clause (i) applicable to the relevant former directors and officers of the Purchased Entities in any manner that would adversely affect the rights of such individuals in respect of actions or omissions occurring at or prior to the Closing to the extent relating to the Retained Liabilities, unless such modification is required by applicable Law.

(c)            Seller shall, and shall cause its Affiliates to, at its sole cost and expense, maintain in full force and effect for a period of six (6) years after the Closing directors’ and officers’ liability insurance covering occurrences of the Purchased Entities prior to the Closing (“Pre-Closing Occurrences D&O Coverage”) for those individuals who are (i) currently (and any additional individuals who prior to Closing become) directors and officers of the Purchased Entities and (ii) covered by Seller’s and its Affiliates’ directors’ and officers’ liability insurance policies. Pre-Closing Occurrences D&O Coverage shall provide at least substantially equivalent terms, conditions, and benefits as to the current policies of directors’ and officers’ liability insurance maintained, which shall be deemed satisfied by providing Pre-Closing Occurrences D&O Coverage of at least ten million Dollars ($10,000,000). At Seller’s sole discretion (and at its sole cost and expense), Pre-Closing Occurrences D&O Coverage may be provided for (i) through Sellers’ and its Affiliates’ directors’ and officers’ insurance, (ii) through a tail policy purchased prior to or following the Closing or (iii) through a combination thereof. If a tail policy is purchased and transferred with a Purchased Entity, Purchasers shall use their reasonable best efforts to cause such policy to be maintained in full force and effect for its full term, to honor all of Seller’s obligations thereunder, and to bear the expense of any such tail policy purchased prior to or at the Closing at a premium not to exceed ninety-thousand Dollars ($90,000).

Section 5.21           Data Room.  As promptly as practicable, but no later than four (4) Business Days following each of the date of this Agreement and the Closing Date, Seller shall deliver (or cause to be delivered) an electronic copy of the Data Room, as in existence as of the date of this Agreement or as of the Closing Date, as applicable.

Section 5.22           Data Governance; Separation and Migration Planning.

(a)           Data Governance Committee. As soon as reasonably practicable after the date of this Agreement, and in any event within fourteen (14) days thereafter, Purchaser and Seller shall establish a committee to, prior to Closing (subject to applicable Law), plan for the migration of relevant applications and their associated data, in each case, that are used in or necessary for the operation of the Business (the “Data Governance Committee”) (it being understood that the Data Governance Committee shall be established solely for the purpose of serving as a forum for interaction between the Parties and their Affiliates, and not as an independent entity with authority to act on its own). The Data Governance Committee shall consist of no more than three (3) representatives from each of Purchaser and Seller, each of which representatives shall have the requisite skill and organizational influence, with respect to such Party, to be able to make decisions and direct teams as necessary to conduct the Data Governance Committee’s activities in an efficient manner. The Data Governance Committee shall oversee, in each case with respect to data related to the Business, decisions relating to the (i) assessment of treatment of specific applications pursuant to the transactions and arrangements contemplated by the Transition Services Agreement, and (ii) data migration strategy and execution by category of data. The Data Governance Committee shall meet bi-weekly, or as otherwise necessary, to plan for an efficient Data Migration.

(b)           Data Migration. As soon as reasonably practicable after the date of this Agreement, and in any event within thirty (30) days thereafter, Seller shall use reasonable best efforts to provide Purchaser with a written deliverable outlining the structured and unstructured data relating to the Business included in the Purchased Assets (specifying the relevant functional areas, scope and historical timeline for such data) and a draft proposal for extracting and transferring such data to Purchaser prior to the termination of the applicable services to be provided under the Transition Services Agreement (the “Data Migration”). The Parties shall discuss such outline and draft proposal and use reasonable best efforts to mutually agree on a plan for the Data Migration (including access to and transferability of historical data and any mock runs included in the Purchased Assets) prior to the Closing Date (the “Data Migration Plan”). Once agreed, each Party shall comply with the Data Migration Plan at its own cost.

Section 5.23           Additional Obligations. Seller agrees to the additional obligations set forth in Section 5.23 of the Seller Disclosure Schedules.

Section 5.24           Separation of Assets.

(a)            For twelve (12) months following the Closing, (i) Seller shall, and shall cause its Affiliates to, use reasonable best efforts to separate any Joint Books and Records that did not transfer or convey to Purchasers and (ii) Purchasers shall, and shall cause their Affiliates to, use reasonable best efforts to separate any Joint Books and Records that were transferred and conveyed to Purchaser, and upon such separation, such Joint Books and Records shall constitute Excluded Assets hereunder and be transferred and conveyed to Seller pursuant to Section 5.16(b).

(b)            With respect to all Specified Other Contracts which are not reasonably separable from the Retained Business, (x) Seller shall not, and shall cause its Affiliates not to, knowingly waive any rights under such Deal Restrictive Covenant Agreements to the extent related to the Business, the Purchased Assets, the Assumed Liabilities or the Purchased Entities or their Subsidiaries without Purchaser’s prior written consent and (y) upon Purchasers’ reasonable request, Seller shall, and shall cause its Affiliates to, enforce at Purchasers’ expense the portions of such Specified Other Contracts to the extent related to the Business, the Purchased Assets, the Assumed Liabilities or the Purchased Entities or their Subsidiaries if and in the manner reasonably directed by Purchaser in writing to do so.

Section 5.25            Foreign Cash. Seller shall cause at the Measurement Time the Agreed Foreign Cash to be held by the Purchased Entities (or their Subsidiaries) outside of the United States. The Parties shall reasonably cooperate on the allocation of such Agreed Foreign Cash among the Purchased Entities (or their Subsidiaries) to, as reasonably as practicable under the circumstances, address the ordinary course cash needs of the Business at the Closing.

Article VI
EMPLOYEE MATTERS

Section 6.1             Transfer of Business Employees.

(a)            Purchased Entity Business Employees. It is the intention of the parties that the employment of each Business Employee who is employed by a Purchased Entity or a Subsidiary thereof as of immediately prior to the Closing shall not terminate on Closing but shall continue with the relevant Purchased Entity or Subsidiary thereof (each such Business Employee, a “Transferred Business Employee”).

(b)            TUD Employees. With respect to each Business Employee who, as of the Closing, is not employed by a Purchased Entity (or a Subsidiary thereof) and is employed in a jurisdiction in which the Transfer of Undertakings Directive has been implemented (a “TUD Employee”), Seller and Purchasers accept and agree that the transactions contemplated by this Agreement constitute a relevant transfer for purposes of the Transfer of Undertakings Directive and to apply the Transfer of Undertakings Directive and the respective implementation Laws in all of its provisions, and accept and agree that the terms and conditions of employment of each such TUD Employee will transfer effective as of the Closing as if such terms and conditions were originally made or agreed between Purchasers and the applicable TUD Employee, unless such TUD Employee objects to the transfer in such a way as to prevent the transfer of their employment by operation of Law (the non-objecting TUD Employees shall be referred to as the “TUD Transferring Employees”). Seller and Purchasers shall inform and consult with any appropriate representatives of the TUD Employees to the extent required by the Transfer of Undertakings Directive or other applicable Law. Without limiting the generality of this Section 6.1(b), the application of the Transfer of Undertakings Directive, and without prejudice to Section 6.2(a), Purchasers shall ensure on Closing that the terms and conditions of employment (including compensation and benefits) for each TUD Employee are sufficient to ensure that such transfer complies with the Transfer of Undertakings Directive. If, despite the intention of the parties, a TUD Employee claims that the Transfer of Undertakings Directive does not apply to him or her, the parties agree that Section 6.1(b) and Section 6.2(b) will apply with respect to such TUD Employee, with any necessary changes to take account of the fact that it may not be determined that the Transfer of Undertakings Directive does not apply until Closing or after Closing. In these circumstances, the parties acknowledge and agree that the offer to such TUD Employee must be made within thirty (30) days of the TUD Employee notifying the parties that they consider the Transfer of Undertakings Directive does not apply to them.

(c)            Offers to Certain Business Employees. No later than thirty (30) days prior to the Closing Date, Purchasers shall, or shall cause one of their Subsidiaries to, make a written offer of employment to each Business Employee who is not a Transferred Business Employee or TUD Transferring Employee (other than any U.S. Disability Employee, who will be treated in accordance with Section 6.1(d)) (each such Business Employee, an “Offer Employee”). Such offers shall be subject to and conditional upon Closing and be on terms and conditions consistent with Section 6.2.

(d)            Disability Business Employees. If any Business Employee based in the United States who is receiving disability benefits as of the Closing Date (each, a “U.S. Disability Employee”) is, within twelve (12) months following the Closing Date, able to return to work, Purchasers shall offer employment to such employee on terms consistent with those applicable to Business Employees generally under this Article VI. Unless otherwise specified in this Agreement, for any U.S. Disability Employee, references in this Agreement to the “Closing” and “Closing Date” shall be treated as references to the first day and time at which the applicable U.S. Disability Employee is released to return to work.

(e)            Definitions. For purposes of this Agreement, the Transferred Business Employees, the TUD Transferring Employees, the Offer Employees and the U.S. Disability Employees who become employed by Purchasers or their Affiliates shall collectively be referred to as “Transferred Employees” as of the respective dates they transfer.

(f)            Employment Tax Reporting. If the Closing Date occurs in 2024, Seller and Purchasers hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34. Accordingly, Seller shall have no employment tax reporting responsibilities, and Purchasers shall have full employment tax reporting responsibilities, for Transferred Employees subject to United States employment tax following the Closing.

Section 6.2             Compensation and Employee Benefits.

(a)            Compensation and Benefits Comparability. For a period of one (1) year following the Closing, or such longer period as required by applicable Law, Purchasers shall, or shall cause its Affiliates (including the Purchased Entities and their Subsidiaries) to, provide to each Transferred Employee during his or her employment with Purchasers and their Affiliates (including the Purchased Entities and their Subsidiaries) compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to such Transferred Employee immediately prior to the Closing Date; provided, however, that no retention, change-in-control or special or non-recurring compensation or benefits provided prior to the Closing Date shall be taken into account for purposes of this covenant. Without limiting the generality of the foregoing, Purchasers agree that during such period, each Transferred Employee shall receive (i) base salary or base wage and (ii) target cash incentive compensation opportunities, that in each case are no less than that in effect immediately prior to the Closing. Each Transferred Employee whose employment with Purchasers or their Affiliates is terminated without cause within one (1) year following the Closing shall be entitled to severance benefits that are no less favorable than those that would have been provided under applicable Seller Benefit Plans set forth on Section 3.19(a) of the Seller Disclosure Schedules.

(b)            Severance or Other Termination Liabilities. Seller and its Affiliates shall be solely responsible for (i) any severance, termination indemnity, redundancy or similar termination payments or benefits that may become payable to any Business Employee arising out of or in connection with the transactions contemplated by this Agreement, including any amounts paid or payable to any Business Employee who does not become an employee of Purchasers or their Affiliates because such Business Employee rejects or does not accept an offer of employment or transfer of employment or refuses to transfer employment or otherwise challenges such transfer of employment pursuant to Section 6.1, unless (A) such payments or benefits become payable due to Purchasers’ failure to comply with this Article VI, or (B) with respect to the Business Employees located in Denmark and Brazil, such payments or benefits are required to be paid by Law without regard to whether the applicable Business Employee accepts (or objects to the terms of) such offer or transfer, and (ii) any Liabilities related to obligations to notify and/or consult in compliance with a Collective Bargaining Agreement or applicable Law, unless such Liabilities arise as a result of an act or omission of the Purchasers or one of their Affiliates in respect of such notification and/or consultation obligations. To the extent that Purchasers or their Affiliates become liable for, or are legally required to make, severance, redundancy, termination indemnity or other termination payments, contributions or benefits to any Business Employee as a result of the transactions contemplated by this Agreement for which Seller is responsible pursuant to the immediately preceding sentence, Seller shall, or shall cause its Affiliates to, reimburse Purchasers, as soon as practicable but in any event within thirty (30) days of receipt from Purchasers of an invoice, for all payments, costs and expenses actually paid by Purchasers or their Affiliates, including any employment, social security or other Taxes or any employer contributions, as required by applicable Law, Contract, Collective Bargaining Agreement or Seller Benefit Plan. For clarity, the Purchasers shall be responsible for, and shall indemnify the Seller’s and its Affiliates against any (x) severance Liabilities in respect of Transferred Employees (other than any such Transferred Employees who challenge their transfers, for which the Liability shall be apportioned as set forth in the first sentence of this Section 6.2(b)) and (y) Liabilities arising out of or connected with any TUD Employee objecting to the transfer of their employment to the relevant Affiliate of the Purchasers as a result of Purchasers’ proposal to make any changes to such TUD Employee’s working conditions to their detriment in violation of Section 6.1(b).

(c)            Service Credit. For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Purchasers and their Affiliates providing benefits to any Transferred Employees after the Closing (the “New Plans”), each Transferred Employee shall be credited with his or her years of service with Seller and its Affiliates and their respective predecessors prior to the Closing, to the same extent as such Transferred Employee was entitled, prior to the Closing, to credit for such service under any similar Seller Benefit Plan in which such Transferred Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing shall not apply for purposes of benefit accrual under any defined benefit pension plan (except with respect to any Purchased Entity Benefit Plan or as otherwise required by applicable Law) or to the extent that its application would result in a duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing, each Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Seller Benefit Plan in which such Transferred Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”).

(d)           U.S. Welfare Plans.

(i)            Subject to Section 6.4, with respect to employees in the United States, (A) Seller or its Affiliates shall be responsible for (x) all health, welfare and disability claims incurred by any Business Employee or his or her dependents prior to the Closing, (y) COBRA benefits for any Business Employee or his or her “qualified beneficiaries” for whom a “qualifying event” occurs prior to the Closing, and (z) all claims for workers’ compensation benefits payable to or on behalf of Business Employees incurred prior to the Closing, and (B) Purchasers or their Affiliates shall be responsible for (x) all health, welfare and disability claims incurred by any Business Employee or his or her dependents on or after the Closing, (y) COBRA benefits for any Business Employee or his or her “qualified beneficiaries” for whom a “qualifying event” occurs on or after the Closing (including qualifying events occurring in connection with the consummation of the transactions contemplated by this Agreement), and (z) all claims for workers’ compensation benefits payable to or on behalf of Business Employees incurred on or after the Closing. “Qualified beneficiaries” and “qualifying event” each shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA. Health, welfare and disability claims shall be deemed to be incurred as follows: (1) medical, vision, dental, and/or prescription drug benefits, upon provision of the services, materials or supplies comprising any such benefits and (2) short- and long-term disability benefits, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits. A claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs.

(ii)            For purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Business Employee, Purchasers shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Seller Benefit Plans in which such employee participated immediately prior to the Closing, and Purchasers shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e)            Flexible Spending Accounts. Seller and Purchasers shall take all actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan of Seller or its Affiliates (collectively, the “Seller FSA Plan”) of the Transferred Employees who are participants in the Seller FSA Plan shall be transferred to one or more comparable plans of Purchasers (collectively, the “Purchasers FSA Plan”); (ii) the elections, contribution levels and coverage levels of such Transferred Employees shall apply under the Purchasers FSA Plan in the same manner as under the Seller FSA Plan; and (iii) such Transferred Employees shall be reimbursed from the Purchasers FSA Plan for claims incurred at any time during the plan year of the Seller FSA Plan in which the Closing Date occurs that are submitted to the Purchasers FSA Plan from and after the Closing Date on the same basis and the same terms and conditions as under the Seller FSA Plan. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, Seller shall pay Purchasers the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and Purchasers shall pay Seller the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

(f)            Accrued Vacation, Sick Leave and Paid Time Off. Purchasers will recognize and assume all Liability with respect to accrued but unused vacation, sick leave and paid time off for all Transferred Employees (including any Liability to Transferred Employees for payments in respect of earned but unused vacation, sick leave and paid time off that arise as a result of the transfer of employment contemplated by Section 6.1). Purchasers shall promptly (and, in any event, within ten (10) Business Days following the later of the Closing Date and the date of the applicable payment) reimburse Seller for any payments made by Seller or its Affiliates to any Transferred Employees in respect of earned but unused vacation, sick leave and paid time off that become due as a result of the transfer of employment contemplated by Section 6.1. Purchasers shall allow Transferred Employees to use the vacation, sick leave and paid time off recognized or established in accordance with the first sentence of this Section 6.2(f) in accordance with the terms of Seller’s and its applicable Affiliates’ programs in effect immediately prior to the Closing Date (in addition to, and not in lieu of, any vacation, sick leave and paid time off accrued under the applicable plans or policies of Purchasers or their Affiliates on or following the Closing).

Section 6.3             Seller Benefit Plans. From and after the Closing, the Transferred Employees shall cease to be active participants in the Seller Benefit Plans that are not Purchased Entity Benefit Plans. To the extent Purchasers or any of their Affiliates (including, after the Closing, the Transferred Entities and their Subsidiaries) realize an actual net reduction in cash Taxes payable as a result of a payment of compensation to Business Employees funded by Seller or any of its Affiliates pursuant to cash-based long-term incentive awards (other than, after the Closing, such payments that are funded by the Transferred Entities and their Subsidiaries) in the taxable year of such payment or the immediately succeeding taxable year and such reduction has not otherwise been taken into account in determining the Post-Closing Statement (as finally determined pursuant to Section 2.9), then, Purchasers shall (or cause their applicable Affiliate to) promptly pay over the amount of such reduction to Seller net of all costs (including Taxes) attributable to the receipt thereof.

Section 6.4             Purchased Entity Benefit Plans. From and after the Closing, each employee of Seller and its Affiliates (who was immediately prior to Closing an active participant in the Purchased Entity Benefit Plans) other than the Transferred Employees shall cease to be active participants in the Purchased Entity Benefit Plans. Purchasers and their Affiliates shall assume all assets (if any) and Liabilities related to all Purchased Entity Benefit Plans, and shall indemnify and hold harmless Seller and its Affiliates and their officers, directors, employees, and agents from and against any and all costs, damages, losses, expenses, or other Liabilities arising out of or related to the Purchased Entity Benefit Plans.

Section 6.5             Defined Contribution Plans. Effective as of the Closing, Purchasers shall create or designate defined contribution plans (collectively, the “Purchasers DC Plans”) for the benefit of the Transferred Employees who participated in one or more of the defined contribution plans maintained by Seller or its Affiliates (other than the Purchased Entities and their Subsidiaries) that are intended to be qualified under Section 401(a) of the Code (or any such analogous legislation outside the United States) immediately prior to the Closing (collectively, the “Seller DC Plans”). Such Transferred Employees are referred to hereinafter as the “DC Employees”. The DC Employees shall be given credit under the respective Purchasers DC Plan for all service with and compensation from Seller and its Affiliates and their respective predecessors as if it were service with and compensation from Purchasers for purposes of determining eligibility, vesting and the amount of any benefits or benefit accruals under each respective Purchasers DC Plan. The applicable Purchasers DC Plans shall be intended to be tax-qualified in the same manner as the corresponding Seller DC Plans, and Purchasers shall provide Seller any determination letters or similar documentation evidencing such qualification. As of the Closing Date, the Seller Group shall retain, and no Purchased Entity (or a Subsidiary thereof) shall assume or retain sponsorship of, or any assets or Liabilities with respect to, the Seller DC Plans, other than with respect to the rollover of account balances described in this Section 6.5. Each Purchasers DC Plan will provide for the receipt from the DC Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code (or such analogous legislation outside the United States), including notes corresponding to loans. Purchasers and Seller will work together in order to facilitate any such distribution or rollover and to effect an eligible rollover distribution for those DC Employees who elect to roll over their account balances, including notes, directly into a Purchasers DC Plan. The Seller Group shall cause the accounts of the DC Employees in each Seller DC Plan to be fully vested as of immediately prior to the Closing Date.

Section 6.6             Short-Term Incentive Compensation. Purchasers and their Affiliates shall be responsible for any cash incentive compensation payable to Transferred Employees in respect of the period from January 1, 2024 through the Closing. The aggregate amount paid to Transferred Employees who remain employed for all of 2024 (or whose employment is terminated by Purchasers and their Affiliates after the Closing without cause (subject to proration as noted below)) in respect of such period (not including, for the avoidance of doubt, any post-Closing period) shall be no less than the amount accrued in Closing Working Capital for such Transferred Employees, and any Transferred Employee whose employment is terminated by Purchasers and their Affiliates after the Closing without cause but prior to the date of payment of annual incentive bonuses in respect of 2024 shall remain eligible for a bonus for 2024 on at least a prorated basis. Any Transferred Employee who resigns his or her employment or whose employment is terminated by Purchasers and their Affiliates for cause after the Closing shall forfeit his or her unpaid annual incentive bonus. Notwithstanding the foregoing, if the payment date for Seller annual incentive bonuses in respect of 2024 occurs prior to the Closing, Seller and its Affiliates shall be responsible for payments in respect of such year (and the reference to January 1, 2024 above in this paragraph shall be understood to refer to January 1 of the calendar year in which the Closing occurs).

Section 6.7             Labor Matters. Purchasers and Seller shall, and shall cause their Affiliates to, cooperate to take all steps, on a timely basis, as are required under applicable Law or any Collective Bargaining Agreement to notify, or consult with on, the effect, impact, terms or timing of the transactions contemplated by this Agreement with each works council, union, labor board, employee group or representatives, or Governmental Entity (with respect to labor and similar matters) where so required under applicable Law, including the Transfer of Undertakings Directive. Purchasers or their applicable Affiliates shall become party to, or as the case may be, continue to apply, any Collective Bargaining Agreement (including any national, sector or local agreement) or otherwise become party to an agreement which mirrors the respective Collective Bargaining Agreement if becoming party to the respective Collective Bargaining Agreement is not possible under applicable Law with respect to any Transferred Employee and shall, or shall cause their Affiliates to, be responsible for all Liabilities arising under any Collective Bargaining Agreement (including any national, sector or local agreement) with respect to any Transferred Employee. Purchasers shall, or shall cause their Affiliates to, join any industrial, employer or similar association or federation if membership is required for the applicable Collective Bargaining Agreement to continue to apply.

Section 6.8             Updated Business Employees List and Business Consultants Lists. Seller shall provide Purchasers with updated copies of the Business Employees List and Business Consultants List no later than (i) forty-five (45) and (ii) seven (7) days before the anticipated Closing Date.

Section 6.9             Communications. Prior to the Closing, any employee notices or communication materials (including website postings) from Purchasers or their Affiliates to the Business Employees, including notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment thereafter, shall be subject to the prior review and consent of Seller which consent shall not be unreasonably withheld or delayed. Prior to the Closing, any mass employee notices or communication materials (including website postings) from Seller or its Affiliates to the Business Employees with respect to employment, compensation or benefits matters addressed in this Agreement or specifically related, directly or indirectly, to the transactions contemplated by this Agreement or employment thereafter (for clarity, not any communications from Seller or its Affiliates to Business Employees and other similarly situated employees of Seller and its Affiliates generally), shall be subject to the prior review and comment (not consent) of Purchasers, which comments Seller shall consider in good faith.

Section 6.10           No Third-Party Beneficiaries. This Article VI is included for the sole benefit of the parties to this Agreement and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any current or former employee of Seller or any of its Affiliates or any Business Employee, who is not a party to this Agreement. Nothing contained in this Agreement (express or implied) is intended to confer upon any individual any right to employment for any period of time, or any right to a particular term or condition of employment. No current or former employee of Seller or any of its Affiliates, nor any Business Employee, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against Purchasers, Seller or any of their respective Affiliates under this Article VI.

Section 6.11           International Employees. The provisions of this Article VI shall apply to International Business Employees to the maximum extent permitted by applicable Law.

Article VII
CERTAIN TAX MATTERS

Section 7.1             Cooperation and Exchange of Information.

(a)           From and after the Closing, each Party shall, and shall cause its Affiliates to, provide to the other Party such cooperation, documentation and information relating to the Purchased Entities or their Subsidiaries or the Purchased Assets, the Assumed Liabilities or the Business as either of them may reasonably request in connection with (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or a right to refund of Taxes or other Tax benefit, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(b)           Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Purchased Entities and their Subsidiaries for their respective Tax periods ending on or prior to the Closing Date until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (ii) four (4) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.

Section 7.2             Tax Sharing Agreements. Seller shall terminate or cause to be terminated, on or before the Closing Date, the rights and obligations of the Purchased Entities and their Subsidiaries pursuant to all Tax sharing agreements or arrangements (other than this Agreement and any other Transaction Document), if any, to which any of the Purchased Entities or their Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Purchased Entities and their Subsidiaries), on the other hand, are parties, and neither Seller nor any of its Affiliates (other than the Purchased Entities and their Subsidiaries), on the one hand, nor any of the Purchased Entities or their respective Subsidiaries, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

Section 7.3             Tax Treatment of Payments. Except to the extent otherwise required by applicable Law, Seller, Purchasers, the Purchased Entities and their respective Affiliates shall treat any and all payments under Section 2.9, Section 5.18, Section 6.3, Article VII or Article X (and any other payments under this Agreement, any Local Transfer Agreement or Other Transfer Document (where applicable) in respect of a breach of representation or warranty, or by way of indemnity, or reimbursement of loss) as an adjustment to the relevant purchase price for Tax purposes. Accordingly Seller, Purchasers, the Purchased Entities and their respective Affiliates agree (notwithstanding any other term of this Agreement any Local Transfer Agreement or Other Transfer Document (where applicable)) that (i) any payments made by Seller in respect of a Covered Loss relating to (a) a Purchased Entity or its Subsidiaries shall be made by Seller acting as agent for and on behalf of the applicable Seller Entity of that Purchased Entity (and shall be held by the recipient of the payment acting as agent for and on behalf of the applicable Purchaser or its applicable Affiliates that acquired such Purchased Entity if the payment by Seller is not made to that person); and (b) any other Purchased Asset or Assumed Liability shall be made by Seller acting as agent for and on behalf of the applicable Seller Entity of that Purchased Asset or Assumed Liability (and shall be held by the recipient of the payment acting as agent for and on behalf of the applicable Purchaser or its applicable Affiliates that acquired such Purchased Asset or assumed such Assumed Liability if the payment by Seller is not made to that person) and (ii) any payments made by Purchasers under this Agreement relating to (a) a Purchased Entity or its Subsidiaries shall be made by Purchasers acting as agent for and on behalf of the applicable Purchaser or its applicable Affiliates that acquired that Purchased Entity (and shall be held by the recipient of the payment acting as agent for and on behalf of the applicable Seller Entity of that Purchased Entity if the payment by Purchasers is not made to that person); and (b) any other Purchased Asset or Assumed Liability shall be made by Purchasers acting as agent for and on behalf of the applicable Purchaser or its applicable Affiliates that acquired that Purchased Asset or assumed such Assumed Liability (and shall be held by the recipient of the payment acting as agent for and on behalf of the applicable Seller Entity of that Purchased Asset or Assumed Liability if the payment by Purchasers is not made to that person); and (iii) any claim made pursuant to this Agreement by a Purchaser Indemnified Party other than a Purchaser or by a Seller Indemnified Party other than Seller in each case in respect of a Purchased Entity or Subsidiary of that Purchased Entity or a Purchased Asset or Assumed Liability shall be treated as having been made as agent for the applicable Purchaser or its applicable Affiliates that acquired such Purchased Entity, Purchased Asset or Assumed Liability or as agent for the applicable Seller Entity in respect of such Purchased Entity, Purchased Asset or Assumed Liability (respectively).

Section 7.4             Post-Closing Tax Matters; Certain Elections.

(a)            Notwithstanding anything herein to the contrary, Purchasers shall not and shall cause their Affiliates (including the Purchased Entities and their Subsidiaries) not to (i) make, change, revoke or withdraw any election or claim with respect to any Purchased Entity or any Subsidiary thereof (including (x) any entity classification election pursuant to Treasury Regulation Section 301.7701-3 or (y) any election under Sections 338 or 336 of the Code), or change any method of Tax accounting or any Tax accounting period of any Purchased Entity or any Subsidiary thereof, which election, claim or change would be effective on or prior to the Closing Date or (ii) take any action or engage in any transaction that Purchasers and their Affiliates are aware or reasonably should be aware would be reasonably expected to increase any Tax liability of Seller or any of its Affiliates (other than the Purchased Entities and their Subsidiaries) or any Tax liability for which Seller is responsible pursuant to this Agreement, without the prior consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), including by increasing any Tax liability required to be reflected as a reserve or liability in Working Capital or Indebtedness (or otherwise requiring any Tax liability to be reflected as a reserve or liability in Working Capital or Indebtedness that would not otherwise be required to be so reflected) for purposes of calculating the Final Purchase Price.

(b)           Notwithstanding anything herein to the contrary, Seller shall not and shall cause its Affiliates not to make, change, revoke or withdraw any election or claim implementing (x) any Surrender by Seller of Reliefs to, or the transfer to it of an amount of income, profit or gain from, a Purchased Entity (or a Subsidiary of a Purchased Entity) or (y) any Surrender by any Purchased Entity (or a Subsidiary of a Purchased Entity) of Reliefs to, or the transfer to any such person of an amount of income, profit or gain from, Seller (or any Affiliate of Seller other than the Purchased Entities and their Subsidiaries), in either case in respect of any period prior to the Closing Date, other than as required by applicable Law.

(c)            If Seller or its Affiliates has prior to the Closing been a party to any Surrender to which a Purchased Entity was also a party, or such a Surrender is assumed to be made in preparing the Post-Closing Statement (each such Surrender or transfer being an “Assumed Surrender”) and such Assumed Surrender is subsequently determined by the relevant Taxing Authority (or in the event of any appeal from the Taxing Authority following such appeal) to have been invalid or ineffective or not effectively made (other than by reason of any voluntary act by a Purchased Entity or any of its Affiliates after the Closing Date excluding for the avoidance of doubt any act required by applicable Law or carried out at the request of Seller), with the result that a Tax liability arises or will arise to a Purchased Entity, then the Seller shall be obliged to deal with the matter in one of the following two ways (the choice as to which way (or combination of ways) being at the absolute discretion of the Seller):

(i)             to make or procure that additional Relief is made available for no consideration to the Purchased Entity concerned to reduce or eliminate the amount of any Tax liability that would otherwise arise for the Purchased Entity concerned as a result of the Assumed Surrender not being available; and/or

(ii)            to pay to the RoW Purchaser an amount equivalent to the Tax liability (which for the avoidance of doubt includes any interest payable on late payment of Tax up to the date of payment by the Seller under this (ii)) which arises as a result of the Assumed Surrender not being available (to the extent any such liability is payable after the provision of any additional Relief under (i) above), such payment to be made on or before the date that is five (5) Business Days after the date on which the Purchaser gives notice to the Seller of the amount of the Tax liability or, if later, two (2) Business Days prior to the last date on which the relevant Tax liability may be paid without incurring interest or penalties.

(d)           No Purchased Entity shall be required to make a payment for a Surrender save to the extent such payment is taken into account in the Post-Closing Statement.

Section 7.5         Transfer Taxes.

(a)        Notwithstanding anything in this Agreement to the contrary, any transfer (including real estate transfer Taxes and transfer Taxes in connection with the assignment of leases and so-called “change of control”), registration, documentary, conveyancing, stamp, recording or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement, any Local Transfer Agreement and any Other Transfer Document (where applicable) (“Transfer Taxes”), other than (x) any Transfer Taxes imposed on or payable in connection with any transactions undertaken pursuant to Section 5.6, Section 5.14, or otherwise in connection with implementing the Closing Structure (which shall be borne by Seller) and (y) any Irish and United Kingdom stamp Taxes (which shall be borne as set forth in the immediately succeeding sentence) shall be borne fifty percent (50%) by Purchasers and fifty percent (50%) by Seller. Purchasers shall bear one hundred percent (100%) of any Irish and United Kingdom stamp duties and/or stamp Taxes imposed on or payable in connection with the transactions contemplated by this Agreement, any Local Transfer Agreements or any Other Transfer Document (where applicable). The Party responsible under applicable Law for filing any Tax Returns with respect to any such Transfer Taxes (and in respect of any Tax Return in respect of which either no Party has or both Parties have responsibility under applicable Law, the Purchasers) shall prepare and timely file such Tax Returns (and Purchasers or Seller, as applicable, shall provide timely payment therefor, if any payment is due) and promptly provide a copy of such Tax Return to the other Party. Seller and Purchasers shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes and any supplementary filings (and supporting documentation) that may be necessary or appropriate to adjust the amount of Transfer Tax payable once the Final Purchase Price has been finally determined or in the event of any subsequent adjustment to a relevant allocation of the purchase price in accordance with Section 2.10, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes; provided that, notwithstanding any of the foregoing no Party shall be required to file any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, or any claim for any reduction thereof, if such Party determines in its sole discretion that the filing of such claim or any related action would have an adverse effect on such Party. At Closing, Seller shall provide to Purchasers a Tax reference number for the purposes of the Irish Stamp Duty (E-stamping of Instruments and Self-Assessment) Regulations 2012 (the “Irish Stamp Duty Regulations”) (an “Irish Tax Reference Number”) for (i) Irish Business Seller, if a stamp duty return is required to be filed in accordance with the Stamp Duties Consolidation Act, 1999 of Ireland and the Irish Stamp Duty Regulations in respect of the Irish Business Transfer Agreement; and (ii) each Seller Entity that is the beneficial owner of and seller of shares in Therakos EMEA Limited and Therakos Europe Limited. All amounts expressed to be payable under this Agreement which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT, excluding (x) any amounts expressed to be payable pursuant to Section 9.4 and (y) any amounts payable to Irish Business Seller by Irish Business Purchaser by way of consideration (including any amounts payable to Irish Business Seller pursuant to Schedule 7.5(b)) for the Irish Business and the Purchased Assets which Irish Business Purchaser acquires pursuant to the Irish Business Transfer Agreement (and in respect of which Section 7.5(b) and Schedule 7.5(b) apply) (such amounts being inclusive of VAT and referred to as the “Excluded VAT Amounts”). If VAT is or becomes chargeable on any supply made by Seller or a Seller Entity to a Purchaser (or an Affiliate of a Purchaser) under or in connection with this Agreement (excluding any supply for which an Excluded VAT Amount is the consideration) and Seller or the relevant Seller Entity or any of their Affiliates is required to account to the relevant Taxing Authority for the VAT, the relevant Purchaser shall (or as applicable, shall cause its Affiliate to), subject to the receipt of a valid VAT invoice in respect of such supply, pay to Seller or the relevant Seller Entity (in addition to and at the same time as any other consideration for such supply) a sum equal to the amount of such VAT. For the avoidance of doubt, Purchasers (including Irish Business Purchaser) cannot be required to pay an amount in respect of VAT arising on the transfer of the Purchased Assets and Assumed Liabilities comprised in the Irish Business (or arising as a result of any amount paid pursuant to Schedule 7.5(b)) except in accordance with and as required by the terms of Section 7.5(b) and Schedule 7.5(b).

(b)        Seller and Purchasers make the representations set forth on Schedule 7.5(b). The Parties and their Affiliates (as the case may be) shall take, or cause to be taken, or not take, or cause not to be taken, as applicable, and otherwise comply with, the actions set forth on Schedule 7.5(b).

Section 7.6         VAT Group Matters.

(a)        In this Section 7.6:

“Exit Date” means the date of Closing or (if relevant) such other effective date from which the relevant Taxing Authority shall agree that the UK VAT Group Entity or Irish VAT Group Entity (as applicable) ceases to be a member of the UK VAT Group or Irish VAT Group (as applicable);

“input tax,” “output tax,” “representative member” and “prescribed accounting period” shall have the meanings given to them in VATA 1994 (and shall, save where expressly provided for, be deemed to be references to the equivalent concepts, and have the meanings given to them, in the equivalent legislation for the relevant jurisdiction);

“Irish Remitting Company” means the person who, in respect of the Irish VAT Group, is, in accordance with section 15 VATCA, responsible for complying with the VATCA in respect of the Irish VAT Group as at the Exit Date.

“Irish VAT Group” means a VAT Group under VAT reference IE1113856FH;

“Irish VAT Group Entity” means any Purchased Entity or any of its Subsidiaries that was, at any time before Closing, a member of the Irish VAT Group;

“Relevant Representative Member” means the UK Representative Member or the Irish Remitting Company, as applicable.

“Relevant VAT Group” means the UK VAT Group or the Irish VAT Group, as applicable.

“Relevant VAT Period” means, in relation to a UK VAT Group Entity, a prescribed accounting period beginning before the Exit Date during which the UK VAT Group Entity was, at any time, a member of the UK VAT Group and, in relation to an Irish VAT Group Entity, a prescribed accounting period beginning before the Exit Date during which the Irish VAT Group Entity was, at any time, a member of the Irish VAT Group.

“UK Representative Member” means the representative member of the UK VAT Group as at the Exit Date.

“UK VAT Group” means a VAT Group under VAT reference GB287249363;

“UK VAT Group Entity” means any Purchased Entity or any of its Subsidiaries that was, at any time before Closing, a member of the UK VAT Group;

“VATA 1994” means the Value Added Tax Act 1994 of the United Kingdom;

“VATCA” means the Value-Added Tax Consolidation Act 2010 of Ireland;

“VAT Group” means a group of companies registered as a group pursuant to section 43 VATA 1994 or section 15 VATCA;

“VAT Group Entity” means a UK VAT Group Entity or an Irish VAT Group Entity, as applicable; and

in determining for the purposes of this Section 7.6 by or to whom a supply, acquisition or import is made or is deemed to be made, the deeming provisions of section 43 VATA 1994 and section 15 VATCA shall be ignored.

(b)        Seller and Purchasers shall co-operate to procure that each VAT Group Entity leaves the Relevant VAT Group, in each case as of Closing or as soon as practicable thereafter, so far as it is still a member. Seller undertakes to apply, or to procure that a relevant Affiliate applies, as soon as reasonably practicable to the relevant Taxing Authority for the removal of each VAT Group Entity from the Relevant VAT Group with effect from the Closing Date.

(c)        Purchasers shall procure that the UK VAT Group Entity pays to the UK Representative Member, and that the Irish VAT Group Entity pays to the Irish Remitting Company, as applicable, an amount or amounts equal to: (A) such proportion of any VAT for which the Relevant Representative Member is accountable (or would be accountable but for any relief to the extent that any such relief is not attributable to the relevant VAT Group Entity); and (B) any reduction in any repayment or credit in respect of VAT to which the Relevant Representative Member would otherwise have been entitled, that is in each case properly attributable to an excess of output tax over deductible input tax in respect of any supplies, acquisitions and importations made, or deemed to be made, by the relevant VAT Group Entity in any Relevant VAT Period, except to the extent that payment in respect of such amount or amounts was made to the Relevant Representative Member by the relevant VAT Group Entity, or such amount or amounts were otherwise satisfied, on or before Closing any such payment due under this Section 7.6(c) being, for the purposes of this Section 7.6, a “Purchaser VAT Payment”.

(d)        Seller shall procure that the UK Representative Member pays to the UK VAT Group Entity, and that the Irish Remitting Company pays to the Irish VAT Group Entity, in each case an amount or amounts equal to such proportion of any repayment of VAT received by the Relevant Representative Member from the relevant Taxing Authority or of any credit obtained by the Relevant Representative Member, that is in each case properly attributable to an excess of deductible input tax over output tax in respect of any supplies, acquisitions and importations made, or deemed to be made, by the relevant VAT Group Entity, in any Relevant VAT Period, but only if and to the extent that payment in respect of such amount or amounts was not made to the VAT Group Entity by Seller or any other member of its group (other than a Purchased Entity or its Subsidiaries), and such amount or amounts were not otherwise satisfied, on or before Closing, any such payment due under this Section 7.6(d) being, for the purposes of this Section 7.6, a “Seller VAT Payment”.

(e)        Seller shall, if notice of an Exit Date is received by (x) a UK VAT Group Entity or Irish VAT Group Entity prior to Closing or (y) the UK Representative Member or Irish Remitting Company at any time, promptly deliver a copy of such notice to Purchasers, and Purchasers shall, if notice of an Exit Date is received by a UK VAT Group Entity or Irish VAT Group Entity after Closing, promptly deliver a copy of such notice to Seller.

(f)         Seller shall (subject to the relevant information having been provided by Purchasers in accordance with this Section 7.6) within twenty (20) Business Days of it or the Relevant Representative Member receiving notice of an Exit Date, deliver to Purchasers a statement, together with reasonable explanatory details, workings and calculations (a “VAT Statement” and, as applicable with respect to the UK VAT Group or Irish VAT Group, the “Relevant VAT Statement”) certifying whether a Purchaser VAT Payment or a Seller VAT Payment is due under this Section 7.6 for each Relevant VAT Period in respect of each VAT Group Entity and, if so, the amount of such Purchaser VAT Payment or Seller VAT Payment.

(g)        Purchasers shall on request provide or procure to be provided to Seller (or the Relevant Representative Member, as directed by Seller) any information and documents in the possession, custody or power of Purchasers or a VAT Group Entity which are reasonably required by any company in the UK VAT Group or Irish VAT Group in connection with preparing the VAT Statement and any revised VAT Statement or complying with any requirements under or pursuant to VATA 1994, VATCA or Council Directive 2006/112/EC on the common system of value added tax.

(h)        Any Purchaser VAT Payments and/or Seller VAT Payments under this Section 7.6 shall be made ten (10) Business Days after delivery of the Relevant VAT Statement to Purchasers.

(i)         Purchasers undertake to notify Seller in writing, and Seller undertakes to notify Purchasers in writing, if, at any time within four (4) years of the relevant Exit Date, it becomes apparent to it that any amount due under this Section 7.6 is incorrect, in which event Seller shall, as soon as reasonably practicable, produce and deliver to Purchasers a revised VAT Statement. Within ten (10) Business Days of delivery of the revised VAT Statement, Purchasers or Seller shall make or procure an appropriate adjusting payment to the Relevant Representative Member or the relevant VAT Group Entity (as the case may be).

Section 7.7          Excess Overpayments. To the extent any Excess Overpayment is realized (either in the form of a cash payment from a Taxing Authority or as a reduction of cash Taxes actually payable) by any Purchaser or any of its Affiliates (including the Purchased Entities and their respective Subsidiaries from and after the Closing) no later than the Tax year immediately succeeding the Tax year in which the Closing occurs, Purchasers shall pay over, or cause their Affiliates to pay over, the amount of any such realized Excess Overpayments (net of any incremental Tax or other costs with respect to the receipt thereof) to Seller within ten (10) Business Days after such receipt or utilization thereof by the relevant Purchaser or any of its Affiliates (including the Purchased Entities and their respective Subsidiaries from and after the Closing). Each Purchaser shall cause each Excess Overpayment to be utilized to reduce the Tax liability of such Purchaser or any of its Affiliates (including the Purchased Entities and their respective Subsidiaries from and after the Closing) in the first taxable period in which such Excess Overpayment is utilizable by the relevant Purchaser or any of its Affiliates (including the Transferred Entities and their respective Subsidiaries from and after the Closing) to the extent permitted by applicable Law.

Section 7.8          Indemnity Obligations.

(a)         All sums payable by any Seller Entity or a Purchaser under or for breach of this Agreement or a Local Transfer Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as provided in this Agreement or as required by law.

(b)         If any deduction or withholding is required by Law from any payment by (i) any Seller Entity to a Purchaser in respect of a Seller Payment Obligation, or (ii) a Purchaser to any Seller Entity in respect of a Purchaser Payment Obligation, the Seller Entity or Purchaser (as applicable) shall pay such additional amount as will, after such deduction or withholding has been made, leave the relevant Purchaser or Seller Entity (as applicable) with the full amount which would have been received by it had no such deduction or withholding been required to be made.

(c)         If any sum paid to (i) a Purchaser in respect of a Seller Payment Obligation; or (ii) a Seller Entity in respect of a Purchaser Payment Obligation is required by law to be brought into charge to Tax (including in circumstances where any Relief is available in respect of such charge to Tax), then the Seller Entity or Purchaser (as applicable) shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for such Relief), is equal to the amount that would otherwise be payable.

(d)         Section 7.8(c) above shall apply in respect of any amount deducted or withheld as contemplated by Section 7.8(b) as it applies to sums paid to a Purchaser or Seller (as applicable), save to the extent that in computing the Tax chargeable the relevant Purchaser or Seller Entity (as applicable) is able to obtain a credit for the amount deducted or withheld.

(e)        Each Seller Entity and each Purchaser shall use reasonable endeavors to obtain and utilize a Relief in respect of any deduction, withholding or Tax in respect of which an additional amount has been paid under Section 7.8(b) or Section 7.8(c) and, to the extent that the payee obtains and utilizes a Relief, the payee shall pay to the payer, within ten (10) Business Days of utilizing such Relief, such amounts as it determines, acting reasonably, is equal to the lower of the value of the benefit thereby obtained and the additional amount paid.

(f)        Section 7.8(b) and Section 7.8(c) shall not apply to the extent that the relevant deduction, withholding or Tax would not have arisen but for an assignment by the payee of any of its rights under this Agreement.

Article VIII
CONDITIONS PRECEDENT

Section 8.1          Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchasers to effect the Closing are subject to the satisfaction or (to the extent permitted by Law) waiver by Seller and Purchasers at or prior to the Closing of the following conditions:

(a)        Transaction Required Regulatory Approvals. (i) Any waiting period under the HSR Act applicable to the consummation of the Transaction or the other transactions contemplated by this Agreement shall have expired or been terminated, and (ii) the Transaction Regulatory Approvals in the jurisdictions listed in Section 8.1(a) of the Seller Disclosure Schedules (the “Required Jurisdiction”) shall have been obtained or any waiting or other time or limitation periods in relation to such Required Jurisdiction shall have lapsed, been waived or otherwise terminated within the framework of the relevant Required Jurisdiction (collectively, (i) and (ii), the “Transaction Required Regulatory Approvals”).

(b)        No Injunctions or Restraints. No Judgment issued by any Governmental Entity of competent jurisdiction in the United States, Ireland or any Required Jurisdiction shall have been entered or enforced, and no Law shall have been enacted or promulgated after the date hereof, in each case which remains in effect and prevents the consummation of the Closing.

Section 8.2          Conditions to Obligations of Purchasers to Close. The obligation of Purchasers to effect the Closing is subject to the satisfaction (or waiver by Purchasers) at or prior to the Closing of the following additional conditions:

(a)        Representations and Warranties. The representations and warranties of Seller contained in Article III (other than as set forth in the following three sentences) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct (without regard to any materiality or “Business Material Adverse Effect” or similar qualifications therein) would not have individually or in the aggregate a Business Material Adverse Effect. The representations and warranties of Seller set forth in Section 3.1, Section 3.2 (other than Section 3.2(b)), Section 3.3, and Section 3.21 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representations and warranties of Seller set forth in Section 3.2(b) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date). The representation and warranty of Seller set forth in Section 3.8(c) shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date.

(b)        Performance of Obligations of Seller. The covenants and agreements of Seller to be performed on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)        No Business Material Adverse Effect. Since the date of this Agreement, there shall not have been any Business Material Adverse Effect that is continuing.

(d)        Officer’s Certificate. Purchasers shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by a duly authorized executive officer of Seller, stating that the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)        Seller Deliverables. The actions set forth in, and deliveries required by, Section 2.8(b), other than Section 2.8(b)(viii) and Section 2.8(b)(xii) shall have been completed and received by Purchasers.

(f)        HHS OIG Determination. Purchasers shall have received a determination, confirmation, or agreement in writing or otherwise reasonably satisfactory to Purchaser from HHS OIG (the “HHS OIG Determination”) that has not been withdrawn or suspended or countermanded to the effect that: (i) there is a CIA Release, or (ii) to the extent any of the CIA’s terms are binding on or applicable to the Purchasers, any of their Subsidiaries, any of the Purchased Entities, the Business, or any of the Purchased Assets after the Closing Date, such terms are an Acceptable CIA Transfer.

Section 8.3          Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at or prior to the Closing of the following additional conditions:

(a)        Representations and Warranties. The representations and warranties of Purchasers contained in Article IV (other than as set forth in the following sentence) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date), except where the failure of such representations and warranties to be true and correct (without regard to any materiality or “Purchaser Material Adverse Effect” or similar qualifications therein) would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. The representations and warranties of Purchasers set forth in Section 4.1, Section 4.2, Section 4.10, Section 4.11 and Section 4.12 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, as of such date).

(b)        Performance of Obligations of Purchasers. The covenants and agreements of Purchasers to be performed on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)        Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchasers by duly authorized executive officers of Purchasers, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)        Purchasers Deliverables. The actions set forth in, and deliveries required by, Section 2.8(a), other than Section 2.8(a)(i), Section 2.8(a)(ix) and Section 2.8(a)(x) shall have been completed and received by Seller.

Article IX
TERMINATION; EFFECT OF TERMINATION

Section 9.1          Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)        by mutual written consent of Seller and Purchasers;

(b)        by Seller, if Purchasers shall have breached any of their representations or warranties, or if such representations are inaccurate or if Purchasers shall have breached any of their covenants or agreements contained in this Agreement, and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 8.1, Section 8.3(a) or Section 8.3(b) and has not been cured by the earlier of (i) the date that is sixty (60) days after the date that Seller has notified Purchasers of such breach or inaccuracy stating Seller’s intention to terminate this Agreement pursuant to this Section 9.1(b) and the basis for such termination and (ii) the Outside Date; provided that Seller shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if at the time of such termination Purchasers would be entitled to terminate this Agreement pursuant to Section 9.1(c);

(c)        by Purchasers, if Seller shall have breached any of its representations or warranties, or if such representations are inaccurate or if Seller shall have breached any of its covenants or agreements contained in this Agreement, and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and has not been cured by the earlier of (i) the date that is sixty (60) days after the date that Purchasers have notified Seller of such breach or inaccuracy stating Purchasers’ intention to terminate this Agreement pursuant to this Section 9.1(c) and the basis for such termination and (ii) the Outside Date; provided that Purchasers shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if at the time of such termination Seller would be entitled to terminate this Agreement pursuant to Section 9.1(b);

(d)        by Seller or by Purchasers, if the Closing shall not have occurred on or prior to February 3, 2025 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any Party whose material breach of such Party’s representations, warranties, covenants or agreements in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(e)        by Seller or by Purchasers, if, as of the Outside Date, (i) a Judgment has been entered or enforced by a Governmental Entity of competent jurisdiction in the United States, Ireland or any other Required Jurisdiction or (ii) any Law shall have been enacted or promulgated after the date hereof, in each case of (i) and (ii) which remains in effect and has the effect of preventing, enjoining or otherwise prohibiting the consummation of the Transaction (provided that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to any Party whose material breach of such Party’s representations, warranties, covenants or agreements in this Agreement has been the cause of, or resulted in, the issuance of such Judgment); or

(f)        by Seller if (i) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or have been waived by Purchaser (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable at the time of delivery of the notice set forth in clause (ii) of being satisfied on the date that Closing would be required to occur pursuant to Section 2.3 if the Closing were to occur on such date), (ii) Seller has irrevocably confirmed in writing to Purchasers that (except as otherwise provided in Section 2.12 with respect to the Deferred Closing Jurisdiction), (A) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or have been waived by Purchasers (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable at the time of delivery of such notice of being satisfied on the date that Closing would be required to occur pursuant to Section 2.3 if the Closing were to occur on such date), (B) Seller stands ready, willing and able to consummate the Closing as of such date and (C) Seller will take or cause to be taken all actions required to be taken by Seller and its Affiliates under this Agreement to consummate the Closing and (iii) Purchasers have failed to consummate the Closing within three (3) Business Days after the date the Closing should have occurred pursuant to Section 2.3, and during such three (3) Business Day period the conditions set forth in Section 8.1 and Section 8.2 remained satisfied and Seller remained ready, willing and able to effect the Closing and took or caused to be taken all actions required to be taken by Seller and its Affiliates under this Agreement to consummate the Closing.

Section 9.2          Effect of Termination. If this Agreement is terminated as described in Section 9.1, this Agreement shall become null and void and of no further force and effect, without any Liability or obligation on the part of any Party or its Related Parties; provided that the Financing Reimbursement Obligation, the Expense and Reimbursement Obligations, and the provisions of Section 5.1(f), Section 5.3(a), the last sentence of Section 5.8(d), this Section 9.2, Section 9.4 and Article XI (other than Section 11.7) shall remain in full force and effect; and provided, further, that, subject to Section 9.4 (including the Purchasers Maximum Liability Limit), nothing in this Section 9.2 shall release or relieve any Party from any Liability to any Party for any Willful Breach by such Party of this Agreement or for Fraud. Notwithstanding anything to the contrary contained in this Section 9.2, the Confidentiality Agreement and the Limited Guaranty shall survive the termination of this Agreement in accordance with their respective terms.

Section 9.3          Notice of Termination. In the event of termination by Seller or Purchasers pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Party.

Section 9.4          Reverse Termination Fee.

(a)         If this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(f) (or pursuant to Section 9.1(d) or Section 9.1(e) at a time when this Agreement is terminable pursuant to Section 9.1(b) or Section 9.1(f)) (a “Specified Termination”), then Purchasers shall, within ten (10) Business Days of any such Specified Termination, pay to Seller, in cash by wire transfer of immediately available funds to the account designated in writing by Seller, Fifty Million Eight Hundred Seventy-Five Thousand Dollars ($50,875,000) (which amount is inclusive of any VAT for which Seller or any of its Affiliates is liable to account to any relevant Taxing Authority or any other Taxes) (the “Reverse Termination Fee”).

(b)        Each Party acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seller would not enter into this Agreement; accordingly, this Agreement may not be enforced without giving full effect to this Section 9.4 (including the Purchasers Maximum Liability Limit and the Qualifying Amounts Cap) and Section 11.7. If Purchasers fail to promptly pay the Reverse Termination Fee when due and Seller commences a Proceeding against Purchasers which result in a Judgment against Purchasers for the Reverse Termination Fee (or any portion thereof), Purchasers will reimburse Seller (subject to the Qualifying Amounts Cap) in respect of (x) all out of pocket costs and expenses (including reasonably incurred and properly documented fees and disbursements of counsel) incurred in connection with such Proceeding (collectively, the “Collection Fees and Expenses”), and (y) Qualifying Interest Expenses (as defined below) within two (2) Business Days after Seller provides Purchasers with a notice of such Collection Fees and Expenses. If Purchasers fail to promptly pay any amounts due pursuant to this Section 9.4, Purchasers will pay to Seller, from the date such payment was required to be paid until the date of actual payment, interest at a rate per annum equal to the prime rate as published in the Wall Street Journal on the date the applicable payment was required to be made (or if no quotation for such prime rate is available for such date, on the next preceding date for which such quotation is available) (such amounts, “Qualifying Interest Expenses”), subject to the Qualifying Amounts Cap. The Parties acknowledge that the Reverse Termination Fee will not constitute a penalty but is liquidated damages, in a reasonable amount that will adequately compensate Seller and the Seller Related Parties in the circumstances in which such amount is due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transaction, which amount would otherwise be impossible to calculate with precision.

(c)        If this Agreement is terminated in accordance with its terms pursuant to Section 9.1, then, for the avoidance of doubt without limiting the specific performance rights of Seller to require Purchaser to close and the draw-down of the Cash Equity pursuant to Section 11.7 prior to the termination of this Agreement in accordance with its terms, (i) the Reverse Termination Fee, (ii) any Collection Fees and Expenses and the Qualifying Interest Expenses, and (iii) any indemnification, reimbursement or other similar payments in accordance with Section 2.11(e), Section 5.1(f), Section 5.4(a), the Financing Reimbursement Obligation under Section 5.8(c), Section 5.9, Section 5.11(b), and Section 5.16(d) (such indemnification, reimbursement or other similar payments, to the extent payable in accordance with the respective terms of the foregoing provisions, the “Expense and Reimbursement Obligations”), up to a total limit in relation to (A) (ii) and (iii) of Five Million Dollars ($5,000,000) in the aggregate (such aggregate amount, the “Qualifying Amounts Cap”) and (B) (i), (ii) and (iii) of Fifty-Five Million Eight Hundred Seventy Five Thousand Dollars ($55,875,000) in the aggregate (such amount, the “Purchasers Maximum Liability Limit”) shall be the sole and exclusive remedy (whether by or through attempted piercing of the corporate veil, by or through a Proceeding by or on behalf of any Person, by the enforcement of any assessment, or whether at Law, in equity, in contract, in tort or otherwise) of Seller against Purchasers, the Guarantors under the Limited Guaranty, the parties to the Debt Commitment Letter or the Equity Commitment Letter, and any of their respective general or limited partners, managers, officers, directors or employees for any and all losses or Liabilities suffered or incurred by Seller, any Seller Entity or any Representative or Affiliate thereof, or any Seller Shareholder (each, other than Seller, a “Seller Related Party”, and, together, the “Seller Related Parties”) against Purchasers, the Guarantors, or any member of the CVC Network, or any Representative, stockholder or general or limited partner of any of Purchasers, the Guarantors, or any member of the CVC Network, or any Affiliate of the foregoing (each, other than Purchasers, a “Purchasers Related Party”, and, together, the “Purchasers Related Parties”) in connection with this Agreement, any agreement executed in connection herewith (including any Transaction Documents, the Limited Guaranty and the Commitment Letters) or certificate delivered with respect hereto, the Transaction, the termination of this Agreement, the failure to consummate the Transaction, or any Proceedings or Judgments under applicable Law arising out of any breach (including Willful Breach), termination of, or any inaccuracy in the representations and warranties in or failure to comply with the terms of, this Agreement or any other Transaction Document, the Limited Guaranty and the Commitment Letters. In no event will Purchasers be required to pay the Reverse Termination Fee on more than one occasion or to any Person other than Seller, whether or not the Reverse Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. In no event will Purchasers be required to pay any monetary damages in addition to the Reverse Termination Fee (and, if applicable, Collection Fees and Expenses, Qualifying Interest Expenses and the Expense and Reimbursement Obligations, subject to in the aggregate the Qualifying Amounts Cap). While Seller may pursue both (i) a grant of specific performance of Purchasers’ obligation to consummate the Closing and draw down the Cash Equity pursuant to Section 11.7 (which may not be awarded after the termination of this Agreement in accordance with its terms) and (ii) payment of the Reverse Termination Fee, in no event will Seller be entitled to payment of the Reverse Termination Fee if (A) Seller receives an order of specific performance of Purchasers’ obligation to close and draw down the Cash Equity pursuant to Section 11.7 or (B) the Equity Investors fund the Cash Equity and the Closing is consummated pursuant to the terms of this Agreement on the date specified by Purchasers on at least three (3) Business Days’ written notice to Seller provided such date shall be no more than fourteen (14) days following the date on which the Reverse Termination Fee is determined to be owed. For the avoidance of doubt, nothing in this Section 9.4(c) shall be deemed to require the Seller to pursue a grant of specific performance pursuant to Section 11.7 as a condition to pursuing payment of the Reverse Termination Fee if and when due pursuant to this Section 9.4. Upon the termination of this Agreement in accordance with the terms hereof and payment of the Reverse Termination Fee, the Collection Fees and Expenses and the Qualifying Interest Expenses (if any) when payable and the other Expense and Reimbursement Obligations (if any) when payable (in all cases subject to the Qualifying Amount Cap), and in all events subject to the Purchasers Maximum Liability Limit, none of the Purchasers and Purchasers Related Parties will have any further Liability or obligation to any of the Seller Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith (including any Transaction Document, the Limited Guaranty and the Commitment Letters) or certificate delivered with respect hereto or the Transaction, or the failure to consummate the Transaction, or any Proceedings or Judgments under applicable Law arising out of any breach (including Willful Breach), termination of, or any inaccuracy in the representations and warranties in or failure to comply with the terms of, this Agreement, any other Transaction Document, the Equity Commitment Letter or the Limited Guaranty. Subject to the Company’s right to obtain specific performance of Purchaser’s obligation to consummate the Closing (and draw down the Cash Equity) if permitted by, Section 11.7, (x) in no event will Seller or any of the Seller Related Parties seek or obtain, nor will they permit any of their respective Representatives or any other Person acting on their behalf or by and through them to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award in excess in the aggregate for all such Persons of the Purchasers Maximum Liability Limit (taking into account and inclusive of payment of the Reverse Termination Fee if paid) against Purchasers or the Purchasers Related Parties, as applicable (and, for the avoidance of doubt, may only seek or obtain such amounts, in the aggregate for all such Persons up to the Purchasers Maximum Liability Limit (taking into account and inclusive of payment of the Reverse Termination Fee if paid), from Purchasers or from the Guarantors under the Limited Guaranty in accordance with its terms (and not from any other Purchasers Related Party), and in no event will the Seller Related Parties be entitled to seek or obtain any monetary damages or monetary recovery of any kind, including in lieu of specific performance and including consequential, special, indirect or punitive damages, in addition to the Reverse Termination Fee, the Collection Fees and Expenses (if any), the Expense and Reimbursement Obligations (if any), and the Qualifying Interest Expenses (if any) (solely from Purchasers or from the Guarantors under the Limited Guaranty in accordance with its terms (and not from any other Purchasers Related Party) when payable hereunder or thereunder, from the Purchasers or Purchasers Related Parties for, or with respect to, this Agreement, any agreement executed in connection herewith (including any Transaction Document, the Limited Guaranty and the Commitment Letters) or certificate delivered with respect hereto, the Transactions, the termination of this Agreement, the failure to consummate the Transaction, or any Proceedings or Judgments under applicable Law arising out of any breach (including Willful Breach), termination of, or any inaccuracy in the representations and warranties in or failure to comply with the terms of, this Agreement or any other Transaction Document, the Limited Guaranty and the Commitment Letters and (y) in no event if the Closing does not occur will the aggregate liability of Purchasers and any of the Purchasers Related Parties, in each case in connection with this Agreement, any agreement executed in connection herewith (including any Transaction Document, the Limited Guaranty and the Commitment Letters) or certificate delivered with respect hereto, the Transaction, the termination of this Agreement, the failure to consummate the Transaction, or any Proceedings or Judgments under applicable Law arising out of any breach (including Willful Breach), termination of, or any inaccuracy in and representations and warranties in or failure to comply with the terms of, this Agreement, any Transaction Document, the Limited Guaranty and the Commitment Letters) be greater than the Purchasers Maximum Liability Limit. The right to receive the Reverse Termination Fee if and when due pursuant to this Section 9.4 shall be solely a right of Seller (and not of any Seller Related Party) and will be exercised solely by Seller (to the extent exercisable). Notwithstanding anything in this Agreement to the contrary, Purchasers shall have the option, in their sole discretion, in lieu of paying the Reverse Termination Fee if and when due pursuant to this Section 9.4(c) instead to consummate the Closing pursuant to the terms of this Agreement and by having the Equity Investors fund the Cash Equity in each case on the date specified by Purchasers on at least three (3) Business Days’ written notice to Seller provided such date shall be no more than fourteen (14) days following the date on which the Reverse Termination Fee is determined to be owed. For the avoidance of doubt, nothing in this Section 9.4(c) or Section 11.16 shall limit any of CVC Advisers Limited’s obligations under or remedies available to Seller or ST Shared Services, LLC with respect to the Confidentiality Agreement, whether in equity or at Law, in contract, tort or otherwise.

The Parties agree and acknowledge that equityholders of Seller have no rights under this Agreement (other than third party beneficiary rights to the non-recourse provisions under 11.16 to the extent applicable), the Limited Guaranty, the Commitment Letters, or otherwise with respect to the transactions contemplated hereby and thereby. Seller shall, and shall cause its Affiliates to, (x) not initiate, direct, consent to, knowingly facilitate, knowingly cooperate with, or knowingly provide any support, information, communication or other assistance with respect to, any claim or Proceeding by or involving an equityholder of Seller in connection with this Agreement, the Limited Guaranty, the Equity Commitment Letter, or any other Transaction Document or otherwise with respect to the transactions contemplated hereby and thereby and (y) use reasonable best efforts to cooperate with and provide reasonable assistance to Purchasers or Purchaser Related Parties (as the case may be) to oppose and defend against and seek prompt dismissal of any and all such claims and Proceedings.

Article X
INDEMNIFICATION

Section 10.1        Survival.

(a)         Except as provided in Schedule 7.5(b), the representations and warranties of Seller contained in this Agreement and in any certificate delivered hereunder (and any rights arising out of any breach of such representations and warranties) shall not survive the Closing and shall terminate upon the Closing, and, following the Closing, (x) neither Seller nor any of its Affiliates or any other Person shall have any Liability, and (y) none of Purchasers or their Representatives shall have any recourse under this Agreement, with respect to any of such representations or warranties, except in each case of (x) and (y) for Fraud. It is understood and agreed that the Purchased Assets, the Assumed Liabilities and the Business are being acquired or assumed, as applicable, by Purchasers without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis and, as such, none of Purchasers or their Representatives shall have recourse under this Agreement following the Closing for any breach of or failure to be true of any representation or warranty, except for Fraud.

(b)        Except as provided in Schedule 7.5(b), the representations and warranties of Purchasers contained in this Agreement and in any certificate delivered hereunder (and any rights arising out of any breach of such representations and warranties) shall not survive the Closing and shall terminate upon the Closing, and, following the Closing, (x) neither Purchasers nor any of their Affiliates or any other Person shall have any Liability, and (y) none of Seller or its Representatives shall have any recourse under this Agreement, with respect to any of such representations or warranties, except in each case of (x) and (y) for Fraud.

(c)        The covenants and agreements contained in this Agreement that require performance in full prior to the Closing (and any rights arising out of any breach of such covenants and agreements) shall not survive the Closing, and shall terminate upon the Closing, and, following the Closing, neither Party nor any of its respective Affiliates or any other Person shall have any Liability with respect to any breach of any such covenants and agreements. The covenants and agreements in this Agreement, to the extent they by their express terms apply or are to be performed, in whole or in part, after the Closing (and any rights arising out of any breach of such covenants and agreements), in each case, shall survive the Closing for the period provided in such covenants and agreements, if any, or until fully performed. The obligation of Seller to retain, and indemnify and hold harmless the Purchasers Indemnified Parties for, any Retained Liabilities, and the obligation of Purchasers to assume, and indemnify and hold harmless the Seller Indemnified Parties for, any Assumed Liabilities, as well as any covenants and agreements of the Parties that by their terms provide for indemnification or reimbursement or allocate fees, payments, costs or expenses as between the Parties without any limitation on time, shall survive the Closing indefinitely. Solely with respect to the Specified Matters, Seller’s indemnification obligation shall survive the Closing and shall terminate on the Specified Matters Termination Date.

(d)        No Person shall be entitled to indemnification, and no Proceeding seeking to recover Covered Losses or other relief shall be commenced or maintained, after the end of the relevant survival period set forth herein, unless a claim for indemnification with respect thereto has previously been made in accordance with this Agreement in which case the indemnification obligations will continue until the final resolution of such claim.

Section 10.2       Indemnification by Seller.

(a)        Subject to the provisions of this Article X, effective as of and after the Closing Date, Seller shall, on behalf of the Seller Entities, indemnify and hold harmless Purchasers, their Affiliates, and their respective Representatives (collectively, the “Purchasers Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Purchasers Indemnified Parties that arise out of or result from (i) any Retained Liabilities or (ii) Specified Matters; provided that the aggregate maximum liability for indemnification under this Section 10.2(a)(ii) shall not exceed the Specified Matters Cap.

(b)        For the avoidance of doubt, to avoid duplication of recovery Seller shall not be required to indemnify or hold harmless any Purchasers Indemnified Party against, or reimburse any Purchasers Indemnified Party for, any Covered Losses to the extent that such Covered Losses are reflected, reserved, accrued, recorded or included in the Closing Working Capital or the Closing Indebtedness as finally determined pursuant to this Agreement.

Section 10.3        Indemnification by Purchasers. Subject to the provisions of this Article X, effective as of and after the Closing Date, Purchasers shall indemnify and hold harmless Seller, its Affiliates and its and their respective Representatives (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties that arise out of or result from any Assumed Liability.

Section 10.4        Procedures.

(a)        Any Person entitled to be indemnified under this Article X or who may be entitled to receive a payment under Section 7.4(c) (the “Indemnified Party”) shall promptly give written notice to the Party from whom indemnification or payment may be sought (the “Indemnifying Party”) of any pending or threatened Proceeding against the Indemnified Party that has given or would reasonably be expected to give rise to such right of indemnification or to payment with respect to such Proceeding (a “Third-Party Claim”), indicating, with reasonable detail, the facts and circumstances with respect to the subject matter of such claim or demand and the Covered Losses incurred or suffered as a result thereof. A failure by the Indemnified Party to give notice shall not limit the obligations of the Indemnifying Party under this Article X, except to the extent such Indemnifying Party is actually prejudiced thereby.

(b)        With respect to any Third-Party Claim (other than a Third-Party Claim that relates to Taxes to the extent the control of such Third-Party Claim is allocated to Purchaser pursuant to Section 10.4(c)), the Indemnifying Party under this Article X shall have the right, but not the obligation, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third-Party Claim, to assume the control and defense, at its own expense and by counsel of its own choosing, of such Third-Party Claim; provided that the Indemnifying Party shall not be entitled to assume the control and defense of such Third-Party Claim, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if such Third-Party Claim (i) is a criminal or regulatory enforcement Proceeding, (ii) seeks to impose any Liability on the Indemnified Party other than money damages or (iii) involves a material supplier, material regulator, customer or other material business or regulatory relationship of the Business, Purchasers or any of the Purchasers Related Parties, or the Retained Business, Seller or any of the Seller Related Parties, as applicable. If the Indemnifying Party so undertakes to control and defend any such Third-Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third-Party Claim; provided, however, that the Indemnifying Party shall not settle or compromise, or consent to the entry of any Judgment arising from, any such Third-Party Claim without the written consent of the Indemnified Party unless such settlement or compromise does not involve any non-monetary relief of any kind (including any injunctive relief), against or any finding or admission of any violation of Law or wrongdoing by, the Indemnified Party, any monetary payments are borne solely by the Indemnifying Party and the Indemnified Party is given a complete and unconditional release of any and all Liabilities by all relevant parties to such Third-Party Claim. Subject to the foregoing, the Indemnified Party shall have the right to employ separate legal counsel and to participate in but not control the defense of such Proceeding at its own cost and expense; provided that, subject to the provisions of this Article X, the Indemnifying Party shall bear the reasonable fees, costs and expenses of one firm of legal counsel (and one additional firm of legal counsel in each jurisdiction implicated in such Proceeding) representing all Indemnified Parties in such Proceeding and all related Proceedings, if, but only if, (i) such fees, costs and expenses are incurred at the request of the Indemnifying Party, (ii) the defendants in such Proceeding include both an Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have reasonably concluded, based on the advice of legal counsel, that there is a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Proceeding, (iii) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party or (iv) the Indemnifying Party has failed to diligently pursue the defense of such Proceedings. No Indemnified Party may settle or compromise, or consent to the entry of any Judgment arising from, any Third-Party Claim without the written consent of the Indemnifying Party. If the Indemnifying Party does not assume the control and defense of a Third-Party Claim within the time period specified above, the Indemnified Party shall be entitled to assume and control such defense, and the Indemnifying Party shall nevertheless be entitled to participate in the defense of such Proceeding at its own cost and expense, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the defense against, and settlement of, any such Third-Party Claim.

(c)        Notwithstanding the foregoing provisions of this Section 10.4, if a Third-Party Claim includes or could reasonably be expected to include both a claim for Taxes for which Seller is responsible pursuant to Section 10.2 (“Seller Taxes”) and a claim for other Taxes (“Purchasers Taxes”), Seller and Purchasers shall use reasonable best efforts to sever such Third-Party Claim into separate Tax Proceedings relating to Seller Taxes and Purchasers Taxes, respectively. If such Third-Party Claim is not so severable, Purchasers shall be entitled to control the defense of such Third-Party Claim (such Third-Party Claim, a “Tax Claim”). In such case, (i) Seller shall be entitled to participate fully (at Seller’s sole cost and expense) in the conduct of such Tax Claim, (ii) Purchasers shall provide Seller with a timely and reasonably detailed account of each stage of such Tax Claim, (iii) Purchasers shall consult with Seller before taking any significant action in connection with such Tax Claim, (iv) Purchasers shall consult with Seller and offer Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Claim, (v) Purchasers shall defend such Tax Claim diligently and in good faith as if it were the only party-in-interest in connection with such Tax Claim, and (vi) Purchasers shall not settle, compromise or abandon any such Tax Claim without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. The reasonable costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the claim for Seller Taxes and Purchasers Taxes.

(d)        In the event that any Indemnified Party has or may have an indemnification claim against any Indemnifying Party under this Article X that does not involve a Third-Party Claim, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim and the Covered Losses incurred or suffered (to the extent known) as a result thereof. A failure by the Indemnified Party to give notice in a timely manner pursuant to this Section 10.4(d) shall not limit the obligations of the Indemnifying Party under this Article X, except to the extent such Indemnifying Party is actually prejudiced thereby. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in the appropriate court of competent jurisdiction set forth in Section 11.8.

(e)         Notwithstanding any of the foregoing, Seller shall have the exclusive right to control in all respects, and neither Purchasers nor any of their Affiliates shall be entitled to participate in, any Tax Proceeding with respect to any Tax Return of (i) Seller or any of its Affiliates or (ii) a consolidated, combined, unitary or similar group that includes Seller or any of its Affiliates, including any Combined Tax Return.

Section 10.5        Exclusive Remedy and Release. Purchasers and Seller acknowledge and agree that, except with respect to (a) claims under the Transition Services Agreement (which shall be governed exclusively by the terms of the Transition Services Agreement), (b) any covenants or agreements in this Agreement or any other Transaction Documents, to the extent they by their terms apply or are to be performed, in whole or in part, after the Closing, (c) Fraud, (d) the rights of the applicable party to indemnification, reimbursement or other payment pursuant to Section 2.9, Section 2.11(e), Section 5.1(f), Section 5.4(a), Section 5.8(c), Section 5.9, Section 5.11(b), Section 5.16(d), Section 5.18, Section 6.2(b), Section 6.3, Section 6.4, Article VII and Section 9.4(b) of this Agreement and Section 11 of Schedule 7.5(b), or (e) rights of the applicable party to seek specific performance pursuant to and only to the extent set forth in Section 11.7, following the Closing, the indemnification provisions of Section 10.2 and Section 10.3 shall be the sole and exclusive remedies of Purchasers and Seller, respectively, and any of their respective Affiliates, for any Liabilities (including in respect of any claims for breach of Contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party (or its Affiliates) may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the other Transaction Documents, the Transaction or the other transactions contemplated by this Agreement or the other Transaction Documents, including any breach of any representation or warranty in this Agreement or the other Transaction Documents by any Party, or any breach of or failure by any Party to perform or comply with any covenant or agreement in this Agreement and the other Transaction Documents. Purchasers acknowledge and agree that, without limiting the indemnification provisions of Section 10.2 and Section 10.3 and the matters set forth in clauses (a)-(e) above, they are relying exclusively on, and their sole recourse after the Closing for any actual or alleged breach of any representation or warranty in this Agreement other than Fraud will be, the R&W Insurance Policy. In furtherance of the foregoing, without limiting the indemnification provisions of Section 10.2 and Section 10.3 and the matters set forth in clauses (a)-(e) above, from and after the Closing, the Parties hereby waive, on behalf of themselves and their Affiliates, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against Seller or any of its Affiliates, or Purchasers or any of their Affiliates, as the case may be, as a result of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement, whether arising under or based upon breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise.

Section 10.6        Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Covered Losses shall be net of any third-party insurance or indemnity, contribution or similar cash proceeds that have been actually recovered by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, net of reasonable, documented and out-of-pocket costs incurred by the Indemnified Party in seeking such collection or indemnity and any increase in premiums as a result of the associated claims (it being agreed that if third-party insurance or indemnification, contribution or similar cash proceeds in respect of such facts are recovered by the Indemnified Party or its Affiliates subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such cash proceeds (net of reasonable, documented and out-of-pocket costs incurred by the Indemnified Party in seeking such collection or indemnity and any increase in premiums as a result of the associated claims) shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made). The Indemnified Party shall use, and causes its Affiliates to use, reasonable best efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering any Covered Loss indemnifiable under this Article X to the same extent as it would if such Covered Loss were not subject to indemnification hereunder, and, to the extent any such Covered Loss may be recoverable any under any such agreements or rights, shall not be permitted to make a claim for indemnification hereunder in respect of a Covered Loss unless and to the extent recovery has been so sought and not obtained; provided that the Indemnified Party shall not be required to seek to recover indemnity from any commercial partner where the Indemnified Party reasonably determines doing so would be detrimental to a commercial relationship. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article X, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party and otherwise cooperate with the Indemnifying Party in seeking recovery thereunder.

Article XI
GENERAL PROVISIONS

Section 11.1        Entire Agreement. This Agreement, the Equity Commitment Letter, the Limited Guaranty and the other Transaction Documents, and the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement, along with the Seller Disclosure Schedules and Purchaser Disclosure Schedules, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter. In the event of a conflict between the terms of this Agreement and the terms of any other Transaction Document, the terms of this Agreement shall control, unless the relevant Transaction Document expressly provides that it will prevail with respect to any such conflict or inconsistency (and then only to the extent provided therein).

Section 11.2        Disclosure Schedules. The Seller Disclosure Schedules and the Purchaser Disclosure Schedules, and all schedules attached thereto, and all Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any capitalized terms used in any Exhibit or in the Seller Disclosure Schedules or the Purchaser Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement. Any information, item or other disclosure set forth in any Section of Article III of the Seller Disclosure Schedules or Article IV of the Purchaser Disclosure Schedules, as the case may be, shall be deemed to be disclosed with respect to any other Section of Article III or Article IV, as the case may be, of this Agreement (or to have been set forth in any other Section of Article III of the Seller Disclosure Schedules or Article IV the Purchaser Disclosure Schedules, as the case may be), if the relevance of such disclosure to such other Section is reasonably apparent notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of the Seller Disclosure Schedules or the Purchaser Disclosure Schedules, as applicable, in such Section of this Agreement; provided, that the foregoing shall not apply to expand or add to any information, item or other disclosure explicitly set forth in any Section of the Seller Disclosure Schedules with respect to Section 3.8(c) (Absence of Changes or Events).

Section 11.3        Assignment. Neither this Agreement nor any of the rights and obligations hereunder may be assigned or transferred by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party, provided that upon prior written notice to the other Party, either Party may assign this Agreement in whole or in part, and any or all rights and obligations, in whole or in part, under this Agreement to (a) any Affiliate of such Party (other than a Purchased Entity or any Subsidiary thereof whose equity is a Purchased Asset, in the case of Seller) and (b) in the case of Purchasers, for collateral security purposes to the Financing Parties, but in either case, no such assignment shall relieve either Party of its obligations hereunder (including in the event of the assignee’s failure to perform such obligations); provided, further, if any assignment by Purchasers to an Affiliate pursuant to this Section 11.3 (other than an assignment (i) at the request of any Seller Entity or (ii) to implement the acquisition structure as set forth on Exhibit L) has the effect of increasing the amount of withholding Taxes imposed on any payments required to be made to Seller or any of its Affiliates pursuant to this Agreement, then Purchasers shall (or shall cause such Affiliate to) pay such additional amount as shall be required to ensure that the total amount paid to Seller and its Affiliates, less any withholding Tax, is equal to the amount that would be payable to the other Party had no assignment been made; provided, further, that no such additional amounts shall be payable to the extent any assignment does not increase the amount of withholding Taxes imposed on such payments above what would have been imposed based on the acquisition structure as set forth on Exhibit L. Any attempted assignment in violation of this Section 11.3 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

Section 11.4        Amendments and Waivers. Subject to applicable Law and Section 11.15, this Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing, Purchasers, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 11.5       No Third-Party Beneficiaries. Except for (a) Section 10.2, Section 10.3, and the second sentence of Section 5.9, the last sentence of Section 2.11(c), Section 5.4(a) and the last sentence of Section 6.4, which are intended to benefit, and to be enforceable by, the indemnified parties specified therein, (b) Section 11.15 and the Financing Reimbursement Obligation which is intended to benefit, and to be enforceable by, the parties specified therein, (c) Section 9.4, which is intended to benefit, and be enforceable by the Related Parties specified therein (including, for the avoidance of doubt, members of the CVC Network), (d) Section 11.16, which is intended to benefit, and be enforceable by the Related Parties (including, for the avoidance of doubt, members of the CVC Network) and Nonparty Affiliates specified therein, and (e) the provisions of Section 5.1, Section 5.3 and Section 5.14 that reference the CVC Network, which are intended to benefit and be enforceable by the members of the CVC Network, this Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto are not intended to and will not be construed to confer in or on behalf of any Person (including the Seller Shareholders) not a party to this Agreement (or their successors and assigns or following the Closing, their Subsidiaries) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 11.6         Notices. All notices, requests, claims, demands and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or mailed by certified or registered mail, return receipt requested and appropriate postage prepaid, or when received in the form of an email transmission (unless the sender receives a non-delivery message), and shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):

(a)         if to Purchasers:

Solaris Bidco Limited
C/o TMF Group

Ground Floor, Two Dockland Central

Guild Street

North Dock

Dublin 1

Attention: Phil Robinson; Jessie Baxter
Email: probinson@cvc.com; jbaxter@cvc.com

Solaris IPco Limited
C/o TMF Group

Ground Floor, Two Dockland Central

Guild Street

North Dock

Dublin 1

Attention: Phil Robinson; Jessie Baxter
Email: probinson@cvc.com; jbaxter@cvc.com

Solaris US Bidco, LLC
Suite 302, 4001 Kennett Pike

County of New Castle

Wilmington

Delaware, 19807

Attention: Lars Haegg; Jessie Baxter

Email: lhaegg@cvc.com; jbaxter@cvc.com

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
3 World Trade Center
175 Greenwich Street

New York, NY 10007

Attention: Neal J. Reenan; Ian N. Bushner; Michal Netanyahu
Email: neal.reenan@freshfields.com; ian.bushner@freshfields.com; michal.netanyahu@freshfields.com

(b)        if to Seller:

Mallinckrodt plc
c/o ST Shared Services LLC
675 McDonnell Boulevard
Hazelwood, MO 63042
Attention: Mark Tyndall
Email: Mark.Tyndall@mnk.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:   Adam O. Emmerich; Victor Goldfeld
Email:  AOEmmerich@wlrk.com; VGoldfeld@wlrk.com

Section 11.7        Specific Performance.

(a)        The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties breach or do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to Section 9.4 and this Section 11.7, the foregoing is in addition to any other remedy to which any Party is entitled at Law, in equity or otherwise. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled, subject to Section 9.2 and Section 11.7(b) and subject to Seller and the Seller Related Parties (other than shareholders of Seller that are not Specified Shareholders) not having breached Section 9.4 or asserted in a Proceeding a claim against Purchasers or Purchasers Related Parties that is not a Non-Prohibited Claim (as defined in the Equity Commitment Letter) and unless the Equity Commitment Letter has been terminated in accordance with its terms prior to the Closing, to (x) an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and (y) enforcement specifically of the terms and provisions hereof, in addition to any other remedy to which such Party is entitled in Law or in equity. Without limiting and subject to Section 9.2 and Section 11.7(b) and subject to Seller and the Seller Related Parties (other than equityholders of Seller that are not Specified Shareholders) not having breached Section 9.4 or asserted in a Proceeding a claim against Purchasers or Purchasers Related Parties that is not a Non-Prohibited Claim (as defined in the Equity Commitment Letter) and unless the Equity Commitment Letter has been terminated in accordance with its terms prior to the Closing, each of the Parties agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or that any such award is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such remedy. Without limiting the generality of the foregoing, the Parties agree that Seller shall be entitled, subject to Section 9.2 and Section 11.7(b) and subject to Seller and the Seller Related Parties (other than equityholders of Seller that are not Specified Shareholders) not having breached Section 9.4 or asserted in a Proceeding a claim against Purchasers or Purchasers Related Parties that is not a Non-Prohibited Claim (as defined in the Equity Commitment Letter) and unless the Equity Commitment Letter has been terminated in accordance with its terms prior to the Closing, to specific performance against Purchasers (i) of Purchasers’ obligations under Section 5.7, including Purchasers’ obligation to cause each Lender and each Equity Investor to fund its respective committed portion of the Financing required to consummate the transactions contemplated hereby and to pay related fees and expenses in accordance with the terms of the Commitment Letters and to enforce its rights under the Commitment Letters as contemplated by Section 5.7 through the Outside Date and (ii) of Purchasers’ obligations to cause the Equity Investors to maintain in effect the Equity Commitment Letter pursuant to Section 5.7 and to fund the Cash Equity in accordance with the terms of the Equity Commitment Letter and this Agreement, if and when required at Closing. The Parties hereto agree that, subject to Section 9.2 and Section 11.7(b) and subject to Seller and the Seller Related Parties (other than equityholders of Seller that are not Specified Shareholders) not having breached Section 9.4 or asserted in a Proceeding a claim against Purchasers or Purchasers Related Parties that is not a Non-Prohibited Claim (as defined in the Equity Commitment Letter) and unless the Equity Commitment Letter has been terminated in accordance with its terms prior to the Closing, Seller shall be entitled to specific performance (or any other non-monetary equitable relief) to cause Purchasers to consummate the Closing and to cause Purchasers to draw down the Cash Equity under the Equity Commitment Letter to consummate the Closing, on the terms set forth in Section 11.7(b). The Parties acknowledge and agree that time is of the essence and accordingly agree that, as to any claims or Proceedings in which a Party seeks specific performance or other non-monetary equitable relief pursuant to this Agreement, the Parties shall use their respective reasonable best efforts to seek and obtain an expedited schedule for such Proceedings and shall not oppose any Party’s request for expedited Proceedings.

(b)          Notwithstanding anything in this Agreement (including Section 4.6, Section 5.7, Section 5.8 and the foregoing Section 11.7(a)) to the contrary, it is explicitly agreed that the right of Seller to obtain specific performance to consummate the Closing or to cause Purchasers to draw down the Cash Equity under the Equity Commitment Letter (including by Seller directly enforcing the Equity Commitment Letter as a third party beneficiary thereof or pursuant to Section 11.7(a) with respect to Section 5.7) to consummate the Closing under Section 11.7 shall only be available subject to the requirements that:

(i)        Purchasers have failed to consummate the Closing on or after the Inside Date on the date the Closing was required to occur in accordance with Section 2.3;

(ii)      the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or have been waived by Purchasers and have remained satisfied or waived if the Closing were to have occurred in accordance with Section 2.3 (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied on the date that Closing would be required to occur pursuant to Section 2.3 if the Closing were to occur on such date);

(iii)     the Debt Financing (or any alternative debt financing in accordance with Section 5.7) has been funded or will be funded at the Closing if the Cash Equity is funded at the Closing; and,

(iv)     Seller has confirmed in an irrevocable writing to Purchasers that (A) if specific performance is granted and if the Debt Financing (or any alternative financing in accordance with Section 5.7) is funded and the Cash Equity is funded, then, except as otherwise provided in Section 2.12 with respect to the Deferred Closing Jurisdiction, Seller stands ready, willing and able to consummate the Closing; and (B) Seller will take or cause to be taken all actions required to be taken by Seller and its Affiliates under this agreement to consummate the Closing.

For the avoidance of doubt, while prior to the termination of this Agreement in accordance with its terms, Seller may pursue in parallel a grant of specific performance pursuant to this Section 11.7 to cause the Cash Equity to be funded and the Closing to be consummated pursuant to Section 11.7 (subject to the terms, conditions and limitations therein) and the payment of the Reverse Termination Fee to Seller (pursuant to Section 9.4), under no circumstances will Seller be entitled to receive both a grant of such specific performance and payment of the Reverse Termination Fee or any other monetary damages.

Section 11.8         Governing Law and Jurisdiction.

(a)         Subject to Section 11.15 below, this Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, notwithstanding anything to the contrary in the Confidentiality Agreement, each of the Parties (a) in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated hereby, submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have personal or subject matter jurisdiction over the applicable Proceeding, any state or federal court within the State of Delaware; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the above-named courts; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than the above-named courts, (iii) should be stayed by reason of the pendency of some other Proceeding in any court other than the above-named courts or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 11.6. Purchasers hereby irrevocably designate, appoint and empower CVC Advisors (US) Inc., with offices located at Floors 43 and 44, 712 Fifth Avenue, New York, New York, 10019, USA as their designee, appointee and agent to receive, accept and acknowledge for and on their behalf service of any legal process, summons, notices and documents which may be served in any such Proceeding.

Section 11.9        Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES, AND AGREES TO CAUSE THEIR RESPECTIVE AFFILIATES AND SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER (OR THEIR RESPECTIVE AFFILIATES OR SUBSIDIARIES, AS APPLICABLE) ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK, AND AGREES TO CAUSE THEIR RESPECTIVE AFFILIATES AND SUBSIDIARIES NOT TO SEEK, A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK, AND AGREES TO CAUSE THEIR RESPECTIVE AFFILIATES AND SUBSIDIARIES NOT TO SEEK, TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 11.10      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11      Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, email, or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 11.12      Expenses. Except as otherwise provided in this Agreement or in any other Transaction Document, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement or any other Transaction Document, the Transaction and the other transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 11.13      Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants and agreements contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, or would reasonably be expected to have a Business Material Adverse Effect or Purchaser Material Adverse Effect, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included or not included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material or would reasonably be expected to have a Business Material Adverse Effect or Purchaser Material Adverse Effect for purposes of this Agreement. Nothing herein (including the Seller Disclosure Schedules and the Purchaser Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding or action, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto and the words “date hereof” refer to the date of this Agreement; (d) references to “Dollars” or “$” means U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement, and the other Transaction Documents means “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement, and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (i) Seller and Purchasers have each participated in the negotiation and drafting of this Agreement, and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement, and the other Transaction Documents shall be construed as if drafted jointly by the Parties or the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) references to “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively, and, when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (m) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date; (n) to the extent that this Agreement, or any other Transaction Document requires a Subsidiary or an Affiliate of any Party to take or omit to take any action, such covenant or agreement includes the obligation of such Party to cause such Subsidiary or Affiliate to take or omit to take such action; (o) the word “extent” in the phrase “to the extent” means only the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” and; (p) where used with respect to information, the phrases “provided,” “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, in the case of “made available” to Purchasers, material that has been made available and accessible continuously in unredacted form to the extent it relates to the Business (or to the extent in redacted form, solely to the extent it relates to the Retained Business) to Purchasers and their Representatives in the Data Room prior to the execution hereof (or the Closing Date, in the case of information required to be delivered or made available prior to the Closing Date); and (q) notwithstanding anything to the contrary in this Agreement, none of INO Therapeutics LLC, Mallinckrodt ARD Holdings Inc., Infacare Pharmaceutical Corporation, Mallinckrodt ARD LLC, MHP Finance LLC, Mallinckrodt Critical Care Finance LLC and Questcor International Ltd. are a Subsidiary of a Purchased Entity for purposed of this Agreement, and none of the equity interests of such entities are Purchased Assets for purposes of this Agreement; and (t) the phrase “ordinary course” or “ordinary course of business”, and words of similar import, shall mean the “ordinary course of business of the Business consistent with past practice”.

Section 11.14     Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)        Purchasers waive and will not assert, and agree to cause their Affiliates, including, following the Closing, the Purchased Entities and their Subsidiaries, to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates, or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby (including matters in which the interests of Seller or any of its Affiliates may be directly adverse to Purchasers and their Affiliates), by any legal counsel currently representing any Designated Person in connection with this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz (any such representation, the “Current Representation”).

(b)        Purchasers waive and will not assert, and agree to cause their Affiliates, including, following the Closing, the Purchased Entities and their Subsidiaries, to waive and not assert, any attorney-client, attorney work-product protection or other applicable privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation or in connection with any Post-Closing Representation, including in connection with a dispute with Purchasers or their Affiliates (including, following the Closing, any Purchased Entity or any of its Subsidiaries), including in respect of any claim for indemnification by a Purchasers Indemnified Party, it being the intention of the Parties that all such rights to such attorney-client, attorney work-product protection and other applicable privilege or protection and to control such attorney-client, attorney work-product protection and other applicable privilege or protection shall be retained by Seller and its Affiliates and that Seller, and not Purchasers or their Affiliates or the Purchased Entities and their Subsidiaries, shall have the sole right to decide whether or not to waive any attorney-client, attorney work-product protection or other applicable privilege or protection. Accordingly, from and after the Closing, none of Purchasers or their Affiliates, including the Purchased Entities and their Subsidiaries, shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Purchasers or their Affiliates (including the Purchased Entities and their Subsidiaries) or internal counsel relating to the Current Representation, and none of Purchasers or their Affiliates, including, following the Closing, the Purchased Entities and their Subsidiaries, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process.

Section 11.15      Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, Seller, on behalf of itself, its Subsidiaries and each of its Affiliates, hereby: (a) agrees that any legal action, whether in Law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement or the Debt Financing, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the Law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any such legal action brought against the Financing Parties in any way arising out of or relating to, this Agreement or the Debt Financing, (d) agrees that none of the Financing Parties (solely to the extent of and in their respective capacities as such) shall have any Liability to Seller or any of its Subsidiaries or any of their respective Affiliates or Representatives relating to or arising out of this Agreement or the Debt Financing (subject to the last sentence of this Section 11.15), and (e) agrees that the Financing Parties (solely to the extent of and in their respective capacities as such) are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 11.15 and Section 11.3 that this Section 11.15 and Section 11.3 may not be amended in a manner materially adverse to the Financing Parties (solely to the extent of and in their respective capacities as such) without the written consent of the Lenders (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 11.15 shall in any way limit or modify (i) the rights and obligations of Purchasers under this Agreement or any Financing Party’s obligations under the Debt Commitment Letter or the rights of Purchasers and their respective Subsidiaries (including, after the Closing, the Purchased Entities and their Subsidiaries) against the Financing Parties (solely to the extent of and in their respective capacities as such) with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder and (ii) the rights of Seller and its Subsidiaries against the Purchasers, the Equity Investors or the Guarantors or, in any capacity other than in their respective capacities as Financing Parties (and solely to the extent of their respective capacities as such), their respective Affiliates and their respective Representatives under this Agreement, the Equity Commitment Letter, the Limited Guaranty or the other Transaction Documents, in each case to, and solely against, the applicable Persons thereunder and in accordance with the terms of this Agreement and such other agreement.

Section 11.16      No Recourse. Notwithstanding anything to the contrary contained in this Agreement or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith, each of the Parties (on behalf of itself and its Related Parties) acknowledges and agrees that: (a) this Agreement may only be enforced against, and all claims, obligations, Liabilities, damages, losses, Proceedings or causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in this Agreement) and the Transaction, may be made only against the Persons that are parties thereto (“Contracting Parties”); and (b) no Person who is not a Contracting Party, including any Related Party of a Contracting Party, or any assignee of any of the foregoing, in each case that is not also a party to this Agreement (collectively, “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, obligations, Liabilities, losses, Judgments or causes of action based upon, or arising out of or relating to this Agreement or the Transaction; provided, that this Section 11.16 shall not limit the Liability of any Person that is a named party to any other Transaction Document, the Confidentiality Agreement, the Limited Guaranty or the Equity Commitment Letter under and pursuant to the terms of such Transaction Document, the Confidentiality Agreement, the Limited Guaranty or the Equity Commitment Letter as applicable, in each case to, and solely against, the applicable Persons thereunder and in accordance with the terms of this Agreement and such other agreements. Nothing in this Section 11.16 shall limit any claims against any Party in the event of Fraud by such Party. In no event will Seller, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any Seller Related Party, or any of their respective Representatives to seek or obtain, nor will any of the foregoing or any other Person be entitled to seek or obtain, any monetary recovery or monetary award against any Purchasers Related Party with respect to this Agreement, the Equity Commitment Letter or the Limited Guaranty or the Transactions (including any breach by any member of the CVC Network), the termination of this Agreement, the failure to consummate the Transactions or any claims or Proceedings under applicable Laws arising out of any such breach (including Willful Breach), termination or failure, other than that Seller can receive the Reverse Termination Fee, the Expense and Reimbursement Obligations, the Collection Fees and Expenses and the Qualifying Interest Expenses if and when due from Purchasers to the extent expressly provided for in this Agreement or the Guarantors to the extent expressly provided for in, and subject to the terms and limitations of, the Limited Guaranty.

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IN WITNESS WHEREOF, Seller and Purchasers have duly executed this Agreement as of the date first written above.

MALLINCKRODT PLC

By:	/s/ Sigurdur Olafsson
Name:	Sigurdur Olafsson
Title:	President and Chief Executive Officer

SOLARIS BIDCO LIMITED

By:	/s/ Stephen Healy
Name:	Stephen Healy
Title:	Director

SOLARIS IPCO LIMITED

By:	/s/ Stephen Healy
Name:	Stephen Healy
Title:	Director

SOLARIS US BIDCO, LLC

By:	/s/ Lars Haegg
Name:	Lars Haegg
Title:	Director

[Signature Page to Purchase and Sale Agreement]